Form 10-K, Exhibit 13
period 2010-12-31
Oneida Financial Corp.
filed 2011-03-21
CIK 1485001

Exhibit 13

Oneida Financial Corp.
Consolidated Financial Statements
December 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Oneida Financial Corp.
Oneida, New York

We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.   Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
March 11, 2011
Livingston, New Jersey

Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2010 and 2009

Assets	2010	2009

Cash and due from banks	$15,607,813	$35,433,901
Federal funds sold	18,133,603	4,103,101
Total cash and cash equivalents	33,741,416	39,537,002

Trading securities	7,691,331	7,627,280
Securities available for sale	227,477,867	114,532,578
Securities held to maturity (fair value $25,069,752 and $47,966,244 respectively)	24,143,606	47,692,150
	-	-
Mortgage loans held for sale	857,181	687,424

Loans receivable	286,849,908	298,052,583
Allowance for loan losses	(4,276,449)	(2,900,587)
Net loans receivable	282,573,459	295,151,996

Federal Home Loan Bank stock, at cost	2,108,900	2,664,800
Premises and equipment, net	19,902,630	21,274,516
Accrued interest receivable	2,454,753	2,468,977
Bank owned life insurance	16,331,793	15,712,187
Other assets	19,777,031	18,344,389
Goodwill	23,300,621	23,183,101
Other intangible assets	1,217,941	1,629,931

Total Assets	$661,578,529	$590,506,331

Liabilities and Stockholders' Equity

Interest bearing deposits	$486,984,708	$426,367,669
Non-interest bearing deposits	65,179,106	62,996,738
Borrowings	12,000,000	31,000,000
Other liabilities	11,494,420	11,025,751
Total liabilities	575,658,234	531,390,158
Commitments and contingent liabilities (Note 14)	-	-

Oneida Financial Corp. Stockholders' equity:
Preferred stock, 10,000,000 and 1,000,000 shares authorized at December 31, 2010	-	-
and December 31, 2009 respectively; 0 issued and outstanding
Common stock, $.01 par value, 30,000,000 shares authorized; 7,164,794
issued at December 31, 2010; 20,000,000 shares authorized	71,648	83,225
8,322,452 shares issued at December 31, 2009
Additional paid-in capital	45,636,501	19,481,956
Retained earnings	44,816,499	44,024,272
Accumulated other comprehensive loss	(6,198,239)	(3,960,866)
Treasury stock (at cost, 2,521 and 490,620 shares)	(19,790)	(3,071,414)
Unearned employee stock ownership plan (ESOP) (118,228 and 0 shares)	(945,824)	-
Total Oneida Financial Corp. stockholders' equity - controlling interest	83,360,795	56,557,173
Noncontrolling interest	2,559,500	2,559,000
Total stockholders' equity	85,920,295	59,116,173

Total Liabilities and Stockholders' Equity	$661,578,529	$590,506,331

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008

Interest and dividend income:
Interest and fees on loans	$16,791,404	$17,761,357	$18,535,294
Interest and dividends on investment securities:
U. S. Government and agency obligations	1,927,182	1,068,409	1,371,440
Corporate debt and equity obligations	795,810	1,333,524	2,232,170
Mortgage-backed securities	2,628,810	3,481,521	3,377,135
Tax exempt securities	1,304,501	988,844	809,620
Other	293,257	330,233	239,026
Interest on federal funds sold
and interest-earning deposits	39,007	37,324	169,340

Total interest and dividend income	23,779,971	25,001,212	26,734,025

Interest expense:
Savings deposits	507,841	488,033	602,747
Money market and interest-bearing checking	1,571,647	1,654,830	1,892,303
Time deposits	2,606,188	3,734,008	6,020,667
Short-term borrowings	465,650	245,156	288,187
Long-term borrowings	530,020	1,451,765	2,277,416

Total interest expense	5,681,346	7,573,792	11,081,320

Net interest income	18,098,625	17,427,420	15,652,705

Provision for loan losses	1,650,000	760,000	525,000

Net interest income after
provision for loan losses	16,448,625	16,667,420	15,127,705

Other-than-temporary impairment loss
Total impairment loss	(2,822,283)	(2,908,143)	(1,021,845)
Loss recognized in other comprehensive income	399,172	613,302	-
Net impairment loss recognized in earnings	(2,423,111)	(2,294,841)	(1,021,845)
Net gains on sales of securities	1,522,260	787,842	62,854
Changes in fair value of trading securities	103,280	1,725,032	(7,674,699)
Non-interest income	22,888,310	20,884,330	18,318,255
Non-interest expenses	33,607,038	32,189,556	28,643,660

Income (Loss) before income taxes	4,932,326	5,580,227	(3,831,390)

Provision (Benefit) for income taxes	914,200	1,210,920	(2,222,800)

Net Income (Loss)	4,018,126	4,369,307	(1,608,590)

Less: net income attributable to noncontrolling interest	257,438	255,950	68,500

Net Income (Loss) attributable to Oneida Financial Corp.	$3,760,688	$4,113,357	$(1,677,090)

Earnings (Loss) per share - basic	$0.53	$0.58	$(0.24)

Earnings (Loss) per share - diluted	$0.53	$0.58	$(0.24)

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2010, 2009 and 2008

	Common Stock		Additional Paid-In	Retained	Comprehensive	Accumulated Other Comprehensive Income	Treasury	Employee Stock Ownership	Attributable To Oneida Financial	Noncontrolling
	Shares	Amount	Capital	Earnings	Income	(Loss)	Stock	Plan	Corp.	Interest	Total

Balance at December 31, 2007	8,322,452	$83,225	$19,053,113	$46,434,898	-	$(3,161,222)	$(3,069,790)	$-	$59,340,224	$59,000	$59,399,224
Reclassification adjustment to initially apply
fair value guidance, net of tax				(1,519,341)		1,519,341			-		$-
Adjustment to initially apply measurement provisions
of pension guidance				8,215		(69,854)			(61,639)		$(61,639)
Net loss				(1,677,090)	$(1,677,090)				(1,677,090)	68,500	$(1,608,590)
Distributions to non-controlling interest									-	(68,500)	$(68,500)
Other comprehensive loss, net of tax
Unrealized losses on securities arising
during period					(5,001,265)
Reclassification adjustment for losses included
in net income					958,991
Net unrealized holding losses					(4,042,274)
Change in unrealized loss on pension benefits					(2,375,636)
Other comprehensive loss before tax					(6,417,910)
Income tax benefit					2,567,164
Other comprehensive loss, net of tax					(3,850,746)	(3,850,746)			(3,850,746)		$(3,850,746)
Comprehensive loss					$(5,527,836)
Shares earned under stock plans			165,654						165,654		$165,654
Tax benefit from stock plans			2,822						2,822		$2,822
Common stock cash dividends: $.23 per share				(1,662,053)					(1,662,053)		$(1,662,053)
Stock issued										2,501,000	$2,501,000
Treasury stock purchased							(20,277)		(20,277)		$(20,277)
Treasury stock reissued			(168)				32,515		32,347		$32,347

Balance at December 31, 2008	8,322,452	$83,225	$19,221,421	$41,584,629	-	$(5,562,481)	$(3,057,552)	$-	$52,269,242	$2,560,000	$54,829,242
Net income				4,113,357	$4,113,357				4,113,357	255,950	4,369,307
Distributions to non-controlling interest									-	(255,950)	(255,950)
Other comprehensive loss, net of tax
Unrealized gains on securities arising
during period					514,308
Reclassification adjustment for losses included
in net income					1,506,999
Net unrealized holding losses					2,021,307
Change in unrealized loss on pension benefits					648,051
Other comprehensive income before tax					2,669,358
Income tax benefit					1,067,743
Other comprehensive income, net of tax					1,601,615	1,601,615			1,601,615		1,601,615
Comprehensive income					$5,714,972
Shares earned under stock plans			258,830						258,830		258,830
Tax benefit from stock plans			3,608						3,608		3,608
Common stock cash dividends: $.23 per share				(1,673,714)					(1,673,714)		(1,673,714)
Stock repurchased									-	(1,000)	(1,000)
Treasury stock purchased							(379,976)		(379,976)		(379,976)
Treasury stock reissued			(1,903)				366,114		364,211		364,211

Balance at December 31, 2009	8,322,452	$83,225	$19,481,956	$44,024,272	-	$(3,960,866)	$(3,071,414)	$-	$56,557,173	$2,559,000	$59,116,173

(Continued)

Oneida Financial Corp.

Consolidated Statements of Stockholders’ Equity (Continued)
Years Ended December 31, 2010, 2009 and 2008

	Common Stock		Additional Paid-In	Retained	Comprehensive Income	Accumulated Other Comprehensive Income	Treasury	Unearned Employee Stock Ownership	Total Equity Attributable To Oneida Financial	Noncontrolling
	Shares	Amount	Capital	Earnings	(Loss)	(Loss)	Stock	Plan	Corp.	Interest	Total

Balance at December 31, 2009 (continued)	8,322,452	$83,225	$19,481,956	$44,024,272		$(3,960,866)	$(3,071,414)	$-	$56,557,173	$2,559,000	$59,116,173
Net income				3,760,688	$3,760,688				3,760,688	257,438	4,018,126
Distributions to non-controlling interest									-	(257,438)	(257,438)
Other comprehensive loss, net of tax
Unrealized losses on securities arising
during period					(4,724,655)
Reclassification adjustment for losses included
in net income					900,851
Net unrealized holding losses					(3,823,804)
Change in unrealized loss on pension benefits					94,848
Other comprehensive loss before tax					(3,728,956)
Income tax benefit					1,491,583
Other comprehensive loss, net of tax					(2,237,373)	(2,237,373)			(2,237,373)		(2,237,373)
Comprehensive income					$1,523,315
Shares earned under stock plans			185,598						185,598		185,598
Tax benefit from stock plans			9,165						9,165		9,165
Common stock cash dividends: $.42 per share				(2,968,461)					(2,968,461)		(2,968,461)
Stock repurchased									-	500	500
Treasury stock purchased							(155,877)		(155,877)		(155,877)
Treasury stock reissued			(888)				170,923		170,035		170,035
Proceeds of common stock offering and											-
conversion of existing shares, net of expenses	(688,001)	(6,880)	29,003,988					(1,260,000)	27,737,108		27,737,108
Retirement of 469,657 treasury stock	(469,657)	(4,697)	(3,031,881)				3,036,578		-		-
Allocation of ESOP shares			(11,437)					314,176	302,739		302,739

Balance at December 31, 2010	7,164,794	$71,648	$45,636,501	$44,816,499	-	$(6,198,239)	$(19,790)	$(945,824)	$83,360,795	$2,559,500	$85,920,295

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008

Operating activities:
Net income (loss)	$3,760,688	$4,113,357	$(1,677,090)
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation and amortization	1,981,965	2,078,087	2,149,989
Amortization of premiums and
(accretion of discounts) on securities, net	492,598	242,344	95,508
Net change in fair value of trading securities	(103,280)	(1,725,032)	7,674,699
Provision for loan losses	1,650,000	760,000	525,000
Provision for deferred income taxes	(1,494,208)	349,184	(2,853,698)
Gain on sale of premises and equipment	(62,870)	-	(135,395)
Gain on available for sale securities, net	(1,522,260)	(787,842)	(62,854)
Loss on impairment of securities	2,423,111	2,294,841	1,021,845
ESOP shares earned	302,739	-	-
Stock compensation earned	185,598	258,830	165,654
Loss on sale of foreclosed assets	122,986	61,762	29,249
Gain on sale of loans	(651,656)	(343,622)	(134,809)
Income taxes payable	647,448	41,663	394,764
Accrued interest receivable	14,224	190,097	(1,362)
Other assets	1,371,518	(3,621,019)	(472,712)
Other liabilities	(314,180)	4,896,373	(1,211,634)
Earnings on bank owned life insurance, net	(601,684)	(692,217)	(552,250)
Origination of loans held for sale	(36,846,898)	(55,882,280)	(15,719,216)
Proceeds from sale of loans	37,328,797	56,279,208	18,706,624

Net cash provided by operating activities	8,684,636	8,513,734	7,942,312

Investing activities:
Purchase of securities available for sale	(244,076,005)	(54,791,609)	(77,674,551)
Proceeds from sales of securities available for sale	45,899,020	31,953,561	31,666,785
Maturities and calls of securities available for sale	60,670,003	20,813,063	24,355,809
Principal collected on securities available for sale	19,552,701	22,614,146	10,570,453
Purchase of securities held to maturity	-	(50,040,459)	-
Maturities and calls of securities held to maturity	19,060,975	1,000,000	-
Principal collected on securities held to maturity	4,318,540	1,300,916	-
Purchase of FHLB stock	(476,600)	(600,200)	(4,329,000)
Redemption of FHLB Stock	1,032,500	1,119,400	3,948,500
Net decrease (increase) in loans	10,065,786	5,404,815	(21,711,825)
Purchase of bank premises and equipment	(1,274,858)	(1,092,767)	(870,449)
Proceeds from sale of bank premises and equipment	1,139,639	-	139,166
Proceeds from sale of foreclosed assets	540,549	373,120	230,400
Purchase of employee benefits company	(117,520)	(135,417)	(129,044)
Purchase of insurance agency	-	(84,245)	(72,567)
Purchase of bank, net of cash received	-	-	(8,800)

Net cash used in investing activities	(83,665,270)	(22,165,676)	(33,885,123)

(Continued)

Oneida Financial Corp.

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008

Financing activities:
Net increase in demand deposits,
savings, money market, interest-bearing checking and
mortgagor's escrow accounts	$67,507,687	$62,587,639	$22,642,526
Net (decrease) increase in time deposits	(4,708,280)	1,078,671	2,926,277
Proceeds from borrowings	110,000	2,975,000	50,825,000
Repayment of borrowings	(19,110,000)	(24,800,000)	(54,400,000)
Cash dividends	(2,108,687)	(1,673,714)	(1,662,053)
Stock issued - minority interest	500	-	2,501,000
Stock repurchased - minority interest	-	(1,000)	-
Exercise of stock options (using treasury stock)	170,035	364,211	32,347
Purchase of treasury stock	(155,877)	(379,976)	(20,277)
Dividends on preferred stock of subsidiary held by minority interest	(257,438)	(255,950)	(68,500)
Net proceeds of stock offering and conversion	27,737,108	-	-

Net cash provided by financing activities	69,185,048	39,894,881	22,776,320

(Decrease) increase in cash and cash equivalents	(5,795,586)	26,242,939	(3,166,491)

Cash and cash equivalents at beginning of year	39,537,002	13,294,063	16,460,554

Cash and Cash Equivalents at End of Year	$33,741,416	$39,537,002	$13,294,063

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and obligations	$5,745,286	$7,753,508	$11,125,771
Income taxes	1,810,015	875,285	551,000
Non-cash investing activities:
Transfer of loans to foreclosed assets	862,751	434,882	259,649
Non-cash financing activities:
Dividends declared and unpaid	859,774	-	-

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Nature of Operations

The consolidated financial statements include Oneida Financial Corp. (the "Company") and its wholly-owned subsidiary, Oneida Savings Bank (the “Bank”).  Inter-company transactions and balances are eliminated in consolidation.   Oneida Financial Corp. is a Maryland corporation.  On July 7, 2010, Oneida Financial Corp. completed its conversion from the mutual holding company structure and the related public offering and is now a stock holding company that is fully owned by the public.  As a result of the conversion, the mutual holding company and former mid-tier holding company were merged into Oneida Financial Corp.  The Oneida Savings Bank (“Oneida Savings Bank”) is 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 3,937,500 shares of common stock, par value $0.01 per share, in the subscription and community offerings, including 157,500 shares to the Oneida Savings Bank employee stock ownership plan.  All shares were sold at a price of $8.00 per share, raising $31.5 million in gross proceeds.  Conversion related expenses of $2.5 million were offset against the gross proceeds, resulting in $29.0 million of net proceeds.  Concurrent with the completion of the offering, shares of Oneida Financial Corp., a federal corporation, common stock owned by public stockholders were exchanged for 0.9136 shares of the Company’s common stock.

The Bank is located in Central New York with offices in the City of Oneida and Rome and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, Bridgeport, Vernon and Westmoreland and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and The State Bank of Chittenango (SBC).  The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages.  SBC is a limited purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law.  The Bank also owns one insurance and risk management subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices.  The Bank also owns an employee benefits consulting and retirement plan administration firm, Benefit Consulting Group Inc. (BCG) which has an office in central New York.  Workplace Health Solutions was established in January 2008 as a risk management company with services to help mitigate and prevent work related injuries.  This subsidiary was developed to complement the products and services offered by our other subsidiaries with an overall philosophy of innovative risk management services.

Subsequent Events

The Company reviews subsequent events for recognition and disclosure.

Use of Estimates

To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information.  These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.   The allowance for loan losses, mortgage servicing rights, deferred tax assets, the evaluation of other-than-temporary impairment for securities whose fair value is less than amortized cost and fair values of financial instruments are particularly subject to change.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash, deposits with other financial institutions with original maturities under 90 days and federal funds sold.  Net cash flows are reported for customer and deposit transactions.

Trading Assets

Securities in which the fair value option has been elected are considered trading assets and are recorded at fair value with changes in fair value included in earnings.  The fair value option has been elected for common and preferred equity securities as they do not have stated maturity values and the fair value fluctuates with market changes.  Interest and dividends are included in net interest income based on the contractual amount of interest income.  Cash flows from the purchase and sale of securities for which the fair value option has been elected are shown as investing activities within the consolidated statement of cash flows.

Investment Securities (including Mortgage-Backed Securities)

Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Debt securities are classified as available-for-sale when they might be sold before maturity.  Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.  Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated.  Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows:  1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

In order to determine OTTI for purchased beneficial interests, that on the purchase date, were not highly rated, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows.  OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors.  Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Loans Held for Sale (Continued)

Mortgage loans held for sale are generally sold with servicing rights retained.  The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right.  Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred origination fees and costs and the allowance for loan losses.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income.  Interest received on such loans is accounted for on the cash-basis until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Concentration of Credit Risk

Most of the Company’s business activity is with customers located throughout Madison and Oneida Counties.  Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in those counties.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or the fair value of collateral if repayment is expected solely from collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of the lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.  The following portfolio segments have been identified:  commercial mortgages, commercial loans, consumer loans, home equity loans and residential real estate loans.

Loans secured by commercial real estate and multi-family residential properties generally are larger than one-to-four family residential loans and involve a greater degree of risk. Commercial and multi-family residential mortgage loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on the results of operations and management of the properties or underlying businesses, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of commercial real estate loans makes them more difficult for management to monitor and evaluate.

Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential and commercial real estate lending. Real estate lending is generally considered to be collateral based, with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral is viewed as the primary source of repayment in the event of borrower default. Although commercial business loans may be collateralized by equipment or other business assets, the liquidation of collateral in the event of a borrower default is often an insufficient source of repayment because equipment and other business assets may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of repayment.

Consumer loans generally have shorter terms and higher interest rates than one-to-four family mortgage loans. In addition, consumer loans expand the products and services we offer to better meet the financial services needs of our customers.  Consumer loans generally involve greater credit

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

risk than residential mortgage loans because of the difference in the underlying collateral.  Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage to, loss of, or depreciation in the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower’s personal financial stability.  Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Home equity loans are secured by a borrower’s primary residence.  Home equity loans are underwritten under the same criteria that we use to underwrite one-to-four family fixed-rate loans. Home equity loans may be underwritten with a loan to value ratio of 90% when combined with the principal balance of an existing mortgage loan.  Home equity loans generally involve greater credit risk than the primary residential mortgage loans due to the potential of declines in collateral values, collectability as a result of foreclosure processes if the Bank is considered to be in a secondary position as well as the amount of expenses incurred during the process.

Residential real estate loans have as collateral a borrower’s primary residence.  The risk of loss on these loans would be due to collateral deficiencies due to market deterioration or location and condition of the property.  The foreclosure process of a primary residence is usually the final course of action on these types of loans. Given our underwriting criteria and the volume and balance of the loans as compared to collateral, the risk in this portfolio segment is less than that of the other segments.

Mortgage Servicing Rights

When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in servicing fee income.  Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.  All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions.  Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amounts.  Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Mortgage Servicing Rights (Continued)

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned.  The amortization of mortgage servicing rights is netted against loan servicing fee income.  Servicing fees totaled $511,678, $641,358 and $329,920 for the years ended December 31, 2010, 2009 and 2008.

Foreclosed Assets

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed.

Premises and Equipment

Land is carried at cost.  Premises and equipment are stated at cost, less accumulated depreciation.  Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years.  Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.  Maintenance and repairs are charged to operating expense as incurred.

Federal Home Loan Bank (FHLB) Stock

The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest additional amounts.  FHLB stock is carried at cost and periodically evaluated for impairment based on the ultimate recovery of par value.  Both cash and stock dividends are reported as income.

Bank Owned Life Insurance

The Company has purchased life insurance policies on certain key officers.  Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Goodwill and Other Intangible Assets

All goodwill resulted from business combinations prior to January 1, 2009 and represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually.  The Company has selected December 31 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and other acquisitions.  They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives.  Core deposit intangibles

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Goodwill and Other Intangible Assets (Continued)

are being amortized over a range of 10 to 12 years and acquired customer relationship intangible over 5 years.

Long Term Assets

Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows.  If impaired, the assets are recorded at fair value.

Loan Commitments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs.  The face amount for these items represents exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.  Compensation cost is recognized over the required period, generally defined as the vesting period.  For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates.   A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

All companies included in the consolidated financial statements operate under tax sharing agreements and are allocated income taxes based on their operating income and applicable effective income tax rate.  All amounts due to or from are settled annually.

Insurance

Commissions from sales of insurance are recorded as income when earned.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Trust Department Assets

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company.  Fees associated with providing trust management services are recorded as earned, and are included in Non-Interest Income.  At December 31, 2010, the Bank maintained 539 trust/fiduciary accounts, with total assets of $114.2 million under management as compared to 553 trust/fiduciary accounts with $116.8 million of total assets at December 31, 2009.

Employee Benefits

Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized.  Employee 401(k) expense is the amount of matching contributions.  Deferred compensation allocates the benefits over years of service.

Employee Stock Ownership Plan

The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of stockholders’ equity.  Compensation expense is based on the market price of shares as they are committed to be released to participant accounts.  Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Earnings per Share

Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period, excluding outstanding participating securities.  ESOP shares are considered outstanding for the calculation unless unearned.  All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities and are included in the computation of earnings per share pursuant to the two-class method.  The Company has determined that its outstanding non-vested stock awards are participating securities.  Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and awards using the treasury stock method.   Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Other Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale and changes in the funded status of pension plans which are also recognized as separate components of equity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there are such matters that will have a material effect on the financial statements.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Restrictions on Cash

The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York.  The required average total reserve for the 14-day maintenance period for December 31, 2010 and 2009 was $850,000, which was represented by cash on hand or on deposit with the Federal Reserve Bank.  Balances with the Federal Reserve Bank earn nominal interest.

Equity

Common stock has $0.01 par and 30,000,000 shares authorized.  In addition, ten million shares of serial preferred stock were authorized.  There is no serial preferred stock outstanding as of December 31, 2010.

Dividend Restrictions

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to shareholders.

Treasury Stock

Common stock that upon purchase is classified as treasury stock is recorded at cost.  The shares reissued during 2010 and 2009 were issued on the exercise of stock options at average cost.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Segments

Internal financial information is primarily reported and aggregated in four lines of business; banking, insurance, employee benefit consulting and risk management activities.

Reclassification

Some items in the prior year financial statements were reclassified to conform to the current presentation.

Adoption of New Accounting Standards

In April 2009, the FASB amended existing guidance for determining whether impairment is other-than-temporary for debt securities.  The guidance requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of these criteria is met, the entire difference between amortized cost and fair value is recognized as impairment in earnings.  For securities that do not meet the aforementioned criteria, the amount of impairment is split into two

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards (Continued)

components as follows: 1) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income and 2) OTTI related to credit loss, which must be recognized in the income statement.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  Additionally, disclosures about other-than-temporary impairments for debt and equity securities were expanded.

This guidance was effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  This guidance was adopted April 1, 2009.  There was no transfers between retained earnings and accumulated other comprehensive income upon adoption of this guidance.  As a result of implementing this guidance, the amount of other-than-temporary impairment recognized in the income statement for the year ended December 31, 2009 was $2.3 million.  Had the standard not been issued, the other-than-temporary impairment that would have been recognized in income for the period would have been $2.9 million.

In June 2009, the FASB issued guidance on accounting for transfers of financial assets.  This guidance amends previous guidance relating to the transfers of financial assets and eliminates the concept of a qualifying special purpose entity.  This guidance must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  This guidance must be applied to transfers occurring on or after the effective date.  Additionally, on and after the effective date, the concept of a qualifying special purpose entity is no longer relevant for accounting purposes.  Therefore, formerly qualifying special purpose entities should be evaluated for consolidation by reporting entities on and after the effective date in accordance with the applicable consolidation guidelines.  Additionally, the disclosure provisions of this guidance were also amended and apply to transfers that occurred both before and after the effective date of this Statement.  The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued guidance for consolidation of variable interest entities by replacing the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity.  This guidance also requires additional disclosures about an enterprise’s involvement in variable interest entities.  This guidance was effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Early adoption is prohibited.  The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued guidance for improving disclosures about fair value measurements.  This guidance requires new disclosures to show significant transfers in and out of Level 1 and Level 2 fair value measurements as well as discussions regarding the reasons for the transfers.  It also clarifies existing disclosures requiring fair value measurement disclosures for each class of assets and liabilities.  The guidance describes a class as being a subset of assets and liabilities within a line item on the statement of financial condition which will require management judgment to designate.  Use of the terminology “classes of assets and liabilities” represents an

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards (Continued)

amendment from the previous terminology “major categories of assets and liabilities.”  Clarification is also provided for disclosures of Level 2 and Level 3 recurring and nonrecurring fair value measurements requiring discussion about the valuation techniques and inputs used.  These provisions of the guidance were effective January 1, 2010.  Another new disclosure requires an expanded reconciliation of activity in Level 3 fair value measurements to present information about purchases, sales, issuances and settlements on a gross basis rather than netting the amounts in one number.  This requirement is effective for the Company January 1, 2011.  The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued guidance requiring expanded disclosures to help financial statement users understand the nature of credit risks inherent in a creditor’s portfolio of financing receivables; how that risk is analyzed and assessed in arriving at the allowance for credit losses; and the changes, and reasons for those changes, in both the receivables and the allowance for credit losses.  The disclosure should be prepared on a disaggregated basis and provide a roll-forward schedule of the allowance for credit losses and detailed information on financing receivables including, among other things, recorded balances, nonaccrual status, impairments, credit quality indicators, details for troubled debt restructurings and an aging of past due financing receivables.  Disclosures required as of the end of the reporting period were effective for the Company December 31, 2010, and did not have a material impact on the Company’s financial position or results of operations.  Disclosures required for activity occurring during a reporting period are effective for the Company January 1, 2011.  This portion of the guidance is not expected to have a material impact on the Company’s financial position or results of operations.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities

The following table summarizes the amortized cost and fair value of the securities available-for-sale and securities held-to-maturity at December 31, 2010 and 2009 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	2010
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$70,214,246	$136,289	$1,205,122	$69,145,413
Corporate	25,139,215	156,973	1,042,765	24,253,423
Trust preferred securities	6,857,958	-	3,455,057	3,402,901
State and municipals	50,249,041	529,172	1,707,993	49,070,220
Small Business Administration	3,027,241	-	91,247	2,935,994
	$155,487,701	$822,434	$7,502,184	$148,807,951
Residential Mortgage-Backed Securities
Fannie Mae	$38,331,436	$287,881	$511,260	$38,108,057
Freddie Mac	14,928,162	172,655	150,777	14,950,040
Government National Mortgage Assoc.	22,164,654	276,955	307,353	22,134,256
Collateralized Mortgage Obligations	3,700,819	8,548	231,804	3,477,563
	$79,125,071	$746,039	$1,201,194	$78,669,916
Total available-for-sale	$234,612,772	$1,568,473	$8,703,378	$227,477,867

Held-to-Maturity
Investment Securities
Debt securities:
U. S. Agencies	$3,998,308	$139,892	$-	$4,138,200
State and municipals	8,270,081	483,578	-	8,753,659
Small Business Administration	663,269	-	123	663,146
	$12,931,658	$623,470	$123	$13,555,005
Residential Mortgage-Backed Securities
Fannie Mae	$5,566,395	$177,188	$-	$5,743,583
Freddie Mac	1,306,248	27,028	-	1,333,276
Government National Mortgage Assoc.	4,339,305	98,583	-	4,437,888
	$11,211,948	$302,799	$-	$11,514,747
Total held-to-maturity	$24,143,606	$926,269	$123	$25,069,752

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

	2009
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$23,951,698	$162,684	$230,648	$23,883,734
Corporate	16,739,255	246,263	779,971	16,205,547
Trust preferred securities	9,435,890	-	3,515,126	5,920,764
State and municipals	17,643,641	486,916	142,555	17,988,002
Small Business Administration	12,243	-	143	12,100
	$67,782,727	$895,863	$4,668,443	$64,010,147
Residential Mortgage-Backed Securities
Fannie Mae	$16,418,038	$548,210	$42,357	$16,923,891
Freddie Mac	14,901,761	574,751	5,833	15,470,679
Government National Mortgage Assoc.	11,982,885	330,582	15,243	12,298,224
Collateralized Mortgage Obligations	6,758,271	49,957	978,591	5,829,637
	$50,060,955	$1,503,500	$1,042,024	$50,522,431
Total available-for-sale	$117,843,682	$2,399,363	$5,710,467	$114,532,578
Held-to-Maturity
Investment Securities
Debt securities:
U. S. Agencies	$22,975,417	$113,368	$164,311	$22,924,474
State and municipals	8,615,302	335,117	25,410	8,925,009
Small Business Administration	886,546	-	3,865	882,681
	$32,477,265	$448,485	$193,586	$32,732,164
Residential Mortgage-Backed Securities
Fannie Mae	$8,006,052	$39,381	$-	$8,045,433
Freddie Mac	1,958,484	3,461	-	1,961,945
Government National Mortgage Assoc.	5,250,349	3,629	27,276	5,226,702
	$15,214,885	$46,471	$27,276	$15,234,080
Total held-to-maturity	$47,692,150	$494,956	$220,862	$47,966,244

The amortized cost and fair value of the investment securities portfolio are shown by expected maturities.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2010
	Amortized	Fair
	Cost	Value
Available-for-sale
Within one year	$5,331,027	$5,358,875
After one year through five years	29,887,473	30,017,692
After five years through ten years	60,417,550	59,944,455
After ten years	59,851,651	53,486,929
Total	$155,487,701	$148,807,951
Held-to-maturity
Within one year	$6,952	$6,952
After one year through five years	4,128,000	4,339,349
After five years through ten years	6,421,863	6,531,626
After ten years	2,374,843	2,677,078
Total	$12,931,658	$13,555,005

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

	December 31, 2009
	Amortized	Fair
	Cost	Value
Available-for-sale
Within one year	$6,055,255	$5,960,786
After one year through five years	15,477,926	15,267,625
After five years through ten years	28,431,307	28,772,022
After ten years	17,818,239	14,009,714
Total	$67,782,727	$64,010,147

Held-to-maturity
Within one year	$53,179	$53,593
After one year through five years	7,160,000	7,272,752
After five years through ten years	19,602,014	19,554,985
After ten years	5,662,072	5,850,834
Total	$32,477,265	$32,732,164

Sales of available-for-sale securities were as follows:

	2010	2009	2008

Proceeds	$45,899,020	$31,953,561	$31,666,785
Gross Gains	$1,549,848	$790,839	$200,727
Gross Losses	$27,588	$2,997	$137,873

The tax provision related to these net realized gains and losses was $588,962, $304,816 and $24,318 respectively.

Investment securities with a carrying value of $137,966,898 and $112,007,067 at December 31, 2010 and 2009 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law.  At year-end 2010 and 2009, there were no holdings of securities of any one issuer, other than the U.S. Government, its agencies and government sponsored enterprises, in an amount greater than 10% of stockholders’ equity.

The following table summarizes securities with unrealized losses at December 31, 2010 and 2009 aggregated by major security type and length of time in a continuous unrealized loss position:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

December 31, 2010	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Available-for-Sale
U. S. Agencies	$50,289,047	$1,205,122	$-	$-	$50,289,047	$1,205,122
Corporate	9,033,450	96,151	4,043,200	946,614	13,076,650	1,042,765
Trust preferreds	-	-	3,402,901	3,455,057	3,402,901	3,455,057
State and municipals	32,161,960	1,707,993	-	-	32,161,960	1,707,993
Small Business Administration	2,930,457	91,225	5,537	22	2,935,994	91,247
Fannie Mae	22,785,826	511,260	-	-	22,785,826	511,260
Freddie Mac	10,255,793	150,777	-	-	10,255,793	150,777
Government National Mortgage Assoc	11,530,435	307,353	-	-	11,530,435	307,353
Collateralized Mortgage Obligations	-	-	2,745,753	231,804	2,745,753	231,804
Total available-for-sale	$138,986,968	$4,069,881	$10,197,391	$4,633,497	$149,184,359	$8,703,378
Held-to-Maturity
Small Business Administration	$-	$-	$663,146	$123	$663,146	$123
Total held-to-maturity	$-	$-	$663,146	$123	$663,146	$123

December 31, 2009	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Available-for-Sale
U. S. Agencies	$15,767,782	$230,648	$-	$-	$15,767,782	$230,648
Corporate	-	-	7,167,660	779,971	7,167,660	779,971
Trust preferreds			5,920,764	3,515,126	5,920,764	3,515,126
State and municipals	1,914,637	17,465	2,921,616	125,090	4,836,253	142,555
Small Business Administration	12,100	143	-	-	12,100	143
Fannie Mae	2,621,059	42,357	-	-	2,621,059	42,357
Freddie Mac	464,352	5,833	-	-	464,352	5,833
Government National Mortgage Assoc	1,418,705	15,243	-	-	1,418,705	15,243
Collateralized Mortgage Obligations	1,400,904	37,314	3,544,626	941,277	4,945,530	978,591
Total available-for-sale	$23,599,539	$349,003	$19,554,666	$5,361,464	$43,154,205	$5,710,467
Held-to-Maturity
U. S. Agencies	$11,812,292	$164,311	$-	$-	$11,812,292	$164,311
State and municipals	2,157,214	25,410	-	-	2,157,214	25,410
Small Business Administration	882,681	3,865	-	-	882,681	3,865
Government National Mortgage Assoc	3,015,496	27,276	-	-	3,015,496	27,276
Total held-to-maturity	$17,867,683	$220,862	$-	$-	$17,867,683	$220,862

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

As of December 31, 2010, the Company’s security portfolio consisted of 354 securities, 161 of which were in an unrealized loss position. The majority of the unrealized losses are related to the Company’s agency, mortgage-backed securities, state and local municipals, and corporate and trust preferred securities as discussed below.

U.S. Agency and Agency Mortgage-Backed Securities

Fannie Mae, Freddie Mac, Ginnie Mae and the Small Business Administration guarantee the contractual cash flows of our agency and mortgage-backed securities. Fannie Mae and Freddie Mac are institutions which the government has affirmed its commitment to support.  Our Ginnie Mae mortgage-backed securities are backed by the full faith and credit of the U.S. Government.

At December 31, 2010, of the eighty-four U.S. Government sponsored enterprise agency and mortgage-backed securities in an unrealized loss position in our available-for-sale and held-to-maturity portfolios, only two were in a continuous unrealized loss position for 12 months or more.  The unrealized losses at December 31, 2010 were primarily attributable to changes in interest rates and illiquidity, and not credit quality. The Company does not have the intent to sell these agency and mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2010.

Non-Agency Collateralized Mortgage Obligations.

All of our non-agency collateralized mortgage obligations carry various amounts of credit enhancement and none are collateralized with subprime loans.  These securities were purchased based on the underlying loan characteristics such as loan to value ratio, credit scores, property type, location and the level of credit enhancement.  Current characteristics of each security are reviewed regularly by management.  If the level of credit loss coverage is sufficient, it indicates that we will receive all of the originally scheduled cash flows.

At December 31, 2010, of the three non-agency collateralized mortgage obligations in an unrealized loss position; all were in a continuous unrealized loss position of 12 months or more. All were rated Aaa or better at time of purchase.  Two are currently rated below investment grade. We have assessed these securities in an unrealized loss position at December 31, 2010 and determined that the decline in fair value was temporary except for one collateralized mortgage obligation.  The Bank currently has a $1.0 million obligation rated below investment grade that based on expected cash flows, delinquencies and credit support that the Company has considered impaired.  The unrealized losses at December 31, 2010 and 2009 were $87,000 and $237,000 respectively.  This security had an OTTI credit loss of $113,889 all of which was recorded as expense during the period.   This security remains classified as available-for-sale at December 31, 2010.  The other security rated below investment grade with an unrealized loss considered temporary was a $1.1 million collateralized mortgage obligation, maturing August 25, 2035 which has an interest rate of 5.5%.  The unrealized loss on this security was $70,000 and $422,000 at December 31, 2010 and 2009, respectively. The third security, which is currently rated investment grade, with an unrealized loss considered temporary was a $1.2 million collateralized mortgage obligation, maturing December 25, 2034 which is a variable rate security. The current rate on this security is 3.1%.  The unrealized loss on this security was $74,000 and $228,000 at December 31, 2010 and 2009.  We believe the

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

decline in fair value was caused by the significant widening in liquidity spreads across sectors related to the continued illiquidity and uncertainty in the markets and not the credit quality of the individual issuer or underlying assets.  In making this determination, we considered the period of time the securities were in a loss position, the percentage decline in comparison to the securities’ amortized cost, the financial condition of the issuer, and the delinquency or default rates of the underlying collateral. The Company monitors to insure it has adequate credit support.  In addition, we do not intend to sell these securities and it is likely that we will not be required to sell the securities before their anticipated recovery.

Corporate Debt and Municipal Securities

At December 31, 2010, of the sixty-five corporate debt and municipal securities in an unrealized loss position, two were in a continuous unrealized loss position of 12 months or more.  We have assessed these securities and determined that the decline in fair value was temporary.  In making this determination, we considered the period of time the securities were in a loss position, the percentage decline in comparison with the securities’ amortized cost, the financial condition of the issuer, and the delinquency or default rates based on the applicable bond ratings.  In addition, we do not have the intent to sell these securities and it is not more likely than not that we will be required to sell these securities before their anticipated recovery of their cost basis, which may be at maturity.  Included in the two securities whose unrealized loss position exceeds 12 months was a $2.5 million Strats-Goldman Sachs corporation obligation, maturing February 15, 2034 which is a variable rate note based on the 6 month LIBOR.  The current rate on the security is 1.46%.  The unrealized loss was $914,000 and $240,000 at December 31, 2010 and December 31, 2009 respectively. In addition to the items noted above, we reviewed capital ratios, public filings of the issuer and related trust documents in the review of the unrealized loss.  Also included was a $2.5 million Sallie Mae (SLMA) bond, maturing May 1, 2012 which is rated below investment grade.  This is a variable rate note based on the consumer price index. The unrealized loss at December 31, 2010 and December 31, 2009 was $31,800 and $402,000, respectively.  Both Strats-Goldman Sachs and SLMA are paying as agreed.

Trust Preferred Securities

The Company currently has $3.4 million invested in nine trust preferred securities as of December 31, 2010 whose unrealized losses have been in a continuous loss position exceeding 12 months or more.  All of the trust preferred securities are pooled issuances. Of the $3.4 million, $1.2 million have variable rates of interest.  $3.4 million of the investments are on nonaccrual as of December 31, 2010.  The unrealized losses at December 31, 2010 and December 31, 2009 on the nine securities totaled $3.5 million and $3.5 million respectively.

The following table provides detailed information related to the trust preferred securities held as of December 31, 2010:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

Description	Class	Book Value (2)	Fair Value	Unrealized Loss	Realized Loss (2) (3)	Lowest Rating (1)	Number of Banks and Insurance Companies Currently Performing	Actual Deferrals and Defaults as % of Original Collateral	Expected Additional Deferrals and Defaults as % of Performing Collateral	Excess Subordination Defaults as % of Performing Collateral

Preferred Term Ltd	Mezz	$819,351	$532,358	$(286,993)	$337,591	Ca	21	38.15%	20.66%	-31.21%
Preferred Term Ltd	Mezz	1,637,935	1,022,128	(615,807)	683,159	Ca	21	38.15%	20.66%	-31.21%
Preferred Term Ltd	Mezz	1,091,956	681,418	(410,538)	455,440	Ca	21	38.15%	20.66%	-31.21%
Preferred Term X	B-3	813,166	483,951	(329,215)	1,163,085	C	34	45.49%	10.51%	-66.92%
Preferred Term XV	B-2	750,295	251,302	(498,993)	249,705	C	52	35.38%	18.11%	-41.00%
Preferred Term XV	B-3	759,368	255,740	(503,628)	240,632	C	52	35.38%	18.11%	-41.00%
Preferred Term XXVI	C-1	673,434	119,994	(553,440)	311,757	C	50	30.23%	14.82%	-25.66%
Preferred Term XXVI	D-1	-	-	-	496,788	N/R	50	30.23%	14.82%	-35.45%
MMCF IX	B-2	312,453	56,010	(256,443)	652,806	Caa3	19	42.95%	20.28%	-60.34%

		$6,857,958	$3,402,901	$(3,455,057)	$4,590,963

(1)
The table above presents ratings information as of December 31, 2010.  The securities had "investment grade" ratings by Moody's (Baa2 or better) at the time of purchase, but have since been downgraded by the ratings agencies

(2)	Book value has been reduced by realized losses to reflect a new amortized cost basis.
(3)	Represents life to date cumulative loss recognized in the income statement.

The structuring of trust preferred securities generally provide for a waterfall approach to absorbing losses whereby lower tranches are initially impacted and more senior tranches are impacted after lower tranches can no longer absorb losses.  Likewise, the waterfall approach also applies to principal and interest payments received, as senior tranches have priority over lower tranches in the receipt of payments.  In addition, there may be multiple classes within a single tranche that react differently to assumptions utilized in cash flow models due to the different features of the class such as fixed rate, floating rate, or a combination of both.  In determining the amount of “currently performing” collateral for purposes of the table above, the total amount of issuers’ balances outstanding have been reduced by the amount in deferral and default.  Also, for some of the securities, management has further reduced the total performing balance for the effects of issuers’ subsequent announcements of their intent to defer on the next applicable payment, and for other relevant circumstances through the date of issuance of the financial statements.  Management considered all such announcements and circumstances known to us in evaluating the pooled trust preferred securities for OTTI as of December 31, 2010.

In the table above, “Excess Subordination Defaults as % of Performing Collateral” (Excess Subordination Ratio) was calculated as follows:  total face value of performing collateral minus face value of all outstanding note balances not subordinate to our investment, divided by total face value of performing collateral.  The Excess Subordination Ratio measures the extent to which there may be tranches within each pooled trust preferred structure available to absorb credit losses before the Company’s securities would be adversely impacted.  In 2009 and 2010, the amount of deferrals and defaults on the pools described above rose significantly, which has resulted in substantial reductions in the amounts of performing collateral.  As a result, the negative Excess Subordination Ratio

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

percentages shown in the table signify there is no support from subordinate tranches available to absorb losses before the Company’s securities would be adversely impacted. A negative Subordination Ratio is not definitive, in isolation, for determining whether or not OTTI should be recorded for a pooled trust preferred security.  Other factors affect the timing and amount of cash flows available for payments to the note holders (investors); including the excess interest paid by the issuers (the issuers typically pay higher rates of interest than are paid out to the note holders).

The Company uses the OTTI evaluation model to compare the present value of expected cash flows to the previous estimates to ensure there are no adverse changes in cash flows during the quarter.  The OTTI model considers the structure and term of the trust preferred securities and the financial condition of the underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes.  The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults of underlying trust preferred securities.  Assumptions used in the models are as follows:

Significant inputs at December 31, 2010

Annual prepayment	1% annually
Projected severity of loss on current defaults	85% - 100%
Projected severity of loss on current deferrals	0% - 80%
Projected severity of loss on specific deferrals	0% - 80%
Projected additional defaults:
Thereafter	0.375% applied annually
Projected severity of loss on additional defaults	60 - 75%
Present value discount rates for OTTI	5.45% - 9.48%
Present value discount rates for fair value	15%

The discount rates range can vary depending on the index the instruments are tied to as well as the spread for each instrument. The Company uses market-based yield indicators as a baseline for determining appropriate discount rates, and then adjusts the resulting discount rates on the basis of its credit and structural analysis of specific trust preferred securities.  The Company looks principally to market yields to maturity for investment grade and non investment grade trust preferred securities for which there is an active and liquid market. The next step is to make a series of adjustments to reflect the differences that nevertheless exist between these products (both credit and structural) and, most importantly, to reflect idiosyncratic credit performance differences (both actual and projected) between these products and the underlying collateral in the specific trust preferred securities. In addition, utilization of the individual trust preferred investment’s interest crediting rate and if applicable, margin index, is utilized in calculating the expected cash flows.

Prepayments can occur at the discretion of the issuer on predetermined call increments.  The call provision allows the issuer to prepay some or the entire outstanding debt obligation on the fifth year and every fifth year thereafter.  Due to the general weakness of the financial sector and the regulatory requirements to maintain and increase the capitalization of U.S. banks, the Company concluded that the issuers were unlikely to prepay their outstanding debt obligation and thereby reducing their individual capital ratios during this difficult economic cycle.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

The Company reviews each issuer individually for projected future deferrals and defaults. The purpose of the individual issuer review is to determine if an individual issuer demonstrates a significant likelihood of potential deferral/default so as to require a further addition to the projected additional default percentages as outlined in the above table. This review includes obtaining quarterly financial information and monitoring news releases and pertinent information relative to those issuers.  The Company specifically reviews certain financial ratios including Fitch Score and “Texas Ratio” as well as capital adequacy and participation in the Troubled Asset Relief Program of each issuer.  The Company believes the “Texas Ratio (“TR”)” is a prominent indicator of the stress a financial institution is experiencing.  The TR is calculated by dividing nonperforming assets and loans, including past due 90 days or more, by the sum of tangible equity and loan loss reserves. Management judgmentally establishes various credit criteria, and combinations of credit criteria and those issuers meeting some combination of such criteria are considered additional deferrals as of the reporting date.  Based on the results of this analysis, the Company ensures that actual deferrals/defaults as well as forecasted deferrals/defaults of specific institutions are appropriately factored into the cash flow projections for each security.   The default and recovery probabilities for each piece of collateral were formed based on the evaluation of collateral credit and a review of historical default data and current/near term operating conditions.  There is no recovery estimated for actual defaulted issuers.  Projected deferrals are modeled in a consistent manner with actual deferrals.  One of these securities was fully impaired in 2009.  Upon completion of the December 31, 2010 analysis, our model indicated other-than temporary impairment on eight of these securities, all of which experienced additional defaults or deferrals during the period.

These eight securities had OTTI losses of $2.7 million of which $2.3 million was recorded as expense during the period and $399,000 was recorded in other comprehensive income.  These eight securities remain classified as available-for-sale at December 31, 2010.  It is possible that the underlying collateral of these securities will perform worse than expectations including an increase in deferrals/defaults above projections, which may lead to adverse changes in cash flows on these securities and potential future OTTI losses.  Events that may trigger material declines in fair value for these securities in the future would include, but are not limited to, deterioration of credit metrics, such as significantly higher levels of defaults, and severity of loss on the underlying collateral and further illiquidity.

The table below presents a roll-forward of the credit losses recognized in earnings for years ended December 31:

	2010	2009
Beginning Balance	$3,316,686	$1,021,845
Amounts related to credit loss for which an other-than temporary impairment	2,423,111	2,294,841
was previously recognized
Additions/Subtractions
Amounts realized for securities sold during the period	-	-
Amounts related to securities for which the company intends to sell or that it	-	-
will be more likely than not that the company will be required to sell prior to recovery of amortized cost basis
Reductions for increases in cash flows expected to be collected that are	-	-
recognized over the remaining life of the security
Increases to the amount related to the credit loss for which	-	-
other-than-temporary was previously recognized
Ending Balance	$5,739,797	$3,316,686

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

The Company has a $1.0 million Lehman Brothers Holding Inc. medium term fixed rate note.  The security has been considered other-than-temporarily impaired as a result of Lehman Brothers having filed for Chapter 11 bankruptcy protection on September 15, 2008.  As a result, the Company recorded a non-cash charge to earnings of $1.0 million during 2008.

Unrealized losses on other investments have not been recognized into income because the issuer(s) securities are of investment grade (except as indicated above), management does not intend to sell and it is more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates.  The fair value is expected to recover as the bond(s) approach maturity.

3.	Loans Receivable

The components of loans receivable at December 31 are as follows:

	2010	2009

Residential mortgages	$90,033,471	$101,104,101
Home equity loans	42,121,588	43,013,956
Consumer loans	35,879,455	43,010,889
Commercial real estate	77,850,512	72,127,037
Commercial loans	40,964,882	38,796,600
	286,849,908	298,052,583
Allowance for loan losses	(4,276,449)	(2,900,587)
Net loans	$282,573,459	$295,151,996

At December 31, 2010 and 2009 loans to officers and directors were approximately $8.8 million and $7.1 million respectively.  During 2010 and 2009, $3.9 million and $1.6 million of new loans were made to officers and directors respectively.  Net pay downs and repayments in aggregate on loans to officers and directors were approximately $2.3 million and $1.6 million during 2010 and 2009 respectively.  Effect of changes in the composition of related parties was approximately $4,000 and $3.1 million during 2010 and 2009 respectively.

At December 31, 2010, Federal Home Loan Bank advances are collateralized by residential mortgages in the amount of $61,837,055 pledged under a blanket collateral agreement.

An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

	2010	2009	2008

Balance at beginning of year	$2,900,587	$2,624,283	$2,511,310
Loans charged off	(608,701)	(693,336)	(526,196)
Recoveries	334,563	209,640	114,169
Provision for loan losses	1,650,000	760,000	525,000
Balance at end of year	$4,276,449	$2,900,587	$2,624,283

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.	Loans Receivable (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

		Commercial Real	Commercial	Consumer	Home	Residential
	Total	Estate	Loans	Loans	Equity	Mortgages	Unallocated
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$2,141,135	$98,221	$2,042,914	$-	$-	$-	$-
Collectively evaluated for impairment	2,135,313	477,289	625,667	337,181	264,500	430,676	-
Acquired with deteriorated credit quality	-	-	-	-	-	-	-
Total ending allowance balance	$4,276,449	$575,510	$2,668,581	$337,181	$264,500	$430,676	$-
Loans:
Individually evaluated for impairment	$3,425,676	$1,382,762	$2,042,914	$-	$-	$-	$-
Collectively evaluated for impairment	283,424,232	76,467,750	38,921,968	35,879,455	42,121,588	90,033,471	-
Acquired with deteriorated credit quality	-	-	-	-	-	-	-
Total ending loan balance	$286,849,908	$77,850,512	$40,964,882	$35,879,455	$42,121,588	$90,033,471	$-

Impaired loans were as follows:

	2010	2009	2008

Impaired loans	$3,425,676	$2,158,500	$-
Allocated allowance for loan losses	$2,141,135	$569,978	$-

Average of impaired loans during the year	$3,527,128	$1,060,019	$-
Cash-basis interest income recognized	$102,062	$106,862	$-

The following table presents individually evaluated for impairment by class of loans as of December 31, 2010:

	Unpaid		Allowance for Loan
	Principal	Recorded	Losses
	Balance	Investment	Allocated

With no related allowance recorded
Commercial real estate	$-	$-	$-
Commercial loans	-	-	-
Consumer loans	-	-	-
Home equity	-	-	-
Residential mortgages	-	-	-
With an allowance recorded:	-	-	-
Commercial real estate	1,382,762	1,382,762	98,221
Commercial loans	2,042,914	2,042,914	2,042,914
Consumer loans	-	-	-
Home equity	-	-	-
Residential mortgages	-	-	-
Total	$3,425,676	$3,425,676	$2,141,135

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.	Loans Receivable (Continued)

Nonaccrual loans and loans past due 90 days still on accrual were as follows:

	2010	2009

Loans past due over 90 days still on accrual	$-	$-
Nonaccrual loans	$3,977,022	$551,409

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class as of December 31, 2010:

	Nonaccrual	Loans Past Due Over 90 days Still Accruing

Commercial real estate	$1,555,411	$-
Commercial loans	2,174,444	-
Consumer loans	-	-
Home equity	-	-
Residential mortgages	247,167	-

Total	$3,977,022	$-

The following table presents the aging of the recorded investment in past due loans as of December 31, 2010 by class of loans:

	Total	30 - 59Days Past Due	60 - 89Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due

Commercial real estate	$77,850,512	$98,915	$1,521,430	$90,206	$1,710,551	$76,139,961
Commercial loans	40,964,882	10,978	275,022	52,636	338,636	40,626,246
Consumer loans	35,879,455	89,897	-	-	89,897	35,789,558
Home equity	42,121,588	5,411	-	-	5,411	42,116,177
Residential mortgages	90,033,471	-	95,275	247,167	342,442	89,691,029
Total	$286,849,908	$205,201	$1,891,727	$390,009	$2,486,937	$284,362,971

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis includes non-homogenous loans, such as commercial and commercial real estate with an outstanding relationship greater than $250,000.  Homogenous loans are reviewed when appropriate given foreclosures, bankruptcies or relationships that include non-homogenous loans.  This analysis

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.	Loans Receivable (Continued)

is performed on at least an annual basis.  The Company uses the following definitions for risk ratings:

Special Mention.  Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncovered, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the institution’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debts.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  Loans listed as not rated are either less than $250,000 or are included in groups of homogenous loans.  As of December 31, 2010, and based on the most recent analysis performed (all loans graded within past 12 months), the risk category:

	Not		Special
	Rated	Pass	Mention	Substandard	Doubtful

Commercial real estate	$15,590,481	$59,250,451	$435,870	$339,527	$2,234,183
Commercial loans	14,556,404	24,858,057	-	1,550,421	-
Total	$30,146,885	$84,108,508	$435,870	$1,889,948	$2,234,183

Loans having carrying values of $862,751 and $434,882 were transferred to foreclosed assets in 2010 and 2009, respectively.

4.	Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3:  Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value (Continued)

The company uses the following methods and significant assumptions to estimate the fair value of each type of financial instrument.

Securities:  The fair values of trading securities and investment securities are determined by quoted market  prices, if available (Level 1 inputs). For securities where quoted prices are not available, fair values are calculated based on market price of similar securities (Level 2).  For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).  Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality.  During times when trading is more liquid, broker quotes are used (if available) to validate the model.  Rating agency and industry research as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

Trust Preferred Securities which are issued by financial institutions and insurance companies were historically priced using Level 2 inputs.  The decline in the level of observable inputs and market activity in this class of investments by the measurement date has been significant and resulted in unreliable external pricing. Broker pricing and bid/ask spreads, when available, vary widely.  The once active market has become comparatively inactive.  As such, these investments are now priced using Level 3 inputs.

The Company has developed an internal model for pricing these securities.  Information such as historical and current performance of the underlying collateral, deferral/default rates, collateral coverage ratios, break in yield calculations, cash flow projections, liquidity and credit premiums required by a market participant, and financial trend analysis with respect to the individual issuing financial institutions and insurance companies, are utilized in determining individual security valuations.  Due to current market conditions as well as the limited trading activity of these securities, the market value of the securities is highly sensitive to assumption changes and market volatility.

Corporate securities were historically priced using Level 2 inputs.  Due to the lack of market of similar type investments, one of our corporate securities was considered Level 3 during 2009.  The Company does obtain some broker quotes on this investment based on trading desk information in which the prices are heavily influenced by unobservable market inputs.

Common and preferred equity securities are generally priced using Level 1 or Level 2 inputs due to the market activity of these types of securities.   One of the preferred securities is considered level 3 pricing due to the limited trading activity of the individual security in the market and lack of certain brokers providing quotes on this type of security.  The company does obtain available, if any broker quotes, reviews past history of contractual payments and financial condition of the corporation in determining an appropriate market value for this type of security.

Impaired Loans:  Impaired commercial real estate loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $1.4 million, with a valuation allowance of $98,000 at December 31, 2010.  Estimates of fair value used for other collateral supporting commercial loans generally is not observable in the marketplace and therefore, such valuations have been classified as Level 3. Impaired commercial loans had a principal balance of $2.0 million with a valuation allowance of $2.0 million as of December 31, 2010 resulting in an additional provision for loan losses of $1.6 million for the year then ended.  Impaired commercial loans had a principal balance of $2.2 million with a valuation allowance of $570,000 as of

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value (Continued)

December 31, 2009 resulting in an additional provision for loan losses of $570,000 for the year then ended.

Loan Servicing Rights:  Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively based on a valuation model that calculates the present value of estimated future net servicing income.

Loans Held for Sale:  Loans held for sale are carried at the lower of cost or fair value, as determined by outstanding commitments, from third party investors.

Assets measured at fair value on a recurring basis, are summarized below:

		Fair Value Measurements
		at December 31, 2010 Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Trading securities
Common and preferred equities	$7,691,331	$-	$5,790,079	$1,901,252
Available for sale securities
U.S. Agency	69,145,413	-	69,145,413	-
Corporate	24,253,423	-	24,253,423	-
Trust preferreds	3,402,901	-	-	3,402,901
State and municipal	49,070,220	-	49,070,220	-
Small Business Administration	2,935,994	-	2,935,994	-
Residential mortgage-backed securities	75,192,353	-	75,192,353	-
Collateralized mortgage obligations	3,477,563	-	3,477,563	-
Total	$235,169,198	$-	$229,865,045	$5,304,153

		Fair Value Measurements
		at December 31, 2009 Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Trading securities
Common and preferred equities	$7,627,280	$-	$5,568,437	$2,058,843
Available for sale securities
U.S. Agency	23,883,734	-	23,883,734	-
Corporate	16,205,547	-	13,955,547	2,250,000
Trust preferreds	5,920,764	-	-	5,920,764
State and municipal	17,988,002	-	17,988,002	-
Small Business Administration	12,100	-	12,100	-
Residential mortgage-backed securities	44,692,794	-	44,692,794	-
Collateralized mortgage obligations	5,829,637	-	5,829,637	-
Total	$122,159,858	$-	$111,930,251	$10,229,607

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value (Continued)

The table below presents a reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2010 and 2009:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Trading		Trust
	Securities	Corporate	Preferreds	Total

Beginning balance, January 1, 2010	$2,058,843	$2,250,000	$5,920,764	$10,229,607
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	(39,228)	3,033	-	(36,195)
Other changes in fair value	(118,363)	-	-	(118,363)
Net impairment losses recognized in earnings	-	-	(2,309,222)	(2,309,222)
Included in other comprehensive income	-	(678,033)	60,068	(617,965)
Interest payments applied to principal			(268,709)	(268,709)
Purchases, sales, issuances and settlement, net	-	-	-	-
Transfers in and/or out of Level 3	-	(1,575,000)	-	(1,575,000)
Ending balance, December 31, 2010	$1,901,252	$-	$3,402,901	$5,304,153

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Trading Securities	Corporate	Trust Preferreds	Collateralized Mortgage Obligations	Total

Beginning balance, January 1, 2009	$2,020,380	$1,500,000	$9,207,927	$768,169	$13,496,476
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	(39,228)	440	(18,890)	6,948	(50,730)
Other changes in fair value	77,691	-	-	-	77,691
Net impairment losses recognized in earnings	-	-	(2,281,741)	(13,100)	(2,294,841)
Included in other comprehensive income	-	749,560	(986,532)	(184,769)	(421,741)
Purchases, issuances, and settlements	-	-	-	-	-
Transfers in and/or out of Level 3	-	-	-	(577,248)	(577,248)
Ending balance, December 31, 2009	$2,058,843	$2,250,000	$5,920,764	$-	$10,229,607

Mortgage servicing rights and loans held for sale are carried at the lower of cost or fair value. There was no valuation allowance for mortgage servicing rights as of December 31, 2010 and 2009, and no charges included in earnings were reported for the years then ended.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value (Continued)

The carrying amounts and estimated fair values of financial instruments, at December 31, 2010 and December 31, 2009 are as follows:

	2010		2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:	(Amounts in thousands)
Cash and cash equivalents	$33,741	$33,741	$39,537	$39,537
Trading securities	$7,691	$7,691	$7,627	$7,627
Investment securities, available for sale	$227,478	$227,478	$114,532	$114,532
Investment securities, held-to-maturity	24,144	25,070	47,692	47,966
Loans held for sale	857	865	687	700
Loans receivable, net	282,573	297,342	295,152	297,331
Federal Home Loan Bank stock	2,109	N/A	2,665	N/A
Accrued interest receivable	2,455	2,455	2,469	2,469
Financial liabilities:
Deposits	$552,164	$560,226	$489,365	$481,735
Federal Home Loan Bank advances	12,000	17,437	31,000	31,335
Accrued interest payable	53	53	117	117

The methods and assumptions, not previously presented, used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully.  The method for determining the fair values for securities were described previously.  For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk.  Fair value of debt is based on current rates for similar financing.  It is not practicable to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability.  The fair value of off-balance-sheet items is not considered material.

Fair Value Option

The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets and liabilities carried at fair value for the years ended December 31, 2010 and 2009:

	Changes in Fair Values for the year ended December 31, 2010 for Items Measured at Fair Value Pursuant to Election of the Fair Value Option
	Other Gains and Losses	Interest Income	Interest Expense	Total Changes in Fair Values Included in Current Period Earnings

Trading securities	$103,280	$(39,229)	$-	$64,051

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value (Continued)

	Changes in Fair Values for the year ended December 31, 2009 for Items Measured at Fair Value Pursuant to Election of the Fair Value Option
	Other Gains and Losses	Interest Income	Interest Expense	Total Changes in Fair Values Included in Current Period Earnings

Trading securities	$1,725,032	$(39,228)	$-	$1,685,804

5.	Secondary Mortgage Market Activities

Mortgage loans serviced for others are not included in the accompanyin consolidated statements of condition.  The principal balances of these loans at year end are as follow:

	2010	2009	2008
Mortgage loan portfolios serviced for:
Freddie Mac	$114,974,199	$111,043,793	$83,133,952
Federal Home Loan Bank	$21,157,900	$15,252,193	$18,970,092

Custodial escrow balances maintained in connection with serviced loans were approximately $1,686,000 and $1,528,000 at December 31, 2010 and 2009, respectively.

Activity for mortgage servicing rights and the related valuation allowance follows:

	2010	2009	2008

Balance at beginning of year	$500,750	$320,210	$332,987
Additions	203,176	331,104	95,935
Disposals	-	-	-
Amortized to expense	(168,721)	(150,564)	(108,712)
Balance at end of year	$535,205	$500,750	$320,210
Valuation Allowance	$-	$-	$-

The fair value of mortgage servicing rights exceeded book value as of year-end 2010 and 2009 and such balances are included in Other Assets in the Consolidated Statement of Condition. As of December 2010 and 2009, no impairment was recorded for mortgage servicing rights.

The weighted average amortization period is 8 years.  Estimated amortization expense for each of the next five years is:

2011	$153,547
2012	111,760
2013	80,895
2014	58,162
2015	41,451

Oneida Financial Corp.

Notes to Consolidated Financial Statements

6.	Premises and Equipment

Premises and equipment consist of the following at December 31:

	2010	2009
Land	$2,394,542	$2,814,483
Buildings	22,744,244	23,803,681
Equipment and fixtures	8,968,017	10,605,092
Construction in progress	-	44,312
	34,106,803	37,267,568
Accumulated depreciation	(14,204,173)	(15,993,052)
Net book value	$19,902,630	$21,274,516

Depreciation expense was $1,569,975, $1,608,017 and $1,609,404 in 2010, 2009 and 2008 respectively.

In October 2010, the Company sold the building and equipment that represented our South Utica Office.  Proceeds of $1.2 million were received from the sale and the Company recorded a gain on sale of $95,000.

7.	Goodwill and Other Intangible Assets

Other intangible assets consist of the following at December 31:

	As of December 31, 2010
	Gross Carrying Value	Accumulated Amortization	Net
Core deposit intangible	$2,705,391	$(1,786,368)	$919,023
Customer relationship intangible	1,265,543	(966,625)	298,918
Total	$3,970,934	$(2,752,993)	$1,217,941

	As of December 31, 2009
	Gross Carrying Value	Accumulated Amortization	Net
Core deposit intangible	$2,705,391	$(1,485,828)	$1,219,563
Customer relationship intangible	1,265,543	(855,175)	410,368
Total	$3,970,934	$(2,341,003)	$1,629,931

Aggregate amortization expense was $411,990, $470,070, and $540,585 for 2010, 2009 and 2008.

Estimated amortization expense for each of the next five years:

2011	$361,307
2012	312,507
2013	263,014
2014	125,946
2015	90,881

Oneida Financial Corp.

Notes to Consolidated Financial Statements

7.	Goodwill and Other Intangible Assets (Continued)

The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

	Banking	Insurance	Benefit Consulting
	Activities	Activities	Activities	Total
Balance as of December 31, 2007	$10,035,905	$10,111,454	$2,645,243	$22,792,602
Goodwill acquired	(30,774)	72,567	129,044	170,837
Balance as of December 31, 2008	10,005,131	10,184,021	2,774,287	22,963,439
Goodwill acquired	-	84,245	135,417	219,662
Balance as of December 31, 2009	10,005,131	10,268,266	2,909,704	23,183,101
Goodwill acquired	-	-	117,520	117,520
Balance as of December 31, 2010	$10,005,131	$10,268,266	$3,027,224	$23,300,621

During 2006, the Company completed its acquisition of Parsons, Cote & Company and Benefit Consulting Group LLC.  Goodwill in the amount of $576,000 and intangible assets in the amount of $71,000 were recorded as part of the Parsons, Cote & Company acquisition.  Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a three-year period ending December 31, 2008.  Additional goodwill in the amount of $84,245 and $72,567 was recorded for the contingent purchase payment made in 2009 and 2008 respectively.

During 2006, the Company completed its acquisition of Benefit Consulting Group LLC.  Goodwill in the amount of $2.5 million and other intangible assets in the amount of $1.1 million were recorded as part of the acquisition of Benefit Consulting Group LLC. Under the terms of the agreement, continent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010.  Additional goodwill in the amount of $117,520, $135,417 and $129,044 was recorded for the contingent purchase payment made in 2010, 2009 and 2008 respectively.

During 2007, the Company completed its acquisition of Vernon Bank Corporation, the stock holding company of the National Bank of Vernon.  Goodwill in the amount of $4.4 million and other intangible assets in the amount of $1.5 million were recorded as part of the acquisition.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test.  Management has identified that the Company has three reporting units, its banking unit, its insurance unit and its employee benefits consulting unit.  There is no goodwill attributable to the fourth reporting unit, the risk management activities.   Step 1 includes the determination of the carrying value of each reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit.  If the carrying amount of the reporting units exceeds their fair value, we are required to perform a second step to the impairment test.

Our annual impairment analysis as of December 31, 2010 and 2009 indicated that a step 2 analysis was not necessary.  As of December 31, 2010 and 2009, no impairment was recorded for goodwill.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

8.	Due to Depositors

Amounts due to depositors at December 31 are as follows:

	2010	2009

Non-interest bearing demand	$65,179,106	$62,996,738
Savings	89,524,824	81,889,687
Money market and interest-bearing checking	244,230,823	186,526,234
Time deposits	152,194,901	156,903,181
Mortgage escrow funds	1,034,160	1,048,567
Total due to depositors	$552,163,814	$489,364,407

At December 31, 2010 and 2009, time deposits with balances in excess of $100,000 totaled $55,031,612 and $56,688,882, respectively.

The contractual maturity of time deposits as of December 31, are as follows:

	2010		2009
Maturity	Amount	Percent	Amount	Percent

One year or less	$116,262,311	76.4%	$123,357,912	78.6%
One to two years	16,981,836	11.2	16,630,577	10.6
Two to three years	6,013,705	3.9	5,754,751	3.7
Three to four years	7,002,939	4.6	3,669,521	2.3
Four to five years	5,866,443	3.9	7,485,961	4.8
Over five years	67,667	0.0	4,459	0.0
	$152,194,901	100.0%	$156,903,181	100.0%

9.	Borrowings

Outstanding borrowings as of December 31 are as follows:

	2010	2009
Short-term borrowings:
Federal Home Loan Bank overnight line of credit	$-	$-
Federal Home Loan Bank advances	1,000,000	19,000,000
Long-term borrowings:
Federal Home Loan Bank advances	11,000,000	12,000,000
	$12,000,000	$31,000,000

Borrowings at December 31, 2010 have maturity dates as follows:

	Range of Rates	Average Rate

2011	5.74%	5.74%	1,000,000
2012	3.34%	3.34%	5,000,000
2013	5.00%	5.00%	5,000,000
2014	5.33%	5.33%	1,000,000
			$12,000,000

Oneida Financial Corp.

Notes to Consolidated Financial Statements

9.	Borrowings (Continued)

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. At December 31, 2010, borrowings are collateralized by pledged securities, which had a carrying value of $3.9 million and residential mortgages in the amount of $62,752,350 pledged under a blanket collateral agreement.  At December 31, 2010, the Bank has available $50.1 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2010.  The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2010.  In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2010.

10.	Income Taxes

The provision for income taxes for the years ended December 31, consists of the following:

	2010	2009	2008
Current:
Federal	$2,073,533	$865,283	$626,812
State	334,875	(3,547)	4,086
Deferred:
Federal	(1,206,333)	299,057	(2,322,612)
State	(287,875)	50,127	(531,086)
	$914,200	$1,210,920	$(2,222,800)

A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follow

	2010	2009	2008

Federal statutory income tax rate	34%	34%	34%
State tax, net of federal benefit	1%	1%	9%
Tax exempt investment income	(10)%	(7)%	7%
Earnings from bank owned life insurance	(4)%	(4)%	5%
Other	(1)%	(1)%	2%
Effective tax rate expense	20%	23%	57%

Oneida Financial Corp.

Notes to Consolidated Financial Statements

10.	Income Taxes (Continued)

The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

	2010	2009
	Asset (Liability)
Allowance for loan losses	$1,646,000	$1,093,000
Deferred compensation	255,000	296,000
Investment security charges/adjustments	5,171,000	4,162,000
Unrealized losses on securities available for sale	2,854,000	1,324,000
Pension benefits	451,000	514,000
Other	66,000	15,000
subtotal deferred tax assets	10,443,000	7,404,000

Depreciation	(443,000)	(388,000)
Mortgage related fees	(382,000)	(389,000)
Intangible amortization	(367,000)	(257,000)
Purchase accounting adjustments	(250,000)	(314,000)
Prepaid expenses	(278,000)	(316,000)
Other	(84,000)	(87,000)
subtotal deferred tax liability	(1,804,000)	(1,751,000)
Total deferred income tax asset, net	$8,639,000	$5,653,000

Realization of deferred tax assets is dependent upon the ability to carryback deductions to prior periods when the deferred tax assets are realized and/or in generating sufficient taxable income in future periods.  Based on the Company’s history of taxable income and expected future taxable income, the Company has determined that a valuation allowance is not required.

At December 31, 2010 and December 31, 2009, the Company had no unrecognized tax benefits recorded.  The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

The Company recognizes interest and penalties related to income tax matters as part of income tax expense.  At December 31, 2010 and December 31, 2009, there were no amounts accrued for interest and penalties.

The Company is subject to U.S. federal income tax as well as New York state income tax.  The Company is no longer subject to federal or state examinations for tax years prior to 2007.  The tax years 2007-2009 remain open to federal and state examination.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans

The Bank provides a noncontributory defined benefit retirement accumulation plan (cash balance plan) covering substantially all employees.  Under the plan, retirement benefits are primarily a function of the employee's years of service and level of compensation.  As of June 15, 2004, the Bank had a plan amendment to freeze the plan benefits for plan participants.  The Bank uses a December 31 measurement date for its pension plan.

State Bank of Chittenango, a limited purpose commercial bank subsidiary of Oneida Savings Bank, participated in the New York State Bankers Retirement System (the System) plan which was a noncontributory defined benefit plan covering substantially all employees.  Under the plan, retirement benefits were primarily a function of the employee’s years of service and level of compensation.  The plan was frozen as of May 31, 2002.  State Bank of Chittenango uses a December 31 measurement date for its pension plan.

Information about changes in obligations and funded status of the defined benefit pension plan follows:

	Oneida Savings Bank		State Bank of Chittenango
	2010	2009	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of year	$4,288,665	$4,253,399	$2,332,039	$2,351,556
Service cost	-	-	21,899	26,716
Interest cost	211,573	163,330	131,694	135,800
Actuarial gain (loss)	46,726	58,741	123,779	39,755
Benefits paid	(175,065)	(186,805)	(213,641)	(221,788)
Benefit obligation at end of year	$4,371,899	$4,288,665	$2,395,770	$2,332,039
Change in plan assets, at fair value:
Beginning plan assets	$3,233,423	$2,747,228	$2,169,447	$1,952,609
Actual return	316,171	509,000	177,294	370,819
Benefits paid	(175,065)	(186,805)	(211,605)	(213,981)
Employer contributions	200,000	164,000	-	60,000
Settlements	-	-	-	-
Ending plan assets	$3,574,529	$3,233,423	$2,135,136	$2,169,447
Funded status at year end (plan assets less benefit obligation)	$(797,370)	$(1,055,242)	$(260,634)	$(162,592)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	Oneida Savings Bank		State Bank of Chittenango
	2010	2009	2010	2009
Net actuarial loss (gain)	$2,284,174	$2,436,186	$911,315	$854,151
Prior service cost (credit)	-	-	-	-
	$2,284,174	$2,436,186	$911,315	$854,151

The accumulated benefit obligation for the Oneida Savings Bank pension plan was $4,371,899 and $4,288,665 at year-end 2010 and 2009 respectively.  The accumulated benefit obligation for the State Bank of Chittenango pension plan was $2,395,770 and $2,332,039 at year-end 2010 and 2009 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

	Oneida Savings Bank			State Bank of Chittenango
	2010	2009	2008	2010	2009	2008

Service cost benefits earned during the period	$-	$-	$-	$21,899	$26,716	$27,200
Interest cost on projected benefit obligation	211,573	163,330	212,080	131,694	135,800	134,793
Expected return on plan assets	(243,442)	(205,187)	(291,424)	(155,498)	(139,125)	(208,914)
Net amortization and deferral	126,009	146,753	65,736	42,783	56,480	-
Net periodic pension cost (benefit)	94,140	104,896	(13,608)	40,878	79,871	(46,921)
Net (gain) loss	(152,012)	(391,825)	1,300,942	99,947	(199,746)	1,074,694
Prior service cost (credit)	-	-	-	-	-	-
Amortization of prior service cost	-	-	-	(42,783)	(56,480)	-
Total recognized in other comprehensive	(152,012)	(391,825)	1,300,942	57,164	(256,226)	1,074,694
income
Total recognized in net periodic benefit
cost and other comprehensive income	$(57,872)	$(286,929)	$1,287,334	$98,042	$(176,355)	$1,027,773

The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $73,146.

	Oneida Savings Bank			State Bank of Chittenango
Assumptions	2010	2009	2008	2010	2009	2008

Weighted-average assumptions used to determine
benefit obligation at year-end
Discount rate	5.05%	3.97%	5.06%	5.38%	5.89%	6.03%

Weighted-average assumptions used to
determine net cost
Discount rate	3.97%	5.06%	5.18%	5.89%	6.03%	6.25%
Expected return on plan assets	7.50%	7.50%	7.50%	7.50%	7.50%	7.50%

Oneida Savings Bank Plan Assets

The Company’s overall investment strategy is to achieve a mix of approximately 65% of investments for long-term growth and 35% for near-term benefit payments to preserve the long-term earnings power of the assets.   The target allocations for plan assets are shown in the table below.  Equity securities primarily include investments in common stock.  Fixed income securities include corporate bonds, government issues and mortgage-backed securities.  Other fixed income securities include a money market account and checking account.

The weighted average expected long-term rate of return is estimated based on current trends in the plan assets as well as projected future rates of return on those assets.  The following assumptions were used in determining the long-term rate of return:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

Equity securities	Dividend discount model, the smoothed earnings yield model
and the equity risk premium model

Fixed income securities	Current yield to maturity and forecasts of future yields

The long term rate of return considers historical returns.  There were no adjustments made to historical returns.

The plan is prohibited from investing in the following investments or transactions: (1) commodities and futures; (2) warrants; (3) Eurobonds; (4) naked option transactions; (5) margin purchase securities; (6) private placements; (7) short sales of securities; (8) unregistered or restricted stock and (9) speculative derivatives.  All assets selected for inclusion in the Portfolio must have a readily ascertainable market value and must be generally considered marketable at the time of purchase.

The Company’s pension plan asset allocation at year-end 2010 and 2009, target allocation for 2011, and expected long-term rate of return by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at December 31		Weighted-Average Expected Long Term Rate
Asset Category	2011	2010	2009	of Return

Equity Securities	60%	49%	29%	10%
Debt Securities	40%	51%	71%	5%
Other	0%	0%	0%
Total	100%	100%	100%	8%

The fair value of the plan assets, as previously defined, at December 31, 2010, by asset category, is as follows:

		Fair Value Measurements
		at December 31, 2010 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Cash	$141,186	$141,186	$-	$-
Equities
Common stock	1,762,177	1,762,177	-	-
Fixed income securities			-
Corporate bonds	349,918	-	349,918	-
Government issues (US Treasuries)	973,885	-	973,885	-
FHLMC	150,539	-	150,539	-
FNMA	196,824	-	196,824	-

Total	$3,574,529	$1,903,363	$1,671,166	$-

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

The fair value of plan assets, as previously defined, at December 31, 2009, by asset category, is as follows:

		Fair Value Measurements at December 31, 2009 Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Plan Assets:
Equities
Common stock	$948,360	$948,360	$-	$-
Fixed income securities
Corporate bonds	581,348	-	581,348	-
Government issues	1,277,704	-	1,277,704	-
FHLMC	142,795	-	142,795	-
FNMA	133,939	-	133,939	-
Other fixed income securities	149,277	-	149,277	-
Total	$3,233,423	$948,360	$2,285,063	$-

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for period ending December 31, 2010 and 2009.

State Bank of Chittenango Plan Assets

The Company’s overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocations for System assets are shown in the table below.  Cash equivalents consist primarily of short term investment funds.  Equity securities primarily include investments in common stock and depository receipts. Fixed income securities include corporate bonds, government issues and mortgage-backed securities.  Other financial instruments primarily include rights and warrants.

The weighted average expected long-term rate of return is estimated based on current trends in the System’s assets as well as projected future rates of return on those assets and reasonable actuarial assumptions based on the guidance provided by ASOP No. 27 for long term inflation, and the real and nominal rate of investment return for a specific mix of asset classes.  The following assumptions were used in determining the long-term rate of return:

Equity securities	Dividend discount model, the smoothed earnings yield model
and the equity risk premium model

Fixed income securities	Current yield to maturity and forecasts of future yields

Other financial instruments	Comparison of the specific investment’s risk to that of fixed income and equity instruments and using judgment

The long term rate of return considers historical returns.  Adjustments were made to historical returns in order to reflect expectations of future returns.   These adjustments were due to factor forecasts by economists and long-term U.S. Treasury yields to forecast long-term inflation.  In

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

addition, forecasts by economists and others for long-term GDP growth were factored into the development of assumptions for earnings growth and per capital income.

Effective March 2009, the System revised its investment guidelines.  The System currently prohibits its investment managers from purchasing the following investments; (1) Equity securities in emerging market countries as defined by the Morgan Stanley Emerging Markets Index, short sales, unregistered securities and margin purchases; (2) fixed income securities that are of BBB quality or less, CMOs that have an inverse floating rate and whose payments don’t include principal or which aren’t certified and guaranteed by the U.S. Government, ABS that aren’t issued or guaranteed by the U.S. or its agencies or its instrumentalities, non-agency residential subprime or ALT-A MBS and structured notes; and (3) other financial instruments such as unhedged currency exposure in countries not defined as “high income economies” by the World Bank.  All other investments not prohibited by the System are permitted.  At December 31, 2010, the System holds certain investments which are no longer deemed acceptable to acquire. These positions will be liquidated when the investment managers deem that such liquidation is in the best interest of the System.

The Company’s pension plan asset allocation at year-end 2010 and 2009, target allocation for 2011 and expected long-term rate of return by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at December 31,		Weighted- Average Expected Long Term Rate
Asset Category	2011	2010	2009	of Return
Cash equivalents	0 - 20%	11%	14%	0%
Equity securities	40 - 60%	48%	46%	4.6%
Fixed income securities	40 - 60%	41%	40%	1.9%
Other financial instruments	0 - 5%	0%	0%	0%
Total		100%	100%	6.5%

The following table represents the Plan’s fair value hierarchy for its financial assets (investments), as defined previously measured at fair value on a recurring basis as of December 31, 2010:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

		Fair Value Measurements at December 31, 2010 Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$4,621	$4,621	$-	$-
Short term investment funds	235,193	-	235,193	-
Equities
U.S. Large cap	595,347	595,347	-	-
U.S. Mid cap	60,815	60,815	-	-
U.S. Small cap	4,500	4,500	-	-
International	369,267	369,267	-	-
Fixed income securities
Corporate bonds
Rated single A or higher by S&P	116,467	-	116,467	-
Rated below single A by S&P	81,774	-	81,774	-
Government issues	620,696	-	620,696	-
Collateralized mortgage obligations
Rated single A or higher by S&P	32,069	-	32,069	-
Rated below single A by S&P	14,387	-	14,387	-
Total	$2,135,136	$1,034,550	$1,100,586	$-

The fair value of plan assets, as previously defined, at December 31, 2009, by asset category, is as follows:

		Fair Value Measurements at December 31, 2009 Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$7,492	$7,492	$-	$-
Short term investment funds	286,579	-	286,579	-
Equities
U.S. Large cap	530,707	530,707	-	-
U.S. Mid cap	18,979	18,979	-	-
U.S. Small cap	5,452	5,452	-	-
International	440,065	440,065
Fixed income securities
Corporate bonds
Rated single A or higher by S&P	112,904	-	112,904	-
Rated below single A by S&P	93,979	-	93,979	-
Government issues	608,492	-	608,492	-
Collateralized mortgage obligations
Rated single A or higher by S&P	40,442	-	40,442	-
Rated below single A by S&P	12,124	-	12,124	-
Other fixed income securities	12,232	-	12,232	-
Total	$2,169,447	$1,002,695	$1,166,752	$-

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for period ending December 31, 2010 and 2009.

The Company expects to contribute $200,000 to the Plans for the year ending December 31, 2011.

The following benefit payments are expected to be paid:

Fiscal year ending December 31:	Oneida Savings Bank	State Bank Of Chittenango
2011	$350,000	$189,037
2012	368,000	184,064
2013	386,000	180,589
2014	405,000	180,289
2015	425,000	177,636
Years 2016 - 2020	2,468,000	843,301

In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis.  Employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation.  Employer contributions associated with the plan amounted to $622,681, $570,401 and $531,426 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan.  Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours.  The ESOP purchased 157,500 shares of common stock as part of the second step conversion (see Footnote 22) which was funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 3.25% for 2010.  Loan payments are to be funded by cash contributions from the Bank.  The loan can be prepaid without penalty.  Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants.  As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end.  Compensation expense is recognized related to the shares committed to be released based on the average market price during the period.  Cash dividends received on unallocated shares are used to pay debt service.  For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding.  Contributions to the ESOP during 2010 were $331,100 and expense recorded for 2010 was $302,739.

Shares held by the ESOP were as follows:

2010

Allocated to participants	39,272
Unearned	118,228
Total ESOP shares	157,500
Fair value of unearned shares	$928,090

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

In 2009 and 2008, the Company made a discretionary contribution to the plan and recorded compensation expense of $300,000 and $200,000 respectively for the plan to purchase additional shares to allocate to participants.

12.	Stock Based Compensation Plans

The Company has two share based compensation plans as described below.  Total compensation cost that has been charged against income for those plans was $185,598, $258,830 and $165,654 for 2010, 2009 and 2008.  The total income tax benefit was $71,455, $99,649, and $63,777.

Stock Option Plan

The Company’s 2000 Stock Option Plan, which is shareholder approved, permits the granting of share options to its directors, officer and key employees for up to 342,205 share of common stock.  The exercise price of options granted is equal to the market value of the Company’s shares at the date of grant; those options vest and become exercisable ratably over a one to five-year period. The plan also has a reload feature which entitles the option holder, who has delivered common stock as payment of the exercise price for option stock, to a new option to acquire additional shares in the amount equal to the shares traded in.  The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised.   The Company has a policy of using shares held as treasury stock to satisfy share option exercises.  Compensation recorded in conjunction with these plans was $13,102, $78,543 and $0 for 2010, 2009, and 2008, respectively. All options granted expired April 2010.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below.  Expected volatilities are based on historical volatilities of the Company’s common stock.  The Company uses historical data to estimate option exercise and post-vesting termination behavior.  The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable.  The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  The fair value of options granted was determined using the following weighted-average assumptions as of grant date:

	2010	2009	2008
Risk-free interest rate	0.50%	0.50%	N/A
Expected stock price volatility	66.32%	62.09%	N/A
Expected dividend rate	3.00%	3.00%	N/A
Expected life	0.17	0.94	N/A

A summary of the activity in the stock option plan for 2010 follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.	Stock Based Compensation Plans (Continued)

	Options Outstanding And Exercisable	Range of Option Price Per Share	Weighted Average Exercise Price Shares Outstanding	Intrinsic Value

Outstanding at December 31, 2009	111,619	$5.169 - $19.885	$11.385	$152,346
Granted	12,396	$10.103 - $10.398
Exercised	(32,898)	$5.169
Forfeited	(91,117)	$10.103 - 19.885
Outstanding at December 31, 2010	-

There was no unrecognized compensation cost for this plan as of December 31, 2010 as all shares are vested under the terms of the plan.  New grants are for the reload option feature which are expensed at date of grant.

Information related to the stock option plan during each year follows:

	2010	2009	2008

Intrinsic value of options exercised	$163,977	$489,449	$26,164
Cash received from option exercises	34,835	9,326	32,348
Shares received from option exercises	12,396	31,839	-
Tax benefit realized from option exercises	25,644	-	-
Weighted average fair value of options granted	1.057	2.467	-

Recognition Plan

The Management Recognition and Retention Plan provides for the issuance of shares of restricted stock to directors, officers and key employees.  Compensation expense equal to the market value of Oneida Financial Corp.’s stock on the grant date is recognized ratably over the five year vesting period for shares of restricted stock granted that were fully vested at December 31, 2010.  Compensation recorded in conjunction with these plans was $172,496, $180,287 and $165,654 for 2010, 2009, and 2008, respectively.  There were no shares available for future awards as of December 31, 2010.  Shares unallocated under the plan available for future awards were 10,311 and 14,513 as of December 31, 2009 and 2008 respectively.

A summary of changes in the Company’s nonvested shares for the year follows:

		Weighted Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2010	14,973	$12.52
Granted	730	9.83
Vested	(15,703)	12.19
Forfeited	-
Nonvested at December 31, 2010	-

As of December 31, 2010, there was no unrecognized compensation cost related to nonvested shares granted under the Plan.  The total fair value of shares vested during the years ended December 31, 2010, 2009 and 2008 were $124,658, $146,780 and $111,148 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

13.	Non-Interest Income and Expenses

Non-interest income and non-interest expenses for the years ended December 31 consist of the following:

	2010	2009	2008
Non-interest income:
Service charges on deposit accounts	$2,635,334	$2,615,542	$2,775,053
Commissions and fees on sales
of non-banking products	17,498,748	15,836,266	13,618,392
Cash surrender value increase	601,684	696,916	587,602
Other	2,152,544	1,735,606	1,337,208
Total non-interest income	$22,888,310	$20,884,330	$18,318,255

Non-interest expenses:
Salaries and employee benefits	$21,445,701	$20,425,328	$18,127,522
Building occupancy and equipment	4,996,850	4,748,134	4,739,353
FDIC and N.Y.S. assessment	860,121	1,121,204	121,300
Advertising	529,901	542,817	551,311
Postage and telephone	672,276	681,307	697,763
Director compensation	297,021	243,185	220,609
Professional fees	294,875	386,333	462,027
Travel and meetings	814,600	752,836	826,206
Insurance	321,423	344,388	257,052
Dues and subscriptions	207,287	167,944	185,356
Service fees	795,712	720,755	597,377
ORE expenses	57,476	38,423	11,898
Contributions	109,341	87,497	59,020
Sales tax	4,602	4,279	6,783
Other	1,787,862	1,455,056	1,239,498
Intangible amortization	411,990	470,070	540,585
Total non-interest expenses	$33,607,038	$32,189,556	$28,643,660

14.	Commitments

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs.   These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used.  Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.  The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2010		2009
	Fixed	Variable	Fixed	Variable
Financial instruments whose contract	Rate	Rate	Rate	Rate
amounts represent credit risk:
Commitments to extend credit	$2,214,374	$4,371,771	$10,373,320	$2,034,200
Unused lines of credit	3,371,847	47,571,131	1,663,317	48,880,467

Oneida Financial Corp.

Notes to Consolidated Financial Statements

14.	Commitments (Continued)

Commitments to make loans are generally made for periods of 60 days or less.  The fixed rate loan commitments have interest rates ranging from 4.00% to 5.375% and maturities ranging from 15 years to 30 years.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer's creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty.  Collateral held varies, but includes residential and commercial real estate.

15.	Dividends and Restrictions

The Company’s ability to pay dividends to its shareholders is largely dependent on the Bank’s ability to pay dividends to the Company.  In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies.  Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations.  The amount of retained earnings legally available for dividends under these regulations was $6,162,202 and $703,565 as of December 31, 2010 and 2009 respectively.

In addition, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends.  The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe or unsound practice.  The Federal Reserve Board has indicated that banking organizations could generally pay dividends only out of current operating earnings.

16.	Regulatory Matters

The Bank is subject to regulatory capital requirements administered by the federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  Management believes as of December 31, 2010, the Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.   At year-end 2010 and 2009, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the institution’s category.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

16.	Regulatory Matters

The Bank's actual capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010:
Total Capital
(to Risk Weighted Assets)	$61,963,691	15.15%	$32,714,122	8%	$40,892,652	10%
Tier I Capital
(to Risk Weighted Assets)	$57,687,242	14.11%	$16,357,061	4%	$24,535,591	6%
Tier I Capital
(to Average Assets)	$57,687,242	9.17%	$25,155,277	4%	$31,444,096	5%

As of December 31, 2009:
Total Capital
(to Risk Weighted Assets)	$42,634,376	10.73%	$31,799,429	8%	$39,749,286	10%
Tier I Capital
(to Risk Weighted Assets)	$39,733,789	10.00%	$15,899,714	4%	$23,849,572	6%
Tier I Capital
(to Average Assets)	$39,733,789	7.19%	$22,101,172	4%	$27,626,465	5%

The following represents a reconciliation of Bank capital to regulatory capital as of December 31:

	December 31,
	2010	2009
GAAP equity	$75,132,251	$59,735,244
Accumulated other comprehensive income	6,157,097	3,960,866
Goodwill, net of applicable deferred taxes	(22,728,230)	(22,754,115)
Intangible assets, net of applicable deferred taxes	(820,356)	(1,158,131)
Disallowed portion of mortgage servicing rights	(53,520)	(50,075)
Tier 1 Capital	$57,687,242	$39,733,789

General regulatory allowance for loan losses	4,276,449	2,900,587
Total Capital	$61,963,691	$42,634,376

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances and new dividends.  Management believes this test is met.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

17.	Parent Company Statements

Condensed financial information of Oneida Financial Corp. follows:

Condensed Balance Sheets

	December 31,
	2010	2009
Assets:
Cash	$8,556,062	$149,797
Investments in and advances to subsidiary	75,132,251	59,735,244
ESOP loan receivable	929,858	-
Securities available for sale	1,931,430	-
Other assets	303,427	187,772
Total assets	$86,853,028	$60,072,813

Liabilities and shareholders' equity:
Other liabilities	$909,849	$139,500
Due to related parties	22,883	817,140
Shareholders' equity	85,920,296	59,116,173
Total liabilities and shareholders' equity	$86,853,028	$60,072,813

Condensed Statements of Income

	Years Ended December 31,
	2010	2009	2008
Revenue:
Dividends from subsidiary	$-	$2,000,000	$-
Interest on investments and deposits	41,288	725	13,571
Rental income	-	-	51,322
Total revenue	41,288	2,000,725	64,893

Expenses:
Compensations and benefits	53,084	139,500	23,360
Other expenses	168,150	171,436	153,620
Total expenses	221,234	310,936	176,980

(Loss) income before taxes and equity
in undistributed net income of subsidiary	(179,946)	1,689,789	(112,087)

Benefit for income taxes	(82,000)	(120,000)	(35,000)

(Loss) income before equity in undistributed
net income of subsidiary	(97,946)	1,809,789	(77,087)

Equity in undistributed net income (loss):
Subsidiary bank	3,858,634	2,303,568	(1,600,003)

Net income (loss)	$3,760,688	$4,113,357	$(1,677,090)

Oneida Financial Corp.

Notes to Consolidated Financial Statements

17.	Parent Company Statements (Continued)

Condensed Statements of Cash Flow

	Years Ended December 31,
	2010	2009	2008
Operating activities:
Net income (loss)	$3,760,688	$4,113,357	$(1,677,090)
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation expense	-	-	16,976
ESOP shares earned	302,739	-	-
Other assets/liabilities, net	79,787	281,707	(57,382)
Equity in undistributed net loss (income) of subsidiary bank	(3,858,634)	(2,303,568)	1,600,003
Net cash provided by (used by) operating activities	284,580	2,091,496	(117,493)
Investing activities:
Purchase of securities available for sale	(2,000,000)	-	-
Investment in subsidiary bank	(13,539,341)	-	-
(Increase) in ESOP loan	(929,858)	-	-
Disposition of premises and equipment	-	-	3,204,282
Change in due from related parties	(794,257)	(33,655)	(2,155,199)
Net cash (used in) provided by investing activities	(17,263,456)	(33,655)	1,049,083
Financing activities:
Purchase of treasury stock	(155,877)	(379,976)	(20,277)
Dividends paid	(2,108,687)	(1,673,714)	(1,662,053)
Dividends on preferred stock of subsdiary held by minority interest	(257,438)	(255,950)	(68,500)
Exercise of stock options (using treasury stock)	170,035	364,211	32,347
Net proceeds of stock offering and conversion	27,737,108	-	-
Net cash provided (used in) by financing activities	25,385,141	(1,945,429)	(1,718,483)
Net increase (decrease) in cash and cash equivalents	8,406,265	112,412	(786,893)
Cash and cash equivalents at beginning of year	149,797	37,385	824,278
Cash and cash equivalents at end of year	$8,556,062	$149,797	$37,385

Oneida Financial Corp.

Notes to Consolidated Financial Statements

18.	Earnings per Share

Earnings per common share have been computed based on the following for the years ended December 31:

	2010	2009	2008
Net income (loss) per consolidated statements of income	$3,760,688	$4,113,357	$(1,677,090)
Net earnings (loss) allocated to participating securities	(11,192)	(18,958)	(8,722)
Net earnings (loss) allocated to common stock	$3,749,496	$4,094,399	$(1,685,812)
Basic
Distributed earnings allocated to common stock	$2,100,986	$1,659,891	$1,640,933
Undistributed earnings (loss) allocated to common stock	1,648,510	2,434,508	(3,326,745)
Net earnings (loss) allocated to common stock	$3,749,496	$4,094,399	$(1,685,812)
Weighted average common shares outstanding
including shares considered participating securities	7,085,131	7,115,633	7,086,575
Less: Average participating securities	(14,973)	(26,882)	(41,660)
Weighted average shares	7,070,158	7,088,751	7,044,915
Basic earnings (loss) per share	$0.53	$0.58	$(0.24)
Diluted
Net earnings (loss) allocated to common stock	$3,749,496	$4,094,399	$(1,685,812)
Weighted average common shares outstanding for basic	7,070,158	7,088,751	7,044,915
Dilutive effect of stock options	1,860	24,753	-
Weighted average shares	7,072,018	7,113,504	7,044,915
Diluted earnings (loss) per share	$0.53	$0.58	$(0.24)

Stock options of 0, 78,721 and 97,458 shares of common stock were not considered in computing dilutive earnings per common share for 2010, 2009, and 2008 respectively because they were anti-dilutive.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

19.	Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related tax effects were as follows:

	2010	2009	2008
Unrealized (losses) gains on available for sale securities
Available for sale securities:
Unrealized holding (losses) gains on securities arising
during period	$(2,511,240)	$3,810,506	$(3,979,420)
Less: reclassification adjustment for (gains)
realized in income	(1,522,260)	(787,842)	(62,854)
Net unrealized (losses) gains	(4,033,500)	3,022,664	(4,042,274)
Tax effect	1,613,400	(1,209,066)	1,616,910
Net-of-tax amount	(2,420,100)	1,813,598	(2,425,364)
Other-than-temporary impaired securities:
Unrealized holding (losses) on securities arising
during period	$(2,213,414)	$(3,296,198)	$(1,021,845)
Less: reclassification adjustment for losses
realized in income	2,423,111	2,294,841	1,021,845
Net unrealized (losses)	209,697	(1,001,357)	-
Tax effect	(83,879)	400,543	-
Net-of-tax amount	125,818	(600,814)	-
Change in unrealized loss on pension liability	94,848	648,051	(2,375,636)
Tax effect	(37,939)	(259,220)	950,254
Net-of-tax amount	56,909	388,831	(1,425,382)
	$(2,237,373)	$1,601,615	$(3,850,746)

The following is a summary of the change in accumulated other comprehensive income balances, net of tax from December 31, 2009 to December 31, 2010.

	Balance at 12/31/2009	Current Period Change	Balance at 12/31/2010

Unrealized (losses) gains on securities available for sale	$(1,986,664)	$(2,294,282)	$(4,280,946)
Unrealized loss on pension benefits	(1,974,202)	56,909	(1,917,293)

Total	$(3,960,866)	$(2,237,373)	$(6,198,239)

The following is a summary of the accumulated other comprehensive income balances included in stockholders’ equity at December 31, 2010:

	Gross Balance at 12/31/2010	Tax Effect	Balance at 12/31/2010 net of tax

Unrealized (losses) gains on securities available for sale	$(7,134,905)	$2,853,959	$(4,280,946)
Unrealized loss on pension benefits	(3,195,489)	1,278,196	(1,917,293)

Total	$(10,330,394)	$4,132,155	$(6,198,239)

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.	Segment Information

The Company has determined that it has four primary business segments, its banking franchise, its insurance activities, its employee benefit consulting activities and its risk management activities.  For the years ended December 31, 2010, 2009 and 2008, the Company’s insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc.  For the years ended December 31, 2010, 2009 and 2008, the benefit consulting activities consisted of those conducted through its wholly owned subsidiary, Benefit Consulting Group Inc.  For the year ended December 31, 2010, 2009 and 2008, the risk management activities consisted of those conducted through its wholly owned subsidiary Workplace Health Solutions Inc.  Information about the Company is presented in the following table for the periods indicated:

	2010
	Banking Activities	Insurance Activities	Consulting Activities	Risk Management Activities	Total

Net interest income	$18,098,625	$-	$-	$-	$18,098,625
Provision for loan losses	1,650,000	-	-	-	1,650,000
Net interest income after provision
for loan losses	16,448,625	-	-	-	16,448,625
Non-interest income	4,591,991	10,515,421	5,936,999	1,046,328	22,090,739
Non-interest expenses	16,380,671	9,428,009	4,729,998	1,086,395	31,625,073
Depreciation and amortization	1,685,384	169,131	125,486	1,964	1,981,965
Income (loss) before taxes	2,974,561	918,281	1,081,515	(42,031)	4,932,326
Income tax expense (benefit)	78,800	404,000	447,000	(15,600)	914,200
Net income (loss)	2,895,761	514,281	634,515	(26,431)	4,018,126
Less: net income attributable to
noncontrolling interest	257,438	-	-	-	257,438
Net income (loss) attributable to
Oneida Financial Corp.	$2,638,323	$514,281	$634,515	$(26,431)	$3,760,688
Total Assets	$643,116,251	$20,184,212	$5,509,696	$150,903	$668,961,062

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.	Segment Information (Continued)

	2009
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total

Net interest income	$17,427,420	$-	$-	$-	$17,427,420
Provision for loan losses	760,000	-	-	-	760,000
Net interest income after provision
for loan losses	16,667,420	-	-	-	16,667,420
Non-interest income	5,266,097	9,694,191	5,650,646	491,429	21,102,363
Non-interest expenses	16,289,195	8,580,478	4,532,450	709,346	30,111,469
Depreciation and amortization	1,699,210	223,847	153,430	1,600	2,078,087
Income (loss) before taxes	3,945,112	889,866	964,766	(219,517)	5,580,227
Income tax expense (benefit)	517,720	378,000	405,200	(90,000)	1,210,920
Net income (loss)	3,427,392	511,866	559,566	(129,517)	4,369,307
Less: net income attributable to
noncontrolling interest	255,950	-	-	-	255,950
Net income (loss) attributable to
Oneida Financial Corp.	$3,171,442	$511,866	$559,566	$(129,517)	$4,113,357
Total Assets	$571,983,646	$19,962,553	$4,389,768	$89,526	$596,425,493

	2008
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total

Net interest income	$15,652,705	$-	$-	$-	$15,652,705
Provision for loan losses	525,000	-	-	-	525,000
Net interest income after provision
for loan losses	15,127,705	-	-	-	15,127,705
Non-interest (loss) income	(3,933,827)	8,483,321	5,015,527	119,544	9,684,565
Non-interest expenses	14,428,515	7,620,924	4,052,298	391,934	26,493,671
Depreciation and amortization	1,714,045	249,640	185,224	1,080	2,149,989
(Loss) Income before taxes	(4,948,682)	612,757	778,005	(273,470)	(3,831,390)
Income tax (benefit) expense	(2,773,000)	330,500	325,000	(105,300)	(2,222,800)
Net (loss) income	(2,175,682)	282,257	453,005	(168,170)	(1,608,590)
Less: net income (loss) attributable
to noncontrolling interest	68,500	-	-	-	68,500
Net income (loss) attributable to
Oneida Financial Corp	$(2,244,182)	$282,257	$453,005	$(168,170)	$(1,677,090)
Total Assets	$523,447,403	$15,607,987	$4,857,175	$57,552	$543,970,117

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.	Segment Information (Continued)

The following represents a reconciliation of the Company’s reported segment assets to consolidated assets as of December 31:

Assets	2010	2009

Total assets for reportable segments	$668,961,062	$596,425,493
Elimination of intercompany cash balances	(7,382,533)	(5,919,162)
Consolidated total	$661,578,529	$590,506,331

The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

21.	Quarterly Financial Data (Unaudited)

	Interest	Net Interest	Net
2010	Income	Income	Income	Basic	Diluted

	(Dollars in thousands)
First Quarter	$5,837	$4,281	$627	$0.09	$0.09
Second Quarter	5,924	4,448	814	0.11	0.11
Third Quarter	6,021	4,628	815	0.12	0.12
Fourth Quarter	5,997	4,742	1,505	0.21	0.21

2009

First Quarter	$6,232	$4,059	$1,114	$0.16	$0.16
Second Quarter	6,225	4,291	1,069	0.15	0.15
Third Quarter	6,234	4,442	696	0.10	0.10
Fourth Quarter	6,311	4,635	1,234	0.17	0.17

22.	Conversion and Reorganization

On February 9, 2010, the Board of Directors of Oneida Financial, MHC (“MHC”), the Company and Oneida Savings Bank (“Bank”) adopted a Plan of Conversion and Agreement and Plan of Reorganization under the terms of which the Company undertook a “second step” conversion (the “Conversion”), and the Bank reorganized from the two-tier mutual holding company structure to the stock holding company structure.  Prior to the completion of the Conversion, the MHC owned approximately 55.0% of the common stock of the Company.

In connection with the Conversion, the outstanding shares of Oneida Financial Corp owned by the MHC were sold to the depositors of Oneida Savings Bank and other public investors.  Completion of the Conversion and Offering resulted in the issuance of 7,164,794 shares of common stock.  A total of 3,937,500 shares were sold in the subscription, community and syndicated offerings, at $8.00 per share.  An additional 3,227,294 shares were issued to the former public stockholders of the Company based upon an exchange ratio of 0.9136 new shares for each share of Oneida Financial Corp common stock held at the close of business on July 7, 2010.  Common shares held by the Company’s ESOP and Recognition and Retention Plan prior the conversion were also exchanged using the conversion ratio of 0.9136.

The Conversion was accounted for as a change in corporate form with no resulting change in the historical basis of the Company’s assets, liabilities and equity.  Costs related to the Offering,

Oneida Financial Corp.

Notes to Consolidated Financial Statements

22.	Conversion and Reorganization (Continued)

primarily marketing fees paid to the Company’s investment banking firm, professional fees, registration fees, printing and mailing costs were $2.5 million and accordingly, net proceeds were $27.7 million.  In addition, as part of the conversion and dissolution of the MHC, the Company received $36,000 of cash previously held by the MHC.  As a result of the Conversion and offering, Oneida Financial Corp. was succeeded by a new, fully public, Maryland corporation with the same name and the MHC ceased to exist.

Also pursuant to the plan of conversion, a liquidation account was created by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion) in an amount equal to (i) the MHC’s ownership interest in the Company’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC used in the prospectus.  The plan of conversion also provides the establishment of a bank liquidation account at the Bank to support the Holding Company’s liquidation account.  The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of the Holding Company and the Bank or a liquidation solely of the Bank.  Specifically, in the unlikely event that either the Bank or the Holding Company and the Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to eligible depositors of their interests in the liquidation account maintained by the Holding Company.

Management’s Discussion and Analysis of Financial Condition
 and Results of Operations

This section presents Management’s Discussion and Analysis of and Changes to the Company’s Consolidated Financial Condition and Results of Operations and should be read in conjunction with the Company’s financial statements and notes thereto included herein.

When used in this Annual Report the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations.  The information in this section has been derived from the audited consolidated financial statements and should be read in conjunction with the business and financial information regarding Oneida Financial Corp. provided in the consolidated financial statements and corresponding notes to the financial statements.

Overview

On July 7, 2010, Oneida Financial, MHC converted from mutual to stock form (the “Conversion”).  In connection with the Conversion, the 55.0% of outstanding shares of Oneida Financial Corp., a Federal corporation and the Company’s predecessor, owned by Oneida Financial, MHC were sold to depositors of the Bank and the public (the “Offering”).  Upon completion of the Conversion and Offering, the Company issued 7,164,794 shares of common stock.  A total of 3,937,500 shares were sold in the subscription, community and syndicated offerings at $8.00 per share, and an additional 3,227,294 shares were issued to former public stockholders of the Company’s predecessor based on an exchange ratio of 0.9136 shares of the Company’s stock for each share of old Oneida Financial Corp. common stock held as of the close of business on July 6, 2010.  Following the completion of the Conversion and Offering, the old Oneida Financial Corp. was succeeded by the Company, a new, fully public, Maryland corporation with the same name, and Oneida Financial, MHC ceased to exist.

 Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of deposits and Federal Home Loan Bank advances and other borrowings.  Net interest income is a function of our interest rate spread, which is the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, as well as a function of the average balance of interest-earning assets compared to interest-bearing liabilities.  Also contributing to our earnings is noninterest income, which consists primarily of service charges and fees on loan and deposit products and services, fees from our insurance agency, benefits consulting and risk management subsidiaries and fees from trust services, and net gains and losses on sale of investments.  Interest income and noninterest income are offset by provisions for loan losses, general administrative and other expenses, including employee compensation and benefits and occupancy and equipment costs, as well as by state and federal income tax expense.

Our results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations.

Business Strategy

In guiding our operations, we seek to implement various strategies designed to enhance the institution’s profitability consistent with safety and soundness considerations.  These strategies include a continuing focus on our community banking franchise while distinguishing our company as a complete financial services provider, and by promoting and continuing to expand our insurance, consulting and risk management businesses. We believe these strategies will enable us to continue to grow our assets, while providing superior service to our customers, remaining focused on high asset quality, continuing to grow and diversify revenue and generating favorable returns to our stockholders.  The following are the key elements of our business strategy:

Continuing Our Community Oriented Focus.  We have been committed to meeting the financial needs of the communities we serve and providing quality service to our customers.  We believe we can be more effective than many of our competitors in serving our customers because of our ability to promptly and effectively respond to customer needs and inquiries.  Our ability to succeed in our communities is enhanced by the stability of senior management.  Senior management has an average tenure with Oneida Savings Bank of over 20 years and each individual who comprises senior management has over 25 years experience in the banking industry.

Our community focus is further supported by the community service activities of our employees and the charitable activities of The Oneida Savings Bank Charitable Foundation.  Our foundation was established in December 1998 in connection with our initial public offering.  The foundation provides funds to eligible nonprofit organizations to help them carry out unique, innovative projects in specific fields of interest. The foundation’s goal is to fund projects that will enhance the quality of life in the communities served by Oneida Savings Bank.

Expanding Our Geographic Reach.  Since 1998, we have grown our traditional community banking franchise organically and through acquisitions of banks and nonbank businesses that offer trust services, insurance sales, financial services, employee benefits consulting and risk management services.  The expansion into insurance and other financial services businesses has enabled Oneida Savings Bank to evolve from a traditional savings bank to a full-service financial services organization.  We plan to continue to seek opportunities to grow our business through a combination of de novo branching and complementary acquisitions in our existing market and contiguous markets.  We will consider acquisition opportunities that expand our geographic reach in banking, insurance or other complementary financial service businesses, although we do not currently have any agreements or understandings regarding any specific acquisition.

Continuing to Improve Earnings and Diversify Income Sources.  We continue to seek ways of increasing our income by increasing our fee income and other sources of non-interest income through traditional banking sources and insurance and financial services businesses.

•
Community Banking.   We continue to actively market our core banking products to attract new fee-based deposit accounts and checking account related services to new and existing customers.  We offer our customers internet banking, an account overdraft program, e-commerce capabilities and debit cards as an account retention tool and to increase non-interest income.  These products and services represent continuing sources of fee income. We also emphasize our trust department services with the expectation that fees generated by the trust department will increase as the assets under management grow.  In addition, we receive fee income from servicing loans sold in the secondary market.

•
Financial Service Subsidiaries. In recent years, we have increased the services and products we offer through our insurance agency, benefits consulting, and risk management subsidiaries. We initially entered the insurance and financial services business with the acquisition in October 2000 of Bailey & Haskell Associates, Inc., which operates as an insurance agency subsidiary of Oneida Savings Bank with six New York offices and an office in South Carolina.   We acquired Benefit Consulting Group LLC, an employee benefits consulting and retirement plan administration firm in 2006.  The resulting company, Benefit Consulting Group Inc., is also a wholly owned subsidiary of Oneida Savings Bank. The expansion of our financial services business has continued to provide an increasing revenue source.  During 2008, we established Workplace Health Solutions, Inc. a wholly owned subsidiary of Oneida Savings Bank, to develop a series of risk management services to help mitigate and prevent work related injuries, and to assist injured workers and their employers when a workplace injury occurs.  This subsidiary was designed to complement our other subsidiaries with an overall philosophy of innovative risk management services. We intend to continue to expand our financial services businesses to increase our earnings and diversify our revenue sources.

Growing Our Loan Portfolios.  We intend to grow our loan portfolios while continuing to exercise prudent loan underwriting and administration standards.

•
Emphasizing Origination of Commercial Real Estate, Consumer and Commercial Business Loans. We have sought to increase commercial real estate, consumer and commercial business lending in a controlled, safe and sound manner.  Because these loans generally have higher yields and shorter terms than one-to-four family residential mortgage loans, our goal is to increase the origination of these loans consistent with safety and soundness considerations.  At December 31, 2010, our loan portfolio was composed of 27.0% commercial real estate loans, 12.5% consumer loans and 14.2% commercial business loans.

•
Continuing the Origination of One-to-Four Family Real Estate Loans.  Historically, Oneida Savings Bank has emphasized the origination of one-to-four family residential mortgage loans within Madison and Oneida counties and the surrounding counties.  During 2010, our one-to-four family mortgage loan originations have been primarily fixed-rate loans.  We generally sell our fixed-rate one-to-four family loan originations and such loans are sold without recourse and on a servicing-retained basis. During the years ended December 31, 2010 and 2009, we sold $36.7 million and $55.9 million, respectively, in fixed-rate one-to-four family mortgage loans.  In addition, adjustable-rate mortgage (“ARM”) loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years and adjust annually thereafter, represented a lower percentage of total originations.  Residential real estate loan origination volume, particularly fixed-rate originations, decreased significantly during 2010 compared with 2009 due to a reduction in the volume of refinancing and new loan origination.

Continuing Our Conservative Underwriting Standards and Maintaining our Strong Asset Quality.  We continue to maintain strong asset quality and reserve coverage.  At December 31, 2010, our non performing loans totaled $4.0 million or 1.4% of total loans and our ratio of allowance for loan losses to total nonperforming loans was 107.5%. Although our nonperforming loans have increased from 2009, $3.4 million of the total nonperforming loans represent two commercial lending relationships.  Of the $3.4 million, $2.0 million represents an unsecured commercial lending relationship which has been considered to be impaired and a specific allowance of $2.0 million has been established at December 31, 2010.  The remaining $1.4 million represents a commercial relationship which is also considered to be impaired due to the contractual terms of the loans not being met as the properties that secure the loans are part of a settlement of an estate. This lending relationship has been considered to be impaired due to the estimated time for the settlement of the estate.   Our asset quality reflects our conservative underwriting standards, the diligence and experience of our loan collection personnel and the stability of the local economy.  As part of our evaluation of our asset quality, we also use an independent third party loan review firm to evaluate certain parts of the loan portfolio on a semiannual basis.  Finally, we have not and do not plan to originate or participate in any sub-prime or Alt-A lending programs or loans.

Growing Our Core Deposit Base. Oneida Savings Bank is a market leader in offering deposit accounts in the communities we serve.  We continue to emphasize offering core deposits to individuals, businesses and municipalities located in our market area.  Core deposits represent our best opportunity to develop customer relationships that enable us to cross sell the products and services of our complementary subsidiaries.  Core deposits are our least costly source of funds which improves our interest rate spread and also contribute non-interest income from account related services.

Financial Condition

Assets.  Total assets at December 31, 2010 were $661.6 million, an increase of $71.1 million, or 12.0%, from $590.5 million at December 31, 2009.  The increase in total assets was primarily attributable to an increase in investment securities and mortgage-backed securities.

Management continues to maintain a diversified loan portfolio mix. This strategy is supported through the origination and retention of consumer and commercial business loans with the intent of increasing the average yield on our interest-earning assets, and the origination for sale in the secondary market of lower yielding fixed-rate one-to-four family residential real estate loans.  Total consumer, commercial business and commercial real estate loans increased by $760,000 during 2010.  The increase in consumer, commercial business and commercial real estate loans was primarily due to an increase in commercial real estate new construction and commercial lending partially offset by a decrease in the demand of consumer loans, particularly in automobile lending.  Residential real estate loans decreased $10.9 million during 2010. During the year ended December 31, 2010, a total of $36.7 million in fixed-rate residential mortgage loans were sold compared with loan sales of $55.9 million during 2009.

Oneida Savings Bank reinvests proceeds from loan sales and investment sales and investment security maturities in other loans as new loan origination volume warrants.  Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing Oneida Savings Bank to accommodate periods of increased loan demand.

Mortgage-backed securities increased $24.2 million, or 36.8%, to $89.9 million at December 31, 2010 as compared with $65.7 million at December 31, 2009.  Investment securities increased $65.2 million, or 67.6%, to $161.7 million at December 31, 2010 as compared to $96.5 million at December 31, 2009. The increase in mortgage-backed and investment securities was due to the increase in municipal deposits which require full collateralization with treasury, agency and municipal securities as well as the investment of the net proceeds of the Company’s stock offering.

We adopted The Fair Value Option of Financial Assets and Financial Liabilities, resulting in the reclassification of certain investment securities to that of trading securities as of January 1, 2008.  Trading securities increased $64,000, or 0.8%, to $7.7 million at December 31, 2010 as compared with $7.6 million at December 31, 2009 and represent common and preferred equity securities that we have elected to adjust to fair value.  The increase in trading securities represents the increase in fair value during 2010 and was reflected through the income statement partially offset by amortization of premiums.

Cash and cash equivalents decreased $5.8 million, or 14.7%, to $33.7 million at December 31, 2009 from $39.5 million at December 31, 2009.  The decrease in cash and cash equivalents was due to our investing excess cash in investment and mortgage-backed securities during the year as well as our decision in 2009 to maintain a larger cash balance with the Federal Reserve Bank of New York for more favorable risk-based capital treatment.

Oneida Financial Corp. invests in bank-owned life insurance to provide a funding source for benefit plan obligations.  Bank-owned life insurance also generally provides non-interest income that is nontaxable.  Federal regulations generally limit the investment in bank-owned life insurance to 25% of the sum of Oneida Savings Banks’ tier 1 capital and its allowance for loan losses.  At December 31, 2010, this limit was $15.5 million, and our investment in bank-owned life insurance at that date totaled $16.3 million.  We exceeded the limit as a result of acquiring bank-owned life insurance as part of a small bank acquisition but have reduced the excess as a result of the increased capital from our stock offering and conversion.

Liabilities.  Total liabilities increased by $44.3 million, or 8.3%, to $575.7 million at December 31, 2010 from $531.4 million at December 31, 2009.  The increase was primarily the result of an increase in deposits of $62.8 million, partially offset by a decrease in borrowings of $19.0 million.

Deposit accounts increased $62.8 million, or 12.8%, to $552.2 million at December 31, 2010 from $489.4 million at December 31, 2009.  Interest-bearing deposit accounts increased by $60.6 million, or 14.2%, to $487.0 million at December 31, 2010 from $426.4 million at December 31, 2009.  Non-interest bearing deposit accounts increased $2.2 million, or 3.5%, to $65.2 million at December 31, 2010 from $63.0 million at December 31, 2009.  Core deposit accounts which include checking, savings and money market accounts increased $67.5 million or 20.3%.  Time deposits decreased $4.7 million or 3.0%.  The increase in core deposit accounts was distributed throughout our existing retail banking branch network and as a result of an increase in municipal deposits offered through our limited purpose commercial banking subsidiary, State Bank of Chittenango.  Municipal deposits increased $31.3 million to $117.3 million at December 31, 2010 from $86.0 million at December 31, 2009.

Borrowings decreased $19.0 million, or 61.3%, to $12.0 million at December 31, 2010 from $31.0 million at December 31, 2009.  The decrease in borrowings was due to our decision not to renew a portion of the advances that matured during the year.  At December 31, 2009, our FHLBNY overnight line of credit facility was not in use. Effective September 2010, FHLBNY no longer provides an overnight line of credit facility but provides for overnight advances up to maximum borrowing potential.  At December 31, 2010, there were no overnight advances outstanding.  Overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows.

Other liabilities increased $468,000, or 4.2%, to $11.5 million at December 31, 2010 from $11.0 million at December 31, 2009. The increase in other liabilities is primarily due to an increase in future dated commissions and premiums payable in our insurance subsidiary at December 31, 2010.

Stockholders’ Equity. Total stockholders’ equity at December 31, 2010 was $85.9 million, an increase of $26.8 million, or 45.3%, from $59.1 million at December 31, 2009.  Net proceeds from the Company’s stock offering completed on July 7, 2010 provided $29.0 million in additional capital during the current year partially offset by the allocation of $1.3 million in common stock to the Company’s ESOP plan.  The change in total equity is also the result of the contribution of net income of $3.8 million.  Offsetting these additions to equity, there was a decrease in accumulated other comprehensive income (“AOCI”) of $2.2 million at December 31, 2010 resulting from a decrease in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits.  Changes in interest rates and market volatility resulted in an increase in the net unrealized loss on our available for sale securities.  The unrealized losses are primarily related to our trust preferred securities in both periods.  The change in AOCI is also the result of recognizing a portion of the unrealized losses from the prior period as an other-than-temporary impairment charge in the current period which is recognized through earnings and therefore a decrease in net income in the current period.  During 2010, the amount of OTTI charged to earnings was $1.9 million net of income taxes as compared with $1.8 million net of taxes in 2009 and $440,000 net of taxes in 2008.

Analysis of Net Interest Income

Oneida Savings Bank’s principal business has historically consisted of offering savings accounts and other deposits to the general public and using the funds from such deposits to make loans secured by residential and commercial real estate, as well as consumer and commercial business loans.  Oneida Savings Bank also invests a significant portion of its assets in investment securities and mortgage-backed securities both of which have classifications of available for sale and held to maturity.  Our results of operations depend primarily upon net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and interest paid on interest-bearing liabilities, such as deposits and borrowings.  Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as the changing interest rates when differences exist in the repricing of assets and liabilities.

Average Balance Sheet.  The following table sets forth certain information relating to our average balances, average yields and costs, and certain other information for the years ending December 31, 2010, 2009 and 2008.   For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates.  No tax equivalent adjustments were made.  The average balance is an average daily balance.  Non-accrual loans have been included in the average balances.

	For the Years Ending December 31,
	2010			2009			2008
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	( dollars in thousands )
Interest-earning assets:
Loans receivable	$293,711	$16,791	5.72%	$298,449	$17,761	5.95%	$293,499	$18,535	6.32%
Investment and MBS securities	202,742	6,648	3.28%	154,151	6,905	4.48%	143,987	7,379	5.12%
Federal funds	31,919	39	0.12%	13,723	37	0.27%	7,342	169	2.30%
Equity securities	7,385	302	4.09%	6,290	298	4.74%	12,814	651	5.08%
Total interest-earning assets	535,757	23,780	4.44%	472,613	25,001	5.29%	457,642	26,734	5.84%

Non interest-earning assets:
Cash and due from banks	11,108			13,188			11,725
Other assets	77,013			75,112			74,999
Total Assets	$623,878			$560,913			$544,366

Interest-bearing liabilities:
Money market deposits	$158,842	$1,465	0.92%	$117,472	$1,516	1.29%	$83,115	$1,654	1.99%
Savings accounts	87,483	508	0.58%	80,714	488	0.60%	77,266	603	0.78%
Interest-bearing checking	55,853	106	0.19%	46,359	139	0.30%	40,459	238	0.59%
Time deposits	152,734	2,606	1.71%	153,870	3,734	2.43%	159,933	6,020	3.76%
Borrowings	21,072	996	4.73%	36,235	1,697	4.68%	56,194	2,561	4.56%
Notes payable	0	0	0.00%	1	0	0.00%	88	5	5.68%
Total interest-bearing liabilities	475,984	5,681	1.19%	434,651	7,574	1.74%	417,055	11,081	2.66%

Non interest-bearing liabilities:
Demand deposits	63,798			60,024			63,711
Other liabilities	10,928			10,740			6,867
Total liabilities	550,710			505,415			487,633
Stockholders' equity	73,168			55,498			56,733
Total Liabilities and
Stockholders' Equity	$623,878			$560,913			$544,366

Net interest income		$18,099			$17,427			$15,653
Net interest spread			3.25%			3.55%			3.18%
Net earning assets	$59,773			$37,962			$40,587
Net interest margin		3.38%			3.69%			3.42%
Ratio of interest-earning assets
to interest-bearing liabilities		112.56%			108.73%			109.73%

Rate and Volume Analysis.   The following table presents the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.  Information is provided in each category with respect to:  (i) changes attributable to changes in volume (changes in volume multiplied by current rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the net change.  The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Years Ended December 31,
	2010 vs. 2009			2009 vs. 2008
	Increase / (Decrease)		Total	Increase / (Decrease)		Total
	Due to		Increase/	Due to		Increase/
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)

	( In thousands)
Interest-earning assets:
Loans receivable	$(271)	$(699)	$(970)	$295	$(1,069)	$(774)
Investment and mortgage-backed securities	1,593	(1,850)	(257)	455	(929)	(474)
Federal funds	22	(20)	2	17	(149)	(132)
Equity securities	45	(41)	4	(309)	(44)	(353)
Total interest-earning assets	$1,389	$(2,610)	$(1,221)	$458	$(2,191)	$(1,733)

Interest-bearing liabilities:
Money market deposits	$382	$(433)	$(51)	$443	$(581)	$(138)
Savings accounts	39	(19)	20	21	(136)	(115)
Interest-bearing checking	18	(51)	(33)	18	(117)	(99)
Time deposits	(19)	(1,109)	(1,128)	(147)	(2,139)	(2,286)
Borrowings	(717)	16	(701)	(935)	71	(864)
Notes payable	-	-	-	-	(5)	(5)
Total interest-bearing liabilities	$(297)	$(1,596)	$(1,893)	$(600)	$(2,907)	$(3,507)

Net increase in net interest income			$672			$1,774

Comparison of Operating Results for the Years Ended December 31, 2010 and December 31, 2009

General.  Net income for the year ended December 31, 2010 was $3.8 million compared to net income of $4.1 million for the year ended December 31, 2009.  For the year ended December 31, 2010, the basic net income per share was $0.53 as compared with the 2009 reported basic income per share of $0.58.  The decrease in net income is primarily the result of an increase in provision for loan losses, a decrease in the change in fair value of investment securities and an increase in non-interest expense.  These decreases in income were partially offset by an increase in net interest income, an increase in non-interest income, a decrease in net investment losses and a decrease in income tax provision during 2010 as compared with 2009.

The net income from operations for the year ending December 31, 2010, which excludes non-cash impairment charges incurred on eight trust preferred securities and one privately issued collateralized mortgage obligation of $2.4 million and the non-cash benefit to earnings recognized in the connection with the increase in market value of our trading securities of $103,000, net of $660,000 in income taxes, was $5.4 million or $0.77 per basic share. This compares to net income from operations for the year ending December 31, 2009 of $4.6 million, or $0.64 per basic share.  Net income excluding the non-cash charges and benefits to earnings increased due primarily to an increase in net interest income, an increase in investment gains realized and an increase in non-interest income, partially offset by an increase in non-interest expense, provisions for loan losses and income tax provisions. We believe these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of our business, and facilitate investors’ assessments of business and performance trends in comparison to others in the financial services industry.  In addition, we believe the exclusion of these items enables management to perform a more effective evaluation and comparison of our results and assess performance in relation to our ongoing operations.

Interest and Dividend Income.  Interest and dividend income decreased by $1.2 million, or 4.9%, to $23.8 million for the year ended December 31, 2010 from $25.0 million for the year ended December 31, 2009.  Interest and fees on loans decreased by $970,000 for the year ended December 31, 2010 as compared with the same period in 2009.  Interest and dividend income on mortgage-backed and other investment securities decreased $253,000 to $6.9 million for the year ended December 31, 2010 from $7.2 million for the year ended December 31, 2009.  Interest income earned on federal funds sold increased $2,000 during 2010 as compared with the year ended December 31, 2009.

The decrease in income on loans resulted from a decrease of 23 basis points in the average yield on loans to 5.72% from 5.95% as well as a decrease of $4.7 million in the average balance of loans to $293.7 million in 2010 from $298.4 million in 2009. As of December 31, 2010, residential real estate loans totaled $90.9 million, a decrease of $10.9 million from December 31, 2009. During 2010, a total of $36.7 million in fixed-rate residential real estate loans were sold in the secondary market.  In addition, commercial real estate loans increased $5.8 million to $77.9 million at December 31, 2010 from $72.1 million at December 31, 2009.  At December 31, 2010, total loans receivable were $287.7 million as compared with $298.7 million at December 31, 2009, a decrease of 3.7%.  The decrease in the yield on loans is a result of continued lower market interest rates during 2010 as compared with 2009.

The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of 120 basis points in the average yield earned to 3.28% from 4.48% partially offset by an increase of $48.5 million in the average balance of investment and mortgage-backed securities to $202.7 million at December 31, 2010 from $154.2 million at December 31, 2009.  The increase in the average balance on investment and mortgage-backed securities is the result of purchases during the year reflecting the increase in municipal deposits that require collateral to be pledged against the balances as well as the investment of the net proceeds of the Company’s stock offering.

Interest income on federal funds sold increased as a result of an increase in the average balance of federal funds sold of $18.2 million to $31.9 million during the 2010 period as compared with $13.7 million at December 31, 2009 partially offset by a decrease of 15 basis points in the average yield. The decrease in the yield is due to decreases in interest rates paid on federal funds during the period.  The increase in the average balance of federal funds sold reflects a decision in 2010 to increase the total liquidity of Oneida Financial Corp due to the temporary investment of stock proceeds.

Income from equity securities increased $4,000 due to an increase in the average balance of $1.1 million from $6.3 million as of December 31, 2009 to $7.4 million as of December 31, 2010.   The average yield decreased 65 basis points from 4.74% as of December 31, 2009 to 4.09% as of December 31, 2010.

Interest Expense.  Interest expense decreased $1.9 million, or 25.0%, to $5.7 million for the year ended December 31, 2010 from $7.6 million for the year ended December 31, 2009.  The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2010 of $1.2 million, decreasing to $4.7 million during 2010 from $5.9 million during 2009.  In addition, borrowing expense decreased to $1.0 million for 2010 compared with $1.7 million for 2009.

The decrease in interest expense paid on deposits was primarily due to a decrease in the average cost of deposits.  Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, experienced an increase in the average balance of $57.7 million, or 23.6%, to $302.2 million at an average cost of 0.69% during 2010 from $244.5 million at an average cost of 0.88% during 2009.  During the same period the average balance of time deposits decreased $1.2 million or 0.8%, to $152.7 million in 2010 from $153.9 million during 2009 and the average rate paid on time deposits decreased 72 basis points.

The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in the 2010 period to $21.1 million as compared with $36.2 million during the 2009 period, offset by a 5 basis point increase in the average rate paid on borrowed funds to 4.73% for the 2010 period.

Provision for Loan Losses.  Provision for loan losses increased $890,000, or 117.1%, to $1.6 million for the year ended December 31, 2010 as compared with a provision of $760,000 for the year ended December 31, 2009.  Oneida Savings Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb probable incurred credit losses.  Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors.   Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.  The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of the lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.   Management continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions making appropriate provisions for loan losses on a quarterly basis.

The increase in the provision from 2009 to 2010 was primarily the result of the Company increasing a specific reserve for an impaired unsecured commercial relationship with a principal balance of $2.0 million to $2.0 million as of December 31, 2010 as compared to $570,000 as of December 31, 2009.  Nonperforming loans have increased during the year ended December 31, 2010, totaling $4.0 million or 0.60% of total assets at December 31, 2010 compared with $551,000 or 0.09% of total assets at December 31, 2009.  The increase is due in part to the impaired unsecured commercial relationship as well as an additional commercial relationship with two commercial mortgages totaling $1.4 million that is also considered impaired at December 31, 2010.  This commercial relationship was considered impaired due to the contractual terms of the loans not being met as the properties that secure the loans are part of a settlement of an estate involving numerous parties.   Net charge-off activity for the year ended December 31, 2010 was $275,000 as compared with $483,000 in net charge-offs during 2009.  The balance of the allowance for loan losses was $4.3 million or 1.51% of loans receivable at December 31, 2010 compared with $2.9 million or 0.98% of loans receivable at December 31, 2009.

Non-interest Income.  Non-interest income increased by $2.0 million, or 9.6%, to $22.9 million for the year ended December 31, 2010 from $20.9 million for the year ended December 31, 2009.

Revenue derived from Oneida Savings Bank’s subsidiaries increased $1.7 million, or 10.8%, to $17.5 million during 2010 as compared with $15.8 million during 2009. Insurance subsidiary revenue of Bailey & Haskell Associates was $10.5 million for the year ended December 31, 2010 as compared with $9.7 million during 2009.  The increase in insurance subsidiary revenue is primarily due to increased sales volume and a high level of account revenue retention from the prior year.  Consulting activities of Benefit Consulting Group generated revenue of $5.9 million for the year ended December 31, 2010 as compared with $5.7 million during 2009.  The increase in consulting revenue is primarily the result of an increase in employee benefit consulting services and increased pension administration revenue resulting from required pension plan amendments prepared for clients.  Risk management activities of Workplace Health Solutions generated $1.0 million of revenue for the year ended December 31, 2010 as compared with $491,000 in revenue during 2009.  The increase in risk management revenue was the result of continued client growth for this new subsidiary established at the beginning of 2008.

Deposit account service fees remained stable at $2.6 million during the year ended December 31, 2010 and 2009.  The combination of fee reductions and higher account balances currently maintained resulted in more stable deposit account service fee revenue.

We experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans.  Such income increased to $1.1 million during 2010 compared with $985,000 during 2009. The increase is primarily the result of an increase in the profit on sales of loans in 2010 as compared with 2009.

Change in fair value of investments.  We have identified the preferred and common equity securities we hold in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement.  For the year ended December 31, 2010 the market value of our trading securities increased $103,000 as compared with an increase of $1.7 million in the 2009 period.

Net investment losses. Net investment losses for the year ended December 31, 2010 were $901,000 as compared with net investment losses of $1.5 million during 2009.  The net investment loss was the result of a non-cash impairment charge of $2.4 million recorded for the year ended December 31, 2010 as compared to $2.3 million recorded for the year ended December 31, 2009 for eight trust preferred securities and one privately issued collateralized mortgage obligation which were determined to be other-than-temporarily impaired.  The trust preferred securities are diversified pools of collateralized debt obligations primarily issued by domestic financial institutions and their holding companies.  Partially offsetting the non-cash impairment charges were investment gains resulting from our decision to realize a portion of the appreciation in our mortgage-backed and investment securities portfolio resulting in net gains realized of $1.5 million during 2010 and $788,000 during 2009.

Non-interest Expense.  Non-interest expense increased by $1.4 million or 4.3% to $33.6 million for the year ended December 31, 2010 from $32.2 million for the year ended December 31, 2009.  The increase was primarily due to an increase in operating expenses associated with our insurance agency and consulting subsidiaries associated with commissions paid concurrent with revenue increases

Salaries, wages and other compensation paid to the employees of Oneida Financial Corp. during 2010 was $21.4 million, an increase of $1.0 million, or 4.9%, as compared with compensation expense of $20.4 million during 2009.  The increase in compensation expense was primarily the result of the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in commissions paid and employee benefit expense. In 2006, Oneida Financial Corp. approved a Management Recognition and Retention Plan for directors, officers and key employees.  The expense associated with this benefit was $172,000 for 2010 as compared with $180,000 in 2009.

Building occupancy and equipment expense increased $249,000, or 5.2%, to $5.0 million for the year ended December 31, 2010 as compared to $4.7 million during 2009.

Other non-interest expense increased $147,000, or 2.1%, to $7.2 million for the year ended December 31, 2010 as compared to $7.0 million during 2009.  The increase in other non-interest expense was primarily the result of consultant or broker charges related to the sales of insurance and other non-banking products through our subsidiaries.  Consultant or broker charges increased by $251,000, or 32.1%, to $1.0 million for the year ended December 31, 2010 as compared to $781,000 during 2009.

Provision for Income Taxes. Provision for income taxes was $914,000 for the year ended December 31, 2010, a decrease of $297,000 from the 2009 income tax provision recorded of $1.2 million.  The decrease in income tax provision reflects the decrease in effective tax rate for 2010 as compared with 2009.  The lower effective tax rate was due to changes in the Bank’s tax exempt and tax preferred investment income and overall tax rate in effect for the year.

Comparison of Operating Results for the Years Ended December 31, 2009 and December 31, 2008

General.  Net income for the year ended December 31, 2009 was $4.1 million compared to a net loss of $1.7 million for the year ended December 31, 2008.  For the year ended December 31, 2009, the basic net income per share was $0.58 as compared with the 2008 reported basic loss per share of $0.24.  The increase in net income is primarily the result of an increase in net interest income, an increase in non-interest income and an increase in the fair value of trading securities.  These increases in income were partially offset by an increase in non-interest expense, an increase in income tax provision, an increase in net investment losses and an increase in provision for loan losses during 2009 as compared with 2008.  The net loss in 2008 was largely due to noncash investment charges of $8.7 million, an increase in the provision for loan losses and an increase in non-interest expenses.  Partially offsetting the factors attributable to the net loss were increases in net interest income and non-interest income and a decrease in the provision for income taxes.

The net income from operations for the year ending December 31, 2009, which excludes non-cash impairment charges incurred on eight trust preferred securities of $2.3 million and the non-cash benefit to earnings recognized in the connection with the increase in market value of our trading securities of $1.7 million, net of $130,000 in income taxes, was $4.6 million or $0.58 per basic share. This compares to net income from operations for the year ending December 31, 2008 of $3.5 million, or $0.45 per basic share.  Net income excluding the non-cash charges and benefits to earnings increased due primarily to an increase in net interest income, an increase in investment gains realized and an increase in non-interest income, partially offset by an increase in non-interest expense, provisions for loan losses and income tax provisions. We believe these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of our business, and facilitate investors’ assessments of business and performance trends in comparison to others in the financial services industry.  In addition, we believe the exclusion of these items enables management to perform a more effective evaluation and comparison of our results and assess performance in relation to our ongoing operations.

Interest and Dividend Income.  Interest and dividend income decreased by $1.7 million, or 6.5%, to $25.0 million for the year ended December 31, 2009 from $26.7 million for the year ended December 31, 2008.  Interest and fees on loans decreased by $774,000 for the year ended December 31, 2009 as compared with the same period in 2008.  Interest and dividend income on mortgage-backed and other investment securities decreased $827,000 to $7.2 million for the year ended December 31, 2009 from $8.0 million for the year ended December 31, 2008.  Interest income earned on federal funds sold decreased $132,000 during 2009 as compared with the year ended December 31, 2008.

The decrease in income on loans resulted from a decrease of 37 basis points in the average yield on loans to 5.95% from 6.32% partially offset by an increase of $4.9 million in the average balance of loans to $298.4 million in 2009 from $293.5 million in 2008.  As of December 31, 2009, residential real estate loans totaled $144.1 million, a decrease of $4.0 million from December 31, 2008. During 2009, a total of $55.9 million in fixed-rate residential real estate loans were sold in the secondary market.  In addition, commercial loans decreased $3.4 million to $38.8 million at December 31, 2009 from $42.2 million at December 31, 2008.  At December 31, 2009, total loans receivable were $298.7 million as compared with $305.1 million at December 31, 2008, a decrease of 2.1%.  The decrease in the yield on loans is a result of lower market interest rates during 2009 as compared with 2008.
The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of 64 basis points in the average yield earned to 4.48% from 5.12% partially offset by an increase of $10.2 million in the average balance of investment and mortgage-backed securities to $154.2 million at December 31, 2009 from $144.0 million at December 31, 2008.  The increase in the average balance on investment and mortgage-backed securities is the result of purchases during the year reflecting the increase in municipal deposits that require collateral to be pledged against the balances.

Interest income on federal funds sold decreased as a result of a decrease of 203 basis points in the average yield partially offset by an increase in the average balance of federal funds sold of $6.4 million to $13.7 million during the 2009 period as compared with $7.3 million at December 31, 2008. The decrease in the yield is due to decreases in interest rates paid on federal funds during the period.  The increase in the average balance of federal funds sold reflects a decision in 2009 to increase the total liquidity of Oneida Financial Corp.

Income from equity securities decreased $353,000 due to a decrease in the average yield of 34 basis points.  In addition, the average balance decreased $6.5 million from $12.8 million as of December 31, 2008 to $6.3 million as of December 31, 2009.

Interest Expense.  Interest expense decreased $3.5 million, or 31.5%, to $7.6 million for the year ended December 31, 2009 from $11.1 million for the year ended December 31, 2008.  The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2009 of $2.6 million, decreasing to $5.9 million during 2009 from $8.5 million during 2008.  In addition, borrowing expense decreased to $1.7 million for 2009 compared with $2.6 million for 2008.

The decrease in interest expense paid on deposits was primarily due to a decrease in the average cost of deposits.  Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, experienced an increase in the average balance of $43.7 million, or 21.8%, to $244.5 million at an average cost of 0.88% during 2009 from $200.8 million at an average cost of 1.24% during 2008.  During the same period the average balance of time deposits decreased $6.1 million or 3.8%, to $153.9 million in 2009 from $159.9 million during 2008 and the average rate paid on time deposits decreased 133 basis points.

The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in the 2009 period to $36.2 million as compared with $56.2 million during the 2008 period, offset by a 12 basis point increase in the average rate paid on borrowed funds to 4.68% for the 2009 period.

The decrease in notes payable expense was due to the decrease in average balance of $87,000 as well as a decrease in the average yield outstanding.  The notes payable represent the balances owed to Parsons, Cote & Company and Benefit Consulting Group LLC as part of the acquisition of the companies during the year ended December 31, 2006 which was paid in full during 2009 according to the terms of the notes.

Provision for Loan Losses.  Provision for loan losses increased $235,000, or 44.8%, to $760,000 for the year ended December 31, 2009 as compared with a provision of $525,000 for the year ended December 31, 2008.  The increase in the provision from 2008 to 2009 was a result of an increase in charge-offs taken during 2009 and provisions for loan impairments which were partially offset by a decrease in loan balances.  During 2009, we identified an impaired commercial lending relationship with a principal balance of $2.2 million as of December 31, 2009.  At December 31, 2009, a specific allowance of

$570,000 had been established for that loan.  As of December 31, 2009, the borrower of the impaired loan had made all payments as agreed.  Nonperforming loans remained at low levels during the years ended December 31, 2009 and 2008, totaling $551,000 or 0.09% of total assets at December 31, 2009 compared with $513,000 or 0.09% of total assets at December 31, 2008.  Net charge-off activity for the year ended December 31, 2009 was $483,000 as compared with $412,000 in net charge-offs during 2008.  The balance of the allowance for loan losses was $2.9 million or 0.98% of loans receivable at December 31, 2009 compared with $2.6 million or 0.87% of loans receivable at December 31, 2008.

Non-interest Income.  Non-interest income consists of non-interest income, changes in fair value of trading securities, net gains on sales of securities as well as net impairment losses recognized in earnings.  Non-interest income increased by $11.4 million, or 117.5%, to $21.1 million for the year ended December 31, 2009 from $9.7 million for the year ended December 31, 2008.  The increase in non-interest income was primarily due to a positive net fair value adjustment of $1.7 million for the increase in market value of our trading securities at December 31, 2009 from the prior year end.   This compares with a net decrease in the fair value for the 2008 period of $7.7 million that was recognized in connection with the adoption of fair value accounting for certain preferred and common equity securities including Freddie Mac preferred securities. In addition, we also recorded other-than-temporary impairment charges in both 2009 and 2008 periods.

Revenue derived from Oneida Savings Bank’s subsidiaries increased $2.2 million or 16.3% to $15.8 million during 2009 as compared with $13.6 million during 2008. Insurance subsidiary revenue of Bailey & Haskell Associates was $9.7 million for the year ended December 31, 2009 as compared with $8.5 million during 2008.  The increase in insurance subsidiary revenue is primarily due to increased sales volume and a high level of account revenue retention from the prior year.  Consulting activities of Benefit Consulting Group generated revenue of $5.7 million for the year ended December 31, 2009 as compared with $5.0 million during 2008.  The increase in consulting revenue is primarily the result of an increase in employee benefit consulting services and increased pension administration revenue resulting from required pension plan amendments prepared for clients.  Risk management activities of Workplace Health Solutions generated $491,000 of revenue for the year ended December 31, 2009 as compared with $120,000 in revenue during 2008.  The increase in risk management revenue was the result of continued client growth for this new subsidiary established at the beginning of 2008.

Deposit account service fees decreased to $2.6 million during the year ended December 31, 2009 from $2.8 million during 2008.  The combination of fee reductions and the higher account balances currently maintained resulted in the decrease in deposit account service fee revenue.

We experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans.  Such income increased to $985,000 during 2009 compared with $465,000 during 2008. The increase is primarily the result of an increase in the volume of loan activity in 2009 as compared with 2008.

We have identified the preferred and common equity securities we hold in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement.  For the year ended December 31, 2009 the market value of our trading securities increased $1.7 million as compared with a decrease of $7.7 million in the 2008 period.  The 2008 period was negatively impacted by the significant decline in value of Freddie Mac perpetual preferred stock following the announcement by the United States Treasury and the FHFA that Freddie Mac was placed under conservatorship during September 2008.

Net investment losses for the year ended December 31, 2009 were $1.5 million as compared with net investment losses of $959,000 during 2008.  The net investment loss was the result of a non-cash impairment charge of $2.3 million recorded for the year ended December 31, 2009 for eight trust preferred securities which were determined to be other-than-temporarily impaired.  The trust preferred securities are diversified pools of collateralized debt obligations primarily issued by domestic financial institutions and their holding companies.  Partially offsetting the non-cash impairment charge were investment gains resulting from our decision to realize a portion of the appreciation in our mortgage-backed and investment securities portfolio resulting in net gains realized of $788,000 during 2009.  For the year ended December 31, 2008, we recorded a non-cash other-than-temporary impairment charge on a Lehman Brothers medium term note of $1.0 million following their bankruptcy announcement in September 2008, partially offset by realized net investment gains of $63,000 during 2008.

Non-interest Expense.  Non-interest expense increased by $3.7 million or 12.9% to $32.4 million for the year ended December 31, 2009 from $28.7 million for the year ended December 31, 2008.  The increase was primarily due to an increase in operating expenses associated with our insurance agency and consulting subsidiaries associated with commissions paid concurrent with revenue increases.  In addition, an increase in premiums being assessed by the Federal Deposit Insurance Corporation for the

current calendar year has resulted in additional non-interest expense of $970,000 for the year ended December 31, 2009 as compared with the same period in 2008.

Salaries, wages and other compensation paid to the employees of Oneida Financial Corp. during 2009 was $20.4 million, an increase of $2.3 million, or 12.7%, as compared with compensation expense of $18.1 million during 2008.  The increase in compensation expense was primarily the result of the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in commissions paid and employee benefit expense. In 2006, Oneida Financial Corp. approved a Management Recognition and Retention Plan for directors, officers and key employees.  The expense associated with this benefit was $180,000 for 2009 as compared with $166,000 in 2008.  In addition, we recognized compensation expense in connection with the exercise of stock options during 2009 of $78,000 as compared with no compensation expense recognized in 2008 related to the exercise of stock options.

Building occupancy and equipment expense increased $9,000, or 0.2%, to $4.7 million for the year ended December 31, 2009 as compared to $4.7 million during 2008.

Non-interest expense was negatively impacted during 2009 as a result of Oneida Savings Bank being assessed significantly higher deposit insurance premiums, including a special assessment of 5 basis points on its assets.  Deposit insurance premiums and assessments during 2009 totaled $1.0 million as compared with FDIC premiums of $58,000 during 2008.  At the end of 2009, the FDIC required all banks to prepay their base deposit insurance premiums for the next three years.  This new requirement resulted in Oneida Financial Corp. transferring $2.4 million to the FDIC representing a prepaid assessment for 2010, 2011 and 2012.  We anticipate additional FDIC insurance assessments beyond the current assessment level.

Provision for Income Taxes. Provision for income taxes was $1.2 million for the year ended December 31, 2009 an increase of $3.4 million from the 2008 income tax benefit recorded of $2.2 million.  The increase in income tax provision reflects the increase in net income for the year ended December 31, 2009. The effective tax rate was 22.7% during 2009.  The increase in income tax provision is due to a return to profitability in 2009 and the special tax treatment received in 2008 for the investment losses recognized by holders of Freddie Mac preferred stock.

Application of Critical Accounting Policies

Oneida Financial Corp.’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation allowance to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The most significant accounting policies followed by Oneida Financial Corp. are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are recorded in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses,  the fair value of trading securities and investment securities and the evaluation of other-than-temporary impairment on securities whose fair value is less than amortized cost, actuarial assumptions associated with Oneida Financial Corp.’s pension plan and the fair value methodologies used to review the carrying value  of goodwill to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for loan losses represents management's estimate of probable incurred credit losses in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the collateral value and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Allowance for Loan Losses section of the annual report.

As of December 31, 2010, $24.1 million of securities were considered held to maturity and are carried at amortized cost on our statement of condition.  Securities available for sale, which represented $227.5 million at December 31, 2010, are recorded at current market value on our statement of condition.  Unrealized gains or losses, net of the deferred tax effect, are reported in other comprehensive income as a separate component of stockholders’ equity.  Recorded values are based on prices obtained from nationally recognized resources or securities dealer’s valuations.  We conduct a quarterly review and evaluation of the securities portfolios to determine if any declines in fair value are other than temporary.  Any valuation decline that is determined to be other than temporary would require us to write down the security to fair value through a charge to current period operations.

Securities in which the fair value option has been elected, which include both common and preferred equity securities, are classified as trading assets and are recorded at fair value on our statement of condition.  Changes in fair value are included in earnings.

The estimation of fair value is significant to several of our assets, including trading securities and securities available for sale. Fair values are determined based on third party sources, when available.  Furthermore, accounting principles generally accepted in the United States require disclosure of the fair value of financial instruments as a part of the notes to the consolidated financial statements.  Fair values may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates and the shape of the yield curve.

Fair values for securities available for sale are typically based on quoted market prices.  If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities or level 3 values.  Note 4 to the consolidated financial statements provides additional information on how we determine level 3 values.

The valuation of our obligation associated with pension plans utilizes various actuarial assumptions.  These assumptions include discount rate and expected return on plan assets.  Specific discussion of the assumptions used by management is discussed in Note 11.

Although goodwill is not subject to amortization, we must test the carrying value for impairment at least annually or more frequently if events or circumstances indicate that the asset might be impaired. Impairment testing requires that the fair value of each of the reporting units be compared to the carrying amount of its net assets, including goodwill.  Determining the fair value of reporting units requires us to use a high degree of subjective judgment.  We utilize discounted cash flow valuation models that incorporate such variables as revenue growth rates, expense trends, interest rates, and terminal values.  Management also reviews current acquisition multiples with consideration of market conditions surrounding those acquisitions.  Management will compare multiples of revenue, EBITDA as well as book value as a determination of fair value.  Future changes in the economic environment or operations of our reporting units could cause changes to these variables, which could result in impairment being identified.

Management of Market Risk and Other Risks

Our most significant form of market risk is interest rate risk, as the majority of our assets and liabilities are sensitive to changes in interest rates.  Ongoing monitoring and management of this risk is an important component of our asset and liability management process.  We do not own any trading assets other than common and preferred equity securities classified as trading in accordance with fair value accounting.  We do not engage in hedging transactions, such as interest rate swaps and caps, other than forward sale commitments on certain mortgage loan commitments.  Our interest rate risk management program focuses primarily on evaluating and managing the composition of our assets and liabilities in the context of various interest rate scenarios.  Factors beyond Management’s control, such as market interest rates and competition, also have an impact on interest income and interest expense.

Interest Rate Risk.  In recent years, the we have used the following strategies to manage interest rate risk:   (i) emphasizing the origination and retention of adjustable-rate residential mortgage loans, adjustable-rate commercial mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify our sources of revenue, particularly non-interest income and (iv) managing our investment activities in a prudent manner in the context of overall balance sheet asset/liability management.   Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but improves our position for increases in market interest rates and better matches the maturities of our certificate of deposit accounts.  Certificates of deposit that mature in one year or less, at December 31, 2010 totaled $116.3 million, or 24.4% of total interest-bearing liabilities.  Borrowed funds that mature in one year or less at December 31, 2010 totaled $1.0 million, or 0.2% of total interest-bearing liabilities.  Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

Net Income and Portfolio Value Analysis. Our interest rate sensitivity is monitored by management through the use of a net income model and a net portfolio value (“NPV”) model which generates estimates of the change in our net income and NPV over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets and liabilities. The model assumes estimated loan prepayment rates and reinvestment rates.

The following sets forth our net interest income and NPV as of December 31, 2010.

	Net Interest Income			Net Portfolio Value
Change in Interest Rates In Basis Points (Rate Shock)	Dollars Amount	Dollar Change	Percent Change	Dollars Amount	Dollar Change	Percent Change
	(Dollars in thousands)
+500	$19,227	$1,128	6.23%	$25,187	$(47,138)	(65.18)%
+400	$19,122	$1,023	5.65%	$32,358	$(39,967)	(55.26)%
+300	$19,009	$910	5.03%	$43,178	$(29,147)	(40.30)%
+200	$18,684	$585	3.23%	$55,673	$(16,652)	(23.02)%
+100	$18,446	$347	1.92%	$65,897	$(6,428)	(8.89)%
Static	$18,099	$-	-%	$72,325	$-	-%
-100	$17,527	$(527)	(3.16)%	$79,190	$6,865	9.49%

The following sets forth our net interest income and NPV as of December 31, 2009.

	Net Interest Income			Net Portfolio Value
Change in Interest Rates In Basis Points (Rate Shock)	Dollars Amount	Dollar Change	Percent Change	Dollars Amount	Dollar Change	Percent Change
	(Dollars in thousands)

+300	$16,732	$(695)	(3.99)%	$39,089	$(19,109)	(32.83)%
+200	$17,054	$(373)	(2.14)%	$48,239	$(9,960)	(17.11)%
+100	$17,281	$(146)	(0.84)%	$54,597	$(3,602)	(6.19)%
Static	$17,427	$-	-%	$58,198	$-	-%

As of December 31, 2010, a 200 basis point increase in market interest rates was estimated to have a positive impact of 3.23% on net interest income during 2011 while a 300 basis point increase in rates would have a positive impact of 5.03% on net interest income during 2011. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

There are certain shortcomings inherent in the methodology used in the above interest rate risk measurements. Modeling changes in net interest income and NPV requires the making of certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income in the table assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Credit Risk.  Our loan and investment portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, standard lending and investment policies and loan underwriting criteria.

Note 1 to the consolidated financial statements describes the accounting policies related to nonperforming loans and charge-offs and describes the methodologies used to develop the allowance for loan losses. The policies governing nonperforming loans and charge-offs are consistent with regulatory standards. We maintain an allowance for loan losses sufficient to absorb estimated probable incurred losses in the loan portfolio. The evaluation of each element and the overall allowance are based on the size and current risk characteristics of the loan portfolio and include an assessment of individual problem loans, actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions.

While management considers the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, delinquencies or loss rates, and management's intent with regard to asset disposition options. In addition, the allowance for loan losses is periodically reviewed by the bank regulatory agencies as an integral part of their examination process. Based on their review, the agencies may require us to adjust the allowance for loan losses based on their judgments about information available to them at the time of their review.

The securities investment policy is established by the Board of Directors.  This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets and desired risk parameters.  In pursuing these objectives, management considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification.  We will only purchase securities rated as investment grade by a nationally recognized investment rating agency.  The ability of an issuer of a corporate debt instrument to repay the obligation is influenced by a number of factors including general economic conditions, cash flow, events in specific industries, regional crisis, bankruptcy and many other factors.  Corporate bonds are not typically guaranteed beyond their ability to repay and therefore may result in a loss to us if conditions change from those in place at the time the investment was acquired.  We conduct a quarterly evaluation of the securities portfolio to determine if any declines in fair value are other-than-temporary.  Part of this analysis includes forecasting of rate projections and investment spreads over bond indices as compared to historical performance.  Fluctuations in market conditions could impact the evaluation and outcome of projections.

Concentration Risk. Our lending activities are primarily conducted in Madison and Oneida Counties, located in Central New York State, and the adjacent counties.  Our mortgage loan portfolio, consisting primarily of loans on residential real property located in its market area, is subject to risks associated with the local economy.  If the local economy, national economy or real estate market weakens, our financial condition and results of operations could be adversely affected. A weakening in the local real estate market or a decline in the local economy could increase the number of delinquent or nonperforming loans and reduce the value of the collateral securing such loans, which would reduce our net income.

 Legal Proceedings.    We and our subsidiaries are subject to various legal actions arising in the normal course of business.  For a complete discussion see Form 10-K “ITEM 3. LEGAL PROCEEDINGS”.

Liquidity Risk.  The objective of liquidity management is to ensure the cash flow requirements of depositors and borrowers, as well as the operating cash needs of our business, are met, taking into account all on- and off-balance sheet funding demands. Liquidity management also includes ensuring cash flow needs are met at a reasonable cost. Liquidity risk arises from the possibility that we may not be able to satisfy current or future financial commitments, or may become unduly reliant on alternative funding sources. We maintain a liquidity risk management policy to address and manage this risk. The policy identifies the primary sources of liquidity, establishes procedures for monitoring and measuring liquidity, and establishes minimum liquidity requirements which comply with regulatory guidance. The policy also includes a contingency funding plan to address liquidity needs in the event of an institution-specific or a systemic financial market crisis. The liquidity position is continually monitored and reported on a monthly basis to the Asset/Liability Management Committee.

Our primary sources of funds are deposits; FHLB borrowings; proceeds from the principal and interest payments on loans and mortgage-related, debt and equity securities; and to a lesser extent, proceeds from the sale of fixed rate residential real estate loans and additional borrowing ability available as needed.  While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales and borrowings are greatly influenced by general interest rates, economic conditions and competition.  During 2010, the proceeds of the stock offering provided an additional source of funds.

Liquidity management is both a short-term and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and (vi) liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations.  At December 31, 2010, cash and interest-earning deposits totaled $33.7 million, or 5.1% of total assets.

If Oneida Savings Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB.  Oneida Savings Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  At December 31, 2010, Oneida Savings Bank has available $50.1 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2010.  In addition, we can utilize investment and mortgage-backed securities as collateral for repurchase agreements.  We also maintain lines of credit with various commercial banks as an additional source of short-term borrowing.  At December 31, 2010 we had approximately $10.0 million available to it under these borrowing arrangements.

We must also maintain adequate levels of liquidity to satisfy loan commitments.  At December 31, 2010, we had outstanding commitments to originate loans of $57.5 million.  We anticipate that we will have sufficient funds to meet current loan commitments.

Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2010, totaled $116.3 million.  Based upon our experience and current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.  Deposits less than $100,000 totaled $279.0 million at December 31, 2010.

Management believes that our liquidity policies and sources are effective to satisfy current and anticipated financial commitments.

Capital Requirements.  The FDIC has adopted risk-based capital guidelines to which Oneida Savings Bank is subject.  The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations.  Oneida Savings Bank is required to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets.  The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the Bank’s “risk-based capital ratio.”  Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk.

These guidelines divide a savings bank’s capital into two tiers.  The first tier (“Tier I”) includes common equity, retained earnings, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets (except mortgage servicing rights and purchased credit card relationships subject to certain limitations).  Supplementary (“Tier II”) capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions.

Based on the foregoing, Oneida Savings Bank is currently classified as a “well capitalized” savings institution.  The following table sets forth information regarding Oneida Savings Bank’s capital levels as of December 31, 2010.

	Minimum	To Be Well capitalized Under prompt Corrective Action
	Required	Provisions	Actual
Tier I Capital to Average Assets	4%	5%	9.27%
Tier I Capital to Risk-Weighted Assets	4%	6%	14.11%
Total Capital to Risk-Weighted Assets	8%	10%	15.15%

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements.  We have various financial obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents as of December 31, 2010, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

(Dollars in thousands)		Payments Due In
Contractual Obligation	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Certificates of Deposit	8	$116,262	$22,996	$12,869	$68	$152,195
Borrowings	9	$1,000	$10,000	$1,000	—	$12,000

Commitments and Off-Balance Sheet Arrangements: In the normal course of business, to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates, we are a party to financial instruments with off-balance sheet risk, held for purposes other than trading. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument, for loan commitments and standby letters of credit, is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. We use the same credit policies in making such commitments as it does for on-balance sheet loans. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management’s credit evaluation of the borrower. Commitments to originate loans, unused lines of credit, and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Therefore, the amounts presented below do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments that we issue to guarantee the performance by a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2010. Further discussion of these commitments and off-balance sheet arrangements is included in Note 14 to the consolidated financial statements.

Commitments to extend credit:	One Year or Less	One to Three years	Three to Five years	Over Five years	Total
	(In thousands)
Commercial real estate and commercial business	$34,907	$1,249	$—	$—	$36,156
Residential real estate	2,204	—	—	—	2,204
Revolving home equity lines	270	1,966	3,098	12,216	17,550
Consumer revolving credit	1,305	—	—	—	1,305
Standby letters of credit	195	118	—	—	313

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of our operations.  Unlike industrial companies, our assets and liabilities are primarily monetary in nature.  As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Market for Common Stock. The Company’s common stock commenced trading on the NASDAQ Global Market on July 7, 2010, following the completion of the conversion and offering.  Prior to that date, the common stock of old Oneida Financial Corp., the Company’s predecessor, had traded on the NASDAQ Capital Market since December 30, 1998.  The table below provides information on the high and low trading prices of the common stock for the periods indicated, as reported on the NASDAQ Stock Market, as well as the dividends paid during such periods. All per share amounts prior to the completion of the conversion are adjusted to reflect the 0.9136 exchange ratio used in the conversion.  The Company’s common stock is traded on the NASDAQ Global Market under the symbol “ONFC”.

	Price Per Share		Cash Dividend Per
	High	Low	Share
2010

Fourth quarter	$8.24	$7.06	$0.12
	8.25	7.18	0.06
Second quarter	10.95	7.80	—
First quarter	10.95	9.34	0.12

2009

Fourth quarter	$10.89	$9.03	$—
Third quarter	12.86	7.73	0.12
Second quarter	12.31	8.05	—
First quarter	9.85	7.66	0.12

As of December 31, 2010, there were 7,162,273 shares of the Company’s common stock issued and approximately 1,378 shareholders of record.  The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

The Board of Directors of the Company declared one semiannual cash dividend and three quarterly cash dividends during the year ended December 31, 2010.  The table above represents the payment of the cash dividends which was the equivalent of four quarterly dividends.  With the second step conversion, the Board has moved to a quarterly dividend payment instead of a semiannual payment.  The dividend declared in the fourth quarter 2010 of $0.12 per share will be paid in January 2011 and is not reflected in the table above. The Board will review the dividend regularly and expects to maintain a regular quarterly dividend in the future, dependent upon the Company’s earnings, financial condition and other factors.  The Company relies in part on dividends from the Bank to fund the payment of dividends to Company stockholders.  See Note 15 of the Consolidated Financial Statements for a discussion of restrictions on the Bank’s ability to pay dividends.

Stock Performance Graph.  Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning December 31, 2005, as reported by the Nasdaq Market, through December 31, 2010, (b) the cumulative total return on stocks included in the S&P 500 Index over such period, (c) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (d) the cumulative total return of publicly traded thrifts or thrift holding companies in the mutual holding company structure over such period.  Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.  The graph reflects stock price information for the Company since July 7, 2010, and for the Company’s predecessor prior to that date.

	Period Ending
Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
Oneida Financial Corp.	100.00	122.82	104.17	85.54	108.02	92.80
S&P 500	100.00	113.62	117.63	72.36	89.33	100.75
MHC Thrifts	100.00	133.04	113.09	116.17	101.72	91.64
Nasdaq Bank Index	100.00	111.01	86.51	65.81	53.63	60.01

Assuming an initial investment in the Common Stock of Oneida Financial Corp. of $100.00 at December 31, 2005, the cumulative total value with dividends reinvested would be $92.80 at December 31, 2010.