Form 10-K, Exhibit 13
period 2011-12-31
Oneida Financial Corp.
filed 2012-03-22
CIK 1485001

EXHIBIT 13

2011 ANNUAL REPORT TO STOCKHOLDERS

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Oneida Financial Corp.

Oneida, New York

We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2011 and 2010 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2011 and 2010 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

March 22, 2012

Livingston, New Jersey

Oneida Financial Corp.

Consolidated Statements of Condition

December 31, 2011 and 2010

Assets	2011	2010
Cash and due from banks	$22,910,284	$15,607,813
Federal funds sold	17,661,389	18,133,603
Total cash and cash equivalents	40,571,673	33,741,416
Trading securities	7,010,349	7,691,331
Securities available-for-sale	197,305,166	227,477,867
Securities held-to-maturity (fair value $49,264,203 and $25,069,752 respectively)	47,198,910	24,143,606
	—	—
Mortgage loans held for sale	688,416	857,181
Loans receivable	287,818,861	286,849,908
Allowance for loan losses	(2,899,525)	(4,276,449)
Net loans receivable	284,919,336	282,573,459
Federal Home Loan Bank stock, at cost	2,101,700	2,108,900
Premises and equipment, net	21,379,743	19,902,630
Accrued interest receivable	2,226,551	2,454,753
Bank owned life insurance	16,978,468	16,331,793
Other assets	18,385,587	19,777,031
Goodwill	23,982,454	23,300,621
Other intangible assets	964,226	1,217,941
Total Assets	$663,712,579	$661,578,529
Liabilities and Stockholders' Equity
Interest bearing deposits	$481,505,452	$486,984,708
Non-interest bearing deposits	69,119,138	65,179,106
Borrowings	11,000,000	12,000,000
Other liabilities	14,126,801	11,494,420
Total liabilities	575,751,391	575,658,234
Commitments and contingent liabilities (Note 14)	—	—
Oneida Financial Corp. Stockholders' equity:
Preferred stock, 10,000,000 shares authorized ; 0 issued and outstanding	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 6,915,570
issued at December 31, 2011; 7,164,794 shares issued at December 31, 2010	69,156	71,648
Additional paid-in capital	43,396,150	45,636,501
Retained earnings	47,210,558	44,816,499
Accumulated other comprehensive loss	(2,122,238)	(6,198,239)
Treasury stock (at cost, 2,521 shares)	(19,790)	(19,790)
Unearned employee stock ownership plan (ESOP) (78,956 and 118,228 shares)	(631,648)	(945,824)
Total Oneida Financial Corp. stockholders' equity - controlling interest	87,902,188	83,360,795
Noncontrolling interest	59,000	2,559,500
Total stockholders' equity	87,961,188	85,920,295
Total Liabilities and Stockholders' Equity	$663,712,579	$661,578,529

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Income

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Interest and dividend income:
Interest and fees on loans	$15,588,323	$16,791,404	$17,761,357
Interest and dividends on investment securities:
U. S. Government and agency obligations	1,849,419	1,927,182	1,068,409
Corporate debt and equity obligations	868,829	795,810	1,333,524
Mortgage-backed securities	3,064,709	2,628,810	3,481,521
Tax exempt securities	1,792,354	1,304,501	988,844
Other	598,158	293,257	330,233
Interest on federal funds sold
and interest-earning deposits	21,140	39,007	37,324
Total interest and dividend income	23,782,932	23,779,971	25,001,212
Interest expense:
Savings deposits	358,232	507,841	488,033
Money market and interest-bearing checking	1,076,740	1,571,647	1,654,830
Time deposits	2,077,158	2,606,188	3,734,008
Short-term borrowings	30,108	465,650	245,156
Long-term borrowings	480,975	530,020	1,451,765
Total interest expense	4,023,213	5,681,346	7,573,792
Net interest income	19,759,719	18,098,625	17,427,420
Provision for loan losses	1,050,000	1,650,000	760,000
Net interest income after
provision for loan losses	18,709,719	16,448,625	16,667,420
Other-than-temporary impairment loss
Total impairment loss	(382,172)	(2,822,283)	(2,908,143)
Loss recognized in other comprehensive income	14,748	399,172	613,302
Net impairment loss recognized in earnings	(367,424)	(2,423,111)	(2,294,841)
Net gains on sales of securities	425,730	1,522,260	787,842
Changes in fair value of trading securities	198,632	103,280	1,725,032
Non-interest income	24,654,329	22,888,310	20,884,330
Non-interest expenses	35,746,767	33,607,038	32,189,556
Income before income taxes	7,874,219	4,932,326	5,580,227
Provision for income taxes	1,953,000	914,200	1,210,920
Net Income	5,921,219	4,018,126	4,369,307
Less: net income attributable to noncontrolling interest	191,938	257,438	255,950
Net Income attributable to Oneida Financial Corp.	$5,729,281	$3,760,688	$4,113,357
Earnings per share - basic	$0.82	$0.53	$0.58
Earnings per share - diluted	$0.82	$0.53	$0.58

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2011, 2010 and 2009

								Unearned	Total Equity
						Accumulated		Employee	Attributable
			Additional			Other		Stock	To Oneida
	Common Stock		Paid-In	Retained	Comprehensive	Comprehensive	Treasury	Ownership	Financial	Noncontrolling
	Shares	Amount	Capital	Earnings	Income	Income(Loss)	Stock	Plan	Corp.	Interest	Total

Balance at December 31, 2008	8,322,452	$83,225	$19,221,421	$41,584,629	—	$(5,562,481)	$(3,057,552)	$—	$52,269,242	$2,560,000	$54,829,242
Net income				4,113,357	$4,113,357				4,113,357	255,950	4,369,307
Distributions to non-controlling interest									—	(255,950)	(255,950)
Other comprehensive loss, net of tax
Unrealized gains on securities arising
during period					514,308
Reclassification adjustment for losses included
in net income					1,506,999
Net unrealized holding losses					2,021,307
Change in unrealized loss on pension benefits					648,051
Other comprehensive income before tax					2,669,358
Income tax benefit					1,067,743
Other comprehensive income, net of tax					1,601,615	1,601,615			1,601,615		1,601,615
Comprehensive income					$5,714,972
Shares earned under stock plans			258,830						258,830		258,830
Tax benefit from stock plans			3,608						3,608		3,608
Common stock cash dividends: $.23 per share				(1,673,714)					(1,673,714)		(1,673,714)
Redemption in noncontrolling interest									—	(1,000)	(1,000)
Treasury stock purchased							(379,976)		(379,976)		(379,976)
Treasury stock reissued			(1,903)				366,114		364,211		364,211

Balance at December 31, 2009	8,322,452	$83,225	$19,481,956	$44,024,272	—	$(3,960,866)	$(3,071,414)	$—	$56,557,173	$2,559,000	$59,116,173
Net income				3,760,688	$3,760,688				3,760,688	257,438	4,018,126
Distributions to non-controlling interest									—	(257,438)	(257,438)
Other comprehensive loss, net of tax
Unrealized losses on securities arising
during period					(4,724,655)
Reclassification adjustment for losses included
in net income					900,851
Net unrealized holding losses					(3,823,804)
Change in unrealized loss on pension benefits					94,848
Other comprehensive loss before tax					(3,728,956)
Income tax benefit					1,491,583
Other comprehensive loss, net of tax					(2,237,373)	(2,237,373)			(2,237,373)		(2,237,373)
Comprehensive income					$1,523,315
Shares earned under stock plans			185,598						185,598		185,598
Tax benefit from stock plans			9,165						9,165		9,165
Common stock cash dividends: $.42 per share				(2,968,461)					(2,968,461)		(2,968,461)
Increase in noncontrolling interest									—	500	500
Treasury stock purchased							(155,877)		(155,877)		(155,877)
Treasury stock reissued			(888)				170,923		170,035		170,035
Proceeds of common stock offering and											—
conversion of existing shares, net of expenses	(688,001)	(6,880)	29,003,988					(1,260,000)	27,737,108		27,737,108
Retirement of 469,657 treasury stock	(469,657)	(4,697)	(3,031,881)				3,036,578		—		—
Allocation of ESOP shares			(11,437)					314,176	302,739		302,739

Balance at December 31, 2010	7,164,794	$71,648	$45,636,501	$44,816,499	—	$(6,198,239)	$(19,790)	$(945,824)	$83,360,795	$2,559,500	$85,920,295

(Continued)

Oneida Financial Corp.

Consolidated Statements of Stockholders’ Equity (Continued)

Years Ended December 31, 2011, 2010 and 2009

								Unearned	Total Equity
						Accumulated		Employee	Attributable
			Additional			Other		Stock	To Oneida
	Common Stock		Paid-In	Retained	Comprehensive	Comprehensive	Treasury	Ownership	Financial	Noncontrolling
	Shares	Amount	Capital	Earnings	Income (Loss)	Income(Loss)	Stock	Plan	Corp.	Interest	Total

Balance at December 31, 2010 (continued)	7,164,794	$71,648	$45,636,501	$44,816,499		$(6,198,239)	$(19,790)	$(945,824)	$83,360,795	$2,559,500	$85,920,295
Net income				5,729,281	$5,729,281				5,729,281	191,938	5,921,219
Distributions to non-controlling interest									—	(191,938)	(191,938)
Other comprehensive income, net of tax
Unrealized gains on securities arising
during period					7,381,962
Reclassification adjustment for gains included
in net income					(58,306)
Net unrealized holding gains					7,323,656
Change in unrealized loss on pension benefits					(530,322)
Other comprehensive income before tax					6,793,334
Income tax expense					(2,717,333)
Other comprehensive income, net of tax					4,076,001	4,076,001			4,076,001		4,076,001
Comprehensive income					$9,805,282
Tax benefit from stock plans			(4,424)						(4,424)		(4,424)
Common stock cash dividends: $.48 per share				(3,335,222)					(3,335,222)		(3,335,222)
Redemption of noncontrolling interest										(2,500,500)	(2,500,500)
Stock repurchased and retired	(249,224)	(2,492)	(2,264,793)						(2,267,285)		(2,267,285)
Allocation of ESOP shares			28,866					314,176	343,042		343,042

Balance at December 31, 2011	6,915,570	$69,156	$43,396,150	$47,210,558	—	$(2,122,238)	$(19,790)	$(631,648)	$87,902,188	$59,000	$87,961,188

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009

Operating activities:
Net income	$5,921,219	$4,018,126	$4,369,307
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,782,859	1,981,965	2,078,087
Amortization of premiums and
(accretion of discounts) on securities, net	849,024	492,598	242,344
Net change in fair value of trading securities	(198,632)	(103,280)	(1,725,032)
Provision for loan losses	1,050,000	1,650,000	760,000
Provision for deferred income taxes	453,435	(1,494,208)	349,184
Gain on sale of premises and equipment	—	(62,870)	—
Gain on sale of securities, net	(425,730)	(1,522,260)	(787,842)
Loss on impairment of securities	367,424	2,423,111	2,294,841
ESOP shares earned	343,042	302,739	—
Stock compensation earned	—	185,598	258,830
Loss on sale of foreclosed assets	135,668	122,986	61,762
Gain on sale of loans	(487,628)	(651,656)	(343,622)
Income taxes payable	(300,044)	647,448	41,663
Accrued interest receivable	228,202	14,224	190,097
Other assets	(1,493,384)	1,114,080	(3,876,969)
Other liabilities	1,770,247	(314,180)	4,896,373
Earnings on bank owned life insurance, net	(646,675)	(601,684)	(692,217)
Origination of loans held for sale	(25,296,779)	(36,846,898)	(55,882,280)
Proceeds from sale of loans	25,953,172	37,328,797	56,279,208
Proceeds from sale of trading securities	845,000	—	—
Net cash provided by operating activities	10,850,420	8,684,636	8,513,734

Investing activities:
Purchase of securities available for sale	(86,022,264)	(244,076,005)	(54,791,609)
Proceeds from sales of securities available for sale	52,262,277	45,899,020	31,953,561
Maturities and calls of securities available for sale	54,875,009	60,670,003	20,813,063
Principal collected on securities available for sale	15,817,814	19,552,701	22,614,146
Purchase of securities held to maturity	(35,024,792)	—	(50,040,459)
Maturities and calls of securities held to maturity	6,998,432	19,060,975	1,000,000
Principal collected on securities held to maturity	4,778,473	4,318,540	1,300,916
Purchase of FHLB stock	(538,400)	(476,600)	(600,200)
Redemption of FHLB Stock	545,600	1,032,500	1,119,400
Net (increase) decrease in loans	(3,934,486)	10,065,786	5,404,815
Purchase of bank premises and equipment	(2,869,266)	(1,274,858)	(1,092,767)
Proceeds from sale of bank premises and equipment	—	1,139,639	—
Proceeds from sale of foreclosed assets	412,621	540,549	373,120
Purchase of employee benefits company	(95,388)	(117,520)	(135,417)
Purchase of insurance agency	(361,718)	—	(84,245)

Net cash provided by (used in) investing activities	6,843,912	(83,665,270)	(22,165,676)

(Continued)

Oneida Financial Corp.

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009

Financing activities:
Net increase in demand deposits,
savings, money market, interest-bearing checking and
mortgagor's escrow accounts	$10,327,053	$67,507,687	$62,587,639
Net (decrease) increase in time deposits	(11,866,277)	(4,708,280)	1,078,671
Proceeds from borrowings	—	110,000	2,975,000
Repayment of borrowings	(1,000,000)	(19,110,000)	(24,800,000)
Cash dividends	(3,365,128)	(2,108,687)	(1,673,714)
Increase in noncontrolling interest	—	500	—
Redemption of noncontrolling interest	(2,500,500)	—	(1,000)
Dividends on preferred stock of subsidiary held by noncontrolling interest	(191,938)	(257,438)	(255,950)
Repurchase of common shares	(2,267,285)	—	—
Exercise of stock options (using treasury stock)	—	170,035	364,211
Purchase of treasury stock	—	(155,877)	(379,976)
Net proceeds of stock offering and conversion	—	27,737,108	—

Net cash (used in) provided by financing activities	(10,864,075)	69,185,048	39,894,881

Increase (decrease) in cash and cash equivalents	6,830,257	(5,795,586)	26,242,939

Cash and cash equivalents at beginning of year	33,741,416	39,537,002	13,294,063

Cash and Cash Equivalents at End of Year	$40,571,673	$33,741,416	$39,537,002

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and obligations	$4,041,821	$5,745,286	$7,753,508
Income taxes	1,715,025	1,810,015	875,285
Non-cash investing activities:
Transfer of loans to foreclosed assets	538,609	862,751	434,882
Non-cash financing activities:
Dividends declared and unpaid	829,868	859,774	—
Notes payable issued in connection with acquisition	361,718	—	—

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

The Bank is located in Central New York with offices in the City of Oneida and Rome and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, Bridgeport, Vernon and Westmoreland and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and The State Bank of Chittenango (SBC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages. SBC is a limited purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law. The Bank also owns one insurance and financial services subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices. The Bank also owns an employee benefits consulting and retirement plan administration firm, Benefit Consulting Group Inc. (BCG) which has an office in central New York. Workplace Health Solutions was established in January 2008 as a risk management company with services to help mitigate and prevent work related injuries. This subsidiary was developed to complement the products and services offered by our other subsidiaries with an overall philosophy of innovative risk management services.

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

Cash and Cash Equivalents

Cash and cash equivalents include cash, deposits with other financial institutions with original maturities fewer than 90 days and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.

Trading Assets

Securities in which the fair value option has been elected are considered trading assets and are recorded at fair value with changes in fair value included in earnings. The fair value option has been elected for common and preferred equity securities as they do not have stated maturity values and the fair value fluctuates with market changes. Interest and dividends are included in net interest income based on the contractual amount of interest income. Cash flows from the purchase and sale of securities for which the fair value option has been elected are shown as operating activities within the consolidated statement of cash flows.

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

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

In order to determine OTTI for purchased beneficial interests that, on the purchase date, were not highly rated, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows. OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

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

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified as impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

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

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

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

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loans effective rate at inception. If a troubled debt restructuring is considered to be collateral dependent loan, the loan is reported, net at the fair value of the collateral. For the troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of the lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The following portfolio segments have been identified: commercial real estate loans, commercial loans, consumer loans, home equity loans and residential mortgages.

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

Consumer loans generally have shorter terms and higher interest rates than one-to-four family mortgage loans. In addition, consumer loans expand the products and services we offer to meet the financial services needs of our customers. Consumer loans generally involve greater credit risk than residential mortgage loans because of the difference in the underlying collateral. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage to, loss of, or depreciation in the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower’s personal financial stability. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $431,033, $511,678 and $641,358 for the years ended December 31, 2011, 2010 and 2009.

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

Goodwill and Other Intangible Assets

Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests of the acquiree. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. The Company has selected December 31 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and other acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives. Core deposit intangibles are being amortized over a range of 10 to 12 years and acquired customer relationship intangible over 5 years.

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

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

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

Income Taxes (Continued)

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

Trust Department Assets

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded as earned, and are included in Non-Interest Income. At December 31, 2011, the Bank maintained 518 trust/fiduciary accounts, with total assets of $110.8 million under management as compared to 539 trust/fiduciary accounts with $114.2 million of total assets at December 31, 2010.

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

Earnings per Share

Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period, excluding outstanding participating securities. ESOP shares are considered outstanding for the calculation unless unearned. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities and are included in the computation of earnings per share pursuant to the two-class method. The Company has determined that its previously outstanding non-vested stock awards are participating securities. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and awards using the treasury stock method. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

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

Restrictions on Cash

The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period for December 31, 2011 and 2010 was $850,000, which was represented by cash on hand or on deposit with the Federal Reserve Bank. Balances with the Federal Reserve Bank earn nominal interest.

Equity

Common stock has $0.01 par and 30,000,000 shares authorized. In addition, ten million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2011.

Dividend Restrictions

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to shareholders.

Treasury Stock

Prior to the stock offering common stock that was purchased was classified as treasury stock and recorded at cost. The shares reissued during 2010 were issued upon the exercise of stock options at average cost. Effective with the stock offering and conversion, the Company became a Maryland Corporation which does not recognize treasury shares but considers common stock repurchases to result in the retirement of stock. The shares repurchased in 2011 were considered retired.

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

Adoption of New Accounting Standards

In December 2010, the FASB amended existing guidance related to goodwill impairment testing. This guidance requires that if the carrying amount of a reporting unit is zero or negative, a qualitative assessment be performed to determine if it is more likely than not that goodwill is impaired. Step 2 of the impairment test shall be performed if it is determined that it is more likely than not that goodwill is impaired. The amendments in this guidance were effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

In April 2011, the FASB amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. With regard to determining whether a concession has been granted, the ASU clarifies that creditors are precluded from using the effective interest method to determine whether a concession has been granted. In absence of using the effective interest method, a creditor must now focus on other considerations such as the value of the underlying collateral, evaluation of other collateral or guarantees, the debtor’s ability to access other funds at market rates, interest rate increases and whether the restructuring results in a delay in payment that is insignificant. This guidance was effective for interim and annual reporting periods beginning after June 15, 2011, and was applied retrospectively to the beginning of the annual period of adoption. For purpose of measuring impairment on newly identified troubled debt restructuring, the amendments were applied prospectively for the first interim or annual period beginning on or after June 15, 2011. The adoption of this guidance did not have a material effect on the Company’s operating results or financial condition.

In May 2011, the FASB issued an amendment to achieve common fair value measurements and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this guidance are effective for interim and annual reporting periods beginning after December 15, 2011. The Company is currently evaluating the impact of this amendment on the consolidated financial statements.

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements. The amendments in this guidance are effective as of the beginning of a fiscal reporting year and interim periods within that year that begins after December 15, 2011. The adoption of this amendment will change the presentation of the components of comprehensive income for the Company as part of the consolidated statement of stockholders’ equity.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards (Continued)

In September 2011, the FASB amended existing guidance related to goodwill impairment testing. The amendment permits an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing these events and circumstances, it is concluded that it is not more likely than not that the fair value of a reporting unit is less that its carrying amount, then performing the two-step impairment test is unnecessary. The amendments in this guidance are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011 if financial statements for the most recent annual or interim period have not been issued. The adoption of this guidance is not expected to have a material effect on the Company’s operating results or financial condition.

2.	Investment Securities and Mortgage-Backed Securities

The following table summarizes the amortized cost and fair value of the securities available-for-sale and securities held-to-maturity at December 31, 2011 and 2010 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

		2011
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$30,422,316	$172,868	$(17,206)	$30,577,978
Corporate	38,924,984	395,037	(2,240,060)	37,079,961
Trust preferred securities	6,266,366	—	(2,651,506)	3,614,860
State and municipals	45,524,498	2,509,938	—	48,034,436
Small Business Administration	9,994,830	159,986	(4,224)	10,150,592
	$131,132,994	$3,237,829	$(4,912,996)	$129,457,827
Residential Mortgage-Backed Securities
Fannie Mae	$34,618,961	$818,913	$—	$35,437,874
Freddie Mac	7,160,805	222,023	—	7,382,828
Government National Mortgage Assoc	22,124,507	893,393	—	23,017,900
Collateralized Mortgage Obligations	2,079,149	18,658	(89,070)	2,008,737
	$65,983,422	$1,952,987	$(89,070)	$67,847,339
Total available-for-sale	$197,116,416	$5,190,816	$(5,002,066)	$197,305,166

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)
		2011
	Amortized	Gross Unrecognized		Fair
	Cost	Gains	Losses	Value
Held-to-maturity
Investment Securities
Debt securities:
U. S. Agencies	$13,626,745	$192,658	$—	$13,819,403
State and municipals	8,161,012	1,102,047	—	9,263,059
Small Business Administration	503,493	5,563	—	509,056
	$22,291,250	$1,300,268	$—	$23,591,518
Residential Mortgage-Backed Securities
Fannie Mae	$14,131,508	$450,044	$—	$14,581,552
Freddie Mac	4,630,790	111,961	—	4,742,751
Government National Mortgage Assoc	6,145,362	203,020	—	6,348,382
	$24,907,660	$765,025	$—	$25,672,685
Total held-to-maturity	$47,198,910	$2,065,293	$—	$49,264,203

		2010
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$70,214,246	$136,289	$(1,205,122)	$69,145,413
Corporate	25,139,215	156,973	(1,042,765)	24,253,423
Trust preferred securities	6,857,958	—	(3,455,057)	3,402,901
State and municipals	50,249,041	529,172	(1,707,993)	49,070,220
Small Business Administration	3,027,241	—	(91,247)	2,935,994
	$155,487,701	$822,434	$(7,502,184)	$148,807,951
Residential Mortgage-Backed Securities
Fannie Mae	$38,331,436	$287,881	$(511,260)	$38,108,057
Freddie Mac	14,928,162	172,655	(150,777)	14,950,040
Government National Mortgage Assoc	22,164,654	276,955	(307,353)	22,134,256
Collateralized Mortgage Obligations	3,700,819	8,548	(231,804)	3,477,563
	$79,125,071	$746,039	$(1,201,194)	$78,669,916
Total available-for-sale	$234,612,772	$1,568,473	$(8,703,378)	$227,477,867

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

		2010
	Amortized	Gross Unrecognized		Fair
	Cost	Gains	Losses	Value
Held-to-maturity
Investment Securities
Debt securities:
U. S. Agencies	$3,998,308	$139,892	$—	$4,138,200
State and municipals	8,270,081	483,578	—	8,753,659
Small Business Administration	663,269	—	(123)	663,146
	$12,931,658	$623,470	$(123)	$13,555,005
Residential Mortgage-Backed Securities
Fannie Mae	$5,566,395	$177,188	$—	$5,743,583
Freddie Mac	1,306,248	27,028	—	1,333,276
Government National Mortgage Assoc	4,339,305	98,583	—	4,437,888
	$11,211,948	$302,799	$—	$11,514,747
Total held-to-maturity	$24,143,606	$926,269	$(123)	$25,069,752

The amortized cost and fair value of the investment securities portfolio are shown by expected maturities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2011
	Amortized	Fair
	Cost	Value
Available-for-sale
Within one year	$10,497,991	$10,532,351
After one year through five years	20,020,218	19,800,652
After five years through ten years	46,310,897	47,653,082
After ten years	54,303,888	51,471,742
Total	$131,132,994	$129,457,827
Held-to-maturity
Within one year	$1,006,100	$1,019,813
After one year through five years	3,096,000	3,255,878
After five years through ten years	10,584,433	11,269,383
After ten years	7,604,717	8,046,444
Total	$22,291,250	$23,591,518

	December 31, 2010
	Amortized	Fair
	Cost	Value
Available-for-sale
Within one year	$5,331,027	$5,358,875
After one year through five years	29,887,473	30,017,692
After five years through ten years	60,417,550	59,944,455
After ten years	59,851,651	53,486,929
Total	$155,487,701	$148,807,951
Held-to-maturity
Within one year	$6,952	$6,952
After one year through five years	4,128,000	4,339,349
After five years through ten years	6,421,863	6,531,626
After ten years	2,374,843	2,677,078
Total	$12,931,658	$13,555,005

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

Sales of available-for-sale securities were as follows:

	2011	2010	2009

Proceeds	$52,262,277	$45,899,020	$31,953,561
Gross Gains	$782,710	$1,549,848	$790,839
Gross Losses	$356,980	$27,588	$2,997

The tax provision related to these net realized gains and losses was $164,715, $588,962 and $304,816 respectively.

Investment securities with a carrying value of $146,721,272 and $137,966,898 at December 31, 2011 and 2010 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law. At year-end 2011 and 2010, there were no holdings of securities of any one issuer, other than the U.S. Government, its agencies and government sponsored enterprises, in an amount greater than 10% of stockholders’ equity.

The following table summarizes securities with unrealized losses at December 31, 2011 and 2010 aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2011	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Available-for-Sale
U. S. Agencies	$3,981,580	$(17,206)	$—	$—	$3,981,580	$(17,206)
Corporate	16,547,668	(602,490)	6,352,685	(1,637,570)	22,900,353	(2,240,060)
Trust preferreds	—	—	3,614,860	(2,651,506)	3,614,860	(2,651,506)
State and municipals	—	—	—	—	—	—
Small Business Administration	1,046,665	(4,204)	5,104	(20)	1,051,769	(4,224)
Fannie Mae	—	—	—	—	—	—
Freddie Mac	—	—	—	—	—	—
Government National Mortgage Assoc	—	—	—	—	—	—
Collateralized Mortgage Obligations	—	—	723,689	(89,070)	723,689	(89,070)

Total available-for-sale	$21,575,913	$(623,900)	$10,696,338	$(4,378,166)	$32,272,251	$(5,002,066)

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

December 31, 2010	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Available-for-Sale
U. S. Agencies	$50,289,047	$(1,205,122)	$—	$—	$50,289,047	$(1,205,122)
Corporate	9,033,450	(96,151)	4,043,200	(946,614)	13,076,650	(1,042,765)
Trust preferreds	—	—	3,402,901	(3,455,057)	3,402,901	(3,455,057)
State and municipals	32,161,960	(1,707,993)	—	—	32,161,960	(1,707,993)
Small Business Administration	2,930,457	(91,225)	5,537	(22)	2,935,994	(91,247)
Fannie Mae	22,785,826	(511,260)	—	—	22,785,826	(511,260)
Freddie Mac	10,255,793	(150,777)	—	—	10,255,793	(150,777)
Government National Mortgage Assoc	11,530,435	(307,353)	—	—	11,530,435	(307,353)
Collateralized Mortgage Obligations	—	—	2,745,753	(231,804)	2,745,753	(231,804)

Total available-for-sale	$138,986,968	$(4,069,881)	$10,197,391	$(4,633,497)	$149,184,359	$(8,703,378)

Held-to-Maturity
Small Business Administration	$—	$—	$663,146	$(123)	$663,146	$(123)

Total held-to-maturity	$—	$—	$663,146	$(123)	$663,146	$(123)

As of December 31, 2011, the Company’s security portfolio consisted of 354 securities, 36 of which were in an unrealized loss position. The majority of the unrealized losses are related to the Company’s agency, non-agency collateralized mortgage obligations, corporate and trust preferred securities as discussed below.

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

At December 31, 2011, of the six U.S. Government sponsored enterprise agency and mortgage-backed securities in an unrealized loss position in our available-for-sale portfolio, only one was in a continuous unrealized loss position for 12 months or more. The unrealized losses at December 31, 2011 were primarily attributable to changes in interest rates and illiquidity, and not credit quality. The Company does not have the intent to sell these agency and mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2011.

Non-Agency Collateralized Mortgage Obligations

All of our non-agency collateralized mortgage obligations carry various amounts of credit enhancement. These securities were purchased based on the underlying loan characteristics such as loan to value ratio, credit scores, property type, location and the level of credit enhancement. Current characteristics of each security are reviewed regularly by management. If the level of credit

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

loss coverage is sufficient; it indicates that we will receive all of the originally scheduled cash flows.

At December 31, 2011, the one non-agency collateralized mortgage obligation in an unrealized loss position was in a continuous unrealized loss position more than 12 months. It was rated Aaa or better at time of purchase. Including the security just disclosed, the Bank currently has two obligations totaling $1.4 million that based on the expected cash flows, delinquencies and credit support the Company has considered impaired and are currently below investment grade. The total impairment recorded during 2011 was $75,334. No impairment was recorded for 2010. The unrealized losses at December 31, 2011 and December 31, 2010 on these two securities were $89,070 and $144,000 respectively. These securities remain available for sale at December 31, 2011.

Corporate Debt Securities

At December 31, 2011, of the 20 corporate debt securities in an unrealized loss position, five were in a continuous unrealized loss position of 12 months or more. We have assessed these securities and determined that the decline in fair value was temporary. In making this determination, we considered the period of time the securities were in a loss position, the percentage decline in comparison with the securities’ amortized cost, the financial condition of the issuer, and the delinquency or default rates based on the applicable bond ratings. In addition, we do not have the intent to sell these securities and it is not more likely than not that we will be required to sell these securities before their anticipated recovery of their cost basis, which may be at maturity. Included in the five securities whose unrealized loss position exceeds 12 months was a $2.5 million Strats-Goldman Sachs Corporation obligation, maturing February 15, 2034 which is a variable rate note based on the 6 month LIBOR. The current rate on the security is 1.77%. The unrealized loss was $1,190,000 and $914,000 at December 31, 2011 and December 31, 2010 respectively. In addition to the items noted above, we reviewed capital ratios, public filings of the issuer and related trust documents in the review of the unrealized loss. Strats-Goldman Sachs Corporation is paying as agreed. The other four securities in a continuous unrealized loss position were finance sector corporate debt securities all rated above investment grade with variable interest rates that have maturities ranging from 2015 to 2020. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2011.

Trust Preferred Securities

The Company currently has $3.6 million invested in nine trust preferred securities as of December 31, 2011 whose unrealized losses have been in a continuous loss position exceeding 12 months or more. All of the trust preferred securities are pooled issuances. Of the $3.6 million, $976,000 has variable rates of interest. $3.6 million of the investments are on nonaccrual as of December 31, 2011. The unrealized losses at December 31, 2011 and December 31, 2010 on the nine securities totaled $2.7 million and $3.5 million respectively.

The following table provides detailed information related to the trust preferred securities held as of December 31, 2011:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

									Expected
							Number of	Actual	Additional	Excess
							Banks and	Deferrals and	Deferrals and	Subordination
							Insurance	Defaults	Defaults	Defaults
							Companies	as % of	as % of	as % of
		Book	Fair	Unrealized	Realized	Lowest	Currently	Original	Performing	Performing
Description	Class	Value (2)	Value	Loss	Loss (2) (3)	Rating (1)	Performing	Collateral	Collateral	Collateral

Preferred Term Ltd	Mezz	$750,563	$628,342	$(122,221)	$337,591	C	17	38.07%	16.87%	-32.48%
Preferred Term Ltd	Mezz	1,505,862	1,206,417	(299,445)	683,159	C	17	38.07%	16.87%	-32.48%
Preferred Term Ltd	Mezz	1,003,908	804,278	(199,630)	455,440	C	17	38.07%	16.87%	-32.48%
Preferred Term X	B-3	813,166	329,978	(483,188)	1,163,085	C	33	49.98%	14.37%	-80.21%
Preferred Term XV	B-2	634,119	244,530	(389,589)	365,881	C	51	31.31%	15.24%	-31.94%
Preferred Term XV	B-3	640,993	248,704	(392,289)	359,007	C	51	31.31%	15.24%	-31.94%
Preferred Term XXVI	C-1	673,435	117,011	(556,424)	311,757	C	48	28.26%	19.01%	-21.20%
Preferred Term XXVI	D-1	-	-	-	496,788	C	48	28.26%	19.01%	-30.92%
MMCF IX	B-2	244,320	35,600	(208,720)	710,345	D	17	50.68%	14.24%	-84.73%

		$6,266,366	$3,614,860	$(2,651,506)	$4,883,053

(1) The table above presents ratings information as of December 31, 2011. The securities had "investment grade"
ratings by Moody's (Baa2 or better) at the time of purchase, but have since been downgraded by the ratings agencies
(2) Book value has been reduced by realized losses to reflect a new amortized cost basis
(3) Represents life to date cumulative loss recognized in the income statement

The structuring of trust preferred securities generally provide for a waterfall approach to absorbing losses whereby lower tranches are initially impacted and more senior tranches are impacted after lower tranches can no longer absorb losses. Likewise, the waterfall approach also applies to principal and interest payments received, as senior tranches have priority over lower tranches in the receipt of payments. In addition, there may be multiple classes within a single tranche that react differently to assumptions utilized in cash flow models due to the different features of the class such as fixed rate, floating rate, or a combination of both. In determining the amount of “currently performing” collateral for purposes of the table above, the total amount of issuers’ balances outstanding have been reduced by the amount in deferral and default. Also, for some of the securities, management has further reduced the total performing balance for the effects of issuers’ subsequent announcements of their intent to defer on the next applicable payment, and for other relevant circumstances through the date of issuance of the financial statements. Management considered all such announcements and circumstances known to us in evaluating the pooled trust preferred securities for OTTI as of December 31, 2011.

In the table above, “Excess Subordination Defaults as % of Performing Collateral” (Excess Subordination Ratio) was calculated as follows: total face value of performing collateral minus face value of all outstanding note balances not subordinate to our investment, divided by total face value of performing collateral. The Excess Subordination Ratio measures the extent to which there may be tranches within each pooled trust preferred structure available to absorb credit losses before the Company’s securities would be adversely impacted. In 2008, 2009 and 2010, the amount of deferrals and defaults on the pools described above rose significantly, which has resulted in

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

substantial reductions in the amounts of performing collateral. As a result, the negative Excess Subordination Ratio percentages shown in the table signify there is no support from subordinate tranches available to absorb losses before the Company’s securities would be adversely impacted. A negative Subordination Ratio is not definitive, in isolation, for determining whether or not OTTI should be recorded for a pooled trust preferred security. Other factors affect the timing and amount of cash flows available for payments to the note holders (investors); including the excess interest paid by the issuers (the issuers typically pay higher rates of interest than are paid out to the note holders).

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

Significant inputs at December 31, 2011

Annual prepayment	1% annually
Projected severity of loss on current defaults	100%
Projected severity of loss on current deferrals	0% - 80%
Projected severity of loss on specific deferrals	0% - 80%
Projected additional defaults:	0.375% applied annually
Projected severity of loss on additional defaults	60 - 75%
Present value discount rates for OTTI	3.66% - 9.91%
Present value discount rates for fair value	15%

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

Prepayments can occur at the discretion of the issuer on predetermined call increments. The call provision allows the issuer to prepay some or the entire outstanding debt obligation on the fifth year and every fifth year thereafter. Due to the general weakness of the financial sector and the regulatory requirements to maintain and increase the capitalization of U.S. banks, the Company concluded that the issuers were unlikely to prepay their outstanding debt obligation and thereby reducing their individual capital ratios during this continued difficult economic cycle.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

The Company reviews each issuer individually for projected future deferrals and defaults. The purpose of the individual issuer review is to determine if an individual issuer demonstrates a significant likelihood of potential deferral/default so as to require a further addition to the projected additional default percentages as outlined in the above table. This review includes obtaining quarterly financial information and monitoring news releases and pertinent information relative to those issuers. The Company specifically reviews certain financial ratios including Fitch Score and “Texas Ratio” as well as capital adequacy and participation in the Troubled Asset Relief Program of each issuer. The Company believes the “Texas Ratio (“TR”)” is a prominent indicator of the stress a financial institution is experiencing. The TR is calculated by dividing nonperforming assets and loans, including past due 90 days or more, by the sum of tangible equity and loan loss reserves. Management judgmentally establishes various credit criteria, and combinations of credit criteria and those issuers meeting some combination of such criteria are considered additional deferrals as of the reporting date. Based on the results of this analysis, the Company ensures that actual deferrals/defaults as well as forecasted deferrals/defaults of specific institutions are appropriately factored into the cash flow projections for each security. The default and recovery probabilities for each piece of collateral were formed based on the evaluation of collateral credit and a review of historical default data and current/near term operating conditions. There is no recovery estimated for actual defaulted issuers. Projected deferrals are modeled in a consistent manner with actual deferrals. One of these securities was fully impaired in 2009. Our model indicated additional other-than-temporary impairment on three of these securities, which resulted from management projecting additional defaults or deferrals during the period.

OTTI losses totaled $292,000 during 2011 which was recorded as expense. The other five trust preferred securities had no further other-than-temporary impairment in 2011. These eight securities remain classified as available-for-sale at December 31, 2011. It is possible that the underlying collateral of these securities will perform worse than expectations including an increase in deferrals/defaults above projections, which may lead to adverse changes in cash flows on these securities and potential future OTTI losses. Events that may trigger material declines in fair value for these securities in the future would include, but are not limited to, deterioration of credit metrics, such as significantly higher levels of defaults, and severity of loss on the underlying collateral and further illiquidity.

The table below presents a roll-forward of the credit losses recognized in earnings for years ended December 31:

	2011	2010	2009
Beginning Balance	$5,739,797	$3,316,686	$1,021,845
Amounts related to credit loss for which no other-than temporary impairment	—
was previously recognized	75,334	311,757	2,294,841
Amounts realized for securities sold during the period	—	—	—
Amounts related to securities for which the company intends to sell or that it will be more likely than not that the company will be required to sell
prior to recovery of amortized cost basis	—	—
Reductions for increases in cash flows expected to be collected that are
recognized over the remaining life of the security	—	—	—
Increases to the amount related to the credit loss for which
other-than-temporary impairment was previously recognized	292,090	2,111,354	—
Ending Balance	$6,107,221	$5,739,797	$3,316,686

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.	Investment Securities and Mortgage-Backed Securities (Continued)

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

3.	Loans Receivable

The components of loans receivable at December 31 are as follows:

	2011	2010
Residential mortgages	$88,534,353	$90,033,471
Home equity loans	44,979,503	42,121,588
Consumer loans	34,340,467	35,879,455
Commercial real estate	82,269,122	77,850,512
Commercial loans	37,695,416	40,964,882
	287,818,861	286,849,908
Allowance for loan losses	(2,899,525)	(4,276,449)
Net loans	$284,919,336	$282,573,459

At December 31, 2011 and 2010 loans to officers and directors were approximately $9.2 million and $8.8 million respectively. During 2011 and 2010, $5.4 million and $3.9 million of new loans were made to officers and directors respectively. Net pay downs and repayments in aggregate on loans to officers and directors were approximately $5.1 million and $2.3 million during 2011 and 2010 respectively. Effect of changes in the composition of related parties was approximately $160,000 and $4,000 during 2011 and 2010 respectively.

At December 31, 2011 and 2010, Federal Home Loan Bank advances are collateralized by residential mortgages in the amount of $63,641,363 and $61,837,055, respectively pledged under a blanket collateral agreement.

The following table represents the activity in the allowance for loan losses by portfolio segment:

	Commercial	Commercial	Consumer	Home	Residential
	Loans	Real Estate	Loans	Equity	Mortgages	Total
December 31, 2011
Balance at beginning of year	$2,667,827	$575,780	$337,339	$264,625	$430,878	$4,276,449
Loans charged off	(2,273,355)	(79,701)	(249,428)	(13,020)	(26,501)	(2,642,005)
Recoveries	55,628	5,134	150,513	3,738	68	215,081
Provision for loan losses	84,895	808,598	87,699	9,170	59,638	1,050,000
Balance at end of year	$534,995	$1,309,811	$326,123	$264,513	$464,083	$2,899,525

	Commercial	Commercial	Consumer	Home	Residential
	Loans	Real Estate	Loans	Equity	Mortgages	Total
December 31, 2010
Balance at beginning of year	$1,259,155	$635,184	$430,560	$190,991	$384,697	$2,900,587
Loans charged off	(57,307)	—	(249,310)	(143,020)	(159,064)	(608,701)
Recoveries	135,990	6,609	190,515	1,449	—	334,563
Provision for loan losses	1,329,989	(66,013)	(34,426)	215,205	205,245	1,650,000
Balance at end of year	$2,667,827	$575,780	$337,339	$264,625	$430,878	$4,276,449

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.	Loans Receivable (Continued)

Activity in the allowance for loan losses was as follows:

2009
Balance at beginning of year	$2,624,283
Loans charged off	(693,336)
Recoveries	209,640
Provision for loan losses	760,000
Balance at end of year	$2,900,587

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2011 and 2010:

		Commercial	Commercial	Consumer	Home	Residential
December 31, 2011	Total	Loans	Real Estate	Loans	Equity	Mortgages
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$661,098	$—	$661,098	$—	$—	$—
Collectively evaluated for impairment	2,238,427	534,995	648,713	326,123	264,513	464,083
Total ending allowance balance	$2,899,525	$534,995	$1,309,811	$326,123	$264,513	$464,083
Loans:
Individually evaluated for impairment	$836,098	$—	$836,098	$—	$—	$—
Collectively evaluated for impairment	286,982,763	37,695,416	81,433,024	34,340,467	44,979,503	88,534,353
Total ending loan balance	$287,818,861	$37,695,416	$82,269,122	$34,340,467	$44,979,503	$88,534,353

		Commercial	Commercial	Consumer	Home	Residential
December 31, 2010	Total	Loans	Real Estate	Loans	Equity	Mortgages
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$2,141,135	$2,042,914	$98,221	$—	$—	$—
Collectively evaluated for impairment	2,135,314	624,913	477,559	337,339	264,625	430,878
Total ending allowance balance	$4,276,449	$2,667,827	$575,780	$337,339	$264,625	$430,878
Loans:
Individually evaluated for impairment	$3,425,676	$2,042,914	$1,382,762	$—	$—	$—
Collectively evaluated for impairment	283,424,232	38,921,968	76,467,750	35,879,455	42,121,588	90,033,471
Total ending loan balance	$286,849,908	$40,964,882	$77,850,512	$35,879,455	$42,121,588	$90,033,471

The following table presents information related to loans individually evaluated for impairment by segment of loans as of December 31, 2011 and 2010:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.	Loans Receivable (Continued)
December 31, 2011
			Allowance		Cash Basis
	Unpaid		for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized

With no related allowance recorded
Commercial real estate	$—	$—	$—	$—	$—
Commercial loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
With an allowance recorded:	—	—	—	—	—
Commercial real estate	836,098	836,098	661,098	1,218,246	—
Commercial loans	—	—	—	1,074,271	9
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
Total	$836,098	$836,098	$661,098	$2,292,517	$9

December 31, 2010
			Allowance		Cash Basis
	Unpaid		for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized

With no related allowance recorded
Commercial real estate	$—	$—	$—	$—	$—
Commercial loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
With an allowance recorded:	—	—	—	—	—
Commercial real estate	1,382,762	1,382,762	98,221	1,382,762	—
Commercial loans	2,042,914	2,042,914	2,042,914	2,144,366	35
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
Total	$3,425,676	$3,425,676	$2,141,135	$3,527,128	$35

The following table presents information for impaired loans as of December 31:
2009
Impaired loans	$2,158,500
Allocated allowance for loan losses	$569,978
Average of impaired loans during the year	$1,060,019
Cash-basis interest income recognized	$106,862
29

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.	Loans Receivable (Continued)

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for net charge-offs.

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class as of December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
		Loans Past Due		Loans Past Due
		Over 90 days		Over 90 days
		Still		Still
	Nonaccrual	Accruing	Nonaccrual	Accruing

Commercial real estate	$836,098	$—	$1,555,411	$—
Commercial loans	68,942	—	2,174,444	—
Consumer loans	—	—	—	—
Home equity	150,000	—	—	—
Residential mortgages	381,647	—	247,167	—
Total	$1,436,687	$—	$3,977,022	$—

The following table presents the aging of the recorded investment in past due loans as of December 31, 2011 by class of loans:

2011		30 - 59	60 - 89	Greater than
		Days	Days	90 Days	Total	Loans Not
	Total	Past Due	Past Due	Past Due	Past Due	Past Due

Commercial real estate	$82,269,122	$—	$—	$836,098	$836,098	$81,433,024
Commercial loans	37,695,416	35,521	—	—	35,521	37,659,895
Consumer loans	34,340,467	108,739	—	—	108,739	34,231,728
Home equity	44,979,503	—	—	150,000	150,000	44,829,503
Residential mortgages	88,534,353	5,466	332,461	195,535	533,462	88,000,891
Total	$287,818,861	$149,726	$332,461	$1,181,633	$1,663,820	$286,155,041

The following table presents the aging of the recorded investment in past due loans as of December 31, 2010 by class of loans:

2010		30 - 59	60 - 89	Greater than
		Days	Days	90 Days	Total	Loans Not
	Total	Past Due	Past Due	Past Due	Past Due	Past Due
Commercial real estate	$77,850,512	$98,915	$1,521,430	$90,206	$1,710,551	$76,139,961
Commercial loans	40,964,882	10,978	275,022	52,636	338,636	40,626,246
Consumer loans	35,879,455	89,897	—	—	89,897	35,789,558
Home equity	42,121,588	5,411	—	—	5,411	42,116,177
Residential mortgages	90,033,471	—	95,275	247,167	342,442	89,691,029
Total	$286,849,908	$205,201	$1,891,727	$390,009	$2,486,937	$284,362,971

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.	Loans Receivable (Continued)

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogenous loans, such as commercial and commercial real estate with an outstanding relationship greater than $250,000. Homogenous loans are reviewed when appropriate given foreclosures, bankruptcies or relationships that include non-homogenous loans. For homogenous loan pools, such as residential mortgages, home equity and consumer loans, the Company uses the payment status to identify the credit risk in these loan portfolios. Payment status is reviewed on at least a monthly basis by the Company’s personnel and on a quarterly basis with respect to determining the adequacy of the allowance for loan losses. This analysis is performed on at least an annual basis. The Company uses the following definitions for risk ratings:

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $250,000 or are included in groups of homogenous loans. Based on the most recent analysis performed (all loans graded within the past 12 months), the risk category by class of loans is as follows:

	Not		Special
December 31, 2011	Rated	Pass	Mention	Substandard	Doubtful
Commercial real estate	$13,520,575	$66,173,233	$1,037,753	$670,599	$866,962
Commercial loans	15,320,492	22,088,715	130,803	58,276	97,130
Total	$28,841,067	$88,261,948	$1,168,556	$728,875	$964,092

a	Not		Special
December 31, 2010	Rated	Pass	Mention	Substandard	Doubtful
Commercial real estate	$17,049,640	$59,250,451	$—	$1,550,421	$—
Commercial loans	13,097,245	24,858,057	435,870	339,527	2,234,183
Total	$30,146,885	$84,108,508	$435,870	$1,889,948	$2,234,183

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value

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

Securities: The fair values of trading securities and investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market price of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. During times when trading is more liquid, broker quotes are used (if available) to validate the model. Rating agency and industry research as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

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

Non-rated local municipal securities which are Bond Anticipation Notes or other bonds were historically priced using level 2 inputs. The market activity for these types of instruments is localized within our own market. We are considering these to be more level 3 pricing due to the lack of certain brokers providing quotes on this type of security. The Company does obtain broker quotes as available and reviews past history of the contractual payments and financial condition of the municipalities in determining an appropriate market value for this type of security.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value (Continued)

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

Impaired Loans: Impaired commercial real estate loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $836,000, with a valuation allowance of $661,000 at December 31, 2011 resulting in an additional provision for loan losses of $563,000 for the year then ended. Impaired commercial real estate loans had a principal balance of $1.4 million with a valuation allowance of $98,000 as of December 31, 2010. Estimates of fair value used for other collateral supporting commercial loans generally is not observable in the marketplace and therefore, such valuations have been classified as Level 3. Impaired commercial loans had a principal balance of $2.0 million with a valuation allowance of $2.0 million as of December 31, 2010 resulting in an additional provision for loan losses of $1.6 million for the year then ended. This loan was charged off in April 2011. There were no impaired commercial loans outstanding at December 31, 2011.

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

Assets measured at fair value on a recurring basis, are summarized below:

		Fair Value Measurements
		at December 31, 2011 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Assets:
Trading securities
Common and preferred equities	$7,010,349	$3,004,597	$2,087,000	$1,918,752
Available for sale securities
U.S. Agency	30,577,978	—	30,577,978	—
Corporate	37,079,961	—	37,079,961	—
Trust preferreds	3,614,860	—	—	3,614,860
State and municipal	48,034,436	—	40,539,152	7,495,284
Small Business Administration	10,150,592	—	10,150,592	—
Residential mortgage-backed securities	65,838,602	—	65,838,602	—
Collateralized mortgage obligations	2,008,737	—	2,008,737	—
Total	$204,315,515	$3,004,597	$188,282,022	$13,028,896

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value (Continued)

		Fair Value Measurements
		at December 31, 2011 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Assets:
Trading securities
Common and preferred equities	$7,691,331	$—	$5,790,079	$1,901,252
Available for sale securities
U.S. Agency	69,145,413	—	69,145,413	—
Corporate	24,253,423	—	24,253,423	—
Trust preferreds	3,402,901	—	—	3,402,901
State and municipal	49,070,220	—	49,070,220	—
Small Business Administration	2,935,994	—	2,935,994	—
Residential mortgage-backed securities	75,192,353	—	75,192,353	—
Collateralized mortgage obligations	3,477,563	—	3,477,563	—
Total	$235,169,198	$—	$229,865,045	$5,304,153

The Bank transferred $3,004,597 in common and preferred equities from Level 2 to Level 1 during 2011. There were no transfers between Level 1 and Level 2 during 2010.

The table below presents reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2011 and 2010:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Trading	Trust	Municipal
	Securities	Preferreds	Securities	Total

Beginning balance, January 1, 2011	$1,901,252	$3,402,901	$—	$5,304,153
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	(19,614)	—	—	(19,614)
Other changes in fair value	37,114	—	—	37,114
Net impairment losses recognized in earnings	—	(292,090)	—	(292,090)
Included in other comprehensive income	—	803,553	—	803,553
Interest payments applied to principal	(299,504)	—	(299,504)
Purchases, sales, issuances and settlement, net	—	—	—	—
Transfers in and/or out of Level 3	—	—	7,495,284	7,495,284
Ending balance, December 31, 2011	$1,918,752	$3,614,860	$7,495,284	$13,028,896

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value (Continued)

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Trading		Trust
	Securities	Corporate	Preferreds	Total

Beginning balance, January 1, 2010	$2,058,843	$2,250,000	$5,920,764	$10,229,607
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	(39,228)	3,033	—	(36,195)
Other changes in fair value	(118,363)	—	—	(118,363)
Net impairment losses recognized in earnings	—	—	(2,309,222)	(2,309,222)
Included in other comprehensive income	—	(678,033)	60,068	(617,965)
Interest payments applied to principal	—	—	(268,709)	(268,709)
Purchases, sales, issuances and settlement, net	—	—	—	—
Transfers in and/or out of Level 3	—	(1,575,000)	—	(1,575,000)
Ending balance, December 31, 2010	$1,901,252	$—	$3,402,901	$5,304,153

Mortgage servicing rights and loans held for sale are carried at the lower of cost or fair value. There was no valuation allowance for mortgage servicing rights and loans held for sale as of December 31, 2011 and 2010, and no charges included in earnings were reported for the years then ended.

The carrying amounts and estimated fair values of financial instruments, at December 31, 2011 and December 31, 2010 are as follows:

	2011		2010
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:	(Amounts in thousands)
Cash and cash equivalents	$40,572	$40,572	$33,741	$33,741
Trading securities	7,010	7,010	7,691	7,691
Investment securities, available-for-sale	197,305	197,305	227,478	227,478
Investment securities, held-to-maturity	47,199	49,264	24,144	25,070
Loans held for sale	688	710	857	865
Loans receivable, net	284,919	297,488	282,573	297,342
Federal Home Loan Bank stock	2,102	N/A	2,109	N/A
Accrued interest receivable	2,227	2,227	2,455	2,455
Financial liabilities:
Deposits	$550,625	$553,670	$552,164	$560,226
Federal Home Loan Bank advances	11,000	11,260	12,000	12,308
Accrued interest payable	35	35	53	53

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.	Fair Value (Continued)

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

Fair Value Option

The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets and liabilities carried at fair value for the years ended December 31, 2011, 2010 and 2009:

Changes in Fair Values for the year ended December 31, 2011
for Items Measured at Fair Value
Pursuant to Election of the Fair Value Option
Total Changes
in Fair Values
	Other			Included in
	Gains and	Interest	Interest	Current Period
	Losses	Income	Expense	Earnings

Trading securities	$ 198,632	$ (19,614)	$ -	$ 179,018

Changes in Fair Values for the year ended December 31, 2010
for Items Measured at Fair Value
Pursuant to Election of the Fair Value Option
Total Changes
in Fair Values
	Other			Included in
	Gains and	Interest	Interest	Current Period
	Losses	Income	Expense	Earnings

Trading securities	$ 103,280	$ (39,229)	$ -	$ 64,051

Changes in Fair Values for the year ended December 31, 2009
for Items Measured at Fair Value
Pursuant to Election of the Fair Value Option
Total Changes
in Fair Values
	Other			Included in
	Gains and	Interest	Interest	Current Period
	Losses	Income	Expense	Earnings

Trading securities	$ 1,725,032	$ (39,228)	$ -	$ 1,685,804

5.	Secondary Mortgage Market Activities

Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The principal balances of these loans at year end are as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

5.	Secondary Mortgage Market Activities (Continued)

	2011	2010	2009
Mortgage loan portfolios serviced for:
Freddie Mac	$110,886,694	$114,974,199	$111,043,793

Federal Home Loan Bank	$21,928,662	$21,157,900	$15,252,193

Custodial escrow balances maintained in connection with serviced loans were approximately $1,649,000 and $1,686,000 at December 31, 2011 and 2010, respectively.

Activity for mortgage servicing rights and the related valuation allowance follows:

	2011	2010	2009

Balance at beginning of year	$535,205	$500,750	$320,210
Additions	149,831	203,176	331,104
Disposals	—	—	—
Amortized to expense	(162,690)	(168,721)	(150,564)
Balance at end of year	$522,346	$535,205	$500,750
Valuation Allowance	$—	$—	$—

The fair value of mortgage servicing rights exceeded book value as of year-end 2011 and 2010 and such balances are included in Other Assets in the Consolidated Statement of Condition. As of December 2011 and 2010, no impairment was recorded for mortgage servicing rights.

The weighted average amortization period is eight years. Estimated amortization expense for each of the next five years is:

2012	$150,692
2013	109,523
2014	79,128
2015	56,754
2016	40,266

6.	Premises and Equipment

Premises and equipment consist of the following at December 31:

	2011	2010

Land	$3,509,066	$2,394,542
Buildings	23,787,412	22,744,244
Equipment and fixtures	9,658,096	8,968,017
Construction in progress	7,915	—
	36,962,489	34,106,803
Accumulated depreciation	(15,582,746)	(14,204,173)
Net book value	$21,379,743	$19,902,630

Depreciation expense was $1,392,153, $1,569,975 and $1,608,017 in 2011, 2010 and 2009 respectively. In October 2010, the Company sold the building and equipment that represented our South Utica Office. Proceeds of $1.2 million were received from the sale and the Company recorded a gain on sale of $95,000.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

7.	Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

	Banking	Insurance	Benefit Consulting
	Activities	Activities	Activities	Total

Balance as of January 1, 2009	$10,005,131	$10,184,021	$2,774,287	$22,963,439
Goodwill acquired	—	84,245	135,417	219,662
Balance as of December 31, 2009	10,005,131	10,268,266	2,909,704	23,183,101
Goodwill acquired	—	—	117,520	117,520

Balance as of December 31, 2010	10,005,131	10,268,266	3,027,224	23,300,621
Transfer of Goodwill	—	(1,133,075)	1,133,075	—
Goodwill acquired	—	586,445	95,388	681,833
Balance as of December 31, 2011	$10,005,131	$9,721,636	$4,255,687	$23,982,454

During 2006, the Company completed its acquisition of Parsons, Cote & Company. Goodwill in the amount of $576,000 and intangible assets in the amount of $71,000 were recorded as part of the Parsons, Cote & Company acquisition. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a three-year period ending December 31, 2008. Additional goodwill in the amount of $84,245 was recorded for the contingent purchase payment made in 2009.

During 2006, the Company completed its acquisition of Benefit Consulting Group LLC. Goodwill in the amount of $2.5 million and other intangible assets in the amount of $1.1 million were recorded as part of the acquisition of Benefit Consulting Group LLC. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010. Additional goodwill in the amount of $95,388, $117,520 and $135,417 was recorded for the contingent purchase payment made in 2011, 2010 and 2009 respectively based on performance through December 31, 2010. During 2011, $1.1 million of goodwill was transferred between the insurance activities and the benefit consulting activities which represented the movement of a segment of business that was transferred from Bailey and Haskell Associates, Inc. to Benefit Consulting Group LLC after the acquisition of Benefit Consulting Group LLC.

During 2011, the Company completed its acquisition of David Holmes Agency, Inc., an insurance agency operating in Utica, New York. The Company paid $361,718 in cash and established a note payable for $361,718 to be paid monthly over 24 months with interest at 3.00% per annum for fixed assets and other intangible assets. Goodwill in the amount of $586,445 and intangible assets in the amount of $136,991 were recorded in conjunction with the acquisition. David Holmes Agency, Inc has been subsequently merged into Bailey and Haskell Associates, Inc. During 2011, the Company paid $163,099 in principal and $7,919 in interest payments on the note.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Management has identified that the Company has four reporting units, its banking unit, its insurance unit, its employee benefits consulting unit and its risk management activities unit. There is no goodwill attributable to the risk management activities unit. Step 1 includes the determination of the carrying value of each reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. If the carrying amount of the reporting units exceeds their fair value, we are required to perform a second step to the impairment test.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

7.	Goodwill and Other Intangible Assets (Continued)

Our annual impairment analysis as of December 31, 2011 and 2010 indicated that a step 2 analysis was not necessary. As of December 31, 2011 and 2010, no impairment was recorded for goodwill.

Other intangible assets consist of the following at December 31:

	As of December 31, 2011
	Gross
	Carrying	Accumulated
	Value	Amortization	Net

Core deposit intangible	$2,705,391	$(2,060,448)	$644,943
Customer relationship intangible	1,402,534	(1,083,251)	319,283
Total	$4,107,925	$(3,143,699)	$964,226

	As of December 31, 2010
	Gross
	Carrying	Accumulated
	Value	Amortization	Net

Core deposit intangible	$2,705,391	$(1,786,368)	$919,023
Customer relationship intangible	1,265,543	(966,625)	298,918
Total	$3,970,934	$(2,752,993)	$1,217,941

Aggregate amortization expense was $390,706, $411,990 and $470,070 for 2011, 2010 and 2009.

Estimated amortization expense for each of the next five years:

2012	$338,877
2013	283,441
2014	141,974
2015	103,457
2016	67,539

8.	Due to Depositors

Amounts due to depositors at December 31 are as follows:

	2011	2010

Non-interest bearing demand	$69,119,138	$65,179,106
Savings	103,609,613	89,524,824
Money market and interest-bearing checking	236,523,193	244,230,823
Time deposits	140,328,624	152,194,901
Mortgage escrow funds	1,044,022	1,034,160
Total due to depositors	$550,624,590	$552,163,814

At December 31, 2011 and 2010, time deposits with balances in excess of $100,000 totaled $50,725,385 and $55,031,612, respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

8.	Due to Depositors (Continued)

The contractual maturity of time deposits as of December 31, are as follows:

	2011		2010
Maturity	Amount	Percent	Amount	Percent

One year or less	$99,609,377	71.0%	$116,262,311	76.4%
One to two years	15,525,191	11.1	16,981,836	11.2
Two to three years	10,425,319	7.4	6,013,705	3.9
Three to four years	6,227,121	4.4	7,002,939	4.6
Four to five years	8,536,161	6.1	5,866,443	3.9
Over five years	5,455	0.0	67,667	0.0
	$140,328,624	100.0%	$152,194,901	100.0%

9.	Borrowings

Outstanding borrowings as of December 31 are as follows:

	2011	2010
Short-term borrowings:
Federal Home Loan Bank overnight line of credit	$—	$—
Federal Home Loan Bank advances	5,000,000	1,000,000
Long-term borrowings:
Federal Home Loan Bank advances	6,000,000	11,000,000
	$11,000,000	$12,000,000

Borrowings at December 31, 2011 have maturity dates as follows:

	Interest
	Rate

2012	3.34%	$5,000,000
2013	5.00%	5,000,000
2014	5.33%	1,000,000
		$11,000,000

All outstanding advances are fixed rate. Each advance is payable at its maturity date, with a prepayment penalty. At December 31, 2011, borrowings are collateralized by pledged securities, which had a carrying value of $734,000 and residential mortgages in the amount of $63,641,363 pledged under a blanket collateral agreement. At December 31, 2011, the Bank has available $52.6 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2011. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2011, a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2011 and a $10,000,000 unsecured line of credit with Fifth Third Bank of which $0 is outstanding at December 31, 2011.

 At December 31, 2010, borrowings are collateralized by pledged securities, which had a carrying value of $3.9 million and residential mortgages in the amount of $62,752,350 pledged under a blanket collateral agreement. At December 31, 2010, the Bank has available $50.1 million of

Oneida Financial Corp.

Notes to Consolidated Financial Statements

9.	Borrowings (Continued)

overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2010. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2010. In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2010.

10.	Income Taxes

The provision for income taxes for the years ended December 31, consists of the following:

	2011	2010	2009
Current:
Federal	$1,281,207	$2,073,533	$865,283
State	218,358	334,875	(3,547)
Deferred:
Federal	384,793	(1,206,333)	299,057
State	68,642	(287,875)	50,127
	$1,953,000	$914,200	$1,210,920

A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

	2011	2010	2009

Federal statutory income tax rate	34%	34%	34%
State tax, net of federal benefit	2%	1%	1%
Tax exempt investment income	(8)%	(10)%	(7)%
Earnings from bank owned life insurance	(3)%	(4)%	(4)%
Other	0%	(1)%	(1)%
Effective tax rate expense	25%	20%	23%

The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

10.	Income Taxes (Continued)

	2011	2010
	Asset (Liability)

Allowance for loan losses	$1,111,000	$1,646,000
Deferred compensation	238,000	255,000
Investment security charges/adjustments	5,241,000	5,171,000
Unrealized losses on securities available for sale	—	2,854,000
Pension benefits	626,000	451,000
Other	89,000	66,000
subtotal deferred tax assets	7,305,000	10,443,000

Depreciation	(565,000)	(443,000)
Mortgage related fees	(369,000)	(382,000)
Intangible amortization	(493,000)	(367,000)
Purchase accounting adjustments	(158,000)	(250,000)
Prepaid expenses	(79,000)	(278,000)
Unrealized gains on securities available for sale	(75,000)	—
Other	(98,000)	(84,000)
subtotal deferred tax liability	(1,837,000)	(1,804,000)
Total deferred income tax asset, net	$5,468,000	$8,639,000

Realization of deferred tax assets is dependent upon the ability to carry back deductions to prior periods when the deferred tax assets are realized and/or in generating sufficient taxable income in future periods. Based on the Company’s history of taxable income and expected future taxable income, the Company has determined that a valuation allowance is not required.

At December 31, 2011 and December 31, 2010, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

The Company recognizes interest and penalties related to income tax matters as part of income tax expense. At December 31, 2011 and December 31, 2010, there were no amounts accrued for interest and penalties.

The Company is subject to U.S. federal income tax as well as New York state income tax. The Company is no longer subject to federal or state examinations for tax years prior to 2008. The tax years of 2008-2010 remain open to federal and state examination.

During 2011, the Internal Revenue Service completed an examination of the 2008 and 2009 federal income tax returns. The examination had no material impact on the financial statements. Additionally, during 2011, the State of New York completed an examination of the 2008 New York income tax return. The examination had no material impact on the financial statements.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

Retirement System (the System) plan which was a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits were primarily a function of the employee’s years of service and level of compensation. The plan was frozen as of May 31, 2002. State Bank of Chittenango uses a December 31 measurement date for its pension plan.

Information about changes in obligations and funded status of the defined benefit pension plan follows:

	Oneida Savings Bank		State Bank of Chittenango
	2011	2010	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$4,371,899	$4,288,665	$2,395,770	$2,332,039
Service cost	—	—	26,261	21,899
Interest cost	211,449	211,573	123,774	131,694
Actuarial gain (loss)	34,698	46,726	270,854	123,779
Benefits paid	(235,258)	(175,065)	(217,298)	(213,641)
Benefit obligation at end of year	$4,382,788	$4,371,899	$2,599,361	$2,395,770

Change in plan assets, at fair value:
Beginning plan assets	$3,574,529	$3,233,423	$2,135,136	$2,169,447
Actual return	5,437	316,171	2,425	177,294
Benefits paid	(235,258)	(175,065)	(212,405)	(211,605)
Employer contributions	200,000	200,000	21,900	—
Ending plan assets	$3,544,708	$3,574,529	$1,947,056	$2,135,136

Funded status at year end (plan assets less benefit obligation)	$(838,080)	$(797,370)	$(652,305)	$(260,634)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	Oneida Savings Bank		State Bank of Chittenango
	2011	2010	2011	2010

Net actuarial loss (gain)	$2,457,886	$2,284,174	$1,267,925	$911,315
Prior service cost (credit)	—	—	—	—

	$2,457,886	$2,284,174	$1,267,925	$911,315

The accumulated benefit obligation for the Oneida Savings Bank pension plan was $4,382,788 and $4,371,899 at year-end 2011 and 2010 respectively. The accumulated benefit obligation for the State Bank of Chittenango pension plan was $2,599,361 and $2,395,770 at year-end 2011 and 2010 respectively.

The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

	Oneida Savings Bank			State Bank of Chittenango
	2011	2010	2009	2011	2010	2009

Service cost benefits earned during the period	$—	$—	$—	$26,261	$21,899	$26,716
Interest cost on projected benefit obligation	211,449	211,573	163,330	123,774	131,694	135,800
Expected return on plan assets	(266,768)	(243,442)	(205,187)	(141,928)	(155,498)	(139,125)
Net amortization and deferral	122,317	126,009	146,753	48,854	42,783	56,480
Net periodic pension cost	66,998	94,140	104,896	56,961	40,878	79,871

Net loss (gain)	173,712	(152,012)	(391,825)	405,464	99,947	(199,746)
Prior service cost (credit)	—	—	—	—	—	—
Amortization of prior service cost	—	—	—	(48,854)	(42,783)	(56,480)
Total recognized in other comprehensive	173,712	(152,012)	(391,825)	356,610	57,164	(256,226)
income
Total recognized in net periodic benefit
cost and other comprehensive income	$240,710	$(57,872)	$(286,929)	$413,571	$98,042	$(176,355)

The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $65,019.

	Oneida Savings Bank			State Bank of Chittenango
Assumptions	2011	2010	2009	2011	2010	2009

Weighted-average assumptions used to determine
benefit obligation at year-end
Discount rate	4.98%	5.05%	3.97%	4.27%	5.38%	5.89%

Weighted-average assumptions used to
determine net cost
Discount rate	5.05%	3.97%	5.06%	5.38%	5.89%	6.03%
Expected return on plan assets	7.50%	7.50%	7.50%	7.00%	7.50%	7.50%

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

The weighted average expected long-term rate of return is estimated based on current trends in the plan assets as well as projected future rates of return on those assets. The following assumptions were used in determining the long-term rate of return:

Equity securities	Dividend discount model, the smoothed earnings yield model and the equity risk premium model

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)
Fixed income securities	Current yield to maturity and forecasts of future yields

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

The Company’s pension plan asset allocation at year-end 2011 and 2010, target allocation for 2012, and expected long-term rate of return by asset category are as follows:

		Percentage of		Weighted-
	Target	Plan Assets		Average Expected
	Allocation	at December 31		Long Term Rate
Asset Category	2012	2011	2010	of Return

Equity Securities	60%	60%	49%	10%
Debt Securities	40%	30%	51%	5%
Other	0%	10%	0%
Total	100%	100%	100%	8%

The fair value of the plan assets, as previously defined, at December 31, 2011, by asset category, is as follows:

		Fair Value Measurements
		at December 31, 2011 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Cash	$415,378	$415,378	$—	$—
Equities
Common stock	2,030,556	2,030,556	—	—
Real estate investment trust	45,086	45,086
Fixed income securities			—
Corporate bonds	—	—	—	—
Government issues (US Treasuries)	102,464	—	102,464	—
FHLMC	86,244	—	86,244	—
FNMA	104,438	—	104,438	—
Exchange traded funds	760,542	760,542
Total	$3,544,708	$3,251,562	$293,146	$—

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

The fair value of plan assets, as previously defined, at December 31, 2010, by asset category, is as follows

		Fair Value Measurements
		at December 31, 2010 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Cash	$141,186	$141,186	$—	$—
Equities
Common stock	1,762,177	1,762,177	—	—
Fixed income securities			—
Corporate bonds	349,918	—	349,918	—
Government issues (US Treasuries)	973,885	—	973,885	—
FHLMC	150,539	—	150,539	—
FNMA	196,824	—	196,824	—
Total	$3,574,529	$1,903,363	$1,671,166	$—

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for period ending December 31, 2011 and 2010.

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

The weighted average expected long-term rate of return is estimated based on current trends in the System’s assets as well as projected future rates of return on those assets and reasonable actuarial assumptions based on the guidance provided by ASOP No. 27 ”Selection of Economic Assumptions for Measuring Pension Obligations” for long term inflation, and the real and nominal rate of investment return for a specific mix of asset classes. The following assumptions were used in determining the long-term rate of return:

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

The long term rate of return considers historical returns. Adjustments were made to historical returns in order to reflect expectations of future returns. These adjustments were due to factor forecasts by economists and long-term U.S. Treasury yields to forecast long-term inflation. In addition, forecasts by economists and others for long-term GDP growth were factored into the development of assumptions for earnings growth and per capita income.

Effective September 2011, the System revised its investment guidelines. The System currently prohibits its investment managers from purchasing any security greater than 5% of the portfolio at the time of purchase or greater than 8% at market value in any one issuer. In addition the following are prohibited: (1) Equity security short sales, unregistered securities and margin purchases; (2) fixed income securities that are of Baa2/BBB quality or less, mortgage backed derivatives that have an inverse floating rate coupon or that are interest only securities, any asset backed security that is not issued by the U.S. Government or its agencies or its instrumentalities and securities of less than A-quality may not in the aggregate exceed 10% of the investment manager’s portfolio; and (3) other financial instruments such as unhedged currency exposure in countries not defined as “high income economies” by the World Bank. Prior to September 2011, investments in emerging countries as defined by Morgan Stanley Emerging Markets Index and structured notes were prohibited. All other investments not prohibited by the System are permitted. At December 31, 2011, the System holds certain investments which are no longer deemed acceptable to acquire. These positions will be liquidated when the investment managers deem that such liquidation is in the best interest of the System.

The Company’s pension plan asset allocation at year-end 2011 and 2010, target allocation for 2012 and expected long-term rate of return by asset category are as follows:

		Percentage of		Weighted-
	Target	Plan Assets		Average Expected
	Allocation	at December 31,		Long Term Rate
Asset Category	2012	2011	2010	of Return

Cash equivalents	0 - 20%	11%	11%	0.4%
Equity securities	40 - 60%	48%	48%	4.6%
Fixed income securities	40 - 60%	41%	41%	1.9%
Other financial instruments	0 - 5%	0%	0%	0%
Total		100%	100%	6.9%

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

The following table represents the Plan’s fair value hierarchy for its financial assets (investments), as defined previously measured at fair value on a recurring basis as of December 31, 2011:

		Fair Value Measurements
		at December 31, 2011 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$3,366	$3,366	$—	$—
Short term investment funds	203,281	—	203,281	—
Equities
U.S. Large cap	580,397	580,397	—	—
U.S. Mid cap	78,941	78,941	—	—
U.S. Small cap	1,809	1,809	—	—
International	271,783	271,783	—	—
Fixed income securities
Corporate bonds
Rated single A or higher by S&P	80,820	—	80,820	—
Rated below single A by S&P	94,616	—	94,616	—
Government issues	441,757	—	441,757	—
Collateralized mortgage obligations
Rated single A or higher by S&P	175,584	—	175,584	—
Rated below single A by S&P	14,702	—	14,702	—

Total	$1,947,056	$936,296	$1,010,760	$—

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

The fair value of plan assets, as previously defined, at December 31, 2010, by asset category, is as follows:

		Fair Value Measurements
		at December 31, 2010 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$4,621	$4,621	$—	$—
Short term investment funds	235,193	—	235,193	—
Equities
U.S. Large cap	595,347	595,347	—	—
U.S. Mid cap	60,815	60,815	—	—
U.S. Small cap	4,500	4,500	—	—
International	369,267	369,267	—	—
Fixed income securities
Corporate bonds
Rated single A or higher by S&P	116,467	—	116,467	—
Rated below single A by S&P	81,774	—	81,774	—
Government issues	620,696	—	620,696	—
Collateralized mortgage obligations
Rated single A or higher by S&P	32,069	—	32,069	—
Rated below single A by S&P	14,387	—	14,387	—

Total	$2,135,136	$1,034,550	$1,100,586	$—

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for the period ending December 31, 2011 and 2010.

The Company expects to contribute $243,127 to the Plans for the year ending December 31, 2012.

The following benefit payments are expected to be paid:

	Oneida	State Bank
Fiscal year ending December 31:	Savings Bank	Of Chittenango

2012	$350,000	$208,533
2013	368,000	230,632
2014	386,000	261,854
2015	405,000	298,368
2016	425,000	327,258
Years 2017 - 2021	2,468,000	2,106,659

In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.	Benefit Plans (Continued)

Employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation. Employer contributions associated with the plan amounted to $655,808, $622,681 and $570,401 for the years ended December 31, 2011, 2010 and 2009, respectively.

The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan (“ESOP”) with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP purchased 157,500 shares of common stock as part of the second step conversion (see Footnote 22) which was funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 3.25% for 2011 and 2010. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding. Contributions to the ESOP during 2011 and 2010 were $288,538 and $331,100 respectively. Expense recorded for 2011 and 2010 was $343,042 and $302,739 respectively. In 2009, the Company made a discretionary contribution to the plan and recorded compensation expense of $300,000 for the plan to purchase additional shares to allocate to participants.

Shares held by the ESOP were as follows:

	2011	2010

Allocated to participants	366,202	338,987
Unearned	78,956	118,228

Total ESOP shares	445,158	457,215

Fair value of unearned shares	$750,082	$928,090

12.	Stock Based Compensation Plans

The Company had two share based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $185,598 and $258,830 for 2010, and 2009. The total income tax benefit was $71,455 and $99,649. Both plans were final in 2010; therefore there was no activity or expense associated with them for 2011.

Stock Option Plan

The Company’s 2000 Stock Option Plan, which was shareholder approved, permitted the granting of share options to its directors, officer and key employees for up to 342,205 share of common stock. The exercise price of options granted was equal to the market value of the Company’s shares at the date of grant; those options vest and become exercisable ratably over a one to five-year period. The plan also has a reload feature which entitles the option holder, who has delivered common stock as payment of the exercise price for option stock, to a new option to acquire additional shares in the amount equal to the shares traded in. The option period during which the

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.	Stock Based Compensation Plans (Continued)

reload option may be exercised expires at the same time as that of the original option that the holder has exercised. The Company has a policy of using shares held as treasury stock to satisfy share option exercises. Compensation recorded in conjunction with these plans was $13,102 and $78,543 for 2010, and 2009, respectively. All options granted expired April 2010.

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

	2010	2009

Risk-free interest rate	0.50%	0.50%
Expected stock price volatility	66.32%	62.09%
Expected dividend rate	3.00%	3.00%
Expected life	0.17	0.94

There was no unrecognized compensation cost for this plan as of December 31, 2010 as all shares are vested under the terms of the plan. New grants are for the reload option feature which are expensed at date of grant.

Information related to the stock option plan during each year follows:

	2010	2009

Intrinsic value of options exercised	$163,977	$489,449
Cash received from option exercises	34,835	9,326
Shares received from option exercises	12,396	31,839
Tax benefit realized from option exercises	25,644	—
Weighted average fair value of options granted	1.057	2.467

Recognition Plan

The Management Recognition and Retention Plan provides for the issuance of shares of restricted stock to directors, officers and key employees. Compensation expense equal to the market value of Oneida Financial Corp.’s stock on the grant date is recognized ratably over the five year vesting period for shares of restricted stock granted that were fully vested at December 31, 2010. Compensation recorded in conjunction with these plans was $172,496 and $180,287 for 2010 and 2009 respectively. There were no shares available for future awards as of December 31, 2010. Shares unallocated under the plan available for future awards were 10,311 as of December 31, 2009. As of December 31, 2010, there was no unrecognized compensation cost related to nonvested shares granted under the Plan. The total fair value of shares vested during the years ended December 31, 2010 and 2009 were $124,658 and $146,780 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

13.	Non-Interest Income and Expenses

Non-interest income and non-interest expenses for the years ended December 31 consist of the following:

	2011	2010	2009
Non-interest income:
Service charges on deposit accounts	$2,586,518	$2,635,334	$2,615,542
Commissions and fees on sales
of non-banking products	19,422,025	17,498,748	15,836,266
Cash surrender value increase	646,675	601,684	696,916
Gain on sale of loans	487,628	651,656	343,622
Other	1,511,483	1,500,888	1,391,984
Total non-interest income	$24,654,329	$22,888,310	$20,884,330

Non-interest expenses:
Salaries and employee benefits	$23,065,164	$21,445,701	$20,425,328
Building occupancy and equipment	4,838,369	4,996,850	4,748,134
FDIC and N.Y.S. assessment	609,682	860,121	1,121,204
Advertising	619,999	529,901	542,817
Postage and telephone	694,607	672,276	681,307
Director compensation	275,854	297,021	243,185
Professional fees	425,456	294,875	386,333
Consultant Fees	1,258,856	1,031,920	780,977
Travel and meetings	951,118	814,600	752,836
Insurance	374,539	321,423	344,388
Dues and subscriptions	212,434	207,287	167,944
Service fees	923,804	795,712	720,755
ORE expenses	129,672	57,476	38,423
Contributions	130,794	109,341	87,497
Sales tax	6,921	4,602	4,279
Other	838,792	755,942	674,079
Intangible amortization	390,706	411,990	470,070
Total non-interest expenses	$35,746,767	$33,607,038	$32,189,556

14.	Commitments

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

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2011		2010
	Fixed	Variable	Fixed	Variable
Financial instruments whose contract	Rate	Rate	Rate	Rate
amounts represent credit risk:
Commitments to extend credit	$18,328,572	$2,896,500	$2,214,374	$4,371,771
Unused lines of credit	2,789,175	48,102,533	3,371,847	47,571,131

Oneida Financial Corp.

Notes to Consolidated Financial Statements

14.	Commitments (Continued)

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 3.75% to 6.75% and maturities ranging from 15 years to 30 years. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate.

15.	Dividends and Restrictions

The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the New York State Banking. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations was $9,915,343 and $6,162,202 as of December 31, 2011 and 2010 respectively.

In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has indicated that banking organizations could generally pay dividends only out of current operating earnings.

16.	Regulatory Matters

The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2011, the Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2011 and 2010, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

16.	Regulatory Matters (Continued)

The Bank's actual capital amounts and ratios are as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011:
Total Capital
(to Risk Weighted Assets)	$64,045,250	15.62%	$32,798,038	8%	$40,997,548	10%
Tier I Capital
(to Risk Weighted Assets)	$61,145,725	14.91%	$16,399,019	4%	$24,598,529	6%
Tier I Capital
(to Average Assets)	$61,145,725	9.62%	$25,432,984	4%	$31,791,230	5%

As of December 31, 2010:
Total Capital
(to Risk Weighted Assets)	$61,963,691	15.15%	$32,714,122	8%	$40,892,652	10%
Tier I Capital
(to Risk Weighted Assets)	$57,687,242	14.11%	$16,357,061	4%	$24,535,591	6%
Tier I Capital
(to Average Assets)	$57,687,242	9.17%	$25,155,277	4%	$31,444,096	5%

The following represents a reconciliation of Bank capital to regulatory capital as of December 31:

	December 31,
	2011	2010

GAAP equity	$83,061,936	$75,132,251
Accumulated other comprehensive income	2,122,238	6,157,097
Goodwill, net of applicable deferred taxes	(23,271,490)	(22,728,230)
Intangible assets, net of applicable deferred taxes	(714,724)	(820,356)
Disallowed portion of mortgage servicing rights	(52,235)	(53,520)
Tier 1 Capital	$61,145,725	$57,687,242

General regulatory allowance for loan losses	2,899,525	4,276,449
Total Capital	$64,045,250	$61,963,691

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances and new dividends. Management believes this test is met.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

17.	Parent Company Statements

Condensed financial information of Oneida Financial Corp. follows:

Condensed Balance Sheets

	December 31,
	2011	2010
Assets:
Cash	$5,112,909	$8,556,062
Investments in and advances to subsidiary	83,061,936	75,132,251
ESOP loan receivable	610,078	929,858
Securities available for sale	—	1,931,430
Other assets	346,190	303,427
Total assets	$89,131,113	$86,853,028

Liabilities and shareholders' equity:
Other liabilities	$1,169,925	$909,849
Due to related parties	—	22,883
Shareholders' equity	87,961,188	85,920,296
Total liabilities and shareholders' equity	$89,131,113	$86,853,028

Condensed Statements of Income

	Years Ended December 31,
	2011	2010	2009
Revenue:
Dividends from subsidiary	$—	$—	$2,000,000
Interest on investments and deposits	71,743	41,288	725
Rental income	—	—	—
Total revenue	71,743	41,288	2,000,725

Expenses:
Compensations and benefits	420,000	53,084	139,500
Other expenses	186,171	168,150	171,436
Total expenses	606,171	221,234	310,936

(Loss) income before taxes and equity
in undistributed net income of subsidiary	(534,428)	(179,946)	1,689,789

Benefit for income taxes	(207,000)	(82,000)	(120,000)

(Loss) income before equity in undistributed
net income of subsidiary	(327,428)	(97,946)	1,809,789

Equity in undistributed net income:
Subsidiary bank	6,056,709	3,858,634	2,303,568

Net income attributable to Oneida Financial Corp.	$5,729,281	$3,760,688	$4,113,357

Oneida Financial Corp.

Notes to Consolidated Financial Statements

17.	Parent Company Statements (Continued)

Condensed Statements of Cash Flow

	Years Ended December 31,
	2011	2010	2009
Operating activities:
Net income attributable to Oneida Financial Corp.	$5,729,281	$3,760,688	$4,113,357
Adjustments to reconcile net income to
net cash provided by operating activities:
ESOP shares earned	343,042	302,739	—
Other assets/liabilities, net	219,791	(177,651)	25,757
Equity in undistributed net income of subsidiary bank	(6,056,709)	(3,858,634)	(2,303,568)
Net cash provided by operating activities	235,405	27,142	1,835,546

Investing activities:
Purchase of securities available for sale	—	(2,000,000)	—
Maturities and calls of securities available for sale	2,000,000	—	—
Investment in subsidiary bank	2,157,458	(13,539,841)	1,000
Decrease (increase) in ESOP loan	319,780	(929,858)	—
Change in due from related parties	(22,883)	(794,257)	(33,655)
Net cash provided by (used in) investing activities	4,454,355	(17,263,956)	(32,655)

Financing activities:
Dividends paid	(3,365,128)	(2,108,687)	(1,673,714)
Increase in noncontrolling interest	—	500	—
Redemption of noncontrolling interest	(2,500,500)	—	(1,000)
Repurchase of common shares	(2,267,285)	—	—
Exercise of stock options (using treasury stock)	—	170,035	364,211
Purchase of treasury stock	—	(155,877)	(379,976)
Net proceeds of stock offering and conversion	—	27,737,108	—

Net cash (used in) provided by financing activities	(8,132,913)	25,643,079	(1,690,479)

Net (decrease) increase in cash and cash equivalents	(3,443,153)	8,406,265	112,412

Cash and cash equivalents at beginning of year	8,556,062	149,797	37,385

Cash and cash equivalents at end of year	$5,112,909	$8,556,062	$149,797

Supplemental disclosures of cash flow information:
Non-cash financing activities:
Dividends declared and unpaid	$829,868	$859,774	$—

Oneida Financial Corp.

Notes to Consolidated Financial Statements

18.	Earnings per Share

Earnings per common share have been computed based on the following for the years ended December 31:

	2011	2010	2009
Net income attributable to Oneida Financial Corp.	$5,729,281	$3,760,688	$4,113,357
Net earnings allocated to participating securities	—	(11,192)	(18,958)
Net earnings allocated to common stock	$5,729,281	$3,749,496	$4,094,399
Basic
Weighted average common shares outstanding
including shares considered participating securities	7,003,703	7,085,131	7,115,633
Less: Average participating securities	—	(14,973)	(26,882)
Weighted average shares	7,003,703	7,070,158	7,088,751
Basic earnings per share	$0.82	$0.53	$0.58
Diluted
Net earnings allocated to common stock	$5,729,281	$3,749,496	$4,094,399
Weighted average common shares outstanding for basic	7,003,703	7,070,158	7,088,751
Dilutive effect of stock options	—	1,860	24,753
Weighted average shares	7,003,703	7,072,018	7,113,504
Diluted earnings per share	$0.82	$0.53	$0.58

There were no potentially dilutive securities outstanding for 2011. Stock options of 0 and 78,721 shares of common stock were not considered in computing dilutive earnings per common share for 2010 and 2009 because they were anti-dilutive.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

19.	Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related tax effects were as follows:

	2011	2010	2009
Unrealized gains (losses) on available for sale securities
Available for sale securities:
Unrealized holding gains (losses) on securities arising
during period	$7,425,665	$(2,511,240)	$3,810,506
Less: reclassification adjustment for (gains)
realized in income	(425,730)	(1,522,260)	(787,842)
Net unrealized gains (losses)	6,999,935	(4,033,500)	3,022,664
Tax effect	(2,799,974)	1,613,400	(1,209,066)
Net-of-tax amount	4,199,961	(2,420,100)	1,813,598
Other-than-temporary impaired securities:
Unrealized holding (losses) on securities arising
during period	$(43,702)	$(2,213,414)	$(3,296,198)
Less: reclassification adjustment for losses
realized in income	367,424	2,423,111	2,294,841
Net unrealized gains (losses)	323,722	209,697	(1,001,357)
Tax effect	(129,489)	(83,879)	400,543
Net-of-tax amount	194,233	125,818	(600,814)
Change in unrealized loss on pension liability	(530,322)	94,848	648,051
Tax effect	212,129	(37,939)	(259,220)
Net-of-tax amount	(318,193)	56,909	388,831
	$4,076,001	$(2,237,373)	$1,601,615

The following is a summary of the change in accumulated other comprehensive income balances, net of tax from December 31, 2010 to December 31, 2011:

	Balance	Current	Balance
	at	Period	at
	12/31/2010	Change	12/31/2011

Unrealized (losses) gains on securities available for sale	$(4,280,946)	$4,394,194	$113,248
Unrealized loss on pension benefits	(1,917,293)	(318,193)	(2,235,486)
Total	$(6,198,239)	$4,076,001	$(2,122,238)

Oneida Financial Corp.

Notes to Consolidated Financial Statements

19.	Other Comprehensive Income (Loss) (Continued)

The following is a summary of the accumulated other comprehensive income balances included in stockholders’ equity at December 31, 2011:

	Gross	Balance at
	Balance at	Tax	12/31/2011
	12/31/2011	Effect	net of tax

Unrealized gains (losses) on securities available for sale	$188,750	$(75,502)	$113,248
Unrealized loss on pension benefits	(3,725,810)	1,490,324	(2,235,486)
Total	$(3,537,060)	$1,414,822	$(2,122,238)

20.	Segment Information

The Company has determined that it has four primary business segments, its banking franchise, its insurance activities, its employee benefit consulting activities and its risk management activities. For the years ended December 31, 2011, 2010 and 2009, the Company’s insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. For the years ended December 31, 2011, 2010 and 2009, the benefit consulting activities consisted of those conducted through its wholly owned subsidiary, Benefit Consulting Group Inc. For the year ended December 31, 2011, 2010 and 2009, the risk management activities consisted of those conducted through its wholly owned subsidiary Workplace Health Solutions Inc. Information about the Company is presented in the following table for the periods indicated:

	2011
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total

Net interest income	$19,759,719	$—	$—	$—	$19,759,719
Provision for loan losses	1,050,000	—	—	—	1,050,000
Net interest income after provision
for loan losses	18,709,719	—	—	—	18,709,719
Non-interest income	5,489,242	11,603,209	6,482,456	1,336,360	24,911,267
Non-interest expenses	17,128,181	10,075,521	5,382,755	1,377,451	33,963,908
Depreciation and amortization	1,511,682	171,507	98,424	1,246	1,782,859
Income (loss) before taxes	5,559,098	1,356,181	1,001,277	(42,337)	7,874,219
Income tax expense (benefit)	964,600	586,000	413,000	(10,600)	1,953,000
Net income (loss)	4,594,498	770,181	588,277	(31,737)	5,921,219
Less: net income attributable to
noncontrolling interest	191,838	—	—	—	191,838
Net income (loss) attributable to
Oneida Financial Corp.	$4,402,660	$770,181	$588,277	$(31,737)	$5,729,381
Total Assets	$641,445,777	$22,835,569	$7,399,574	$306,400	$671,987,320

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.	Segment Information (Continued)

	2010
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total
Net interest income	$18,098,625	$—	$—	$—	$18,098,625
Provision for loan losses	1,650,000	—	—	—	1,650,000
Net interest income after provision
for loan losses	16,448,625	—	—	—	16,448,625
Non-interest income	4,591,991	10,515,421	5,936,999	1,046,328	22,090,739
Non-interest expenses	16,380,671	9,428,009	4,729,998	1,086,395	31,625,073
Depreciation and amortization	1,685,384	169,131	125,486	1,964	1,981,965
Income (loss) before taxes	2,974,561	918,281	1,081,515	(42,031)	4,932,326
Income tax expense (benefit)	78,800	404,000	447,000	(15,600)	914,200
Net income (loss)	2,895,761	514,281	634,515	(26,431)	4,018,126
Less: net income attributable to
noncontrolling interest	257,438	—	—	—	257,438
Net income (loss) attributable to
Oneida Financial Corp.	$2,638,323	$514,281	$634,515	$(26,431)	$3,760,688
Total Assets	$643,116,251	$20,184,212	$5,509,696	$150,903	$668,961,062

	2009
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total

Net interest income	$17,427,420	$—	$—	$—	$17,427,420
Provision for loan losses	760,000	—	—	—	760,000
Net interest income after provision
for loan losses	16,667,420	—	—	—	16,667,420
Non-interest (loss) income	5,266,097	9,694,191	5,650,646	491,429	21,102,363
Non-interest expenses	16,289,195	8,580,478	4,532,450	709,346	30,111,469
Depreciation and amortization	1,699,210	223,847	153,430	1,600	2,078,087
(Loss) Income before taxes	3,945,112	889,866	964,766	(219,517)	5,580,227
Income tax (benefit) expense	517,720	378,000	405,200	(90,000)	1,210,920
Net (loss) income	3,427,392	511,866	559,566	(129,517)	4,369,307
Less: net income (loss) attributable
to noncontrolling interest	255,950	—	—	—	255,950
Net income (loss) attributable to
Oneida Financial Corp	$3,171,442	$511,866	$559,566	$(129,517)	$4,113,357
Total Assets	$571,983,646	$19,962,553	$4,389,768	$89,526	$596,425,493

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.	Segment Information (Continued)

The following represents a reconciliation of the Company’s reported segment assets to consolidated assets as of December 31:

Assets	2011	2010

Total assets for reportable segments	$671,987,320	$668,961,062
Elimination of intercompany cash balances	(8,274,741)	(7,382,533)

Consolidated total	$663,712,579	$661,578,529

The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

21.	Quarterly Financial Data (Unaudited)

	Interest	Net Interest	Net
2011	Income	Income	Income	Basic	Diluted

	(Dollars in thousands)
First Quarter	$5,999	$4,839	$1,413	$0.20	$0.20
Second Quarter	6,034	5,013	1,696	0.24	0.24
Third Quarter	5,985	5,039	956	0.14	0.14
Fourth Quarter	5,764	4,868	1,664	0.24	0.24

2010

First Quarter	$5,837	$4,281	$627	$0.09	$0.09
Second Quarter	5,924	4,448	814	0.11	0.11
Third Quarter	6,021	4,628	815	0.12	0.12
Fourth Quarter	5,997	4,742	1,505	0.21	0.21

22.	Conversion and Reorganization

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

In connection with the Conversion, the outstanding shares of Oneida Financial Corp owned by the MHC were sold to the depositors of Oneida Savings Bank and other public investors. Completion of the Conversion and Offering resulted in the issuance of 7,164,794 shares of common stock. A total of 3,937,500 shares were sold in the subscription, community and syndicated offerings, at $8.00 per share. An additional 3,227,294 shares were issued to the former public stockholders of the Company based upon an exchange ratio of 0.9136 new shares for each share of Oneida Financial Corp common stock held at the close of business on July 7, 2010. Common shares held by the Company’s ESOP and Recognition and Retention Plan prior the conversion were also exchanged using the conversion ratio of 0.9136. The Conversion was accounted for as a change in corporate form with no resulting change in the historical basis of the Company’s assets, liabilities and equity. Costs related to the Offering, primarily marketing fees paid to the Company’s investment banking firm, professional fees, registration fees, printing and mailing costs were $2.5 million and

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

Overview – The Companies

Oneida Financial Corp. (“Company”) is a Maryland corporation that owns all of the outstanding common stock of Oneida Savings Bank. In 2010 Oneida Financial MHC (the former mutual holding parent company) converted from mutual to stock form (the “Conversion”). In connection with the Conversion the 55.0% ownership position of Oneida Financial MHC was sold to depositors of the Bank and the public (the “Offering”). Upon completion of the Conversion and Offering, the Company issued 7,164,794 shares of common stock. A total of 3,937,500 shares were sold in the offering at $8.00 per share, and an additional 3,227,294 shares were issued to former public stockholders of the Company’s predecessor based on an exchange ratio of 0.9136 shares of the Company’s stock for each share of old Oneida Financial Corp. common stock held as of the close of business on July 6, 2010. Following the completion of the Conversion and Offering, Oneida Financial MHC ceased to exist.

Oneida Financial Corp.’s executive offices are located at 182 Main Street, Oneida, New York 13421. Its telephone number at this address is (315) 363-2000 and its website address is www.oneidafinancial.com.

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

Oneida Savings Bank. Oneida Savings Bank is a New York chartered savings bank headquartered in Oneida, New York. Oneida Savings Bank was originally founded in 1866 as a mutual (meaning no stockholders) savings bank. In 1998, Oneida Savings Bank converted to a New York chartered stock savings bank. Since 1998 the Bank has grown its traditional community banking franchise organically and through acquisitions of banks and nonbank companies that offer insurance sales, financial services, employee benefits consulting and other risk management products and services. The expansion into insurance and other financial services businesses has enabled Oneida Savings Bank to evolve from a traditional savings bank to a full-service financial services organization.

Oneida Savings Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. Oneida Savings Bank is a community bank engaged primarily in the business of accepting deposits from customers through its main office and 11 full-service branch offices and using those deposits, together with funds generated from operations and borrowings, to make one-to-four family residential and commercial real estate loans, consumer loans and commercial business loans and to invest in mortgage-backed and other securities. In November 2011, Oneida Savings Bank opened its eleventh full service branch office located in Rome, New York. Municipal deposit banking services are provided through a limited purpose commercial bank subsidiary, The State Bank of Chittenango. Oneida Savings Bank also sells insurance and other commercial services and products through Bailey & Haskell Associates, Inc., its wholly owned insurance agency subsidiary, and provides employee benefits consulting services through Benefit Consulting Group, Inc., its wholly owned consulting services subsidiary. In addition, Oneida Savings Bank provides risk management services to help mitigate and prevent work related injuries through its wholly owned subsidiary Workplace Health Solutions, Inc. Oneida Savings Bank is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation and the New York State Banking Department.

Oneida Savings Bank’s executive offices are located at 182 Main Street, Oneida, New York 13421. Its telephone number at this address is (315) 363-2000 and its website address is www.oneidabank.com.

The State Bank of Chittenango. The State Bank of Chittenango is a New York chartered limited purpose commercial bank headquartered in Chittenango, New York. Oneida Savings Bank acquired State Bank of Chittenango in 2002 and retained the municipal banking operations of the bank in a limited purpose wholly owned subsidiary. New York State law prohibits a savings bank from directly soliciting and servicing public funds (deposits of counties, cities, towns, school districts, etc.). Holding State Bank of Chittenango as a limited purpose commercial bank subsidiary has enabled us to offer municipal deposit banking services throughout our market area.

Bailey & Haskell Associates. Bailey & Haskell Associates, Inc. is the wholly owned insurance agency subsidiary of Oneida Savings Bank and is headquartered in Oneida, New York. It has five other offices in New York State and one office in South Carolina. Oneida Savings Bank completed the acquisition of Bailey & Haskell Associates in 2000. Bailey & Haskell Associates is a full-service insurance and financial services firm with over 90 employees providing services to over 19,000 customers. Bailey & Haskell Associates offers personal and commercial property insurance and other risk management products and services. Bailey & Haskell Associates represents many leading insurance companies, including Travelers, CNA, Hartford, Progressive, Cincinnati and Utica National. We have acquired six insurance agencies in the decade following the acquisition of Bailey & Haskell Associates, including the David Holmes Agency, Inc. which was added during 2011. All of the acquired insurance agencies were merged into Bailey & Haskell Associates.

Benefit Consulting Group. Benefit Consulting Group, Inc., originally acquired in 2006, is the wholly owned employee benefits consulting and retirement plan administration subsidiary of Oneida Savings Bank. Benefit Consulting Group is headquartered in Oneida, New York and operates from offices in North Syracuse, New York and satellite offices in several branch offices of Oneida Savings Bank. Benefit Consulting Group currently serves more than 700 corporate and personal clients and offers employee benefit related services that are complementary to those provided by Oneida Savings Bank and Bailey & Haskell Associates. Benefit Consulting Group provides investment management, financial planning and estate planning services to individuals, and provides defined contribution and benefit plans, actuarial services and human resources management services to businesses.

Workplace Health Solutions. Workplace Health Solutions, Inc. is the wholly owned risk management subsidiary of Oneida Savings Bank. It is headquartered in Oneida, New York and operates from offices in North Syracuse, New York. Workplace Health Solutions was established in January 2008 as a risk management company with services to help mitigate and prevent work related injuries. Specifically, Workplace Health Solutions works with employers to develop informed hiring programs, coordinates employee training programs and consults with and advises employers relative to workers’ compensation coverage and incidents. In addition, this subsidiary develops a network of medical professionals to evaluate injured workers and arrange for the proper treatment of and recovery from workplace injuries from a risk management perspective. Workplace Health Solutions was developed to complement and refer the products and services offered by our other subsidiaries with an overall philosophy of providing innovative risk management services.

Oneida Preferred Funding Corp. Oneida Savings Bank established Oneida Preferred Funding Corp. in 1999 as a wholly owned real estate investment trust subsidiary.

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

•	Community Banking. We continue to actively market our core banking products to attract new fee-based deposit accounts and checking account related services to new and existing customers. We offer our customers internet banking, an account overdraft program, e-commerce capabilities and debit cards as an account retention tool and to increase non-interest income. These products and services represent continuing sources of fee income. We also emphasize our trust department services with the expectation that fees generated by the trust department will increase as the assets under management grow. In addition, we receive fee income from servicing loans sold in the secondary market.
•	Financial Service Subsidiaries. In recent years, we have increased the services and products we offer through our insurance agency, benefits consulting, and risk management subsidiaries. We initially entered the insurance and financial services business with the acquisition in October 2000 of Bailey & Haskell Associates, Inc. The expansion of our financial services business has continued to provide an increasing revenue source. We intend to continue to expand our financial services businesses to increase our earnings and diversify our revenue sources

Growing Our Loan Portfolios. We intend to grow our loan portfolios while continuing to exercise prudent loan underwriting and administration standards.

•	Emphasizing Origination of Commercial Real Estate, Consumer and Commercial Business Loans. We have sought to increase commercial real estate, consumer and commercial business lending in a controlled, safe and sound manner. Because these loans generally have higher yields and shorter terms than one-to-four family residential mortgage loans, our goal is to increase the origination of these loans consistent with safety and soundness considerations. At December 31, 2011, our loan portfolio was composed of 28.5% commercial real estate loans, 11.9% consumer loans and 13.1% commercial business loans.
•	Continuing the Origination of One-to-Four Family Real Estate Loans. Historically, Oneida Savings Bank has emphasized the origination of one-to-four family residential mortgage loans within Madison and Oneida counties and the surrounding counties. During 2011, our one-to-four family mortgage loan originations have been primarily fixed-rate loans. We generally sell our fixed-rate one-to-four family loan originations and such loans are sold without recourse and on a servicing-retained basis. During the years ended December 31, 2011 and 2010, we sold $25.5 million and $36.7 million, respectively, in fixed-rate one-to-four family mortgage loans. In addition, adjustable-rate mortgage (“ARM”) loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years and adjust annually thereafter, represented a lower percentage of total originations. Residential real estate loan origination volume, particularly fixed-rate originations, continued to decrease during 2011 compared with 2010 and 2009 due to a reduction in the volume of refinancing and new loan origination.

Continuing Our Conservative Underwriting Standards and Maintaining our Strong Asset Quality. We continue to maintain strong asset quality and reserve coverage. At December 31, 2011, our non-performing loans totaled $1.4 million or 0.5% of total loans and our ratio of allowance for loan losses to total non-performing loans was 201.81%. At December 31, 2010, our non-performing loans totaled $4.0 million or 1.38% of total loans and our ratio of allowance for loan losses to total non-performing loans was 107.54%. The decrease in the non-performing loans was primarily attributable to the charge-off of a fully reserved, impaired, unsecured commercial loan with a principal balance of $2.0 million in April 2011. Of the $1.4 million of non-performing loans, $836,000 represents a commercial lending relationship which has been considered to be impaired and a specific allowance of $661,000 has been established at December 31, 2011. Our asset quality reflects our conservative underwriting standards, the diligence and experience of our loan collection personnel and the stability of the local economy. As part of our evaluation of our asset quality, we also use an independent third party loan review firm to evaluate certain parts of the loan portfolio on a semiannual basis. Finally, we have not and do not plan to originate or participate in any sub-prime or Alt-A lending programs or loans.

Growing Our Core Deposit Base. Oneida Savings Bank is a market leader in offering deposit accounts in the communities we serve. We continue to emphasize offering core deposits to individuals, businesses and municipalities located in our market area. Core deposits represent our best opportunity to develop customer relationships that enable us to cross sell the products and services of our complementary subsidiaries. Core deposits are our least costly source of funds which improves our interest rate spread and also contributes non-interest income from account related services.

Financial Condition

Assets. Total assets at December 31, 2011 were $663.7 million, an increase of $2.1 million, or 0.3%, from $661.6 million at December 31, 2010. The increase in total assets was primarily attributable to an increase in loans receivable.

Management continues to maintain a diversified loan portfolio mix. This strategy is supported through the origination and retention of consumer and commercial business loans with the intent of increasing the average yield on our interest-earning assets, and the origination for sale in the secondary market of lower yielding fixed-rate one-to-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans decreased by $391,000 during 2011. The decrease in consumer, commercial business and commercial real estate loans was primarily due to a decrease in commercial lending and consumer loans partially offset by an increase in commercial real estate loans. Commercial loans decreased partially due to the charge-off of a fully reserved, impaired, unsecured commercial loan with a principal balance of $2.0 million in April 2011 as well as a decrease in the outstanding balance on lines of credit. The decrease in consumer lending was largely attributable to a decrease in demand, particularly in automobile lending. Residential real estate loans decreased $1.7 million during 2011. During the year ended December 31, 2011, a total of $25.5 million in fixed-rate residential mortgage loans were sold compared with loan sales of $36.7 million during 2010.

Oneida Savings Bank reinvests proceeds from loan sales and investment sales and investment security maturities in other loans as new loan origination volume warrants. Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing Oneida Savings Bank to accommodate periods of increased loan demand.

Mortgage-backed securities increased $2.9 million, or 3.2%, to $92.8 million at December 31, 2011 as compared with $89.9 million at December 31, 2010. Investment securities decreased $10.0 million, or 6.2%, to $151.7 million at December 31, 2011 as compared to $161.7 million at December 31, 2010. The decrease in investment securities was primarily the result of the increase in loans receivable and cash and cash equivalents due to the timing of the reinvestment of call and maturity proceeds.

Trading securities decreased $681,000, or 8.9%, to $7.0 million at December 31, 2011 as compared with $7.7 million at December 31, 2010 and represent common and preferred equity securities that we have elected to adjust to fair value. The decrease in trading securities was due to the sale of preferred securities during the year offset by the increase in fair value during 2011 that was reflected through the income statement.

Cash and cash equivalents increased $6.9 million, or 20.5%, to $40.6 million at December 31, 2011 from $33.7 million at December 31, 2010. The increase in cash and cash equivalents was due to the timing of reinvesting excess cash in investment and mortgage-backed securities.

Oneida Financial Corp. invests in bank-owned life insurance to provide a funding source for benefit plan obligations. Bank-owned life insurance also generally provides non-interest income that is nontaxable. Federal regulations generally limit the investment in bank-owned life insurance to 25% of the sum of Oneida Savings Banks’ tier 1 capital and its allowance for loan losses. At December 31, 2011, this limit was $16.0 million, and our investment in bank-owned life insurance at that date totaled $17.0 million. We exceeded the limit as a result of acquiring bank-owned life insurance as part of a small bank acquisition but have reduced the excess as a result of the increased capital from our stock offering and conversion.

Liabilities. Total liabilities increased by $93,000, or 0.02%, to $575.8 million at December 31, 2011 from $575.7 million at December 31, 2010. The increase was primarily the result of an increase in other liabilities of $2.6 million offset by a decrease in deposits of $1.6 million and a decrease in borrowings of $1.0 million.

Deposit accounts decreased $1.6 million, or 0.3%, to $550.6 million at December 31, 2011 from $552.2 million at December 31, 2010. Interest-bearing deposit accounts decreased by $5.5 million, or 1.1%, to $481.5 million at December 31, 2011 from $487.0 million at December 31, 2010. Non-interest bearing deposit accounts increased $3.9 million, or 6.0%, to $69.1 million at December 31, 2011 from $65.2 million at December 31, 2010. Core deposit accounts which include checking, savings and money market accounts increased $10.3 million or 2.6%. Time deposits decreased $11.9 million or 7.8%. The increase in core deposit accounts was the result of an increase in municipal deposits offered through our limited purpose commercial banking subsidiary, State Bank of Chittenango, offset by a decrease in our retail deposits. Municipal deposits increased $1.6 million to $118.9 million at December 31, 2011 from $117.3 million at December 31, 2010.

Borrowings decreased $1.0 million, or 8.3%, to $11.0 million at December 31, 2011 from $12.0 million at December 31, 2010. The decrease in borrowings was due to our decision not to renew a portion of the advances that matured during the year. At December 31, 2011, there were no overnight advances outstanding. Overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows.

Other liabilities increased $2.6 million, or 22.6%, to $14.1 million at December 31, 2011 from $11.5 million at December 31, 2010. The increase in other liabilities is primarily due to an increase in future dated commissions and premiums payable in our insurance subsidiary at December 31, 2011.

Stockholders’ Equity. Total stockholders’ equity at December 31, 2011 was $88.0 million, an increase of $2.1 million, or 2.4%, from $85.9 million at December 31, 2010. The change in total equity is the result of net income of $5.7 million combined with an increase in accumulated other comprehensive income (“AOCI”) of $4.1 million at December 31, 2011 resulting from an increase in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits. Changes in interest rates and market volatility resulted in an increase in the net unrealized gain on our available-for-sale securities. Offsetting these increases in total equity was a reduction of $2.5 million due to the repurchase by the Bank of a non-controlling interest in a subsidiary, the repurchase of 249,224 shares of common stock of the Company and the declaration of cash dividends during the trailing twelve months.

Analysis of Net Interest Income

Oneida Savings Bank’s principal business has historically consisted of offering savings accounts and other deposits to the general public and using the funds from such deposits to make loans secured by residential and commercial real estate, as well as consumer and commercial business loans. Oneida Savings Bank also invests a significant portion of its assets in investment securities and mortgage-backed securities both of which have classifications of available-for-sale and held-to-maturity. Our results of operations depend primarily upon net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as the changing interest rates when differences exist in the repricing of assets and liabilities.

Average Balance Sheet. The following table sets forth certain information relating to our average balances, average yields and costs, and certain other information for the years ending December 31, 2011, 2010 and 2009. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Non-accrual loans have been included in the average balances.

	For the Years Ending December 31,
	2011				2010			2009
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	( dollars in thousands )
Interest-earning assets:
Loans receivable	$287,098	$15,588	5.43%	$293,711	$16,791	5.72%	$298,449	$17,761	5.95%
Investment and MBS securities	260,077	7,848	3.02%	202,742	6,648	3.28%	154,151	6,905	4.48%
Federal funds	24,561	21	0.09%	31,919	39	0.12%	13,723	37	0.27%
Equity securities	7,321	326	4.45%	7,385	302	4.09%	6,290	298	4.74%
Total interest-earning assets	579,057	23,783	4.11%	535,757	23,780	4.44%	472,613	25,001	5.29%

Non interest-earning assets:
Cash and due from banks	10,969			13,188			11,725
Other assets	75,597			75,112			74,999
Total Assets	$665,623			$624,057			$559,337

Interest-bearing liabilities:
Money market deposits	$178,414	$1,014	0.57%	$158,842	$1,465	0.92%	$117,472	$1,516	1.29%
Savings accounts	99,127	358	0.36%	87,483	508	0.58%	80,714	488	0.60%
Interest-bearing checking	65,321	63	0.10%	55,853	106	0.19%	46,359	139	0.30%
Time deposits	146,843	2,077	1.41%	152,734	2,606	1.71%	153,870	3,734	2.43%
Borrowings	11,552	503	4.35%	21,072	996	4.73%	36,235	1,697	4.68%
Notes payable	205	8	3.90%	—	—	—	1	—	—
Total interest-bearing liabilities	501,462	4,023	0.80%	475,984	5,681	1.19%	434,651	7,574	1.74%

Non interest-bearing liabilities:
Demand deposits	67,436			60,024			63,711
Other liabilities	8,029			10,740			6,867
Total liabilities	576,927			546,748			505,229
Stockholders' equity	88,696			55,498			56,733
Total Liabilities and
Stockholders' Equity	$665,623			$602,246			$561,962

Net interest income		$19,760			$18,099			$17,427
Net interest spread			3.30%			3.25%			3.55%
Net earning assets	$77,595			$59,773			$37,962
Net interest margin		3.41%			3.38%			3.69%
Ratio of interest-earning assets
to interest-bearing liabilities		115.47%			112.56%			108.73%

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

	Years Ended December 31,
	2011 vs. 2010				2010 vs. 2009
	Increase / (Decrease)			Total	Increase / (Decrease)			Total
	Due to			Increase/	Due to			Increase/
	Volume		Rate	(Decrease)	Volume		Rate	(Decrease)

	( In thousands)
Interest-earning assets:
Loans receivable	$(359)		$(844)	$(1,203)	$(271)		$(699)	$(970)
Investment and mortgage-backed securities	1,730		(530)	1,200	1,593		(1,850)	(257)
Federal funds	(6	)(12)		(18)	22	(20)		2
Equity securities	(3)		27	24	45		(41)	4
Total interest-earning assets	$1,362		$(1,359)	$3	$1,389		$(2,610)	$(1,221)

Interest-bearing liabilities:
Money market deposits	$111		$(562)	$(451)	$382		$(433)	$(51)
Savings accounts	42		(192)	(150)	39	(19)		20
Interest-bearing checking	9		(52)	(43)	18		(51)	(33)
Time deposits	(83)		(446)	(529)	(19)		(1,109)	(1,128)
Borrowings	(415)		(78)	(493)	(717)		16	(701)
Notes payable	8		—	8	—		—	—
Total interest-bearing liabilities	$(328)		$(1,330)	$(1,658)	$(297)		$(1,596)	$(1,893)

Net increase in net interest income				$1,661				$672

Comparison of Operating Results for the Years Ended December 31, 2011 and December 31, 2010

General. Net income for the year ended December 31, 2011 was $5.7 million compared to net income of $3.8 million for the year ended December 31, 2010. For the year ended December 31, 2011, the basic net income per share was $0.82 as compared with the 2010 reported basic income per share of $0.53. The increase in net income is primarily the result of an increase in net interest income, an increase in net investment gains, an increase in the change in fair value of investment securities, an increase in non-interest income and a decrease in the provision for loan losses. These increases in income were partially offset by an increase in non-interest expense and an increase in income tax provision during 2011 as compared with 2010.

The net income from operations for the year ending December 31, 2011, which excludes non-cash impairment charges incurred on eight trust preferred securities and two privately issued collateralized mortgage obligation of $367,000 and the non-cash benefit to earnings recognized in connection with the increase in market value of our trading securities of $199,000, net of $42,000 in income taxes, was $5.9 million or $0.84 per basic share. This compares to net income from operations for the year ending December 31, 2010 of $5.6 million, or $0.79 per basic share. Net income excluding the non-cash charges and benefits to earnings increased due primarily to an increase in net interest income, an increase in non-interest income and a decrease in the provisions for loan losses, partially offset by a decrease in investment gains realized and an increase in non-interest expense and income tax provisions. We believe these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of our business, and facilitate investors’ assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe the exclusion of these items enables management to perform a more effective evaluation and comparison of our results and to assess the overall performance of our business in relation to our ongoing operations.

Interest and Dividend Income. Interest and dividend income increased by $3,000, or 0.01%, to $23.8 million for the year ended December 31, 2011 from $23.8 million for the year ended December 31, 2010. Interest and fees on loans decreased by $1.2 million for the year ended December 31, 2011 as compared with the same period in 2010. Interest and dividend income on mortgage-backed and other investment securities increased $1.3 million to $8.2 million for the year ended December 31, 2011 from $6.9 million for the year ended December 31, 2010. Interest income earned on federal funds sold decreased $18,000 during 2011 as compared with the year ended December 31, 2010.

The decrease in income on loans resulted from a decrease of 29 basis points in the average yield on loans to 5.43% from 5.72% as well as a decrease of $6.6 million in the average balance of loans to $287.1 million in 2011 from $293.7 million in 2010. As of December 31, 2011, residential real estate loans totaled $89.2 million, a decrease of $1.7 million from December 31, 2010. During 2011, a total of $25.5 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial real estate loans increased $4.4 million to $82.3 million at December 31, 2011 from $77.9 million at December 31, 2010. At December 31, 2011, total loans receivable were $288.5 million as compared with $287.7 million at December 31, 2010, an increase of 0.3%. The decrease in the yield on loans is a result of continued lower market interest rates during 2011 as compared with 2010.

The increase in interest income from investment and mortgage-backed securities was the result of an increase of $57.4 million in the average balance of investment and mortgage-backed securities to $260.1 million at December 31, 2011 from $202.7 million at December 31, 2010 partially offset by a decrease of 26 basis points in the average yield earned to 3.02% from 3.28%. The increase in the average balance on investment and mortgage-backed securities is the result of the investment of the net proceeds of the Company’s stock offering during the second half of 2010.

Interest income on federal funds sold decreased as a result of a decrease in the average balance of federal funds sold of $7.3 million to $24.6 million during the 2011 period as compared with $31.9 million at December 31, 2010 as well as a decrease of 3 basis points in the average yield. The decrease in the yield is due to decreases in interest rates paid on federal funds during the period. The decrease in the average balance of federal funds sold reflects a decision in 2010 to increase the total liquidity of Oneida Financial Corp. due to the temporary investment of stock proceeds.

Income from equity securities increased $24,000 due to an increase in the average yield of 36 basis points from 4.09% as of December 31, 2010 to 4.45% as of December 31, 2011. The average balance decreased $64,000 from $7.4 million as of December 31, 2010 to $7.3 million as of December 31, 2011.

Interest Expense. Interest expense decreased $1.7 million, or 29.8%, to $4.0 million for the year ended December 31, 2011 from $5.7 million for the year ended December 31, 2010. The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2011 of $1.2 million, decreasing to $3.5 million during 2011 from $4.7 million during 2010. In addition, borrowing expense decreased to $503,000 for 2011 compared with $1.0 million for 2010.

The decrease in interest expense paid on deposits was primarily due to a decrease in the average cost of deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, experienced an increase in the average balance of $40.7 million, or 13.5%, to $342.9 million at an average cost of 0.42% during 2011 from $302.2 million at an average cost of 0.69% during 2010. During the same period the average balance of time deposits decreased $5.9 million or 3.9%, to $146.8 million in 2011 from $152.7 million during 2010 and the average rate paid on time deposits decreased 30 basis points.

The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in 2011 to $11.6 million as compared with $21.1 million during 2010. In addition, the average rate paid on borrowings decreased by 38 basis points to 4.35% for the 2011 period.

Provision for Loan Losses. Provision for loan losses decreased $600,000, or 36.4%, to $1.1 million for the year ended December 31, 2011 as compared with a provision of $1.7 million for the year ended December 31, 2010. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of the lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

The decrease in the provision from 2010 to 2011 was primarily the result of the Company increasing a specific reserve for an impaired unsecured commercial relationship with a principal balance of $2.0 million to $2.0 million as of December 31, 2010 which was subsequently charged-off in the second quarter of 2011. This charge-off did not result in a significant increase in the provision for loan losses using the historical charge-off experience due to the nature of this relationship. The commercial loan portfolio is a small portfolio. Relationships over $250,000 as well as all commercial lines of credit are reviewed at least annually. This relationship was a commercial line of credit. The Bank does not have any other relationships in the type of business this borrower was in. All of our current lines of credit are rating higher than this relationship was and also carry minimal balances on their lines. In addition, the Bank has not taken any net charge-offs on this type of loan over the past five years. Given these circumstances, this charge-off was not considered as part of the actual loss history experienced by the Company when evaluating the allowance allocated to commercial loans at December 31, 2011 and the related provision for loan losses. Non-performing loans have decreased during the year ended December 31, 2011, totaling $1.4 million or 0.2% of total assets at December 31, 2011 compared with $4.0 million or 0.6% of total assets at December 31, 2010. The decrease is due in part to the charge off of the unsecured commercial relationship. Net charge-off activity for the year ended December 31, 2011 was $2.4 million as compared with $275,000 in net charge-offs during 2010. The balance of the allowance for loan losses was $2.9 million or 1.02% of loans receivable at December 31, 2011 compared with $4.3 million or 1.51% of loans receivable at December 31, 2010.

Non-interest Income. Non-interest income increased by $1.8 million, or 7.9%, to $24.7 million for the year ended December 31, 2011 from $22.9 million for the year ended December 31, 2010.

Revenue derived from Oneida Savings Bank’s subsidiaries increased $1.9 million, or 10.9%, to $19.4 million during 2011 as compared with $17.5 million during 2010. Insurance subsidiary revenue of Bailey & Haskell Associates was $11.6 million for the year ended December 31, 2011 as compared with $10.5 million during 2010. The increase in insurance subsidiary revenue is primarily due to increased sales volume and a high level of account revenue retention from the prior year. Consulting activities of Benefit Consulting Group generated revenue of $6.5 million for the year ended December 31, 2011 as compared with $5.9 million during 2010. The increase in consulting revenue is primarily the result of an increase in employee benefit consulting services and increased pension administration revenue resulting from required pension plan amendments prepared for clients. Risk management activities of Workplace Health Solutions generated $1.3 million of revenue for the year ended December 31, 2011 as compared with $1.0 million in revenue during 2010.

Deposit account service fees remained stable at $2.6 million during the year ended December 31, 2011 and 2010. The combination of fee reductions and higher account balances currently maintained resulted in more stable deposit account service fee revenue.

We experienced a decrease in income from the sale and servicing of fixed-rate residential real estate loans. Such income decreased to $919,000 during 2011 compared with $1.1 million during 2010. The decrease is primarily the result of a decrease in the profit on sales of loans in 2011 as compared with 2010 due to the decrease in loan sales.

Change in fair value of investments. We have identified the preferred and common equity securities we hold in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the year ended December 31, 2011 the market value of our trading securities increased $199,000 as compared with an increase of $103,000 in the 2010 period.

Net investment Gains (Losses). Net investment gains for the year ended December 31, 2011 were $58,000 as compared to net investment losses of $901,000 during 2010. The increase in net investment gains was the result of the decrease in the non-cash impairment charges. Non-cash impairment charges of $367,000 were recorded for the year ended December 31, 2011 as compared to $2.4 million recorded for the year ended December 31, 2010 for eight trust preferred securities and two privately issued collateralized mortgage obligations which were determined to be other-than-temporarily impaired. The trust preferred securities are diversified pools of collateralized debt obligations primarily issued by domestic financial institutions and their holding companies. Partially offsetting the non-cash impairment charges were investment gains resulting from our decision to realize a portion of the appreciation in our mortgage-backed and investment securities portfolio resulting in net gains realized of $425,000 during 2011 and $1.5 million during 2010.

Non-interest Expense. Non-interest expense increased by $2.1 million or 6.2% to $35.7 million for the year ended December 31, 2011 from $33.6 million for the year ended December 31, 2010. The increase was primarily due to an increase in operating expenses associated with our insurance agency and consulting subsidiaries associated with commissions paid concurrent with revenue increases.

Salaries, wages and other compensation paid to the employees of Oneida Financial Corp. during 2011 was $23.1 million, an increase of $1.7 million, or 7.9%, as compared with compensation expense of $21.4 million during 2010. The increase in compensation expense was primarily the result of the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in commissions paid and employee benefit expense.

Building occupancy and equipment expense decreased $159,000, or 3.2%, to $4.8 million for the year ended December 31, 2011 as compared to $5.0 million during 2010. In October 2010, the Company sold the building and equipment that represented our South Utica Office.

Other non-interest expense increased $680,000, or 9.5%, to $7.8 million for the year ended December 31, 2011 as compared to $7.2 million during 2010. The increase in other non-interest expense was primarily the result of consultant or broker charges related to the sales of insurance and other non-banking products through our subsidiaries. Consultant or broker charges increased by $227,000, or 22.0%, to $1.3 million for the year ended December 31, 2011 as compared to $1.0 million during 2010.

Provision for Income Taxes. Provision for income taxes was $2.0 million for the year ended December 31, 2011, an increase of $1.0 million from the 2010 income tax provision recorded of $914,000. The increase in income tax provision reflects the increase in pre-tax income for 2011 as compared to 2010 as well as an increase in the effective tax rate for the 2011 period. The higher effective tax rate was due to changes in the Bank’s tax exempt and tax preferred investment income and overall tax rate in effect for the year.

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

The net income from operations for the year ending December 31, 2010, which excludes non-cash impairment charges incurred on eight trust preferred securities and one privately issued collateralized mortgage obligation of $2.4 million and the non-cash benefit to earnings recognized in the connection with the increase in market value of our trading securities of $103,000, net of $454,000 in income taxes, was $5.6 million or $0.79 per basic share. This compares to net income from operations for the year ending December 31, 2009 of $4.6 million, or $0.64 per basic share. Net income excluding the non-cash charges and benefits to earnings increased due primarily to an increase in net interest income, an increase in investment gains realized and an increase in non-interest income, partially offset by an increase in non-interest expense, provisions for loan losses and income tax provisions. We believe these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of our business, and facilitate investors’ assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe the exclusion of these items enables management to perform a more effective evaluation and comparison of our results and assess performance in relation to our ongoing operations.

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

Provision for Loan Losses. Provision for loan losses increased $890,000, or 117.1%, to $1.7 million for the year ended December 31, 2010 as compared with a provision of $760,000 for the year ended December 31, 2009. The increase in the provision from 2009 to 2010 was primarily the result of the Company increasing a specific reserve for an impaired unsecured commercial relationship with a principal balance of $2.0 million to $2.0 million as of December 31, 2010 as compared to $570,000 as of December 31, 2009. Non-performing loans have increased during the year ended December 31, 2010, totaling $4.0 million or 0.60% of total assets at December 31, 2010 compared with $551,000 or 0.09% of total assets at December 31, 2009. The increase is due in part to the impaired unsecured commercial relationship as well as an additional commercial relationship with two commercial mortgages totaling $1.4 million that is also considered impaired at December 31, 2010. This commercial relationship was considered impaired due to the contractual terms of the loans not being met as the properties that secure the loans are part of a settlement of an estate involving numerous parties. Net charge-off activity for the year ended December 31, 2010 was $275,000 as compared with $483,000 in net charge-offs during 2009. The balance of the allowance for loan losses was $4.3 million or 1.51% of loans receivable at December 31, 2010 compared with $2.9 million or 0.98% of loans receivable at December 31, 2009.

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

As of December 31, 2011, $47.2 million of securities were considered held-to-maturity and are carried at amortized cost on our statement of condition. Securities available-for-sale, which represented $197.3 million at December 31, 2011, are recorded at current market value on our statement of condition. Unrealized gains or losses, net of the deferred tax effect, are reported in other comprehensive income as a separate component of stockholders’ equity. Recorded values are based on prices obtained from nationally recognized resources or securities dealer’s valuations. We conduct a quarterly review and evaluation of the securities portfolios to determine if any declines in fair value are other than temporary. For debt securities that do not meet the aforementioned criteria, the amount of the impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Securities in which the fair value option has been elected, which include both common and preferred equity securities, are classified as trading assets and are recorded at fair value on our statement of condition. Changes in fair value are included in earnings.

The estimation of fair value is significant to several of our assets, including trading securities and securities available-for-sale. Fair values are determined based on third party sources, when available. Furthermore, accounting principles generally accepted in the United States require disclosure of the fair value of financial instruments as a part of the notes to the consolidated financial statements. Fair values may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates and the shape of the yield curve.

Fair values for securities available-for-sale are typically based on quoted market prices. If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities or level 3 values. Note 4 to the consolidated financial statements provides additional information on how we determine level 3 values.

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

Interest Rate Risk. We have used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of adjustable-rate residential mortgage loans, adjustable-rate commercial mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify our sources of revenue, particularly non-interest income and (iv) managing our investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but improves our position for increases in market interest rates and better matches the maturities of our certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2011 totaled $99.6 million, or 19.9% of total interest-bearing liabilities of which $5.8 million represents municipal deposits. Borrowed funds that mature in one year or less at December 31, 2011 totaled $5.0 million, or 1.0% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

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

 The following sets forth our net interest income and NPV as of December 31, 2011.

	Net Interest Income			Net Portfolio Value
Change in Interest Rates In Basis Points (Rate Shock)	Dollars Amount	Dollar Change	Percent Change	Dollars Amount	Dollar Change	Percent Change
	(Dollars in thousands)
+500	$17,660	$(2,100)	(10.63)%	$34,403	$(42,326)	(55.16)%
+400	$18,914	$(846)	(4.28)%	$45,651	$(31,078)	(40.50%
+300	$19,724	$(36)	(0.18)%	$56,870	$(19,859)	(25.88)%
+200	$20,266	$506	2.56%	$67,727	$(9,002)	(11.73)%
+100	$20,315	$555	2.81%	$74,660	$(2,069)	(2.70)%
Static	$19,760	$—	-%	$76,729	$—	-%
-100	$18,983	$(777)	(3.93)%	$80,807	$4,078	5.31%

The following sets forth our net interest income and NPV as of December 31, 2010.

	Net Interest Income			Net Portfolio Value
Change in Interest Rates In Basis Points (Rate Shock)	Dollars Amount	Dollar Change	Percent Change	Dollars Amount	Dollar Change	Percent Change
	(Dollars in thousands)
+500	$19,227	$1,128	6.23%	$25,187	$(47,138)	(65.18)%
+400	$19,122	$1,023	5.65%	$32,358	$(39,967)	(55.26)%
+300	$19,009	$910	5.03%	$43,178	$(29,147)	(40.30)%
+200	$18,684	$585	3.23%	$55,673	$(16,652)	(23.02)%
+100	$18,446	$347	1.92%	$65,897	$(6,428)	(8.89)%
Static	$8,099	$—	-%	$72,325	$—	-%
-100	$17,527	$(527)	(3.16)%	$79,190	$6,865	9.49%

As of December 31, 2011, a 200 basis point increase in market interest rates was estimated to have a positive impact of 2.56% on net interest income during 2012 while a 300 basis point increase in rates would have a negative impact of 0.18% on net interest income during 2012. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

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

Note 1 to the consolidated financial statements describes the accounting policies related to non-performing loans and charge-offs and describes the methodologies used to develop the allowance for loan losses. The policies governing non-performing loans and charge-offs are consistent with regulatory standards. We maintain an allowance for loan losses sufficient to absorb estimated probable incurred losses in the loan portfolio. The evaluation of each element and the overall allowance are based on the size and current risk characteristics of the loan portfolio and include an assessment of individual problem loans, actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions.

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

Concentration Risk. Our lending activities are primarily conducted in Madison and Oneida Counties, located in Central New York State, and the adjacent counties. Our mortgage loan portfolio, consisting primarily of loans on residential real property located in its market area, is subject to risks associated with the local economy. If the local economy, national economy or real estate market weakens, our financial condition and results of operations could be adversely affected. A weakening in the local real estate market or a decline in the local economy could increase the number of delinquent or non-performing loans and reduce the value of the collateral securing such loans, which would reduce our net income.

Legal Proceedings. We and our subsidiaries are subject to various legal actions arising in the normal course of business. For a complete discussion see our Annual Report on Form 10-K “ITEM 3. LEGAL PROCEEDINGS”.

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

Our primary sources of funds are deposits; FHLB borrowings; proceeds from the principal and interest payments on loans and mortgage-related debt and equity securities; and to a lesser extent, proceeds from the sale of fixed rate residential real estate loans and additional borrowing ability available as needed. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales and borrowings are greatly influenced by general interest rates, economic conditions and competition.

Liquidity management is both a short-term and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and (vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2011, cash and interest-earning deposits totaled $40.6 million, or 6.1% of total assets.

If Oneida Savings Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. Oneida Savings Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2011, Oneida Savings Bank has available $52.6 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2011. In addition, we can utilize investment and mortgage-backed securities as collateral for repurchase agreements. We also maintain lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2011 we had approximately $20.0 million available to us under these borrowing arrangements.

We must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2011, we had outstanding commitments to originate loans of $72.1 million. We anticipate that we will have sufficient funds to meet current loan commitments.

Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2011, totaled $99.6 million of which $5.8 million represent municipal deposits. Based upon our experience and current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank. Deposits less than $100,000 totaled $281.2 million at December 31, 2011.

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

Based on the foregoing, Oneida Savings Bank is currently classified as a “well capitalized” savings institution. The following table sets forth information regarding Oneida Savings Bank’s capital levels as of December 31, 2011.

	Minimum Required	To Be Well capitalized Under prompt Corrective Action Provisions	Actual
Tier I Capital to Average Assets	4%	5%	9.62%
Tier I Capital to Risk-Weighted Assets	4%	6%	14.91%
Total Capital to Risk-Weighted Assets	8%	10%	15.62%

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. We have various financial obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents as of December 31, 2011, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

(Dollars in thousands)		Payments Due In
Contractual Obligation	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Certificates of Deposit	8	$99,609	$25,951	$14,763	$6	$140,329
Borrowings	9	$5,000	$6,000	$—	$—	$11,000

Commitments and Off-Balance Sheet Arrangements: In the normal course of business, to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates, we are a party to financial instruments with off-balance sheet risk, held for purposes other than trading. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument, for loan commitments and standby letters of credit, is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. We use the same credit policies in making such commitments as we do for on-balance sheet loans. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management’s credit evaluation of the borrower. Commitments to originate loans, unused lines of credit, and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Therefore, the amounts presented below do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments that we issue to guarantee the performance by a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2011. Further discussion of these commitments and off-balance sheet arrangements is included in Note 14 to the consolidated financial statements.

Commitments to extend credit:	One Year or Less	One to Three years	Three to Five years	Over Five years	Total
	(In thousands)
Commercial real estate and commercial business	$48,148	$633	$—	$—	$48,781
Residential real estate	3,649	—	—	—	3,649
Revolving home equity lines	407	2,812	2,579	12,336	18,134
Consumer revolving credit	1,279	—	—	—	1,279
Standby letters of credit	257	17	—	—	274

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

	Price Per Share		Cash
	High	Low	Dividend Per Share
2011

Fourth quarter	$9.67	$8.74	$0.12
Third quarter	9.24	8.30	0.12
Second quarter	8.94	8.30	0.12
First quarter	9.05	7.85	0.12

2010

Fourth quarter	$8.24	$7.06	$0.12
Third quarter	8.25	7.18	0.06
Second quarter	10.95	7.80	—
First quarter	10.95	9.34	0.12

As of December 31, 2011, there were 6,913,049 shares of the Company’s common stock issued and approximately 1,316 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

The Board of Directors of the Company declared four quarterly cash dividends during the year ended December 31, 2011. The table above represents the payment of the cash dividends. With the second step conversion in 2010, the Board moved to a quarterly dividend payment instead of a semiannual payment. The Board will review the dividend regularly and expects to maintain a regular quarterly dividend in the future, dependent upon the Company’s earnings, financial condition and other factors. The Company relies in part on dividends from the Bank to fund the payment of dividends to Company stockholders. See Note 15 of the Consolidated Financial Statements for a discussion of restrictions on the Bank’s ability to pay dividends.

Stock Performance Graph. Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning December 31, 2006, as reported by the Nasdaq Market, through December 31, 2011, (b) the cumulative total return on stocks included in the S&P 500 Index over such period, (c) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (d) the cumulative total return of publicly traded thrifts or thrift holding companies located in the Mid-Atlantic Region over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100. The graph reflects stock price information for the Company since July 7, 2010, and for the Company’s predecessor prior to that date, and reflects the impact of the exchange ratio used in the conversion for the period prior to July 7, 2010.

	Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
Oneida Financial Corp.	100.00	84.82	69.65	87.95	75.56	95.22
S&P 500	100.00	103.53	63.69	78.62	88.67	88.67
SNL Mid-Atlantic U.S. Thrifts	100.00	80.17	64.62	58.98	65.05	48.19
Nasdaq Bank Index	100.00	77.93	59.29	48.32	54.06	47.34

Assuming an initial investment in the Common Stock of Oneida Financial Corp. of $100.00 at December 31, 2006, the cumulative total value with dividends reinvested would be $95.22 at December 31, 2011.