Form 10-K, Exhibit 13
period 2012-12-31
Oneida Financial Corp.
filed 2013-03-20
CIK 1485001

EXHIBIT 13

2013 ANNUAL REPORT TO STOCKHOLDERS

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Oneida Financial Corp.

Oneida, New York

We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012.  These financial statements are the responsibility of the Company’s management.   Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2012 and 2011 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

March 22, 2012

Livingston, New Jersey

Oneida Financial Corp.

Consolidated Statements of Condition

December 31, 2012 and 2011

	2012	2011
Assets

Cash and due from banks	$16,480,824	$22,910,284
Federal funds sold	3,322,255	17,661,389
Total cash and cash equivalents	19,803,079	40,571,673

Trading securities	5,630,100	7,010,349
Securities available-for-sale	228,369,261	193,605,166
Securities held-to-maturity (fair value $30,780,414 and $49,264,203 respectively)	29,077,365	47,198,910
	—	—
Mortgage loans held for sale	1,029,488	688,416

Loans receivable	312,568,636	287,818,861
Deferred fees	880,958	996,203
Allowance for loan losses	(2,775,857)	(2,899,525)
Net loans receivable	310,673,737	285,915,539

Federal Home Loan Bank stock, at cost	1,935,800	2,101,700
Premises and equipment, net	20,669,351	21,379,743
Accrued interest receivable	2,064,557	2,226,551
Bank owned life insurance	17,576,358	16,978,468
Other assets	17,545,287	21,089,384
Goodwill	25,462,675	23,982,454
Other intangible assets	1,554,380	964,226

Total Assets	$681,391,438	$663,712,579

Liabilities and Stockholders’ Equity

Interest bearing deposits	$492,454,671	$481,505,452
Non-interest bearing deposits	75,809,939	69,119,138
Borrowings	6,000,000	11,000,000
Other liabilities	14,086,827	14,126,801
Total liabilities	588,351,437	575,751,391
Commitments and contingent liabilities (Note 15)	—	—

Oneida Financial Corp. Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized ; 0 issued and outstanding	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 7,024,596 issued at December 31, 2012; 6,915,570 shares issued at December 31, 2011	70,246	69,156
Additional paid-in capital	42,684,045	43,396,150
Retained earnings	49,675,836	47,210,558
Accumulated other comprehensive income (loss)	910,594	(2,122,238)
Treasury stock (at cost, 0 shares and 2,521 shares)	—	(19,790)
Unearned employee stock ownership plan (ESOP) (44,965 and 78,956 shares)	(359,720)	(631,648)
Total Oneida Financial Corp. stockholders’ equity - controlling interest	92,981,001	87,902,188
Noncontrolling interest	59,000	59,000
Total stockholders’ equity	93,040,001	87,961,188

Total Liabilities and Stockholders’ Equity	$681,391,438	$663,712,579

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Income

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010

Interest and dividend income:
Interest and fees on loans	$15,125,745	$15,588,323	$16,791,404
Interest and dividends on investment securities:
U. S. Government and agency obligations	1,280,828	1,849,419	1,927,182
Corporate debt and equity obligations	1,472,572	868,829	795,810
Mortgage-backed securities	2,581,701	3,064,709	2,628,810
Tax exempt securities	1,671,153	1,792,354	1,304,501
Other	611,124	598,158	293,257
Interest on federal funds sold and interest-earning deposits	22,224	21,140	39,007

Total interest and dividend income	22,765,347	23,782,932	23,779,971

Interest expense:
Savings deposits	303,862	358,232	507,841
Money market and interest-bearing checking	805,508	1,076,740	1,571,647
Time deposits	1,629,813	2,077,158	2,606,188
Short-term borrowings	130,401	30,108	465,650
Long-term borrowings	303,300	480,975	530,020

Total interest expense	3,172,884	4,023,213	5,681,346

Net interest income	19,592,463	19,759,719	18,098,625

Provision for loan losses	740,000	1,050,000	1,650,000

Net interest income after provision for loan losses	18,852,463	18,709,719	16,448,625

Other-than-temporary impairment loss
Total impairment loss	—	(382,172)	(2,822,283)
Loss recognized in other comprehensive income	—	14,748	399,172
Net impairment loss recognized in earnings	—	(367,424)	(2,423,111)
Impairment of other asset	(1,886,080)	—	—
Net gains on sales of securities	796,281	425,730	1,522,260
Changes in fair value of trading securities	619,751	198,632	103,280
Non-interest income	26,613,056	24,654,329	22,888,310
Non-interest expenses	37,134,153	35,746,767	33,607,038

Income before income taxes	7,861,318	7,874,219	4,932,326

Provision for income taxes	2,095,000	1,953,000	914,200

Net Income	5,766,318	5,921,219	4,018,126

Less: net income attributable to noncontrolling interest	5,900	191,938	257,438

Net Income attributable to Oneida Financial Corp.	$5,760,418	$5,729,281	$3,760,688

Earnings per share - basic	$0.84	$0.82	$0.53

Earnings per share - diluted	$0.84	$0.82	$0.53

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010

Net income	$5,766,318	$5,921,219	$4,018,126

Other comprehensive income (loss), net of tax

Unrealized gains (losses) on available for sale securities
Available for sale securities:
Unrealized holding gains (losses) on securities arising during period	5,516,942	7,425,665	(2,511,240)
Reclassification adjustment for gains realized in income	(796,281)	(425,730)	(1,522,260)
Net unrealized gains (losses)	4,720,661	6,999,935	(4,033,500)
Tax effect	(1,888,264)	(2,799,974)	1,613,400
Net-of-tax amount	2,832,397	4,199,961	(2,420,100)

Other-than-temporary impaired securities:
Unrealized holding (losses) on securities arising during period	—	(43,702)	(2,213,414)
Reclassification adjustment for losses realized in income	—	367,424	2,423,111
Net unrealized gains	—	323,722	209,697
Tax effect	—	(129,489)	(83,879)
Net-of-tax amount	—	194,233	125,818

Defined benefit pension plans:
Net gain (loss) arising during the period	114,262	(701,493)	(73,944)
Reclassification adjustment for amortization of prior service cost and net gain included in net periodic pension cost	219,797	171,171	168,792
Net gain (loss)	334,059	(530,322)	94,848
Tax effect	(133,624)	212,129	(37,939)
Net-of-tax amount	200,435	(318,193)	56,909

Other comprehensive income (loss), net of tax	3,032,832	4,076,001	(2,237,373)

Comprehensive income	8,799,150	9,997,220	1,780,753

Comprehensive income attributable to the noncontrolling interest	5,900	191,938	257,438

Comprehensive income attributable to Oneida Financial Corp.	$8,793,250	$9,805,282	$1,523,315

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2012, 2011 and 2010

							Unearned	Total Equity
					Accumulated		Employee	Attributable
			Additional		Other		Stock	To Oneida
	Common Stock		Paid-In	Retained	Comprehensive	Treasury	Ownership	Financial	Noncontrolling
	Shares	Amount	Capital	Earnings	Income(Loss)	Stock	Plan	Corp.	Interest	Total

Balance at December 31, 2009	8,322,452	$83,225	$19,481,956	$44,024,272	$(3,960,866)	$(3,071,414)	$—	$56,557,173	$2,559,000	$59,116,173
Net income				3,760,688				3,760,688	257,438	4,018,126
Distributions to non-controlling interest								—	(257,438)	(257,438)
Other comprehensive loss, net of tax					(2,237,373)			(2,237,373)		(2,237,373)
Shares earned under stock plans			185,598					185,598		185,598
Tax benefit from stock plans			9,165					9,165		9,165
Common stock cash dividends: $.42 per share				(2,968,461)				(2,968,461)		(2,968,461)
Increase in noncontrolling interest								—	500	500
Treasury stock purchased						(155,877)		(155,877)		(155,877)
Treasury stock reissued			(888)			170,923		170,035		170,035
Proceeds of common stock offering and conversion of existing shares, net of expenses	(688,001)	(6,880)	29,003,988				(1,260,000)	27,737,108		27,737,108
Retirement of 469,657 treasury stock	(469,657)	(4,697)	(3,031,881)			3,036,578		—		—
Allocation of ESOP shares			(11,437)				314,176	302,739		302,739

Balance at December 31, 2010	7,164,794	$71,648	$45,636,501	$44,816,499	$(6,198,239)	$(19,790)	$(945,824)	$83,360,795	$2,559,500	$85,920,295
Net income				5,729,281				5,729,281	191,938	5,921,219
Distributions to non-controlling interest								—	(191,938)	(191,938)
Other comprehensive income, net of tax					4,076,001			4,076,001		4,076,001
Tax benefit from stock plans			(4,424)					(4,424)		(4,424)
Common stock cash dividends: $.48 per share				(3,335,222)				(3,335,222)		(3,335,222)
Redemption of noncontrolling interest								—	(2,500,500)	(2,500,500)
Stock repurchased and retired	(249,224)	(2,492)	(2,264,793)					(2,267,285)		(2,267,285)
Allocation of ESOP shares			28,866				314,176	343,042		343,042

Balance at December 31, 2011	6,915,570	$69,156	$43,396,150	$47,210,558	$(2,122,238)	$(19,790)	$(631,648)	$87,902,188	$59,000	$87,961,188

(Continued)

Oneida Financial Corp.

Consolidated Statements of Stockholders’ Equity (Continued)

Years Ended December 31, 2012, 2011 and 2010

							Unearned	Total Equity
					Accumulated		Employee	Attributable
			Additional		Other		Stock	To Oneida
	Common Stock		Paid-In	Retained	Comprehensive	Treasury	Ownership	Financial	Noncontrolling
	Shares	Amount	Capital	Earnings	Income(Loss)	Stock	Plan	Corp.	Interest	Total

Balance at December 31, 2011 (continued)	6,915,570	$69,156	$43,396,150	$47,210,558	$(2,122,238)	$(19,790)	$(631,648)	$87,902,188	$59,000	$87,961,188
Net income				5,760,418				5,760,418	5,900	5,766,318
Distributions to non-controlling interest								—	(5,900)	(5,900)
Other comprehensive income, net of tax					3,032,832			3,032,832		3,032,832
Common stock cash dividends: $.48 per share				(3,295,140)				(3,295,140)		(3,295,140)
Tax benefit from stock plans			5,831					5,831		5,831
Stock repurchased and retired	(105,974)	(1,060)	(1,058,433)			19,790		(1,039,703)		(1,039,703)
Shares issued under stock plans	215,000	2,150	(2,150)					—	—	—
Shares earned under stock plans	—	—	264,462					264,462		264,462
Allocation of ESOP shares			78,185				271,928	350,113		350,113

Balance at December 31, 2012	7,024,596	$70,246	$42,684,045	$49,675,836	$910,594	$—	$(359,720)	$92,981,001	$59,000	$93,040,001

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010

Operating activities:
Net income	$5,766,318	$5,921,219	$4,018,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,800,203	1,782,859	1,981,965
Amortization of premiums and (accretion of discounts) on securities, net	663,543	849,024	492,598
Net change in fair value of trading securities	(619,751)	(198,632)	(103,280)
Provision for loan losses	740,000	1,050,000	1,650,000
Provision for deferred income taxes	397,052	453,435	(1,494,208)
Gain on sale of premises and equipment	—	—	(62,870)
Gain on sale of securities, net	(796,281)	(425,730)	(1,522,260)
Loss on impairment of securities	—	367,424	2,423,111
Loss on impairment of other asset	1,886,080	—	—
ESOP shares earned	350,113	343,042	302,739
Stock compensation earned	264,462	—	185,598
Loss on write down or sale of foreclosed assets	118,860	135,668	122,986
Gain on sale of loans, net	(703,486)	(487,628)	(651,656)
Income taxes payable	(147,524)	(300,044)	647,448
Accrued interest receivable	161,994	228,202	14,224
Other assets	(321,285)	(1,493,384)	1,114,080
Other liabilities	(1,895,013)	1,770,247	(314,180)
Earnings on bank owned life insurance	(542,087)	(646,675)	(601,684)
Origination of loans held for sale	(23,209,069)	(25,296,779)	(36,846,898)
Proceeds from sale of loans	23,571,483	25,953,172	37,328,797
Proceeds from sale of trading securities	—	845,000	—
Maturities and calls of trading securities	2,000,000	—	—

Net cash provided by operating activities	9,485,612	10,850,420	8,684,636

Investing activities:
Purchase of securities available for sale	(140,313,084)	(86,022,264)	(244,076,005)
Proceeds from sales of securities available for sale	38,519,694	52,262,277	45,899,020
Maturities and calls of securities available for sale	54,615,727	54,875,009	60,670,003
Principal collected on securities available for sale	17,476,504	15,817,814	19,552,701
Purchase of securities held to maturity	(4,092,944)	(35,024,792)	—
Maturities and calls of securities held to maturity	14,217,131	6,998,432	19,060,975
Principal collected on securities held to maturity	7,787,821	4,778,473	4,318,540
Purchase of FHLB stock	(3,090,600)	(538,400)	(476,600)
Redemption of FHLB stock	3,256,500	545,600	1,032,500
Net (increase) decrease in loans	(25,772,158)	(3,934,486)	10,065,786
Purchase of bank premises and equipment	(720,645)	(2,869,266)	(1,274,858)
Proceeds from sale of bank premises and equipment	—	—	1,139,639
Proceeds from sale of foreclosed assets	344,636	412,621	540,549
Purchase of employee benefits company	—	(95,388)	(117,520)
Purchase of insurance agency	(795,149)	(361,718)	—

Net cash (used in) provided by investing activities	(38,566,567)	6,843,912	(83,665,270)

(Continued)

Oneida Financial Corp.

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010

Financing activities:
Net increase in demand deposits, savings, money market, interest-bearing checking and mortgagor’s escrow accounts	$18,139,826	$10,327,053	$67,507,687
Net decrease in time deposits	(499,806)	(11,866,277)	(4,708,280)
Proceeds from borrowings	3,000,000	—	110,000
Repayment of borrowings	(8,000,000)	(1,000,000)	(19,110,000)
Cash dividends	(3,282,056)	(3,365,128)	(2,108,687)
Increase in noncontrolling interest	—	—	500
Redemption of noncontrolling interest	—	(2,500,500)	—
Dividends on preferred stock of subsidiary held by noncontrolling interest	(5,900)	(191,938)	(257,438)
Repurchase of common shares	(1,039,703)	(2,267,285)	—
Exercise of stock options (using treasury stock)	—	—	170,035
Purchase of treasury stock	—	—	(155,877)
Net proceeds of stock offering and conversion	—	—	27,737,108

Net cash provided (used in) by financing activities	8,312,361	(10,864,075)	69,185,048

(Decrease) increase in cash and cash equivalents	(20,768,594)	6,830,257	(5,795,586)

Cash and cash equivalents at beginning of year	40,571,673	33,741,416	39,537,002

Cash and Cash Equivalents at End of Year	$19,803,079	$40,571,673	$33,741,416

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and obligations	$3,176,711	$4,041,821	$5,745,286
Income taxes	2,240,000	1,715,025	1,810,015
Non-cash investing activities:
Transfer of loans to foreclosed assets	273,960	538,609	862,751
Non-cash financing activities:
Dividends declared and unpaid	842,952	829,868	859,774
Notes payable issued in connection with acquisition	1,000,000	361,718	—

The accompanying notes are an integral part of the consolidated financial statement.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.                        Summary of Significant Accounting Policies

Nature of Operations

The consolidated financial statements include Oneida Financial Corp. (the “Company”) and its wholly-owned subsidiary, Oneida Savings Bank (the “Bank”).  Inter-company transactions and balances are eliminated in consolidation.   Oneida Financial Corp. is a Maryland corporation.  On July 7, 2010, Oneida Financial Corp. completed its conversion from the mutual holding company structure and the related public offering and is now a stock holding company that is fully owned by the public.  As a result of the conversion, the mutual holding company and former mid-tier holding company were merged into Oneida Financial Corp.  The Oneida Savings Bank (“Oneida Savings Bank”) is 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 3,937,500 shares of common stock, par value $0.01 per share, in the subscription and community offerings, including 157,500 shares to the Oneida Savings Bank employee stock ownership plan.  All shares were sold at a price of $8.00 per share, raising $31.5 million in gross proceeds.  Conversion related expenses of $2.5 million were offset against the gross proceeds, resulting in $29.0 million of net proceeds.  Concurrent with the completion of the offering, shares of Oneida Financial Corp., a federal corporation, common stock owned by public stockholders were exchanged for 0.9136 shares of the Company’s common stock.

The Bank is located in Central New York with offices in the City of Oneida and Rome and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, Vernon and Westmoreland and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and The State Bank of Chittenango (SBC).  The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages.  SBC is a limited purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law.  The Bank also owns one insurance and financial services subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices.  The Bank also owns an employee benefits consulting and retirement plan administration firm, Benefit Consulting Group Inc. (BCG) which has an office in central New York.  Workplace Health Solutions was established in January 2008 as a risk management company with services to help mitigate and prevent work related injuries.  This subsidiary was developed to complement the products and services offered by our other subsidiaries with an overall philosophy of innovative risk management services.

Subsequent Events

The Company reviews subsequent events for recognition and disclosure.

Use of Estimates

To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information.  These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.   The allowance for loan losses, mortgage servicing rights, deferred tax assets, goodwill, the evaluation of other-than-temporary impairment for securities whose fair value is less than amortized cost and fair values of financial instruments are particularly subject to change.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.                        Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days and federal funds sold.  Net cash flows are reported for customer loan and deposit transactions.

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

Investment Securities (including Mortgage-Backed Securities)

Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Debt securities are classified as available-for-sale when they might be sold before maturity.  Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.  Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated.  Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

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

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income.  Interest received on such loans is accounted for on the cash-basis method until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

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

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.  The following portfolio segments have been identified:  commercial real estate loans, commercial loans, consumer loans, home equity loans and residential mortgages.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.                        Summary of Significant Accounting Policies (Continued)

Mortgage Servicing Rights (Continued)

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amounts.  Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned.  The amortization of mortgage servicing rights is netted against loan servicing fee income.  Servicing fees totaled $316,815, $431,033 and $511,678 for the years ended December 31, 2012, 2011 and 2010.

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

Premises and Equipment

Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation.  Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years.  Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.  Maintenance and repairs are charged to operating expense as incurred.

Federal Home Loan Bank (FHLB) Stock

The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost and periodically evaluated for impairment based on the ultimate recovery of par value.  Both cash and stock dividends are reported as income.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.                        Summary of Significant Accounting Policies (Continued)

Goodwill and Other Intangible Assets

Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed.  The Company has selected December 31 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank, insurance agency, and other acquisitions.  They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives.  Core deposit intangibles are being amortized over a range of 10 to 12 years and acquired customer relationship intangible over a range of 5 to 11 years.

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

Trust Department Assets

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company.  Fees associated with providing trust management services are recorded as earned, and are included in Non-Interest Income.  At December 31, 2012, the Bank maintained 477 trust/fiduciary accounts, with total assets of $112.9 million under management as compared to 518 trust/fiduciary accounts with $110.8 million of total assets at December 31, 2011.

Employee Benefits

Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized.  Employee 401(k) expense is the amount of matching contributions.  Deferred compensation expense allocates the benefits over years of service.

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

Earnings per Share

Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period, excluding outstanding participating securities. ESOP shares are considered outstanding for the calculation unless unearned.  All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities and are included in the computation of earnings per share pursuant to the two-class method.  The Company has determined that 130,000 of its 215,000 outstanding non-vested stock awards are participating securities.  Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and awards using the treasury stock method.   Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.                        Summary of Significant Accounting Policies (Continued)

Other Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale and changes in the funded status of pension plans which are also recognized as separate components of equity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there are such matters that will have a material effect on the financial statements.

Restrictions on Cash

Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

Equity

Common stock has $0.01 par and 30,000,000 shares authorized.  In addition, ten million shares of serial preferred stock were authorized.  There is no serial preferred stock outstanding as of December 31, 2012.

Dividend Restrictions

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to shareholders.

Treasury Stock

Prior to the stock offering, common stock that was purchased was classified as treasury stock and recorded at cost.  The shares reissued during 2010 were issued upon the exercise of stock options at average cost. Effective with the stock offering and conversion, the Company became a Maryland Corporation which does not recognize treasury shares but considers common stock repurchases to result in the retirement of stock. The shares repurchased in 2011 were considered retired.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.                        Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards

In July 2012, the FASB amended existing guidance related to testing indefinite-lived intangible assets for impairment.  The amendment permits an assessment of qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired.  If, after assessing the totality of events and circumstances, it is concluded that it is not more likely than not that the indefinite-lived intangible asset is impaired, then no further action is required.  However, after the same assessment, if it is concluded that it is more likely than not that the indefinite-lived intangible asset is impaired, then a quantitative impairment test should be performed whereby the fair value of the indefinite-lived intangible asset is compared to the carrying amount.  The amendments in this guidance are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted.  The effect of adopting this standard is not expected to have a material effect on the Company’s operating results or financial condition.

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

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements. The amendments in this guidance are effective as of the beginning of a fiscal reporting year and interim periods within that year that begins after December 15, 2011. The adoption of this amendment changed the presentation of the components of comprehensive income for the Company as part of the consolidated statement of stockholders’ equity.

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

2.                        Investment Securities and Mortgage-Backed Securities

The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at December 31, 2012 and 2011 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	2012
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$47,210,403	$150,734	$(77,220)	$47,283,917
Corporate	40,740,074	1,005,611	(1,601,152)	40,144,533
Agency asset backed securities	5,799,929	29,163	—	5,829,092
Trust preferred securities	5,583,365	1,568,106	(1,530,026)	5,621,445
State and municipals	39,924,420	2,796,651	—	42,721,071
Small Business Administration	13,302,540	463,418	(119)	13,765,839
	$152,560,731	$6,013,683	$(3,208,517)	$155,365,897

Residential Mortgage-Backed Securities
Fannie Mae	$20,697,976	$830,766	$(5,100)	$21,523,642
Freddie Mac	24,806,455	214,327	(26,821)	24,993,961
Government National Mortgage Assoc.	23,820,572	1,017,546	(18,788)	24,819,330
Collateralized Mortgage Obligations	1,574,116	92,315	—	1,666,431
	$70,899,119	$2,154,954	$(50,709)	$73,003,364

Total available-for-sale	$223,459,850	$8,168,637	$(3,259,226)	$228,369,261

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.                        Investment Securities and Mortgage-Backed Securities (Continued)

	2012
	Amortized	Gross Unrecognized		Fair
	Cost	Gains	Losses	Value
Held-to-maturity
Investment Securities
Debt securities:
U. S. Agencies	$1,000,000	$38,765	$—	$1,038,765
State and municipals	9,779,376	938,501	—	10,717,877
Small Business Administration	394,073	2,747	—	396,820
	$11,173,449	$980,013	$—	$12,153,462

Residential Mortgage-Backed Securities
Fannie Mae	$9,723,174	$404,674	$—	$10,127,848
Freddie Mac	3,142,362	106,836	—	3,249,198
Government National Mortgage Assoc.	5,038,380	211,526	—	5,249,906
	$17,903,916	$723,036	$—	$18,626,952

Total held-to-maturity	$29,077,365	$1,703,049	$—	$30,780,414

	2011
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$30,422,316	$172,868	$(17,206)	$30,577,978
Corporate	33,306,190	395,037	(2,224,944)	31,476,283
Agency asset backed securities	1,918,794		(15,116)	1,903,678
Trust preferred securities	6,266,366	—	(2,651,506)	3,614,860
State and municipals	45,524,498	2,509,938	—	48,034,436
Small Business Administration	9,994,830	159,986	(4,224)	10,150,592
	$127,432,994	$3,237,829	$(4,912,996)	$125,757,827

Residential Mortgage-Backed Securities
Fannie Mae	$34,618,961	$818,913	$—	$35,437,874
Freddie Mac	7,160,805	222,023	—	7,382,828
Government National Mortgage Assoc.	22,124,507	893,393	—	23,017,900
Collateralized Mortgage Obligations	2,079,149	18,658	(89,070)	2,008,737
	$65,983,422	$1,952,987	$(89,070)	$67,847,339

Total available-for-sale	$193,416,416	$5,190,816	$(5,002,066)	$193,605,166

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.                        Investment Securities and Mortgage-Backed Securities (Continued)

	2011
	Amortized	Gross Unrecognized		Fair
	Cost	Gains	Losses	Value
Held-to-maturity
Investment Securities
Debt securities:
U. S. Agencies	$13,626,745	$192,658	$—	$13,819,403
State and municipals	8,161,012	1,102,047	—	9,263,059
Small Business Administration	503,493	5,563	—	509,056
	$22,291,250	$1,300,268	$—	$23,591,518

Residential Mortgage-Backed Securities
Fannie Mae	$14,131,508	$450,044	$—	$14,581,552
Freddie Mac	4,630,790	111,961	—	4,742,751
Government National Mortgage Assoc.	6,145,362	203,020	—	6,348,382
	$24,907,660	$765,025	$—	$25,672,685

Total held-to-maturity	$47,198,910	$2,065,293	$—	$49,264,203

The amortized cost and fair value of investment securities portfolio are shown by contractual maturities.  Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	December 31, 2012		December 31, 2012
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within one year	$136,270	$138,138	$939,145	$944,484
After one year through five years	25,051,575	25,902,803	2,382,914	2,512,171
After five years through ten years	47,229,318	48,947,258	6,988,346	7,689,999
After ten years	80,143,568	80,377,698	863,044	1,006,808
Total	$152,560,731	$155,365,897	$11,173,449	$12,153,462

Sales of available-for-sale securities were as follows:

	2012	2011	2010

Proceeds	$38,519,694	$52,262,277	$45,899,020
Gross Gains	$830,618	$782,710	$1,549,848
Gross Losses	$34,337	$356,980	$27,588

The tax provision related to these net realized gains and losses was $308,081, $164,715 and $588,962 for 2012, 2011 and 2010 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.                        Investment Securities and Mortgage-Backed Securities (Continued)

Investment securities with a carrying value of $120,860,037 and $146,721,272 at December 31, 2012 and 2011 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law.  At year-end 2012 and 2011, there were no holdings of securities of any one issuer, other than the U.S. Government, its agencies and government sponsored enterprises, in an amount greater than 10% of stockholders’ equity.

The following table summarizes securities with unrealized losses at December 31, 2012 and 2011 aggregated by major security type and length of time in a continuous unrealized loss position:

	Less than 12 Months		More than 12 Months		Total
December 31, 2012	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Available-for-Sale
U. S. Agencies	$17,430,998	$(77,220)	$—	$—	$17,430,998	$(77,220)
Corporate	10,922,340	(136,641)	9,526,184	(1,464,511)	20,448,524	(1,601,152)
Trust preferred securities	—	—	1,174,155	(1,530,026)	1,174,155	(1,530,026)
Small Business Administration	—	—	942,463	(119)	942,463	(119)
Fannie Mae	3,543,032	(5,100)	—	—	3,543,032	(5,100)
Freddie Mac	5,909,171	(26,821)	—	—	5,909,171	(26,821)
Government National Mortgage Assoc	2,702,342	(18,788)	—	—	2,702,342	(18,788)

Total available-for-sale	$40,507,883	$(264,570)	$11,642,802	$(2,994,656)	$52,150,685	$(3,259,226)

	Less than 12 Months		More than 12 Months		Total
December 31, 2011	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Available-for-Sale
U. S. Agencies	$3,981,580	$(17,206)	$—	$—	$3,981,580	$(17,206)
Corporate	14,643,990	(587,374)	6,352,685	(1,637,570)	20,996,675	(2,224,944)
Agency asset backed securities	1,903,678	(15,116)	—	—	1,903,678	(15,116)
Trust preferred securities	—	—	3,614,860	(2,651,506)	3,614,860	(2,651,506)
Small Business Administration	1,046,665	(4,204)	5,104	(20)	1,051,769	(4,224)
Collateralized Mortgage Obligations	—	—	723,689	(89,070)	723,689	(89,070)

Total available-for-sale	$21,575,913	$(623,900)	$10,696,338	$(4,378,166)	$32,272,251	$(5,002,066)

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.                        Investment Securities and Mortgage-Backed Securities (Continued)

As of December 31, 2012, the Company’s security portfolio consisted of 339 securities, 45 of which were in an unrealized loss position. The majority of the unrealized losses are related to the Company’s agency, corporate and trust preferred securities as discussed below.

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

At December 31, 2012, of the twenty-three U.S. Government sponsored enterprise agency and mortgage-backed securities in an unrealized loss position in our available-for-sale portfolio, two were in a continuous unrealized loss position for 12 months or more.  The unrealized losses at December 31, 2012 were primarily attributable to changes in interest rates and illiquidity, and not credit quality. The Company does not have the intent to sell these agency and mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2012.

Corporate Debt Securities

At December 31, 2012, of the seventeen corporate debt securities in an unrealized loss position, nine were in a continuous unrealized loss position of 12 months or more.  We have assessed these securities and determined that the decline in fair value was temporary.  In making this determination, we considered the period of time the securities were in a loss position, the percentage decline in comparison with the securities’ amortized cost, the financial condition of the issuer, and the delinquency or default rates based on the applicable bond ratings.  In addition, we do not have the intent to sell these securities and it is not more likely than not that we will be required to sell these securities before their anticipated recovery of their cost basis, which may be at maturity.  Included in the nine securities whose unrealized loss position exceeds 12 months was a $2.5 million Strats-Goldman Sachs Corporation obligation, maturing February 15, 2034 which is a variable rate note based on the 6 month LIBOR.  The current rate on the security is 1.51%.  The unrealized loss was $1,165,695 and $1,190,000 at December 31, 2012 and December 31, 2011 respectively. In addition to the items noted above, we reviewed capital ratios, public filings of the issuer and related trust documents in the review of the unrealized loss.  Strats-Goldman Sachs Corporation is paying as agreed.  The other eight securities in a continuous unrealized loss position were finance sector corporate debt securities all rated above investment grade with variable interest rates that have maturities ranging from 2015 to 2021.  The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2012.

Trust Preferred Securities

The Company has $5.6 million invested in nine trust preferred securities as of December 31, 2012.  Five of the trust preferred securities totaling $1.2 million as of December 31, 2012 had unrealized losses that have been in a continuous loss position exceeding 12 months or more. Four of the trust preferred securities totaling $4.4 million were in an unrealized gain position of $1.6 million as of December 31, 2012.  As of December 31, 2011, the nine securities had been in a continuous unrealized loss position totaling $2.7 million.  Six of the nine securities have variable rates of interest and are on nonaccrual status.  Three of the securities have fixed rates of interest and are

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.                        Investment Securities and Mortgage-Backed Securities (Continued)

considered accruing as of December 31, 2012.  Prior to September 30, 2012, these three securities were also considered to be on nonaccrual.  Payments received on the trust preferred securities totaling $911,555 and $299,504 for 2012 and 2011 respectively were applied to principal.  The Company realized $228,555 of interest income on these securities for the year ended December 31, 2012 based on estimated cash flows using assumptions that were considered as part of our OTTI analysis for the three trust preferred securities that are considered accruing.  No interest was recognized during 2011.  All of the trust preferred securities are pooled issuances.

The following table provides detailed information related to the trust preferred securities held as of December 31, 2012:

									Expected
							Number of	Actual	Additional	Excess
							Banks and	Deferrals and	Deferrals and	Subordination
							Insurance	Defaults	Defaults	Defaults
				Unrealized			Companies	as % of	as % of	as % of
		Book	Fair	Gain	Realized	Lowest	Currently	Original	Performing	Performing
Description	Class	Value (2)	Value	(Loss)	Loss (2) (3)	Rating (1)	Performing	Collateral	Collateral	Collateral

Preferred Term Ltd	Mezz	$609,698	$991,219	$381,521	$337,591	C	12	39.00%	6.64%	-21.41%
Preferred Term Ltd	Mezz	1,235,248	1,903,141	667,893	683,159	C	12	39.00%	6.64%	-21.41%
Preferred Term Ltd	Mezz	823,499	1,268,760	445,261	455,440	C	12	39.00%	6.64%	-21.41%
Preferred Term X	B-3	755,634	520,044	(235,590)	1,163,085	C	34	35.70%	15.22%	-34.67%
Preferred Term XV	B-2	634,119	262,506	(371,613)	365,881	C	50	32.20%	10.79%	-42.51%
Preferred Term XV	B-3	640,993	269,017	(371,976)	359,007	C	50	32.20%	10.79%	-42.51%
Preferred Term XXVI	C-1	673,435	122,588	(550,847)	311,757	C	47	29.10%	21.14%	-20.06%
Preferred Term XXVI	D-1	—	—	—	496,788	C	47	29.10%	21.14%	-30.81%
MMCF IX	B-2	210,739	284,170	73,431	710,345	CC	17	41.06%	8.13%	-52.97%

		$5,583,365	$5,621,445	$38,080	$4,883,053

(1)  The table above presents ratings information as of December 31, 2012.  The securities had “investment grade” ratings by Moody’s (Baa2 or better) at the time of purchase, but have since been downgraded by the ratings agencies

(2)  Book value has been reduced by realized losses to reflect a new amortized cost basis.

(3)  Represents life to date cumulative loss recognized in the income statement.

The structuring of trust preferred securities generally provide for a waterfall approach to absorbing losses whereby lower tranches are initially impacted and more senior tranches are impacted after lower tranches can no longer absorb losses.  Likewise, the waterfall approach also applies to principal and interest payments received, as senior tranches have priority over lower tranches in the receipt of payments.  In addition, there may be multiple classes within a single tranche that react differently to assumptions utilized in cash flow models due to the different features of the class such as fixed rate, floating rate, or a combination of both.  In determining the amount of “currently performing” collateral for purposes of the table above, the total amount of issuers’ balances outstanding have been reduced by the amount in deferral and default.  Also, for some of the securities, management has further reduced the total performing balance for the effects of issuers’ subsequent announcements of their intent to defer on the next applicable payment, and for other relevant circumstances through the date of issuance of the financial statements.  Management considered all such announcements and circumstances known to us in evaluating the pooled trust preferred securities for OTTI as of December 31, 2012.

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

Significant inputs at December 31, 2012

Annual prepayment	1% annually
Projected severity of loss on current defaults	100%
Projected severity of loss on current deferrals	0% - 80%
Projected severity of loss on specific deferrals	0% - 80%
Projected additional defaults:	0.375% applied annually
Projected severity of loss on additional defaults	50 - 65%
Present value discount rates for OTTI	3.34% - 9.91%
Present value discount rates for fair value	12% - 15%

The discount rates range can vary depending on the index the instruments are tied to as well as the spread for each instrument. The Company uses market-based yield indicators as a baseline for determining appropriate discount rates, and then adjusts the resulting discount rates on the basis of its credit and structural analysis of specific trust preferred securities.  The Company looks principally to market yields to maturity for investment grade and non-investment grade trust preferred securities for which there is an active and liquid market. The next step is to make a series of adjustments to reflect the differences that nevertheless exist between these products (both credit and structural) and, most importantly, to reflect idiosyncratic credit performance differences (both actual and projected) between these products and the underlying collateral in the specific trust preferred securities. In addition, utilization of the individual trust preferred investment’s interest crediting rate and if applicable, margin index, is utilized in calculating the expected cash flows.

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

The Company reviews each issuer individually for projected future deferrals and defaults. The purpose of the individual issuer review is to determine if an individual issuer demonstrates a significant likelihood of potential deferral/default so as to require a further addition to the projected additional default percentages as outlined in the above table. This review includes obtaining quarterly financial information and monitoring news releases and pertinent information relative to those issuers.  The Company specifically reviews certain financial ratios including Fitch Score and “Texas Ratio” as well as capital adequacy.  The Company believes the “Texas Ratio (“TR”)” is a prominent indicator of the stress a financial institution is experiencing.  The TR is calculated by dividing nonperforming assets and loans, including past due 90 days or more, by the sum of tangible equity and loan loss reserves. Management judgmentally establishes various credit criteria, and combinations of credit criteria and those issuers meeting some combination of such criteria are considered additional deferrals as of the reporting date.  Based on the results of this analysis, the Company ensures that actual deferrals/defaults as well as forecasted deferrals/defaults of specific institutions are appropriately factored into the cash flow projections for each security.   The default and recovery probabilities for each piece of collateral were formed based on the evaluation of collateral credit and a review of historical default data and current/near term operating conditions.  There is no recovery estimated for actual defaulted issuers.  Projected deferrals are modeled in a consistent manner with actual deferrals.  One of these securities was fully impaired in 2009.  Our model indicated there was no other-than-temporary impairment on these securities for the year ended December 31, 2012.  Other-than-temporary impairment recorded on these securities for the year ended December 31, 2011 was $292,000 which was recorded as expense.

These eight securities remain classified as available-for-sale at December 31, 2012.  It is possible that the underlying collateral of these securities will perform worse than expectations including an increase in deferrals/defaults above projections, which may lead to adverse changes in cash flows on these securities and potential future OTTI losses.  Events that may trigger material declines in fair value for these securities in the future would include, but are not limited to, deterioration of credit metrics, such as significantly higher levels of defaults, and severity of loss on the underlying collateral and further illiquidity.

Non-Agency Collateralized Mortgage Obligations

All of our non-agency collateralized mortgage obligations carry various amounts of credit enhancements.  These securities were purchased based on the underlying loan characteristics such as loan to value ratio, credit scores, property type, location and level of credit enhancement. Current characteristics of each security were reviewed regularly by management.  If the level of credit loss coverage is sufficient, it indicates that we will receive all of the originally scheduled cash flows.

At December 31, 2012, the Bank currently owns three non-agency collateralized mortgage obligations of which none were in an unrealized loss position.  Two of these obligations totaling $1.2 million based on expected cash flows, delinquencies and credit support the Company had considered impaired.  Both obligations are rated below investment grade.  There was no impairment recorded for the year ended December 31, 2012.  The total impairment recorded during 2011 was $75,334.  The unrealized loss at December 31, 2011 on these two securities was $89,070. These securities remain available for sale at December 31, 2012.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.                        Investment Securities and Mortgage-Backed Securities (Continued)

The table below presents a roll-forward of the credit losses recognized in earnings for securities for the years ended December 31:

	2012	2011	2010
Beginning Balance	$6,107,221	$5,739,797	$3,316,686
Additions for credit losses on securities for which no previous other-than-temporary impairment was recognized	—	75,334	311,757
Increases to credit losses on securities for which other-than-temporary impairment was previously recognized	—	292,090	2,111,354
Reductions for previous credit losses realized on securities sold during the year	—	—	—
Reductions for previous credit losses related to securities the Company now intends to sell or will be more likely than not required to sell	—	—	—
Reductions for previous credit losses due to an increase in cash flows expected to be collected	(228,555)	—	—
Ending Balance	$5,878,666	$6,107,221	$5,739,797

3.                        Loans Receivable

The components of loans receivable at December 31 are as follows:

	2012	2011

Residential mortgages	$104,236,713	$88,534,353
Home equity loans	47,083,312	44,979,503
Consumer loans	29,678,184	34,340,467
Commercial real estate	84,106,515	82,269,122
Commercial loans	47,463,912	37,695,416
	312,568,636	287,818,861
Deferred fees	880,958	996,203
Allowance for loan losses	(2,775,857)	(2,899,525)
Net loans	$310,673,737	$285,915,539

At December 31, 2012 and 2011 loans to officers and directors were approximately $9.4 million and $9.2 million respectively.  During 2012 and 2011, $4.0 million and $5.4 million of new loans were made to officers and directors respectively.  Net pay downs and repayments in aggregate on loans to officers and directors were approximately $3.8 million and $5.1 million during 2012 and 2011 respectively.  Effect of changes in the composition of related parties resulted in an increase of approximately $12,000 and $160,000 during 2012 and 2011 respectively.

At December 31, 2012 and 2011, Federal Home Loan Bank advances are collateralized by residential mortgages in the amount of $78,848,981 and $63,641,363, respectively pledged under a blanket collateral agreement.

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ending December 31, 2012, 2011 and 2010:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.                        Loans Receivable (Continued)

	Commercial	Commercial	Consumer	Home	Residential
December 31, 2012	Loans	Real Estate	Loans	Equity	Mortgages	Total

Balance at beginning of year	$534,995	$1,309,811	$326,123	$264,513	$464,083	$2,899,525
Loans charged off	(35,521)	(653,938)	(206,620)	(29,608)	(8,000)	(933,687)
Recoveries	787	1,985	63,821	1,217	2,209	70,019
Provision for loan losses	333,346	198,854	48,310	45,492	113,998	740,000
Balance at end of year	$833,607	$856,712	$231,634	$281,614	$572,290	$2,775,857

	Commercial	Commercial	Consumer	Home	Residential
December 31, 2011	Loans	Real Estate	Loans	Equity	Mortgages	Total

Balance at beginning of year	$2,667,827	$575,780	$337,339	$264,625	$430,878	$4,276,449
Loans charged off	(2,273,355)	(79,701)	(249,428)	(13,020)	(26,501)	(2,642,005)
Recoveries	55,628	5,134	150,513	3,738	68	215,081
Provision for loan losses	84,895	808,598	87,699	9,170	59,638	1,050,000
Balance at end of year	$534,995	$1,309,811	$326,123	$264,513	$464,083	$2,899,525

	Commercial	Commercial	Consumer	Home	Residential
December 31, 2010	Loans	Real Estate	Loans	Equity	Mortgages	Total

Balance at beginning of year	$1,259,155	$635,184	$430,560	$190,991	$384,697	$2,900,587
Loans charged off	(57,307)	—	(249,310)	(143,020)	(159,064)	(608,701)
Recoveries	135,990	6,609	190,515	1,449	—	334,563
Provision for loan losses	1,329,989	(66,013)	(34,426)	215,205	205,245	1,650,000
Balance at end of year	$2,667,827	$575,780	$337,339	$264,625	$430,878	$4,276,449

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2012 and 2011:

		Commercial	Commercial	Consumer	Home	Residential
December 31, 2012	Total	Loans	Real Estate	Loans	Equity	Mortgages
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$236,682	$213,685	$22,997	$—	$—	$—
Collectively evaluated for impairment	2,539,175	619,922	833,715	231,634	281,614	572,290
Total ending allowance balance	$2,775,857	$833,607	$856,712	$231,634	$281,614	$572,290
Loans:
Individually evaluated for impairment	$1,085,318	$884,680	$200,638	$—	$—	$—
Collectively evaluated for impairment	311,483,318	46,579,232	83,905,877	29,678,184	47,083,312	104,236,713
Total ending loan balance	$312,568,636	$47,463,912	$84,106,515	$29,678,184	$47,083,312	$104,236,713

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.                        Loans Receivable (Continued)

		Commercial	Commercial	Consumer	Home	Residential
December 31, 2011	Total	Loans	Real Estate	Loans	Equity	Mortgages
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$661,098	$—	$661,098	$—	$—	$—
Collectively evaluated for impairment	2,238,427	534,995	648,713	326,123	264,513	464,083
Total ending allowance balance	$2,899,525	$534,995	$1,309,811	$326,123	$264,513	$464,083
Loans:
Individually evaluated for impairment	$836,098	$—	$836,098	$—	$—	$—
Collectively evaluated for impairment	286,982,763	37,695,416	81,433,024	34,340,467	44,979,503	88,534,353
Total ending loan balance	$287,818,861	$37,695,416	$82,269,122	$34,340,467	$44,979,503	$88,534,353

The following table presents information related to impaired loans by segment of loans as of and for the year ended December 31, 2012, 2011 and 2010:

December 31, 2012
			Allowance		Cash Basis
	Unpaid		for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized

With no related allowance recorded
Commercial loans	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
With an allowance recorded:	—	—	—	—	—
Commercial loans	884,680	884,680	213,685	960,820	44,708
Commercial real estate	200,638	200,638	22,997	609,764	11,622
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
Total	$1,085,318	$1,085,318	$236,682	$1,570,584	$56,330

December 31, 2011
			Allowance		Cash Basis
	Unpaid		for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized

With no related allowance recorded
Commercial loans	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
With an allowance recorded:	—	—	—	—	—
Commercial loans	—	—	—	1,074,271	9
Commercial real estate	836,098	836,098	661,098	1,218,246	—
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
Total	$836,098	$836,098	$661,098	$2,292,517	$9

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.                        Loans Receivable (Continued)

December 31, 2010
			Allowance		Cash Basis
	Unpaid		for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized

With no related allowance recorded
Commercial loans	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
With an allowance recorded:	—	—	—	—	—
Commercial loans	2,042,914	2,042,914	2,042,914	2,144,366	35
Commercial real estate	1,382,762	1,382,762	98,221	1,382,762	—
Consumer loans	—	—	—	—	—
Home equity	—	—	—	—	—
Residential mortgages	—	—	—	—	—
Total	$3,425,676	$3,425,676	$2,141,135	$3,527,128	$35

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for net charge-offs.

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class as of December 31, 2012 and December 31, 2011:

	December 31, 2012		December 31, 2011
		Loans Past Due		Loans Past Due
		Over 90 days		Over 90 days
		Still		Still
	Nonaccrual	Accruing	Nonaccrual	Accruing

Commercial loans	$58,900	$—	$68,942	$—
Commercial real estate	—	238,265	836,098	—
Consumer loans	—	—	—	—
Home equity	150,000	—	150,000	—
Residential mortgages	279,349	—	381,647	—
Total	$488,249	$238,265	$1,436,687	$—

The following table presents the aging of the recorded investment in past due loans as of December 31, 2012 and by class of loans:

		30 - 59	60 - 89	Greater than
		Days	Days	90 Days	Total	Loans Not
December 31, 2012	Total	Past Due	Past Due	Past Due	Past Due	Past Due

Commercial loans	$47,463,912	$—	$—	$—	$—	$47,463,912
Commercial real estate	84,106,515	—	—	238,265	238,265	83,868,250
Consumer loans	29,678,184	84,949	—	—	84,949	29,593,235
Home equity	47,083,312	23,217	—	150,000	173,217	46,910,095
Residential mortgages	104,236,713	181,333	56,000	279,349	516,682	103,720,031
Total	$312,568,636	$289,499	$56,000	$667,614	$1,013,113	$311,555,523

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.                        Loans Receivable (Continued)

		30 - 59	60 - 89	Greater than
		Days	Days	90 Days	Total	Loans Not
December 31, 2011	Total	Past Due	Past Due	Past Due	Past Due	Past Due

Commercial loans	$37,695,416	$35,521	$—	$—	$35,521	$37,659,895
Commercial real estate	82,269,122	—	—	836,098	836,098	81,433,024
Consumer loans	34,340,467	108,739	—	—	108,739	34,231,728
Home equity	44,979,503	—	—	150,000	150,000	44,829,503
Residential mortgages	88,534,353	5,466	332,461	195,535	533,462	88,000,891
Total	$287,818,861	$149,726	$332,461	$1,181,633	$1,663,820	$286,155,041

Troubled Debt Restructurings

As of December 31, 2012, the Company has a recorded investment in troubled debt restructurings of $662,167.   There were no troubled debt restructurings as of December 31, 2011. The Company has allocated $185,854 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2012.  The Company has not committed to lend additional amounts as of December 31, 2012 to customers with outstanding loans that are classified as troubled debt restructurings.

During the year ended December 31, 2012, the terms of certain loans were modified as troubled debt restructurings.  The modification of the terms of such loans included one or a combination of the following:  a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

Four commercial loans were considered to be troubled debt restructurings as of December 31, 2012.  Each loan was a commercial line of credit which was not paid in full at the time of maturity. The loans maturity dates were extended ranging from ten years to twenty years and the reduction in interest rates were to below market rates.  One of the commercial loans had a principal balance as of December 31, 2012 of $197,233 which was considered impaired and had a specific allowance of $20,837 based on the present value of estimated future cash flows.  This loan is currently performing in accordance with the modified terms of the loan.  In addition, one commercial loan had a principal balance of $405,945 as of December 31, 2012 which was considered impaired and had a specific allowance of $150,261 based on the present value of estimated future cash flows.  This loan is currently performing in accordance with the modified terms of the loan.  The two remaining commercial loans represent one commercial relationship, with a principal balance of $58,989 as of December 31, 2012 which was considered impaired and had a specific allowance of $14,756 based on the present value of estimated future cash flows. These two loans are considered nonaccrual. These loans are currently paying in accordance with the modified terms.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.                        Loans Receivable (Continued)

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  Loans listed as not rated are either less than $250,000 or are included in groups of homogenous loans.   Based on the most recent analysis performed (all loans graded within the past 12 months), the risk category by class of loans is as follows:

	Not		Special
December 31, 2012	Rated	Pass	Mention	Substandard	Doubtful

Commercial loans	$16,927,391	$29,751,826	$—	$699,572	$85,123
Commercial real estate	15,905,085	67,679,442	—	493,665	28,323
Total	$32,832,476	$97,431,268	$—	$1,193,237	$113,446

	Not		Special
December 31, 2011	Rated	Pass	Mention	Substandard	Doubtful

Commercial loans	$15,320,492	$22,088,715	$130,803	$58,276	$97,130
Commercial real estate	13,520,575	66,173,233	1,037,753	670,599	866,962
Total	$28,841,067	$88,261,948	$1,168,556	$728,875	$964,092

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

The Company uses the following methods and significant assumptions to estimate fair value:

Securities:  The fair values of trading securities and investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).  For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).  The fair value of level 3 investment securities are determined by the Company’s Finance Department, which reports to the Chief Financial Officer (CFO).  The CFO reviews the values and these are reported to the Investment Committee on a quarterly basis.  Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality.  During times when trading is more liquid, broker quotes are used (if available) to validate the model.  Rating agency and industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

Impaired Loans:  At the time a loan is considered impaired, it is valued at the lower of cost or fair value.  Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses.  For collateral dependent loans, fair value is commonly based on recent real estate appraisals.  These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach.  Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available.  Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted  or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and the client’s business, resulting in a level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell.  Fair value is commonly based on recent real estate appraisals and may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.       Fair Value (Continued)

Assets measured at fair value on a recurring basis, including financial assets which the Company has elected the fair value option, are summarized below:

		Fair Value Measurements
		at December 31, 2012 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Assets:
Trading securities
Common and preferred equities	$5,630,100	$3,172,100	$2,458,000	$—
Available for sale securities
U.S. Agencies	47,283,917	—	47,283,917	—
Corporate	40,144,533	—	40,144,533	—
Agency asset backed securities	5,829,092		5,829,092
Trust preferred securities	5,621,445	—	—	5,621,445
State and municipals	42,721,071	—	40,105,103	2,615,968
Small Business Administration	13,765,839	—	13,765,839	—
Residential mortgage-backed securities	71,336,933	—	71,336,933	—
Collateralized mortgage obligations	1,666,431	—	1,666,431	—
Total	$233,999,361	$3,172,100	$222,589,848	$8,237,413

		Fair Value Measurements
		at December 31, 2011 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Assets:
Trading securities
Common and preferred equities	$7,010,349	$3,004,597	$2,087,000	$1,918,752
Available for sale securities
U.S. Agencies	30,577,978	—	30,577,978	—
Corporate	31,476,283	—	31,476,283	—
Agency asset backed securities	1,903,678	—	1,903,678	—
Trust preferred securities	3,614,860	—	—	3,614,860
State and municipals	48,034,436	—	40,539,152	7,495,284
Small Business Administration	10,150,592	—	10,150,592	—
Residential mortgage-backed securities	65,838,602	—	65,838,602	—
Collateralized mortgage obligations	2,008,737	—	2,008,737	—
Total	$200,615,515	$3,004,597	$184,582,022	$13,028,896

There were no transfers between Level 1 and Level 2 during 2012.  The Bank transferred $3,004,597 in common and preferred equities from Level 2 to Level 1 during 2011.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.       Fair Value (Continued)

The table below presents reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Trading	Trust	Municipal
	Securities	Preferreds	Securities	Total

Beginning balance, January 1, 2012	$1,918,752	$3,614,860	$7,495,284	$13,028,896
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	—	228,555	—	228,555
Other changes in fair value	81,248	—	—	81,248
Net impairment losses recognized in earnings	—	—	—	—
Included in other comprehensive income	—	2,689,585	(50,757)	2,638,828
Interest payments applied to principal		(911,555)	—	(911,555)
Purchases, sales, issuances and settlement, net	(2,000,000)	—	(4,828,559)	(6,828,559)
Transfers in and/or out of Level 3	—	—	—	—
Ending balance, December 31, 2012	$—	$5,621,445	$2,615,968	$8,237,413

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Trading	Trust	Municipal
	Securities	Preferreds	Securities	Total

Beginning balance, January 1, 2011	$1,901,252	$3,402,901	$—	$5,304,153
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	(19,614)	—	—	(19,614)
Other changes in fair value	37,114	—	—	37,114
Net impairment losses recognized in earnings	—	(292,090)	—	(292,090)
Included in other comprehensive income	—	803,553	—	803,553
Interest payments applied to principal		(299,504)	—	(299,504)
Purchases, sales, issuances and settlement, net	—	—	—	—
Transfers in and/or out of Level 3	—	—	7,495,284	7,495,284
Ending balance, December 31, 2011	$1,918,752	$3,614,860	$7,495,284	$13,028,896

Non-rated local municipal securities with a fair value of $7.5 million as of December 31, 2011 were transferred from Level 2 to Level 3 because of a lack of observable market data for these investments.  They represent Bond Anticipation Notes which are localized within our own market.  The Company’s policy is to recognize transfers into and out of a level as of the end of the reporting period.  As a result, the fair value of these securities was transferred on December 31, 2011.

The fair value of the Company’s trust preferred securities are determined internally by calculating discounted cash flows.  Information such as historical and current performance of the underlying collateral, deferral/default rates, collateral coverage ratios, break in yield calculations, cash flow projections, liquidity and credit premiums required by a market participant, and financial trend analysis with respect to the individual issuing financial institutions and insurance companies, are utilized in determining individual security valuations. Assumptions were back-tested on a quarterly basis as specific-issuer deferral and defaults that occurred are compared to those that were projected and ongoing assumptions are adjusted in accordance with the level of unexpected deferrals and

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.       Fair Value (Continued)

defaults that occurred.  See Note 2 to the Consolidated Financial Statements for the significant unobservable inputs used in the fair value measurement of the Company’s trust preferred securities.

The Company’s Level 3 state and local municipal securities valuations were supported by analysis prepared by an independent third party.  The third party’s approach to determining fair value involves using recently executed transactions for similar securities and market quotations for similar securities.  As these securities are not rated by the rating agencies and are localized to our market area, it was determined that these were valued using Level 3 inputs.  In addition, the Company reviews past history of the contractual payments and financial condition of the municipalities in determining an appropriate market value for this type of security.

The Company’s Level 3 common and preferred equity security valuation was supported by analysis prepared by an independent third party.  The third party’s approach to determining fair value is based on the security characteristics including benchmark yields, reported trades, rating data and industry research reports.  Due to the limited trading activity of this individual security in the market, it was determined that this was valued using Level 3 inputs.  In addition, the Company reviews past history of the contractual payments and financial condition of the equity security in determining an appropriate market value for this type of security.  This security was called in October 2012.

There were no impaired loans or other real estate owned, net that were measured at fair value as of December 31, 2012.

Assets measured at fair value on a non-recurring basis are summarized below:

Fair Value Measurements
at December 31, 2011 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
Commercial real estate	$175,000	$—	$—	$175,000

Other real estate owned
Commercial real estate	$122,550	$—	$—	$122,550

Impaired commercial real estate loans that are measured for impairment using the fair value of collateral for collateral dependent loans had a principal balance of $836,098, with a valuation allowance of $661,098 at December 31, 2011 which resulted in an additional provision for loan losses at $581,000 for the year ended December 31, 2011.

At December 31, 2011, other real estate owned had a net carrying amount of $122,550, made up of the outstanding balance of $142,842, net of a valuation allowance of $20,292.  The fair value of the properties is based on the sales comparison approach which has been discounted due to costs to sell and time the property has been on the market.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.       Fair Value (Continued)

Fair Value Option

The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets carried at fair value for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010

Interest income	$—	$(19,614)	$(39,229)
Other changes in fair value	619,751	198,632	103,280
Total	$619,751	$179,018	$64,051

The carrying amounts and estimated fair values of financial instruments, at December 31, 2012 and December 31, 2011 are as follows:

		Fair Value Measurements at
	Carrying	December 31, 2012 Using
	Value	(Level 1)	(Level 2)	(Level 3)
	(Amounts in thousands)
Financial assets:
Cash and cash equivalents	$19,803	$19,803	$—	$—
Trading securities	5,630	3,172	2,458	—
Investment securities, available-for-sale	228,369	—	220,132	8,237
Investment securities, held-to-maturity	29,077	—	29,193	1,587
Loans held for sale	1,029	—	1,073	—
Loans receivable, net	310,674	—	—	321,207
Federal Home Loan Bank stock	1,936	N/A	N/A	N/A
Accrued interest receivable	2,065	—	1,077	988

Financial liabilities:
Deposits	$568,265	$428,436	$142,616	$—
Federal Home Loan Bank Advances	6,000	—	6,097	—
Accrued interest payable	31	4	27	—

	2011
	Carrying	Estimated
	Amount	Fair Value
	(Amounts in thousands)
Financial assets:
Cash and cash equivalents	$40,572	$40,572
Trading securities	7,010	7,010
Investment securities, available-for-sale	193,605	193,605
Investment securities, held-to-maturity	47,199	49,264
Loans held for sale	688	710
Loans receivable, net	285,916	297,488
Federal Home Loan Bank stock	2,102	N/A
Accrued interest receivable	2,227	2,227
Financial liabilities:
Deposits	$550,625	$553,670
Federal Home Loan Bank advances	11,000	11,260
Accrued interest payable	35	35

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.       Fair Value (Continued)

The methods and assumptions, not previously presented, used to estimate fair values are describes as follows:

(a)         Cash and Cash Equivalents

The carrying value of our cash and cash equivalents approximates fair value and is classified as Level 1.

(b)         Loans Held for Sale

The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors resulting in a Level 2 classification.

(c)          Loans

Fair value of loans, excluding loans held for sale, are estimated as follows:  for variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.  Impaired loans are valued at the lower of cost or fair value as described previously.  The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

(d)         FHLB Stock

It is not practicable to estimate the fair value of FHLB stock due to restrictions placed on its transferability.

(e)          Deposits

The fair value disclosed for non-interest bearing deposits are, by definition, equal to the amount payable on demand at the reporting date resulting in a Level 1 classification.  The carrying amounts of variable rate interest bearing deposits approximate their fair values at the reporting date resulting in Level 1 classification.  Fair values for fixed rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits resulting in a Level 2 classification.

(f)           Borrowings

The fair value of the Company’s borrowings are estimated using discounted cash flows analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

(g)         Accrued Interest Receivable/Payable

The carrying amounts of accrued interest approximate fair value resulting in a Level 1, Level 2 or Level 3 classification based on the level of the asset or the liability with which the accrual is associated.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.       Fair Value (Continued)

(h)         Off-balance Sheet Instruments

Fair value for off-balance sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.  The fair value of commitments is not material.

5.       Secondary Mortgage Market Activities

Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition.  The principal balances of these loans at December 31 are as follows:

	2012	2011
Mortgage loan portfolios serviced for:
Freddie Mac	$97,808,232	$110,886,694
Federal Home Loan Bank	$22,811,156	$21,928,662

Custodial escrow balances maintained in connection with serviced loans were approximately $1,669,000 and $1,649,000 at December 31, 2012 and 2011, respectively.

Activity for mortgage servicing rights and the related valuation allowance is as follows:

	2012	2011	2010

Balance at beginning of year	$522,346	$535,205	$500,750
Additions	141,516	149,831	203,176
Disposals	—	—	—
Amortized to expense	(176,964)	(162,690)	(168,721)
Balance at end of year	$486,898	$522,346	$535,205
Valuation Allowance	$—	$—	$—

The fair value of mortgage servicing rights approximated $498,000 and $740,000 at year-end 2012 and 2011. Fair value at year-end 2012 and 2011 was determined using servicing multiples for similar assets as a percentage of the loans sold balance.  The mortgages servicing rights multiple used for year end 2012 and 2011 was 0.41% and 0.56%, respectively.  As of December 2012 and 2011, no impairment was recorded for mortgage servicing rights.

The weighted average amortization period is eight years.  Estimated amortization expense for each of the next five years is:

2013	141,817
2014	102,951
2015	74,244
2016	52,822
2017	37,773

Oneida Financial Corp.

Notes to Consolidated Financial Statements

6.                        Premises and Equipment

Premises and equipment consist of the following at December 31:

	2012	2011
Land	$3,511,497	$3,509,066
Buildings	23,870,070	23,787,412
Equipment and fixtures	10,238,276	9,658,096
Construction in progress	5,860	7,915
	37,625,703	36,962,489
Accumulated depreciation	(16,956,352)	(15,582,746)
Net book value	$20,669,351	$21,379,743

Depreciation expense was $1,461,326, $1,392,153 and $1,569,975 in 2012, 2011 and 2010 respectively.

7.        Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

	Banking	Insurance	Benefit Consulting
	Activities	Activities	Activities	Total
Balance as of January 1, 1010	$10,005,131	$10,268,266	$2,909,704	$23,183,101
Goodwill acquired	—	—	117,520	117,520
Balance as of December 31, 2010	10,005,131	10,268,266	3,027,224	23,300,621
Transfer of Goodwill	—	(1,133,075)	1,133,075	—
Goodwill acquired	—	586,445	95,388	681,833
Balance as of December 31, 2011	10,005,131	9,721,636	4,255,687	23,982,454
Goodwill acquired	—	1,480,221	—	1,480,221
Balance as of December 31, 2012	$10,005,131	$11,201,857	$4,255,687	$25,462,675

During 2006, the Company completed its acquisition of Benefit Consulting Group LLC.  Goodwill in the amount of $2.5 million and other intangible assets in the amount of $1.1 million were recorded as part of the acquisition of Benefit Consulting Group LLC. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010.  Additional goodwill in the amount of $95,388 and $117,520 was recorded for the contingent purchase payment made in 2011 and 2010 respectively based on performance through December 31, 2010. During 2011, $1.1 million of goodwill was transferred between the insurance activities and the benefit consulting activities which represented the movement of a segment of business that was transferred from Bailey and Haskell Associates, Inc. to Benefit Consulting Group LLC after the acquisition of Benefit Consulting Group LLC.

During 2011, the Company completed its acquisition of David Holmes Agency, Inc., an insurance agency operating in Utica, New York. The Company paid $361,718 in cash and established a note payable for $361,718 to be paid monthly over 24 months with interest at 3.00% per annum for fixed assets and other intangible assets.  Goodwill in the amount of $586,445 and intangible assets in the amount of $136,991 were recorded in conjunction with the acquisition. David Holmes Agency, Inc. has been subsequently merged into Bailey and Haskell Associates, Inc.   During 2012 and 2011, the

Oneida Financial Corp.

Notes to Consolidated Financial Statements

7.        Goodwill and Other Intangible Assets (Continued)

Company paid $198,619 and $163,099 in principal and $3,493 and $7,919 in interest payments respectively on the note.

At December 31, 2012, the Company completed its acquisition of Schenectady Insuring Agency, Inc., an insurance agency operating in Schenectady, New York. The Company paid $795,149 in cash and established a note payable for $1,000,000 to be paid monthly over 24 months with interest at 3.00% per annum to acquire 100% of the capital stock of the Schenectady Insuring Agency, Inc.   Goodwill in the amount of $1,480,221 and intangible assets in the amount of $929,031 were recorded in conjunction with the acquisition. Schenectady Insuring Agency, Inc. has been subsequently merged into Bailey and Haskell Associates, Inc. and the corporation dissolved. The Company began payment on the note in 2013.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value.  At December 31, 2012, the Company’s reporting units had positive equity and the Company elected to perform a step one analysis to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill.  Management has identified that the Company has four reporting units, its banking unit, its insurance unit, its employee benefits consulting unit and its risk management activities unit.  The step one analysis indicated that it was more likely than not that the fair value of the reporting units exceeded its carrying value, resulting in no impairment.  There is no goodwill attributable to the risk management activities unit.

Other intangible assets consist of the following at December 31:

	As of December 31, 2012
	Gross
	Carrying	Accumulated
	Value	Amortization	Net
Core deposit intangible	$2,705,391	$(2,308,067)	$397,324
Customer relationship intangible	2,331,565	(1,174,509)	1,157,056
Total	$5,036,956	$(3,482,576)	$1,554,380

	As of December 31, 2011
	Gross
	Carrying	Accumulated
	Value	Amortization	Net
Core deposit intangible	$2,705,391	$(2,060,448)	$644,943
Customer relationship intangible	1,402,534	(1,083,251)	319,283
Total	$4,107,925	$(3,143,699)	$964,226

Aggregate amortization expense was $338,877, $390,706 and $411,990 for 2012, 2011 and 2010.

Estimated amortization expense for each of the next five years:

2013	452,356
2014	293,997
2015	238,589
2016	185,779
2017	115,706

Oneida Financial Corp.

Notes to Consolidated Financial Statements

8.        Impairment of Other Asset

During 2012, the Company recorded an impairment charge of $1.9 million related to an asset held by the Bank supporting sales activities in its insurance agency subsidiary.  The Company contributed surplus notes to an insurance company specializing in professional liability for long-term care facilities.  The financing provided by the surplus notes enabled the insurance company to develop a specialty insurance sales line for our Company that has generated $3.9 million in commission revenue from 2004 to September 30, 2012 at the time of the write-off.  Due to recent underwriting losses of this insurance company the value of the surplus notes contributed to this venture is deemed fully impaired.  The Company’s insurance agency subsidiary represents numerous insurance outlets and the Company expects to maintain the commission revenue it has developed in this specialty insurance sales line.

9.                       Due to Depositors

Amounts due to depositors at December 31 are as follows:

	2012	2011
Non-interest bearing demand	$75,809,939	$69,119,138
Savings	116,039,419	103,609,613
Money market and interest-bearing checking	235,278,101	236,523,193
Time deposits	139,828,818	140,328,624
Mortgage escrow funds	1,308,333	1,044,022
Total due to depositors	$568,264,610	$550,624,590

At December 31, 2012 and 2011, time deposits with balances in excess of $100,000 totaled $52,473,111 and $50,725,385, respectively.

The contractual maturity of time deposits as of December 31, are as follows:

	2012		2011
Maturity	Amount	Percent	Amount	Percent
One year or less	$94,391,579	67.5%	$99,609,377	71.0%
One to two years	18,576,084	13.3	15,525,191	11.1
Two to three years	9,155,966	6.6	10,425,319	7.4
Three to four years	9,247,660	6.6	6,227,121	4.4
Four to five years	8,457,529	6.0	8,536,161	6.1
Over five years	—	0.0	5,455	0.0
	$139,828,818	100.0%	$140,328,624	100.0%

Oneida Financial Corp.

Notes to Consolidated Financial Statements

10.                 Borrowings

Outstanding borrowings as of December 31 are as follows:

	2012	2011
Short-term borrowings:
Federal Home Loan Bank advances	$5,000,000	$5,000,000
Long-term borrowings:
Federal Home Loan Bank advances	1,000,000	6,000,000
	$6,000,000	$11,000,000

Borrowings at December 31, 2012 have maturity dates as follows:

	Interest
	Rate
2013	5.00%	5,000,000
2014	5.33%	1,000,000
		$6,000,000

All outstanding advances are fixed rate.  Each advance is payable at its maturity date, with a prepayment penalty. At December 31, 2012, borrowings are collateralized by pledged securities, which had a carrying value of $587,765 and residential mortgages in the amount of $78,848,981 pledged under a blanket collateral agreement.  At December 31, 2012, the Bank has available $72.4 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2012.  The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2012, a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2012 and a $10,000,000 unsecured line of credit with Fifth Third Bank of which $0 is outstanding at December 31, 2012.

At December 31, 2011, borrowings are collateralized by pledged securities, which had a carrying value of $734,000 and residential mortgages in the amount of $63,641,363 pledged under a blanket collateral agreement.  At December 31, 2011, the Bank has available $52.6 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2011.  The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2011.  In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2011.

11.      Income Taxes

The provision for income taxes for the years ended December 31, consists of the following:

	2012	2011	2010
Current:
Federal	$1,487,108	$1,281,207	$2,073,533
State	210,840	218,358	334,875
Deferred:
Federal	345,392	384,793	(1,206,333)
State	51,660	68,642	(287,875)
	$2,095,000	$1,953,000	$914,200

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.      Income Taxes (Continued)

A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

	2012	2011	2010
Federal statutory income tax rate	34%	34%	34%
State tax, net of federal benefit	2%	2%	1%
Tax exempt investment income	(7)%	(8)%	(10)%
Earnings from bank owned life insurance	(2)%	(3)%	(4)%
Other	0%	0%	(1)%
Effective tax rate expense	27%	25%	20%

The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

	2012	2011
	Asset (Liability)
Allowance for loan losses	$1,063,000	$1,111,000
Deferred compensation	237,000	238,000
Investment security charges/adjustments	5,239,000	5,241,000
Pension benefits	447,000	626,000
Other	23,000	89,000
subtotal deferred tax assets	7,009,000	7,305,000
Depreciation	(754,000)	(565,000)
Mortgage related fees	(362,000)	(369,000)
Intangible amortization	(983,000)	(493,000)
Purchase accounting adjustments	(63,000)	(158,000)
Prepaid expenses	(192,000)	(79,000)
Unrealized gains on securities available for sale	(1,964,000)	(75,000)
Other	(1,000)	(98,000)
subtotal deferred tax liability	(4,319,000)	(1,837,000)
Total deferred income tax asset, net	$2,690,000	$5,468,000

Realization of deferred tax assets is dependent upon the ability to carry back deductions to prior periods when the deferred tax assets are realized and/or in generating sufficient taxable income in future periods.  Based on the Company’s history of taxable income and expected future taxable income, the Company has determined that a valuation allowance is not required.

At December 31, 2012 and December 31, 2011, the Company had no unrecognized tax benefits.  The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

The Company recognizes interest and penalties related to income tax matters as part of income tax expense.  At December 31, 2012 and December 31, 2011, there were no amounts accrued for interest and penalties.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.      Income Taxes (Continued)

The Company is subject to U.S. federal income tax as well as New York state income tax.  The Company is no longer subject to federal or state examinations for tax years prior to 2009.  The tax years of 2009-2011 remain open to federal and state examination.

During 2011, the Internal Revenue Service completed an examination of the 2008 and 2009 federal income tax returns. The examination had no material impact on the financial statements.  Additionally, during 2011, the State of New York completed an examination of the 2008 New York income tax return. The examination had no material impact on the financial statements.

12.      Benefit Plans

The Bank provides a noncontributory defined benefit retirement accumulation plan (cash balance plan) covering substantially all employees.  Under the plan, retirement benefits are primarily a function of the employee’s years of service and level of compensation.  As of June 15, 2004, the Bank had a plan amendment to freeze the plan benefits for plan participants.  The Bank uses a December 31 measurement date for its pension plan. State Bank of Chittenango, a limited purpose commercial bank subsidiary of Oneida Savings Bank, participated in the New York State Bankers Retirement System (the System) plan which was a noncontributory defined benefit plan covering substantially all employees.  Under the plan, retirement benefits were primarily a function of the employee’s years of service and level of compensation.  The plan was frozen as of May 31, 2002.  State Bank of Chittenango uses a December 31 measurement date for its pension plan.

Information about changes in obligations and funded status of the defined benefit pension plan follows:

	Oneida Savings Bank		State Bank of Chittenango
	2012	2011	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$4,382,788	$4,371,899	$2,599,361	$2,395,770
Service cost	—	—	26,335	26,261
Interest cost	168,082	211,449	105,807	123,774
Actuarial gain	28,529	34,698	113,464	270,854
Benefits paid	(231,294)	(235,258)	(220,169)	(217,298)
Benefit obligation at end of year	$4,348,105	$4,382,788	$2,624,798	$2,599,361

Change in plan assets, at fair value:
Beginning plan assets	$3,544,708	$3,574,529	$1,947,056	$2,135,136
Actual return	442,024	5,437	200,156	2,425
Benefits paid	(231,294)	(235,258)	(213,620)	(212,405)
Employer contributions	200,000	200,000	43,127	21,900
Ending plan assets	$3,955,438	$3,544,708	$1,976,719	$1,947,056

Funded status at year end (plan assets less benefit obligation)	$(392,667)	$(838,080)	$(648,079)	$(652,305)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.      Benefit Plans (Continued)

	Oneida Savings Bank		State Bank of Chittenango
	2012	2011	2012	2011
Net actuarial loss (gain)	$2,168,332	$2,457,886	$1,223,420	$1,267,925
Prior service cost (credit)	—	—	—	—
	$2,168,332	$2,457,886	$1,223,420	$1,267,925

The accumulated benefit obligation for the Oneida Savings Bank pension plan was $4,348,105 and $4,382,788 at year-end 2012 and 2011 respectively.  The accumulated benefit obligation for the State Bank of Chittenango pension plan was $2,624,798 and $2,599,361 at year-end 2012 and 2011 respectively.

The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

	Oneida Savings Bank			State Bank of Chittenango
	2012	2011	2010	2012	2011	2010
Service cost benefits earned during the period	$—	$—	$—	$26,335	$26,261	$21,899
Interest cost on projected benefit obligation	168,082	211,449	211,573	105,807	123,774	131,694
Expected return on plan assets	(264,680)	(266,768)	(243,442)	(127,794)	(141,928)	(155,498)
Net amortization and deferral	140,739	122,317	126,009	79,058	48,854	42,783
Net periodic pension cost	44,141	66,998	94,140	83,406	56,961	40,878
Net (gain) loss	(148,815)	296,029	(26,003)	34,553	405,464	99,947
Prior service cost (credit)	—	—	—	—	—	—
Amortization of gain (loss)	(140,739)	(122,317)	(126,009)	(79,058)	(48,854)	(42,783)
Total recognized in other comprehensive income	(289,554)	173,712	(152,012)	(44,505)	356,610	57,164
Total recognized in net periodic benefit (cost) and other comprehensive income	$(245,413)	$240,710	$(57,872)	$38,901	$413,571	$98,042

The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $203,861.

	Oneida Savings Bank			State Bank of Chittenango
Assumptions	2012	2011	2010	2012	2011	2010

Weighted-average assumptions used to determine benefit obligation at year-end
Discount rate	3.97%	4.98%	5.05%	3.84%	4.27%	5.38%

Weighted-average assumptions used to determine net cost
Discount rate	4.98%	5.05%	3.97%	4.27%	5.38%	5.89%
Expected return on plan assets	7.50%	7.50%	7.50%	7.00%	7.00%	7.50%

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.      Benefit Plans (Continued)

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

The Company’s pension plan asset allocation at year-end 2012 and 2011, target allocation for 2013, and expected long-term rate of return by asset category are as follows:

		Percentage of		Weighted-
	Target	Plan Assets		Average Expected
	Allocation	at December 31		Long Term Rate
Asset Category	2013	2012	2011	of Return
Equity Securities	60%	54%	57%	10%
Debt Securities	40%	41%	29%	2%
Other	0%	5%	14%
Total	100%	100%	100%	7%

The fair value of the plan assets, as previously defined, at December 31, 2012, by asset category, is as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.      Benefit Plans (Continued)

		Fair Value Measurements
		at December 31, 2012 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Cash	$167,097	$167,097	$—	$—
Equities
Common stock	2,110,589	2,110,589	—	—
Real estate investment trust	49,321	49,321	—	—
Fixed income securities
Government issues (US Treasuries)	470,345	—	470,345	—
FHLMC	111,142	—	111,142	—
FNMA	240,165	—	240,165	—
Exchange traded funds	806,779	806,779	—	—
Total	$3,955,438	$3,133,786	$821,652	$—

The fair value of plan assets, as previously defined, at December 31, 2011, by asset category, is as follows:

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

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for period ending December 31, 2012 and 2011.

State Bank of Chittenango Plan Assets

The Company’s overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocations for System assets are shown in the table below.  Cash equivalents consist primarily of government issues and

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.      Benefit Plans (Continued)

short term investment funds.  Equity securities primarily include investments in common stock, depository receipts, preferred stock and real estate investment trusts. Fixed income securities include corporate bonds, government issues, mortgage-backed securities, municipals and other asset backed securities.

The weighted average expected long-term rate of return is estimated based on current trends in the System’s assets as well as projected future rates of return on those assets and reasonable actuarial assumptions based on the guidance provided by ASOP No. 27 “Selection of Economic Assumptions for Measuring Pension Obligations” for long term inflation, and the real and nominal rate of investment return for a specific mix of asset classes.  The following assumptions were used in determining the long-term rate of return:

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

Effective September 2011, the System revised its investment guidelines.  The System currently prohibits its investment managers from purchasing any security greater than 5% of the portfolio at the time of purchase or greater than 8% at market value in any one issuer.  In addition the following are prohibited:  (1) Equity security short sales, unregistered securities and margin purchases; (2) mortgage backed derivatives that have an inverse floating rate coupon or that are interest only securities, any asset backed security that is not issued by the U.S. Government or its agencies or its instrumentalities, generally securities of less than Baa2/BBB quality may not be purchased, and securities of less than A-quality may not in the aggregate exceed 10% of the investment manager’s portfolio; and (3) other financial instruments such as unhedged currency exposure in countries not defined as “high income economies” by the World Bank.  Prior to September 2011, investments in emerging countries as defined by Morgan Stanley Emerging Markets Index and structured notes were prohibited.  All other investments not prohibited by the System are permitted.  At December 31, 2012 and 2011, the System held certain investments which are no longer deemed acceptable to acquire. These positions will be liquidated when the investment managers deem that such liquidation is in the best interest of the System.

The Company’s pension plan asset allocation at year-end 2012 and 2011, target allocation for 2013 and expected long-term rate of return by asset category are as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.      Benefit Plans (Continued)

		Percentage of		Weighted-
	Target	Plan Assets		Average Expected
	Allocation	at December 31,		Long Term Rate
Asset Category	2013	2012	2011	of Return
Cash equivalents	0 - 20%	13%	11%	0.4%
Equity securities	40 - 60%	45%	48%	4.0%
Fixed income securities	40 - 60%	42%	41%	1.9%
Other financial instruments	0 - 5%	0%	0%	0%
Total		100%	100%	6.3%

The following table represents the Plan’s fair value hierarchy for its financial assets (investments), as defined previously measured at fair value on a recurring basis as of December 31, 2012:

		Fair Value Measurements
		at December 31, 2012 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$2,057	$2,057	$—	$—
Government issues	10,728	—	10,728	—
Short term investment funds	242,302	—	242,302	—
Equities
Common stock	870,508	870,508	—	—
Depository receipts	19,468	19,468	—	—
Preferred stock	3,860	3,860	—	—
Real estate investment trust	3,867	3,867	—	—
Fixed income securities
Auto loan receivables	10,712	—	10,712	—
Collateralized mortgage obligations	214,202	—	214,202	—
Corporate bonds	186,628	—	186,628	—
Federal Home Loan Mortgage Corp.	24,526	—	24,526	—
Federal National Mortgage Assoc.	98,083	—	98,083	—
Government National Mortgage Assoc. I	1,044	—	1,044	—
Government National Mortgage Assoc. II	4,548	—	4,548	—
Government Issues	281,564	—	281,564	—
Municipals	2,150	—	2,150	—
Other asset backed	472	—	472	—
Total	$1,976,719	$899,760	$1,076,959	$—

At December 31, 2012 the portfolio was managed by two investment firms.  In addition approximately $20 million of system monies had not yet been allocated to either investment manager.  Control was split approximately 49%, 43% and 8%.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.      Benefit Plans (Continued)

At December 31, 2012, there was a 12% of portfolio concentration in the State Street Bank & Trust Co. Short Term Investment Fund.

The fair value of plan assets, as previously defined, at December 31, 2011, by asset category, is as follows:

		Fair Value Measurements
		at December 31, 2011 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$3,366	$3,366	$—	$—
Short term investment funds	203,281	—	203,281	—
Equities
Common stock	910,462	910,462	—	—
Depository receipts	19,598	19,598	—	—
Preferred stock	2,871	2,871	—	—
Real estate investment trust	—	—	—	—
Fixed income securities
Auto loan receivable	235	—	235	—
Collateralized mortgage obligations	190,276	—	190,276	—
Corporate bonds	173,009	—	173,009	—
Federal Home Loan Mortgage Corp.	33,560	—	33,560	—
Federal National Mortgage Assoc.	103,672		103,672
Government National Mortgage Assoc. I	1,400	—	1,400	—
Government National Mortgage Assoc. II	7,263	—	7,263	—
Government issues	293,573	—	293,573	—
Municipals	2,280	—	2,280	—
Other asset backed	2,210	—	2,210	—
Total	$1,947,056	$936,297	$1,010,759	$—

At December 31, 2011 the portfolio was managed by two investment firms.  The portfolio was split approximately 46% and 52% under the control of the investment managers with the remaining 2% under the direct control of the System.

At December 31, 2011, there was a 10% of portfolio concentration in the State Street Bank & Trust Co. Short Term Investment Fund.

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for the period ending December 31, 2012 and 2011.

The Company expects to contribute $243,127 to the Plans for the year ending December 31, 2012.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.      Benefit Plans (Continued)

The following benefit payments are expected to be paid:

	Oneida	State Bank
Fiscal year ending December 31:	Savings Bank	Of Chittenango
2013	350,000	195,157
2014	368,000	189,195
2015	386,000	183,012
2016	405,000	176,758
2017	425,000	170,597
Years 2018 - 2022	2,468,000	769,995

In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan’s eligibility requirements to defer income on a pre-tax basis.

Employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation.  Employer contributions associated with the plan amounted to $724,273, $655,808 and $622,681 for the years ended December 31, 2012, 2011 and 2010, respectively.

The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan (“ESOP”) with all employees meeting the age and service requirements eligible to participate in the Plan.  Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours.  The ESOP purchased 157,500 shares of common stock as part of the second step conversion (see Footnote 23) which was funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 3.25% for 2012 and 2011.  Loan payments are to be funded by cash contributions from the Bank.  The loan can be prepaid without penalty.  Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants.  As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end.  Compensation expense is recognized related to the shares committed to be released based on the average market price during the period.  Cash dividends received on unallocated shares are used to pay debt service.  For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding.  Contributions to the ESOP during 2012, 2011 and 2010 were $235,835, $288,538 and $331,100 respectively.  Expense recorded for 2012, 2011 and 2010 was $350,113, $343,042 and $302,739 respectively.

Shares held by the ESOP were as follows:

	2012	2011
Allocated to participants	400,193	366,202
Unearned	44,965	78,956
Total ESOP shares	445,158	445,158
Fair value of unearned shares	$478,877	$750,082

Oneida Financial Corp.

Notes to Consolidated Financial Statements

13.      Stock Based Compensation Plans

The Company has three share based compensation plans as described below.  Total compensation cost that has been charged against income for those plans was $264,462 for 2012.  There was no compensation cost related to these plans for 2011 as the plans were started in July 2012.  Total compensation cost that has been charged against income for 2010 for plans that expired in 2010 was $185,598.   The total income tax benefit was $101,818, $0 and $71,455 for the years ended December 31, 2012, 2011 and 2010 respectively.

Stock Options

The Company’s 2012 Equity Incentive Plan, which is shareholder approved, permits the granting of share options to its directors, officers and key employees for up to 216,750 share of common stock.  Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant;   those options have vesting periods of five years and have ten year contractual terms.  There were 19,250 shares available for future option grants under the plan described above as of December 31, 2012.  Compensation recorded in conjunction with the option awards was $17,179 for 2012.

The Company’s 2000 Stock Option Plan, which was shareholder approved, permitted the granting of share options to its directors, officers and key employees for up to 342,205 shares of common stock.  The exercise price of options granted was equal to the market value of the Company’s shares at the date of grant; those options vest and become exercisable ratably over a one to five-year period.  The plan also had a reload feature which entitled the option holder, who had delivered common stock as payment of the exercise price for option stock, to a new option to acquire additional shares in the amount equal to the shares traded in.  The option period during which the reload option had to be exercised would expire at the same time as that of the original option that the holder had exercised.  The Company had a policy of using shares held as treasury stock to satisfy share option exercises.  Compensation recorded in conjunction with this plan was $13,102 for 2010.  All options granted expired in April 2010.

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

The fair value of options granted was determined using the following weighted-average assumptions as of grant date:

	2012	2011	2010

Risk-free interest rate	0.60%	N/A	0.50%
Expected stock price volatility	21.98%	N/A	66.32%
Expected dividend rate	4.66%	N/A	3.00%
Expected life	5.00	N/A	0.17

A summary of activity for the stock option awards for 2012 was as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

13.      Stock Based Compensation Plans (Continued)

	Options		Weighted
	Outstanding	Average	Remaining	Aggregate
	and	Exercise	Contractual	Intrinsic
	Exercisable	Price	Term	Value
Outstanding at January 1, 2012	—	—	—	$—
Granted	197,500	$10.300	9.563	69,125
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—
Outstanding at December 31, 2012	197,500	$10.300	9.563	$69,125

Fully vested and expected to exercise	197,500	—	—	$152,346
Exercisable at end of year	—	—	—	—

Information related to the stock option plans during each year follows:

	2012	2011	2010
Intrinsic value of options exercised	$—	N/A	$163,977
Cash received from option exercises	—	N/A	34,835
Shares received from option exercises	—	N/A	12,396
Tax benefit realized from option exercises	—	N/A	25,644
Weighted average fair value of options granted	0.989	N/A	1.057

As of December 31, 2012, there was $178,050 of total unrecognized compensation cost related to nonvested stock options granted under the 2012 plan.  The cost is expected to be recognized over a weighted-average period of 4.6 years.  There was no unrecognized compensation cost for the 2000 Plan as of December 31, 2010 as all shares had vested under the terms of the plan.  New grants were for the reload option feature which were expensed at the date of grant.

Stock Awards

The 2012 Equity Incentive Plan provides for the issuance of shares of restricted stock (“RRP”) to directors, officers and key employees.  Compensation expense is recognized over the five year vesting period of the awards based on the fair value of the stock at issue date.  The fair value of the stock was determined using the grant date fair value of $10.30.  RRP shares vest ratably over the five year vesting period.  The shares have voting rights and are eligible to receive nonforfeitable dividends on the unvested shares.  These shares are considered to be participating securities in the earnings per share calculation.  Total RRP shares issuable under the plans are 131,500 at December 31, 2012 and 130,000 shares were issued in July 2012.

A summary of changes in the Company’s nonvested RRP shares for the year follows:

		Weighted Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2012	—	$—
Granted	130,000	10.30
Vested	—	—
Forfeited	—	—
Nonvested at December 31, 2012	130,000	$10.30

Oneida Financial Corp.

Notes to Consolidated Financial Statements

13.                 Stock Based Compensation Plans (Continued)

As of December 31, 2012, there was $1.2 million of total unrecognized compensation cost related to nonvested RRP shares granted under the Plan.  The cost is expected to be recognized over a weighted average period of 4.6 years.  Compensation recorded in conjunction with the RRP awards  was $117,822 for 2012.

There was a Management Recognition and Retention Plan granted in 2006 that provided for the issuance of shares of restricted stock to directors, officers and key employees.  Compensation expense equal to the market value of Oneida Financial Corp.’s stock on the grant date was recognized ratably over the five year vesting period for shares of restricted stock granted that were fully vested at December 31, 2010.  Compensation recorded in conjunction with this plan was $172,496 for 2010.  There were no shares available for future awards as of December 31, 2010. As of December 31, 2010, there was no unrecognized compensation cost related to nonvested shares granted under the plan.  The total fair value of shares vested during the year ended December 31, 2010 was $124,658.

Performance Awards

The 2012 Equity Incentive Plan  provides for the issuance of shares of performance award restricted stock to directors, officers and key employees.  Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at issue date. The fair value of the stock was determined using the grant date fair value of $10.30.  Performance shares cliff vest as of July 24, 2015 based on the performance results for the three year period ending December 31, 2014. There are three sets of performance criteria based on the individual award; (1) based on a three year cumulative earnings per share, return on average assets and return on average tangible equity metrics weighted at 33%; (2) three year cumulative earnings per share, annual loan growth rate and net charge off rate weighted at 33%; and (3) average revenue and profit margin weighted at 50%.   Compensation cost is estimated based on the probability that the performance conditions will be achieved.  As of December 31, 2012, the compensation cost is estimated in the range of 75%- 100% payout under the terms of the plan for the different performance set.  At each reporting period, the Company will reassess the likelihood of achieving the performance criteria and will adjust compensation expense as needed.   The shares have voting rights.  Upon vesting of the performance shares, any dividends declared during the vesting period will be paid based on the shares vested.  Total shares issuable under the performance awards are 85,000 at December 31, 2012 and all shares were awarded in 2012.

A summary of changes in the Company’s nonvested performance award shares for the years follows:

		Weighted Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2012	—	$—
Granted	85,000	10.30
Vested	—	—
Forfeited	—	—
Nonvested at December 31, 2012	85,000	$10.30

As of December 31, 2012, there was $587,151 of total unrecognized compensation cost related to nonvested performance award shares granted under the Plan.  The cost is expected to be recognized over a weighted average period of 2.0 years.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

14.      Non-Interest Income and Expenses

Non-interest income and non-interest expenses for the years ended December 31 consist of the following:

	2012	2011	2010
Non-interest income:
Service charges on deposit accounts	$2,589,333	$2,586,518	$2,635,334
Commissions and fees on sales of non-banking products	21,505,620	19,422,025	17,498,748
Cash surrender value increase	542,087	646,675	601,684
Gain on sale of loans	703,486	487,628	651,656
Other	1,272,530	1,511,483	1,500,888
Total non-interest income	$26,613,056	$24,654,329	$22,888,310

Non-interest expenses:
Salaries and employee benefits	$24,029,868	$23,065,164	$21,445,701
Building occupancy and equipment	4,674,793	4,838,369	4,996,850
FDIC and N.Y.S. assessment	419,624	609,682	860,121
Advertising	665,033	619,999	529,901
Postage and telephone	719,440	694,607	672,276
Director compensation	268,851	275,854	297,021
Professional fees	537,526	425,456	294,875
Consultant Fees	1,627,623	1,258,856	1,031,920
Travel and meetings	898,926	951,118	814,600
Insurance	486,498	374,539	321,423
Dues and subscriptions	249,051	212,434	207,287
Service fees	1,012,850	923,804	795,712
ORE expenses	135,378	129,672	57,476
Contributions	137,114	130,794	109,341
Sales tax	1,802	6,921	4,602
Other	930,899	838,792	755,942
Intangible amortization	338,877	390,706	411,990
Total non-interest expenses	$37,134,153	$35,746,767	$33,607,038

15.                 Commitments

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

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2012		2011
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$4,046,134	$774,000	$18,054,533	$2,896,500
Unused lines of credit	1,254,057	58,555,975	2,789,175	48,102,533
Standby letters of credit	5,342,944	—	274,039	—

Oneida Financial Corp.

Notes to Consolidated Financial Statements

15.                 Commitments (Continued)

Commitments to make loans are generally made for periods of 60 days or less.  The fixed rate loan commitments have interest rates ranging from 3.75% to 6.75% and maturities ranging from 15 years to 30 years.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty.  Collateral held varies, but includes residential and commercial real estate.

16.      Dividends and Restrictions

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval of the New York State Department of Financial Services. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies.  Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations.  The amount of retained earnings legally available for dividends under these regulations was $7,068,315 and $9,915,343 as of December 31, 2012 and 2011 respectively.

In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends.  The Federal Reserve Board has indicated that banking organizations could generally pay dividends only out of current operating earnings.

17.      Regulatory Matters

The Bank is subject to regulatory capital requirements administered by the federal banking agencies.  Capital adequacy guidelines and additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  Management believes as of December 31, 2012, the Bank met all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.   At year-end 2012 and 2011, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the institution’s category.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

17.      Regulatory Matters (Continued)

The Bank’s actual and required capital amounts and ratios are as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total Capital
(to Risk Weighted Assets)	$63,590,679	15.16%	$33,552,340	8%	$41,940,426	10%
Tier I Capital
(to Risk Weighted Assets)	$60,814,822	14.50%	$16,776,170	4%	$25,164,255	6%
Tier I Capital
(to Average Assets)	$60,814,822	9.33%	$26,064,343	4%	$32,580,429	5%

As of December 31, 2011:
Total Capital
(to Risk Weighted Assets)	$64,045,250	15.62%	$32,798,038	8%	$40,997,548	10%
Tier I Capital
(to Risk Weighted Assets)	$61,145,725	14.91%	$16,399,019	4%	$24,598,529	6%
Tier I Capital
(to Average Assets)	$61,145,725	9.62%	$25,432,984	4%	$31,791,230	5%

The following represents a reconciliation of Bank capital to regulatory capital as of December 31:

	December 31,
	2012	2011
GAAP equity	$87,726,780	$83,061,936
Accumulated other comprehensive income	(910,594)	2,122,238
Goodwill, net of applicable deferred taxes	(24,734,104)	(23,271,490)
Intangible assets, net of applicable deferred taxes	(1,218,570)	(714,724)
Disallowed portion of mortgage servicing rights	(48,690)	(52,235)
Tier 1 Capital	$60,814,822	$61,145,725

General regulatory allowance for loan losses	2,775,857	2,899,525
Total Capital	$63,590,679	$64,045,250

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances and new dividends.  Management believes this test is met.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

18.      Parent Company Statements

Condensed financial information of Oneida Financial Corp. follows:

Condensed Balance Sheets

	December 31,
	2012	2011
Assets:
Cash	$5,507,954	$5,112,909
Investments in and advances to subsidiary	87,726,780	83,061,936
ESOP loan receivable	356,893	610,078
Other assets	514,383	346,190
Total assets	$94,106,010	$89,131,113

Liabilities and shareholders’ equity:
Other liabilities	$1,066,009	$1,169,925
Shareholders’ equity	93,040,001	87,961,188
Total liabilities and shareholders’ equity	$94,106,010	$89,131,113

Condensed Statements of Income

	Years Ended December 31,
	2012	2011	2010
Revenue:
Dividends from subsidiary	$5,000,000	$—	$—
Interest on investments and deposits	20,300	71,743	41,288
Total revenue	5,020,300	71,743	41,288

Expenses:
Compensations and benefits	198,095	420,000	53,084
Other expenses	230,393	186,171	168,150
Total expenses	428,488	606,171	221,234
Income (loss) before taxes and equity in undistributed net income of subsidiary	4,591,812	(534,428)	(179,946)

Benefit for income taxes	(157,000)	(207,000)	(82,000)
Income (loss) before equity in undistributed net income of subsidiary	4,748,812	(327,428)	(97,946)
Equity in undistributed net income:
Subsidiary bank	1,011,606	6,056,709	3,858,634

Net income attributable to Oneida Financial Corp.	$5,760,418	$5,729,281	$3,760,688

Oneida Financial Corp.

Notes to Consolidated Financial Statements

18.      Parent Company Statements (Continued)

Condensed Statements of Cash Flow

	Years Ended December 31,
	2012	2011	2010
Operating activities:
Net income attributable to Oneida Financial Corp.	$5,760,418	$5,729,281	$3,760,688
Adjustments to reconcile net income to net cash provided by operating activities:
ESOP shares earned	350,113	343,042	302,739
Other assets/liabilities, net	(285,192)	219,791	(177,651)
Equity in undistributed net income of subsidiary bank	(1,011,606)	(6,056,709)	(3,858,634)
Net cash provided by operating activities	4,813,733	235,405	27,142

Investing activities:
Purchase of securities available for sale	—	—	(2,000,000)
Maturities and calls of securities available for sale	—	2,000,000	—
Investment in subsidiary bank	(350,113)	2,157,458	(13,539,841)
Decrease (increase) in ESOP loan	253,185	319,780	(929,858)
Change in due from related parties	—	(22,883)	(794,257)
Net cash (used in) provided by investing activities	(96,928)	4,454,355	(17,263,956)

Financing activities:
Dividends paid	(3,282,056)	(3,365,128)	(2,108,687)
Increase in noncontrolling interest	—	—	500
Redemption of noncontrolling interest	—	(2,500,500)	—
Repurchase of common shares	(1,039,703)	(2,267,285)	—
Exercise of stock options (using treasury stock)	—	—	170,035
Purchase of treasury stock	—	—	(155,877)
Net proceeds of stock offering and conversion	—	—	27,737,108
Net cash (used in) provided by financing activities	(4,321,759)	(8,132,913)	25,643,079
Net increase (decrease) in cash and cash equivalents	395,046	(3,443,153)	8,406,265
Cash and cash equivalents at beginning of year	5,112,909	8,556,062	149,797
Cash and cash equivalents at end of year	$5,507,955	$5,112,909	$8,556,062

Supplemental disclosures of cash flow information:
Non-cash financing activities:
Dividends declared and unpaid	$842,952	$829,868	$859,774

Oneida Financial Corp.

Notes to Consolidated Financial Statements

19.      Earnings per Share

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings available to common shareholders for the period are allocated between common shareholders and participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings.  The Company has determined that 130,000 of its 215,000 outstanding non-vested stock awards are participating securities.

Earnings per common share have been computed based on the following for the years ended December 31:

	2012	2011	2010
Net income attributable to Oneida Financial Corp.	$5,760,418	$5,729,281	$3,760,688
Net earnings allocated to participating securities	(51,048)	—	(9,395)
Net earnings allocated to common stock	$5,709,370	$5,729,281	$3,751,293
Basic
Distributed earnings allocated to common stock	$3,264,243	$3,335,221	$2,951,267
Undistributed earnings allocated to common stock	2,445,127	2,394,060	800,026
Net earnings allocated to common stock	$5,709,370	$5,729,281	$3,751,293
Weighted average common shares outstanding including shares considered participating securities	6,912,886	7,114,496	7,160,214
Less: Average unallocated ESOP shares	(70,166)	(110,793)	(75,083)
Less: Average participating securities	(55,099)	—	(14,973)
Weighted average shares	6,787,621	7,003,703	7,070,158
Basic earnings per share	$0.84	$0.82	$0.53
Diluted
Net earnings allocated to common stock	$5,709,370	$5,729,281	$3,749,496
Weighted average common shares outstanding for basic	6,787,621	7,003,703	7,070,158
Dilutive effect of stock options and nonparticipating securities	5,681	—	1,860
Weighted average shares	6,793,302	7,003,703	7,072,018
Diluted earnings per share	$0.84	$0.82	$0.53

Stock options of 197,500 shares of common stock were not considered in computing dilutive earnings per common share for 2012 because they were anti-dilutive.  There were no potentially dilutive securities outstanding for 2011 and 2010.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.      Other Comprehensive Income (Loss)

The following is a summary of the change in accumulated other comprehensive income balances, net of tax from December 31, 2011 to December 31, 2012:

	Balance	Current	Balance
	at	Period	at
	12/31/2011	Change	12/31/2012

Unrealized gains on securities available for sale	$113,248	$2,832,397	$2,945,645
Unrealized loss on pension benefits	(2,235,486)	200,435	(2,035,051)

Total	$(2,122,238)	$3,032,832	$910,594

The following is a summary of the accumulated other comprehensive income balances included in stockholders’ equity at December 31, 2012:

	Gross		Balance at
	Balance at	Tax	12/31/2012
	12/31/2012	Effect	net of tax

Unrealized gains on securities available for sale	$4,909,411	$(1,963,766)	$2,945,645
Unrealized loss on pension benefits	(3,391,752)	1,356,701	(2,035,051)

Total	$1,517,659	$(607,065)	$910,594

21.      Segment Information

The Company has determined that it has four primary business segments, its banking franchise, its insurance activities, its employee benefit consulting activities and its risk management activities.  For the years ended December 31, 2012, 2011 and 2010, the Company’s insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc.  For the years ended December 31, 2012, 2011 and 2010, the benefit consulting activities consisted of those conducted through its wholly owned subsidiary, Benefit Consulting Group Inc.  For the year ended December 31, 2012, 2011 and 2010, the risk management activities consisted of those conducted through its wholly owned subsidiary Workplace Health Solutions Inc.  Information about the Company is presented in the following table for the periods indicated:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

21.                 Segment Information (Continued)

	2012
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total

Net interest income	$19,592,463	$—	$—	$—	$19,592,463
Provision for loan losses	740,000	—	—	—	740,000
Net interest income after provision for loan losses	18,852,463	—	—	—	18,852,463

Investment gains, net	1,416,032	—	—	—	1,416,032
Impairment of other asset	(1,886,080)	—	—	—	(1,886,080)
Non-interest income	5,107,436	12,000,802	7,635,322	1,869,496	26,613,056
Non-interest expenses	17,721,107	9,921,563	5,903,445	1,787,835	35,333,950
Depreciation and amortization	1,549,317	163,263	85,126	2,497	1,800,203

Income before taxes	4,219,427	1,915,976	1,646,751	79,164	7,861,318

Income tax expense	597,400	795,500	667,000	35,100	2,095,000

Net income	3,622,027	1,120,476	979,751	44,064	5,766,318

Less: net income attributable to noncontrolling interest	5,900	—	—	—	5,900

Net income attributable to Oneida Financial Corp.	$3,616,127	$1,120,476	$979,751	$44,064	$5,760,418

Total Assets	$656,728,776	$24,455,573	$8,079,227	$517,574	$689,781,150

	2011
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total

Net interest income	$19,759,719	$—	$—	$—	$19,759,719
Provision for loan losses	1,050,000	—	—	—	1,050,000
Net interest income after provision for loan losses	18,709,719	—	—	—	18,709,719

Investment gains, net	256,938	—	—	—	256,938
Non-interest income	5,232,304	11,603,209	6,482,456	1,336,360	24,654,329
Non-interest expenses	17,128,181	10,075,521	5,382,755	1,377,451	33,963,908
Depreciation and amortization	1,511,682	171,507	98,424	1,246	1,782,859

Income (loss) before taxes	5,559,098	1,356,181	1,001,277	(42,337)	7,874,219

Income tax expense (benefit)	964,600	586,000	413,000	(10,600)	1,953,000

Net income (loss)	4,594,498	770,181	588,277	(31,737)	5,921,219

Less: net income attributable to noncontrolling interest	191,838	—	—	—	191,838

Net income (loss) attributable to Oneida Financial Corp.	$4,402,660	$770,181	$588,277	$(31,737)	$5,729,381

Total Assets	$641,445,777	$22,835,569	$7,399,574	$306,400	$671,987,320

Oneida Financial Corp.

Notes to Consolidated Financial Statements

21.                 Segment Information (Continued)

	2010
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total

Net interest income	$18,098,625	$—	$—	$—	$18,098,625
Provision for loan losses	1,650,000	—	—	—	1,650,000
Net interest income after provision for loan losses	16,448,625	—	—	—	16,448,625

Investment (losses), net	(797,571)	—	—	—	(797,571)
Non-interest income	5,389,562	10,515,421	5,936,999	1,046,328	22,888,310
Non-interest expenses	16,380,671	9,428,009	4,729,998	1,086,395	31,625,073
Depreciation and amortization	1,685,384	169,131	125,486	1,964	1,981,965

Income (loss) before taxes	2,974,561	918,281	1,081,515	(42,031)	4,932,326

Income tax expense (benefit)	78,800	404,000	447,000	(15,600)	914,200

Net income (loss)	2,895,761	514,281	634,515	(26,431)	4,018,126

Less: net income attributable to noncontrolling interest	257,438	—	—	—	257,438

Net income (loss) attributable to Oneida Financial Corp.	$2,638,323	$514,281	$634,515	$(26,431)	$3,760,688

Total Assets	$643,116,251	$20,184,212	$5,509,696	$150,903	$668,961,062

The following represents a reconciliation of the Company’s reported segment assets to consolidated assets as of December 31:

Assets	2012	2011

Total assets for reportable segments	$689,781,150	$671,987,320
Elimination of intercompany cash balances	(8,389,712)	(8,274,741)

Consolidated total	$681,391,438	$663,712,579

The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

22.                 Quarterly Financial Data (Unaudited)

	Interest	Net Interest	Net
	Income	Income	Income	Basic	Diluted
	(Dollars in thousands)
2012

First Quarter	$5,691	$4,865	$2,002	$0.29	$0.29
Second Quarter	5,740	4,920	1,899	0.28	0.28
Third Quarter	5,674	4,889	65	0.01	0.01
Fourth Quarter	5,661	4,919	1,795	0.26	0.26

2011

First Quarter	$5,999	$4,839	$1,413	$0.20	$0.20
Second Quarter	6,034	5,013	1,696	0.24	0.24
Third Quarter	5,985	5,039	956	0.14	0.14
Fourth Quarter	5,764	4,868	1,664	0.24	0.24

The decrease in net income during the third quarter 2012 was due to an impairment charge of $1.9 million related to an asset held by the Bank supporting sales activities in its insurance agency subsidiary.  See Footnote 8 for more information on the impairment charge.

The decrease in net income during the third quarter 2011 was due to a decrease in the change in fair value of preferred and common equity securities that the Company holds in the investment portfolio as trading securities. The change in fair value of these securities is reflected as a non-cash adjustment through the income statement.  The fair value of these securities will fluctuate based on equity market conditions.

23.                 Conversion and Reorganization

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

In connection with the Conversion, the outstanding shares of Oneida Financial Corp owned by the MHC were sold to the depositors of Oneida Savings Bank and other public investors.  Completion of the Conversion and Offering resulted in the issuance of 7,164,794 shares of common stock.  A total of 3,937,500 shares were sold in the subscription, community and syndicated offerings, at $8.00 per share.  An additional 3,227,294 shares were issued to the former public stockholders of the Company based upon an exchange ratio of 0.9136 new shares for each share of Oneida Financial Corp common stock held at the close of business on July 7, 2010.  Common shares held by the Company’s ESOP and Recognition and Retention Plan prior the conversion were also exchanged using the conversion ratio of 0.9136. The Conversion was accounted for as a change in corporate form with no resulting change in the historical basis of the Company’s assets, liabilities and equity.  Costs related to the Offering, primarily marketing fees paid to the Company’s investment banking firm, professional fees, registration fees, printing and mailing costs were $2.5 million and accordingly, net proceeds were $29.0 million.  In addition, as part of the conversion and dissolution of the MHC, the Company received $36,000 of cash previously held by the MHC.  As a result of the Conversion and offering, Oneida Financial Corp. was succeeded by a new, fully public, Maryland corporation with the same name and the MHC ceased to exist.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

23.                 Conversion and Reorganization (Continued)

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

Overview — The Companies

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

Oneida Savings Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law.  Oneida Savings Bank is a community bank engaged primarily in the business of accepting deposits from customers through its main office and 10 full-service branch offices and using those deposits, together with funds generated from operations and borrowings, to make one-to-four family residential and commercial real estate loans, consumer loans and commercial business loans and to invest in mortgage-backed and other securities.  Municipal deposit banking services are provided through a limited purpose commercial bank subsidiary, The State Bank of Chittenango.  Oneida Savings Bank also sells insurance and other commercial services and products through Bailey & Haskell Associates, Inc., its wholly owned insurance agency subsidiary, and provides employee benefits consulting services through Benefit Consulting Group, Inc., its wholly owned consulting services subsidiary.  In addition, Oneida Savings Bank provides risk management services to help mitigate and prevent work related injuries through its wholly owned subsidiary Workplace Health Solutions, Inc.  Oneida Savings Bank is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation and the New York State Department of Financial Services.

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

Bailey & Haskell Associates.  Bailey & Haskell Associates, Inc. is the wholly owned insurance agency subsidiary of Oneida Savings Bank and is headquartered in Oneida, New York.  It has five other offices in New York State and one office in South Carolina.  Oneida Savings Bank completed the acquisition of Bailey & Haskell Associates in 2000.  Bailey & Haskell Associates is a full-service insurance and financial services firm with over 90 employees providing services to over 19,000 customers. Bailey & Haskell Associates offers personal and commercial property insurance and other risk management products and services.  Bailey & Haskell Associates represents many leading insurance companies, including Travelers, CNA, Hartford, Progressive, Cincinnati and Utica National.  We have acquired seven insurance agencies in the decade following the acquisition of Bailey & Haskell Associates, including the Schenectady Insuring Agency, Inc. which was added during 2012.  All of the acquired insurance agencies were merged into Bailey & Haskell Associates.

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

Workplace Health Solutions.  Workplace Health Solutions, Inc. is the wholly owned risk management subsidiary of Oneida Savings Bank.  It is headquartered in Oneida, New York and operates from an office in North Syracuse, New York.  Workplace Health Solutions was established in January 2008 as a risk management company with services to help mitigate and prevent work related injuries.  Specifically, Workplace Health Solutions works with employers to develop informed hiring programs, coordinates employee training programs and consults with and advises employers relative to workers’ compensation coverage and incidents.  In addition, this subsidiary develops a network of medical professionals to evaluate injured workers and arrange for the proper treatment of and recovery from workplace injuries from a risk management perspective.  Workplace Health Solutions was developed to complement and refer the products and services offered by our other subsidiaries with an overall philosophy of providing innovative risk management services.

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

•                  Community Banking.   We actively market our core banking products to attract new fee-based deposit accounts and checking account related services to new and existing customers.  We offer our customers internet banking, mobile banking, an account overdraft program, e-commerce capabilities and debit cards as an account retention tool and to increase non-interest income.  These products and services represent continuing sources of fee income. We also emphasize our trust department services with the expectation that fees generated by the trust department will increase as the assets under management grow.  In addition, we receive fee income from servicing loans sold in the secondary market.

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

•                  Emphasizing Origination of Commercial Real Estate, Consumer and Commercial Business Loans.  We have sought to increase commercial real estate, consumer and commercial business lending in a controlled, safe and sound manner.  Because these loans generally have higher yields and shorter terms than one-to-four family residential mortgage loans, our goal is to increase the origination of these loans consistent with safety and soundness considerations.  At December 31, 2012, our loan portfolio was composed of 24.6% commercial real estate loans, 9.5% consumer loans and 15.1% commercial business loans.

•                  Continuing the Origination of One-to-Four Family Real Estate Loans.  Historically, Oneida Savings Bank has emphasized the origination of one-to-four family residential mortgage loans within Madison and Oneida counties and the surrounding counties.  During 2012, our one-to-four family mortgage loan originations have been primarily fixed-rate loans.  We generally sell our fixed-rate one-to-four family loan originations with maturities exceeding 15 years and such loans are sold without recourse and on a servicing-retained basis. During the years ended December 31, 2012 and 2011, we sold $22.9 million and $25.5 million, respectively, in fixed-rate one-to-four family mortgage loans.  In addition, adjustable-rate mortgage (“ARM”) loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years and adjust annually thereafter, represented a lower percentage of total originations.  Residential real estate loan origination volume, particularly fixed-rate originations, increased during 2012 compared with 2011 and 2010 due to an increase in the volume of refinancing and new loan origination.

Continuing Our Conservative Underwriting Standards and Maintaining our Strong Asset Quality.  We continue to maintain strong asset quality and reserve coverage.  At December 31, 2012, our non-performing loans totaled $726,000 or 0.23% of total loans and our ratio of allowance for loan losses to total non-performing loans was 382.37%.  At December 31, 2011, our non-performing loans totaled $1.4 million or 0.50% of total loans and our ratio of allowance for loan losses to total non-performing loans was 201.81%.  The decrease in the non-performing loans was primarily attributable to the charge-off of an impaired commercial real estate loan with a principal balance of $836,000 with a specific allowance of $661,000 in June 2012.  Our asset quality reflects our conservative underwriting standards, the diligence and experience of our loan collection personnel and the stability of the local economy.  As part of our evaluation of our asset quality, we also use an independent third party loan review firm to evaluate certain parts of the loan portfolio on an annual basis.  Finally, we have not and do not plan to originate or participate in any sub-prime or Alt-A lending programs or loans.

Growing Our Core Deposit Base. Oneida Savings Bank is a market leader in offering deposit accounts in the communities we serve.  We continue to emphasize offering core deposits to individuals, businesses and municipalities located in our market area.  Core deposits represent our best opportunity to develop customer relationships that enable us to cross sell the products and services of our complementary subsidiaries.  Core deposits are our least costly source of funds which improves our interest rate spread and also contributes non-interest income from account related services. At December 31, 2012, core deposits represented 75.4% of our total deposits.

Financial Condition

Assets.  Total assets at December 31, 2012 were $681.4 million, an increase of $17.7 million, or 2.7%, from $663.7 million at December 31, 2011.  The increase in total assets was primarily attributable to an increase in loans receivable.

Management continues to maintain a diversified loan portfolio mix. This strategy is supported through the origination and retention of consumer and commercial business loans with the intent of increasing the average yield on our interest-earning assets, and the origination for sale in the secondary market of lower yielding fixed-rate one-to-four family residential real estate loans.  Total consumer, commercial business and commercial real estate loans increased by $6.9 million during 2012.  The increase in consumer, commercial business and commercial real estate loans was primarily due to an increase in commercial business and commercial real estate lending partially offset by a decrease in consumer loans.  The increase in commercial business and commercial real estate loans is primarily due to an increase in participation loans during 2012.  The decrease in consumer lending was largely attributable to a decrease in demand, particularly in automobile lending.  Residential real estate loans increased $16.1 million during 2012 as management began to retain some one-to-four family loans originated with maturities less than 15 years as compared to prior years where substantially all loans had been sold. During the year ended December 31, 2012, a total of $22.9 million in fixed-rate residential mortgage loans were sold compared with loan sales of $25.5 million during 2011.

Oneida Savings Bank reinvests proceeds from loan sales and investment sales and maturities in other loans as new loan origination volume warrants.  Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing Oneida Savings Bank to accommodate periods of increased loan demand.

Mortgage-backed securities decreased $1.9 million, or 2.0%, to $90.9 million at December 31, 2012 as compared with $92.8 million at December 31, 2011.  Investment securities increased $18.5 million, or 12.5%, to $166.5 million at

December 31, 2012 as compared to $148.0 million at December 31, 2011. The increase in investment securities was primarily the result of management’s decision to invest funds previously in cash and cash equivalents in order to obtain higher yields.

Trading securities decreased $1.4 million, or 20.0%, to $5.6 million at December 31, 2012 as compared with $7.0 million at December 31, 2011 and represent common and preferred equity securities that we have elected to adjust to fair value.  The decrease in trading securities was due to preferred securities being called during the year offset by the increase in fair value during 2012 that was reflected through the income statement.

Cash and cash equivalents decreased $20.8 million, or 51.2%, to $19.8 million at December 31, 2012 from $40.6 million at December 31, 2011.  The decrease in cash and cash equivalents was due to the timing of reinvesting excess cash in investment securities as well as the increase in loans receivable.

Oneida Financial Corp. invests in bank-owned life insurance to provide a funding source for benefit plan obligations. Bank-owned life insurance also generally provides non-interest income that is nontaxable.  Federal regulations generally limit the investment in bank-owned life insurance to 25% of the sum of Oneida Savings Banks’ tier 1 capital and its allowance for loan losses.  At December 31, 2012, this limit was $15.9 million, and our investment in bank-owned life insurance at that date totaled $17.6 million.  We exceeded the limit as a result of acquiring bank-owned life insurance as part of a small bank acquisition but have reduced the excess as a result of the increased capital from our 2010 stock offering.

Liabilities.  Total liabilities increased by $12.6 million, or 2.2%, to $588.4 million at December 31, 2012 from $575.8 million at December 31, 2011.  The increase was primarily the result of an increase in deposits of $17.7 million and a decrease in borrowings of $5.0 million.

Deposit accounts increased $17.7 million, or 3.2%, to $568.3 million at December 31, 2012 from $550.6 million at December 31, 2011.  Interest-bearing deposit accounts increased by $11.0 million, or 2.3%, to $492.5 million at December 31, 2012 from $481.5 million at December 31, 2011.  Non-interest bearing deposit accounts increased $6.7 million, or 9.7%, to $75.8 million at December 31, 2012 from $69.1 million at December 31, 2011.  Core deposit accounts which include checking, savings and money market accounts increased $18.1 million or 4.4%.  Time deposits decreased $500,000 or 0.4%.  The increase in core deposit accounts was the result of an increase in retail deposits partially offset by a decrease in municipal deposits offered through our limited purpose commercial banking subsidiary, State Bank of Chittenango.  Municipal deposits decreased $13.1 million to $105.8 million at December 31, 2012 from $118.9 million at December 31, 2011.

Borrowings decreased $5.0 million, or 45.5%, to $6.0 million at December 31, 2012 from $11.0 million at December 31, 2011.  The decrease in borrowings was due to our decision not to renew the advances that matured during the year.  At December 31, 2012, there were no overnight advances outstanding.  Overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows.

Other liabilities decreased $40,000, or 0.3%, to $14.1 million at December 31, 2012 from $14.1 million at December 31, 2011.

Stockholders’ Equity. Total stockholders’ equity at December 31, 2012 was $93.0 million, an increase of $5.0 million, or 5.7%, from $88.0 million at December 31, 2011.  The change in total equity is the result of net income of $5.8 million combined with an increase in accumulated other comprehensive income (“AOCI”) of $3.0 million at December 31, 2012 resulting from an increase in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits.  Changes in interest rates and market volatility resulted in an increase in the net unrealized gain on our available-for-sale securities.  Offsetting these increases in total equity was a reduction due to the repurchase of 105,974 shares of common stock of the Company and the declaration of cash dividends during 2012.

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

Average Balance Sheet.  The following table sets forth certain information relating to our average balances, average yields and costs, and certain other information for the years ending December 31, 2012, 2011 and 2010.   For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates.  No tax equivalent adjustments were made.  The average balance is an average daily balance.  Non-accrual loans have been included in the average balances.

	For the Years Ending December 31,
	2012			2011			2010
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(dollars in thousands)
Interest-earning assets:
Loans receivable	$296,156	$15,126	5.11%	$287,098	$15,588	5.43%	$293,711	$16,791	5.72%
Investment and MBS securities	256,853	7,273	2.83%	260,077	7,848	3.02%	202,742	6,648	3.28%
Federal funds	22,178	22	0.10%	24,561	21	0.09%	31,919	39	0.12%
Equity securities	6,929	344	4.96%	7,321	326	4.45%	7,385	302	4.09%
Total interest-earning assets	582,116	22,765	3.91%	579,057	23,783	4.11%	535,757	23,780	4.44%

Non interest-earning assets:
Cash and due from banks	11,154			10,969			13,188
Other assets	82,691			75,597			75,112
Total Assets	$675,961			$665,623			$624,057

Interest-bearing liabilities:
Money market deposits	$176,382	$751	0.43%	$178,414	$1,014	0.57%	$158,842	$1,465	0.92%
Savings accounts	111,387	303	0.27%	99,127	358	0.36%	87,483	508	0.58%
Interest-bearing checking	67,322	55	0.08%	65,321	63	0.10%	55,853	106	0.19%
Time deposits	137,250	1,630	1.19%	146,843	2,077	1.41%	152,734	2,606	1.71%
Borrowings	10,481	431	4.11%	11,552	503	4.35%	21,072	996	4.73%
Notes payable	109	3	2.75%	205	8	3.90%	—	—	—
Total interest-bearing liabilities	502,931	3,173	0.63%	501,462	4,023	0.80%	475,984	5,681	1.19%

Non interest-bearing liabilities:
Demand deposits	72,288			67,436			60,024
Other liabilities	10,728			8,029			10,740
Total liabilities	585,947			576,927			546,748
Stockholders’ equity	90,014			88,696			55,498
Total Liabilities and Stockholders’ Equity	$675,961			$665,623			$602,246

Net interest income		$19,592			$19,760			$18,099
Net interest spread			3.28%			3.30%			3.25%
Net earning assets	$79,185			$77,595			$59,773
Net interest margin		3.37%			3.41%			3.38%
Ratio of interest-earning assets to interest-bearing liabilities		115.74%			115.47%			112.56%

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

	Years Ended December 31,
	2012 vs. 2011			2011 vs. 2010
	Increase / (Decrease)		Total	Increase / (Decrease)		Total
	Due to		Increase/	Due to		Increase/
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans receivable	$463	$(925)	$(462)	$(359)	$(844)	$(1,203)
Investment and mortgage-backed securities	(91)	(484)	(575)	1,730	(530)	1,200
Federal funds	(2)	3	1	(6)	(12)	(18)
Equity securities	(19)	37	18	(3)	27	24
Total interest-earning assets	$351	$(1,369)	$(1,018)	$1,362	$(1,359)	$3

Interest-bearing liabilities:
Money market deposits	$(9)	$(254)	$(263)	$111	$(562)	$(451)
Savings accounts	33	(88)	(55)	42	(192)	(150)
Interest-bearing checking	2	(10)	(8)	9	(52)	(43)
Time deposits	(114)	(333)	(447)	(83)	(446)	(529)
Borrowings	(44)	(28)	(72)	(415)	(78)	(493)
Notes payable	(3)	(2)	(5)	8	—	8
Total interest-bearing liabilities	$(135)	$(715)	$(850)	$(328)	$(1,330)	$(1,658)

Net (decrease) increase in net interest income			$(168)			$1,661

Comparison of Operating Results for the Years Ended December 31, 2012 and December 31, 2011

General.  Net income for the year ended December 31, 2012 was $5.8 million compared to net income of $5.7 million for the year ended December 31, 2011.  For the year ended December 31, 2012, basic net income per share was $0.84 as compared with the 2011 reported basic income per share of $0.82.  The increase in net income is primarily the result of an increase in net investment gains, an increase in the change in fair value of investment securities, an increase in non-interest income and a decrease in the provision for loan losses.  These increases in income were partially offset by a decrease in net interest income, an increase in impairment of other asset, an increase in non-interest expense and an increase in income tax provision during 2012 as compared with 2011.

The net income from operations for the year ending December 31, 2012, which excludes the non-cash impairment charge recognized in connection with the impairment of an other asset of $1.9 million partially offset by the noncash increase in the market value of our trading securities of $620,000, net of $338,000 in income taxes, was $6.7 million or $0.99 per basic share. This compares to net income from operations for the year ending December 31, 2011 of $5.9 million, or $0.84 per basic share.  The table below summarizes the Company’s operating results excluding the non-cash increases related to the change in fair value of trading securities, the non-cash impairment charges recorded as net investment losses and the impairment of an other asset in each period.

Reported Results and Operating Results/Non-GAAP

(including non-cash gains and losses recognized under the fair value option)

(All amounts in thousands except net income per basic share)

	Year	Year
	Ending	Ending
	Dec 31,	Dec 31,
	2012	2011
Net Income attributable to Oneida
Financial Corp.	$5,760	$5,729
Less:
Investment impairment losses	—	367
Change in fair value of investments	(620)	(199)
Impairment of other asset	1,886	—
Income tax effect	(338)	(43)
Operating results attributable to Oneida Financial Corp.	$6,688	$5,854
Reported net income per diluted share	$0.84	$0.82
Operating net income per diluted share	$0.99	$0.84

Net income excluding the non-cash charges and benefits to earnings increased due primarily to an increase in net investment gains, an increase in non-interest income and a decrease in the provision for loan losses, partially offset by a decrease in net interest income, an increase in non-interest expense and an increase in income tax provision. We believe these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of our business, and facilitate investors’ assessments of business and performance trends in comparison to others in the financial services industry.  In addition, we believe the exclusion of these items enables management to perform a more effective evaluation and comparison of our results and to assess the overall performance of our business in relation to our ongoing operations.

Interest and Dividend Income.  Interest and dividend income decreased by $1.0 million, or 4.2%, to $22.8 million for the year ended December 31, 2012 from $23.8 million for the year ended December 31, 2011.  Interest and fees on loans decreased by $462,000 for the year ended December 31, 2012 as compared with the same period in 2011.  Interest and dividend income on mortgage-backed and other investment securities decreased $557,000 to $7.6 million for the year ended December 31, 2012 from $8.2 million for the year ended December 31, 2011.  Interest income earned on federal funds sold increased $1,000 during 2012 as compared with the year ended December 31, 2011.

The decrease in income on loans resulted from a decrease of 32 basis points in the average yield on loans to 5.11% from 5.43% partially offset by an increase of $9.1 million in the average balance of loans to $296.2 million in 2012 from $287.1 million in 2011.  As of December 31, 2012, residential real estate loans totaled $105.3 million, an increase of $16.1 million from December 31, 2011.  During 2012 the Bank began retaining a portion of one-to-four family residential mortgages with maturities less than 15 years.  During 2012, a total of $22.9 million in fixed-rate residential real estate loans were sold in the secondary market.  In addition, commercial real estate loans increased $1.8 million to $84.1 million at December 31, 2012 from $82.3 million at December 31, 2011.  Commercial loans increased $9.8 million to $47.5 million at December 31, 2012 from $37.7 million at December 31, 2011.  At December 31, 2012, total loans receivable were $313.6 million as compared with $288.5 million at December 31, 2011, an increase of 8.7%.  The decrease in the yield on loans is a result of continued lower market interest rates during 2012 as compared with 2011.

The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of 19 basis points in the average yield earned to 2.83% from 3.02% in addition to a decrease of $3.2 million in the average balance of investment and mortgage-backed securities to $256.9 million at December 31, 2012 from $260.1 million at December 31, 2011.  The decrease in the average balance on investment and mortgage-backed securities is the result of using proceeds from maturities and calls to help fund the increase in loans receivable.

Interest income on federal funds sold increased as a result of an increase of 1 basis point in the average yield partially offset by a decrease in the average balance of federal funds sold of $2.4 million to $22.2 million during the 2012 period as compared with $24.6 million at December 31, 2011.

Income from equity securities increased $18,000 due to an increase in the average yield of 51 basis points from 4.45% as of December 31, 2011 to 4.96% as of December 31, 2012.  The average balance of equity securities decreased $392,000 from $7.3 million as of December 31, 2011 to $6.9 million as of December 31, 2012 due to a security that was called during the year.

Interest Expense.  Interest expense decreased $850,000, or 21.1%, to $3.2 million for the year ended December 31, 2012 from $4.0 million for the year ended December 31, 2011.  The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2012 of $773,000, decreasing to $2.7 million during 2012 from $3.5 million during 2011.  In addition, borrowing expense decreased to $431,000 for 2012 compared with $503,000 for 2011.

The decrease in interest expense paid on deposits was primarily due to a decrease in the average cost of deposits.  Core deposits, comprising money market accounts, savings accounts and interest-bearing checking accounts, experienced an increase in the average balance of $12.2 million, or 3.6%, to $355.1 million at an average cost of 0.31% during 2012 from $342.9 million at an average cost of 0.42% during 2011.  During the same period the average balance of time deposits decreased $9.5 million or 6.5%, to $137.3 million in 2012 from $146.8 million during 2011 and the average rate paid on time deposits decreased 22 basis points.

The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in 2012 to $10.5 million as compared with $11.6 million during 2011.  In addition, the average rate paid on borrowings decreased by 24 basis points to 4.11% for the 2012 period.

Provision for Loan Losses.  Provision for loan losses decreased $310,000, or 29.5%, to $740,000 for the year ended December 31, 2012 as compared with a provision of $1.1 million for the year ended December 31, 2011.  The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.   Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.  The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

The decrease in the provision from 2011 to 2012 was primarily the result of the Company increasing a specific reserve for an impaired commercial real estate loan during 2011 partially offset by an increase in the provision during the second half of 2012 due to changes in the composition of the portfolio and an increase in the average balance of loans receivable.  Loans individually evaluated for impairment totaled $1.1 million at December 31, 2012 and had an allocated allowance for loan loss reserve of $237,000. Loans individually evaluated for impairment at December 31, 2011 totaled $836,000 and had an allocated allowance for loan loss reserve of $661,000. The loan individually evaluated for impairment at December 31, 2011 was charged off in June 2012. The increase in loans individually evaluated for impairment in 2012 related to loans considered to be troubled debt restructurings during 2012.

Non-performing loans have decreased during the year ended December 31, 2012, totaling $726,000 or 0.1% of total assets at December 31, 2012 compared with $1.4 million or 0.2% of total assets at December 31, 2011.  Net charge-off activity for the year ended December 31, 2012 was $864,000 as compared with $2.4 million in net charge-offs during 2011.  The balance of the allowance for loan losses was $2.8 million or 0.89% of loans receivable at December 31, 2012 compared with $2.9 million or 1.02% of loans receivable at December 31, 2011.  The decrease in non-performing loans and the balance in the allowance for loan losses is primarily attributable to the charge-off of a specifically reserved, impaired commercial real estate loan with a principal balance of $836,000 in June 2012.

Non-interest Income.  Non-interest income increased by $1.9 million, or 7.7%, to $26.6 million for the year ended December 31, 2012 from $24.7 million for the year ended December 31, 2011.

Revenue derived from Oneida Savings Bank’s subsidiaries increased $2.1 million, or 10.8%, to $21.5 million during 2012 as compared with $19.4 million during 2011. Insurance subsidiary revenue of Bailey & Haskell Associates was $12.0 million for the year ended December 31, 2012 as compared with $11.6 million during 2011.  The increase in insurance subsidiary revenue is primarily due to increased sales volume and a high level of account revenue retention from the prior year.  Consulting activities of Benefit Consulting Group generated revenue of $7.6 million for the year ended December 31, 2012 as compared with $6.5 million during 2011.  The increase in consulting revenue is primarily the result of an increase in employee benefit consulting services and increased pension administration revenue resulting from required pension plan amendments prepared for clients.  Risk management activities of Workplace Health Solutions generated $1.9 million of revenue for the year ended December 31, 2012 as compared with $1.3 million in revenue during 2011.

Deposit account service fees remained stable at $2.6 million during the year ended December 31, 2012 and 2011.  The combination of fee reductions and higher account balances currently maintained resulted in more stable deposit account service fee revenue.

We experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans.  Such income increased to $1.0 million during 2012 compared with $919,000 during 2011. The increase is primarily the result of an increase in the profit on sales of loans in 2012 as compared with 2011 due to the premiums of loans sold.

Change in fair value of investments.  We have identified the preferred and common equity securities we hold in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement.  For the year ended December 31, 2012 the market value of our trading securities increased $620,000 as compared with an increase of $199,000 in the 2011 period.

Net investment Gains.  Net investment gains for the year ended December 31, 2012 were $796,000 as compared to net investment gains of $58,000 during 2011.  The increase in net investment gains was the result of the decrease in the non-cash impairment charges.  Non-cash impairment charges of $367,000 were recorded for the year ended December 31, 2011 as compared to no non-cash impairment recorded for the year ended December 31, 2012 for eight trust preferred securities and two privately issued collateralized mortgage obligations which were determined to be other-than-temporarily impaired.  The trust preferred securities are diversified pools of collateralized debt obligations primarily issued by domestic financial institutions and their holding companies.  Partially offsetting the non-cash impairment charges were investment gains resulting from our decision to realize a portion of the appreciation in our mortgage-backed and investment securities portfolio resulting in net gains realized of $796,000 during 2012 and $425,000 during 2011.

Impairment of Other Asset.  During 2012, the Company recorded an impairment charge of $1.9 million related to an asset held by the Bank supporting sales activities in its insurance agency subsidiary.  The Company contributed surplus notes to an insurance company specializing in professional liability for long-term care facilities.  The financing provided by the surplus notes enabled the insurance company to develop a specialty insurance sales line for our Company that generated $3.9 million in commission revenue from 2004 to September 30, 2012 at the time of the write-off.  Due to recent underwriting losses of this insurance company the value of the surplus notes contributed to this venture is deemed fully impaired.  The Company’s insurance agency subsidiary represents numerous insurance outlets and the Company expects to maintain the commission revenue it has developed in this specialty insurance sales line.

Non-interest Expense.  Non-interest expense increased by $1.4 million or 3.9% to $37.1 million for the year ended December 31, 2012 from $35.7 million for the year ended December 31, 2011.  The increase was primarily due to an increase in operating expenses associated with our insurance agency and consulting subsidiaries associated with commissions paid concurrent with revenue increases.

Salaries, wages and other compensation paid to the employees of Oneida Financial Corp. during 2012 was $24.0 million, an increase of $965,000, or 4.2%, as compared with compensation expense of $23.1 million during 2011.  The increase in compensation expense was primarily the result of the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in commissions paid and employee benefit expense.

Building occupancy and equipment expense decreased $163,000, or 3.4%, to $4.7 million for the year ended December 31, 2012 as compared to $4.8 million during 2011.  In September 2012, the Company closed our Bridgeport Office.

Other non-interest expense increased $585,000, or 7.5%, to $8.4 million for the year ended December 31, 2012 as compared to $7.8 million during 2011.  The increase in other non-interest expense was primarily the result of consultant or broker charges related to the sales of insurance and other non-banking products through our subsidiaries.  Consultant or broker charges increased by $369,000, or 29.3%, to $1.6 million for the year ended December 31, 2012 as compared to $1.3 million during 2011.

Provision for Income Taxes.  Provision for income taxes was $2.1 million for the year ended December 31, 2012, an increase of $142,000 from the 2011 income tax provision recorded of $2.0 million.  The increase in income tax provision reflects the increase in pre-tax income for 2012 as compared to 2011 as well as an increase in the effective tax rate for the 2012 period.  The higher effective tax rate was due to changes in the Bank’s tax exempt and tax preferred investment income and overall tax rate in effect for the year.

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

The net income from operations for the year ending December 31, 2011, which excludes non-cash impairment charges incurred on eight trust preferred securities and two privately issued collateralized mortgage obligation of $367,000 and the non-cash benefit to earnings recognized in connection with the increase in market value of our trading securities of $199,000, net of $43,000 in income taxes, was $5.9 million or $0.84 per basic share. This compares to net income from operations for the year ending December 31, 2010 of $5.6 million, or $0.79 per basic share.  Net income excluding the non-cash charges and benefits to earnings increased due primarily to an increase in net interest income, an increase in non-interest income and a decrease in the provisions for loan losses, partially offset by a decrease in investment gains realized and an increase in non-interest expense and income tax provision. We believe these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of our business, and facilitate investors’ assessments of business and performance trends in comparison to others in the financial services industry.  In addition, we believe the exclusion of these items enables management to perform a more effective evaluation and comparison of our results and to assess the overall performance of our business in relation to our ongoing operations.

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

Provision for Loan Losses.  Provision for loan losses decreased $600,000, or 36.4%, to $1.1 million for the year ended December 31, 2011 as compared with a provision of $1.7 million for the year ended December 31, 2010.  The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.   Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.  The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

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

The allowance for loan losses represents management’s estimate of probable incurred credit losses in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the collateral value and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Allowance for Loan Losses section of the annual report.

As of December 31, 2012, $29.1 million of securities were considered held-to-maturity and are carried at amortized cost on our statement of condition.  Securities available-for-sale, which represented $228.4 million at December 31, 2012 are recorded at current market value on our statement of condition.  Unrealized gains or losses, net of the deferred tax effect, are reported in other comprehensive income as a separate component of stockholders’ equity.  Recorded values are based on prices obtained from nationally recognized resources or securities dealer’s valuations.  We conduct a quarterly review and evaluation of the securities portfolios to determine if any declines in fair value are other than temporary.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management will also assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  Securities in which the fair value option has been elected, which include both common and preferred equity securities, are classified as trading assets and are recorded at fair value on our statement of condition.  Changes in fair value are included in earnings.

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

The valuation of our obligation associated with pension plans utilizes various actuarial assumptions.  These assumptions include discount rate and expected return on plan assets.  Specific discussion of the assumptions used by management is discussed in Note 12.

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

Interest Rate Risk.  We have used the following strategies to manage interest rate risk:   (i) emphasizing the origination and retention of adjustable-rate commercial mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify our sources of revenue, particularly non-interest income and (iv) managing our investment activities in a prudent manner in the context of overall balance sheet asset/liability management.   Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but improves our position for increases in market interest rates and better matches the maturities of our certificate of deposit accounts.  Certificates of deposit that mature in one year or less, at December 31, 2012 totaled $94.4 million, or 18.8% of total interest-bearing liabilities of which $6.2 million represents municipal deposits.  Borrowed funds that mature in one year or less at December 31, 2012 totaled $5.0 million, or 1.0% of total interest-bearing liabilities.  Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

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

The following sets forth our net interest income and NPV as of December 31, 2012.

Change in Interest Rates	Net Interest Income			Net Portfolio Value
In Basis Points (Rate Shock)	Dollars Amount	Dollar Change	Percent Change	Dollars Amount	Dollar Change	Percent Change
	(Dollars in thousands)
+500	$17,086	$(2,506)	(12.79)%	$24,690	$(50,083)	(66.98)%
+400	$20,701	$1,109	5.66%	$35,799	$(38,975)	(52.12)%
+300	$19,435	$(157)	(0.80)%	$47,669	$(27,105)	(36.25)%
+200	$19,970	$378	1.93%	$61,661	$(13,113)	(17.54)%
+100	$20,058	$466	2.38%	$70,995	$(3,779)	(5.05)%
Static	$19,592	$—	—%	$74,774	$—	—%
-100	$19,006	$(586)	(2.99)%	$81,024	$6,250	8.36%

The following sets forth our net interest income and NPV as of December 31, 2011.

Change in Interest Rates	Net Interest Income			Net Portfolio Value
In Basis Points (Rate Shock)	Dollars Amount	Dollar Change	Percent Change	Dollars Amount	Dollar Change	Percent Change
	(Dollars in thousands)
+500	$17,660	$(2,100)	(10.63)%	$34,403	$(42,326)	(55.16)%
+400	$18,914	$(846)	(4.28)%	$45,651	$(31,078)	(40.50)%
+300	$19,724	$(36)	(0.18)%	$56,870	$(19,859)	(25.88)%
+200	$20,266	$506	2.56%	$67,727	$(9,002)	(11.73)%
+100	$20,315	$555	2.81%	$74,660	$(2,069)	(2.70)%
Static	$19,760	$—	—%	$76,729	$—	—%
-100	$18,983	$(777)	(3.93)%	$80,807	$4,078	5.31%

As of December 31, 2012, a 200 basis point increase in market interest rates was estimated to have a positive impact of 1.93% on net interest income during 2013 while a 300 basis point increase in rates would have a negative impact of 0.80% on net interest income during 2013. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

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

While management considers the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, delinquencies or loss rates, and management’s intent with regard to asset disposition options. In addition, the allowance for loan losses is periodically reviewed by the bank regulatory agencies as an integral part of their examination process. Based on their review, the agencies may require us to adjust the allowance for loan losses based on their judgments about information available to them at the time of their review.

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

Liquidity management is both a short-term and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and (vi) liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations.  At December 31, 2012, cash and interest-earning deposits totaled $19.8 million, or 2.9% of total assets.

If Oneida Savings Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB.  Oneida Savings Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  At December 31, 2012, Oneida Savings Bank has available $72.4 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2012.  In addition, we can utilize investment and mortgage-backed securities as collateral for repurchase agreements.  We also maintain lines of credit with various commercial banks as an additional source of short-term borrowing.  At December 31, 2012 we had approximately $20.0 million available to us under these borrowing arrangements.

We must also maintain adequate levels of liquidity to satisfy loan commitments.  At December 31, 2012, we had outstanding commitments to originate loans of $70.0 million.  We anticipate that we will have sufficient funds to meet current loan commitments.

Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2012, totaled $94.4 million of which $6.2 million represent municipal deposits.  Based upon our experience and current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.  Deposits less than $100,000 totaled $292.6 million at December 31, 2012.

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

Based on the foregoing, Oneida Savings Bank is currently classified as a “well capitalized” savings institution.  The following table sets forth information regarding Oneida Savings Bank’s capital levels as of December 31, 2012.

	MINIMUM REQUIRED	TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS	ACTUAL
Tier I Capital to Average Assets	4%	5%	9.33%

Tier I Capital to Risk-Weighted Assets	4%	6%	14.50%

Total Capital to Risk-Weighted Assets	8%	10%	15.16%

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements.  We have various financial obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents as of December 31, 2012, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

(Dollars in thousands)		Payments Due In
Contractual Obligation	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Certificates of Deposit	9	$94,392	$27,732	$17,705	$—	$139,829
Borrowings	10	$5,000	$1,000	$—	$—	$6,000

Commitments and Off-Balance Sheet Arrangements: In the normal course of business, to meet the financing needs of customers and to reduce exposure to fluctuations in interest rates, we are a party to financial instruments with off-balance sheet risk, held for purposes other than trading. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument, for loan commitments and standby letters of credit, is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. We use the same credit policies in making such commitments as we do for on-balance sheet loans. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management’s credit evaluation of the borrower. Commitments to originate loans, unused lines of credit, and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Therefore, the amounts presented below do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments that we issue to guarantee the performance by a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2012. Further discussion of these commitments and off-balance sheet arrangements is included in Note 15 to the consolidated financial statements.

Commitments to extend credit:	One Year or Less	One to Three years	Three to Five years	Over Five years	Total
	(In thousands)
Commercial real estate and commercial business	$32,136	$8,400	$—	$—	$40,536
Residential real estate	3,454	—	—	—	3,454
Revolving home equity lines	1,620	2,733	1,976	13,057	19,386
Consumer revolving credit	3	12	12	1,227	1,254
Standby letters of credit	343	5,000	—	—	5,343

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

	Price Per Share		Cash
	High	Low	Dividend Per Share
2012

Fourth quarter	$11.50	$10.25	$0.12
Third quarter	11.14	9.70	0.12
Second quarter	11.05	9.20	0.12
First quarter	10.53	9.15	0.12

2011

Fourth quarter	$9.67	$8.74	$0.12
Third quarter	9.24	8.30	0.12
Second quarter	8.94	8.30	0.12
First quarter	9.05	7.85	0.12

As of December 31, 2012, there were 7,024,596 shares of the Company’s common stock issued and approximately 1,324 shareholders of record.  The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

The Board of Directors of the Company declared four quarterly cash dividends during the year ended December 31, 2012. The table above represents the payment of the cash dividends.  The Board will review the dividend regularly and expects to maintain a regular quarterly dividend in the future, dependent upon the Company’s earnings, financial condition and other factors.

The Company relies in part on dividends from the Bank to fund the payment of dividends to Company stockholders.  See Note 16 of the Consolidated Financial Statements for a discussion of restrictions on the Bank’s ability to pay dividends.

Stock Performance Graph.  Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning December 31, 2007, as reported by the Nasdaq Market, through December 31, 2012, (b) the cumulative total return on stocks included in the S&P 500 Index over such period, (c) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (d) the cumulative total return of publicly traded thrifts or thrift holding companies located in the Mid-Atlantic Region over such period.  Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.  The graph reflects stock price information for the Company since July 7, 2010, and for the Company’s predecessor prior to that date, and reflects the impact of the exchange ratio used in the conversion for the period prior to July 7, 2010.

	Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Oneida Financial Corp.	100.00	82.12	103.69	89.09	112.27	131.84
S&P 500	100.00	61.51	75.94	85.65	85.65	97.13
SNL Mid-Atlantic U.S. Thrifts	100.00	80.60	73.56	81.14	60.11	69.25
Nasdaq Bank Index	100.00	76.08	62.00	69.37	60.75	70.34

Assuming an initial investment in the Common Stock of Oneida Financial Corp. of $100.00 at December 31, 2007, the cumulative total value with dividends reinvested would be $131.84 at December 31, 2012.