Form 10-K, Exhibit 13
period 2013-12-31
Oneida Financial Corp.
filed 2014-03-18
CIK 1485001

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Oneida Financial Corp.
Oneida, New York

We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013.  These financial statements are the responsibility of the Company’s management.   Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
March 18, 2014
New York, New York

Topic I

Consolidated Financial Statements

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2013 and 2012

Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2013 and 2012

	2013	2012

Assets
Cash and due from banks	$27,940,152	$16,480,824
Federal funds sold	14,243,158	3,322,255
Total cash and cash equivalents	42,183,310	19,803,079

Trading securities	5,063,400	5,630,100
Securities, available-for-sale	131,068,615	228,369,261
Securities, held-to-maturity (fair value $135,468,021 and $30,780,414 respectively)	136,937,260	29,077,365

Mortgage loans held for sale	61,000	1,029,488

Loans receivable	337,784,984	312,568,636
Deferred fees	964,725	880,958
Allowance for loan losses	(3,109,775)	(2,775,857)
Net loans receivable	335,639,934	310,673,737

Federal Home Loan Bank stock, at cost	1,588,400	1,935,800
Premises and equipment, net	19,780,446	20,669,351
Accrued interest receivable	2,221,462	2,064,557
Bank owned life insurance	18,159,842	17,576,358
Other assets	23,199,320	17,545,287
Goodwill	25,479,595	25,462,675
Other intangible assets	1,102,024	1,554,380

Total Assets	$742,484,608	$681,391,438

Liabilities and Stockholders' Equity

Interest-bearing deposits	$551,602,835	$492,454,671
Non-interest bearing deposits	85,646,805	75,809,939
Borrowings	1,000,000	6,000,000
Other liabilities	13,532,564	14,086,827
Total liabilities	651,782,204	588,351,437
Commitments and contingent liabilities (Note 15)	—	—

Oneida Financial Corp. Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock ($.01 par value; 30,000,000 shares authorized; 7,027,230 issued at December 31, 2013; 7,024,596 issued at December 31, 2012)	70,272	70,246
Additional paid-in capital	43,449,117	42,684,045
Retained earnings	52,411,326	49,675,836
Accumulated other comprehensive (loss) income	(5,142,627)	910,594
Unearned employee stock ownership plan (ESOP) (18,023 and 44,965 shares)	(144,184)	(359,720)
Total Oneida Financial Corp stockholders’ equity	90,643,904	92,981,001
Noncontrolling interest	58,500	59,000
Total stockholders' equity	90,702,404	93,040,001

Total Liabilities and Stockholders' Equity	$742,484,608	$681,391,438

 The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Interest and dividend income:
Interest and fees on loans	$15,132,484	$15,125,745	$15,588,323
Interest and dividends on investment securities:
U. S. Government and agency obligations	1,527,875	1,280,828	1,849,419
Corporate debt and equity obligations	1,623,561	1,472,572	868,829
Mortgage-backed securities	2,054,129	2,581,701	3,064,709
Tax exempt securities	1,699,109	1,671,153	1,792,354
Other	348,104	611,124	598,158
Interest on federal funds sold and interest-earning deposits	18,221	22,224	21,140
Total interest and dividend income	22,403,483	22,765,347	23,782,932
Interest expense:
Savings deposits	337,892	303,862	358,232
Money market and interest-bearing checking	668,103	805,508	1,076,740
Time deposits	1,496,535	1,629,813	2,077,158
Short-term borrowings	100,764	130,401	30,108
Long-term borrowings	—	303,300	480,975
Total interest expense	2,603,294	3,172,884	4,023,213
Net interest income	19,800,189	19,592,463	19,759,719
Provision for loan losses	500,000	740,000	1,050,000
Net interest income after provision for loan losses	19,300,189	18,852,463	18,709,719
Other-than-temporary impairment loss
Total impairment loss	—	—	(382,172)
Loss recognized in other comprehensive income	—	—	14,748
Net impairment loss recognized in earnings	—	—	(367,424)
Impairment of other asset	—	(1,886,080)	—
Net gains on sales of securities	484,246	796,281	425,730
Changes in fair value of trading securities	1,935,407	619,751	198,632
Non-interest income	29,207,138	26,613,056	24,654,329
Non-interest expenses	42,378,917	37,134,153	35,746,767
Income before income taxes	8,548,063	7,861,318	7,874,219
Provision for income taxes	2,456,000	2,095,000	1,953,000
Net income	6,092,063	5,766,318	5,921,219
Less: net income attributable to noncontrolling interest	5,875	5,900	191,938
Net income attributable to Oneida Financial Corp.	$6,086,188	$5,760,418	$5,729,281
Earnings per share - basic	$0.88	$0.84	$0.82
Earnings per share - diluted	$0.87	$0.84	$0.82

 The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Net income	$6,092,063	$5,766,318	$5,921,219

Other comprehensive income (loss), net of tax

Unrealized (losses) gains on available-for-sale securities
Available-for-sale securities:
Unrealized holding (losses) gains on securities arising during period	(10,402,682)	5,516,942	7,425,665
Reclassification adjustment for gains realized in income	(484,246)	(796,281)	(425,730)
Net unrealized (losses) gains	(10,886,928)	4,720,661	6,999,935
Tax effect	4,354,771	(1,888,264)	(2,799,974)
Net-of-tax amount	(6,532,157)	2,832,397	4,199,961
Other-than-temporary impaired securities:
Unrealized holding (losses) on securities arising during period	—	—	(43,702)
Reclassification adjustment for losses realized in income	—	—	367,424
Net unrealized gains	—	—	323,722
Tax effect	—	—	(129,489)
Net-of-tax amount	—	—	194,233
Defined benefit pension plans:
Net gain (loss) arising during the period	477,597	114,262	(701,493)
Reclassification adjustment for amortization of prior service cost and net gain included in net periodic pension cost	320,629	219,797	171,171
Net gain (loss)	798,226	334,059	(530,322)
Tax effect	(319,290)	(133,624)	212,129
Net-of-tax amount	478,936	200,435	(318,193)
Other comprehensive (loss) income, net of tax	(6,053,221)	3,032,832	4,076,001
Comprehensive income	38,842	8,799,150	9,997,220
Comprehensive income attributable to the noncontrolling interest	5,875	5,900	191,938
Comprehensive income attributable to Oneida Financial Corp.	$32,967	$8,793,250	$9,805,282

The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2013, 2012 and 2011

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unearned Employee Stock Ownership Plan	Total Equity Attributable to Oneida Financial Corp.	Noncontrolling Interest	Total

	Shares	Amount

Balance as of January 1, 2011	7,164,794	$71,648	$45,636,501	$44,816,499	$(6,198,239)	$(19,790)	$(945,824)	$83,360,795	$2,559,500	$85,920,295
Net income				5,729,281				5,729,281	191,938	5,921,219
Distributions to noncontrolling interest								—	(191,938)	(191,938)
Other comprehensive income, net of tax					4,076,001			4,076,001		4,076,001
Common stock dividends: $0.48 per share				(3,335,222)				(3,335,222)		(3,335,222)
Tax benefit from stock plans			(4,424)					(4,424)		(4,424)
Redemption of noncontrolling interest								—	(2,500,500)	(2,500,500)
Stock repurchased and retired	(249,224)	(2,492)	(2,264,793)					(2,267,285)		(2,267,285)
Allocation of ESOP shares			28,866				314,176	343,042		343,042

Balance as of December 31, 2011	6,915,570	$69,156	$43,396,150	$47,210,558	$(2,122,238)	$(19,790)	$(631,648)	$87,902,188	$59,000	$87,961,188
Net income				5,760,418				5,760,418	5,900	5,766,318
Distributions to noncontrolling interest								—	(5,900)	(5,900)
Other comprehensive income, net of tax					3,032,832			3,032,832		3,032,832
Common stock dividends: $0.48 per share				(3,295,140)				(3,295,140)		(3,295,140)
Tax benefit from stock plans			5,831					5,831		5,831
Stock repurchased and retired	(105,974)	(1,060)	(1,058,433)			19,790		(1,039,703)		(1,039,703)
Shares issued under stock plans	215,000	2,150	(2,150)					—		—
Shares earned under stock plans			264,462					264,462		264,462
Allocation of ESOP shares			78,185				271,928	350,113		350,113

Balance as of December 31, 2012	7,024,596	$70,246	$42,684,045	$49,675,836	$910,594	$—	$(359,720)	$92,981,001	$59,000	$93,040,001

(Continued)

Oneida Financial Corp.

Consolidated Statements of Stockholders' Equity (Continued)
Years Ended December 31, 2013, 2012 and 2011

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unearned Employee Stock Ownership Plan	Total Equity Attributable to Oneida Financial Corp.	Noncontrolling Interest	Total

	Shares	Amount

Balance as of December 31, 2012 (continued)	7,024,596	$70,246	$42,684,045	$49,675,836	$910,594	$—	$(359,720)	$92,981,001	$59,000	$93,040,001
Net income				6,086,188				6,086,188	5,875	6,092,063
Distributions to noncontrolling interest								—	(5,875)	(5,875)
Other comprehensive loss, net of tax					(6,053,221)			(6,053,221)		(6,053,221)
Common stock dividends: $0.48 per share				(3,350,698)				(3,350,698)		(3,350,698)
Tax benefit from stock plans			74,102					74,102		74,102
Redemption of noncontrolling interest								—	(500)	(500)
Stock repurchased	(2,651)	(27)	(39,727)					(39,754)		(39,754)
Shares issued under stock plans	5,285	53	46,318					46,371		46,371
Shares earned under stock plans			549,836					549,836		549,836
Allocation of ESOP shares			134,543				215,536	350,079		350,079
Balance as of December 31, 2013	7,027,230	$70,272	$43,449,117	$52,411,326	$(5,142,627)	$—	$(144,184)	$90,643,904	$58,500	$90,702,404

The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Consolidated Statement of Cash Flows
Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Operating Activities:
Net income	$6,092,063	$5,766,318	$5,921,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,935,166	1,800,203	1,782,859
Amortization of premiums and (accretion of discounts) on securities, net	312,810	663,543	849,024
Net change in fair value of trading securities	(1,935,407)	(619,751)	(198,632)
Provision for loan losses	500,000	740,000	1,050,000
Provision for deferred income taxes	1,702,326	397,052	453,435
Loss on impairment of securities	—	—	367,424
ESOP shares earned	350,079	350,113	343,042
Stock compensation earned	549,836	264,462	—
Loss on write down or sale of foreclosed assets	54,271	118,860	135,668
Loss on impairment of other asset	—	1,886,080	—
Gain on securities, net	(484,246)	(796,281)	(425,730)
Gain on sale of loans, net	(323,433)	(703,486)	(487,628)
Income tax payable	(201,398)	(147,524)	(300,044)
Accrued interest receivable	(156,905)	161,994	228,202
Other assets	(2,974,439)	(321,285)	(1,493,384)
Other liabilities	243,647	(1,895,013)	1,770,247
Earnings on bank owned life insurance	(583,484)	(542,087)	(646,675)
Origination of loans held for sale	(11,389,860)	(23,209,069)	(25,296,779)
Proceeds from sales of loans	12,681,781	23,571,483	25,953,172
Proceeds on sale of trading securities	2,502,107	—	845,000
Maturities and calls of trading securities	—	2,000,000	—

Net cash provided by operating activities	8,874,914	9,485,612	10,850,420

Investing activities:
Purchase of securities available-for-sale	(92,140,523)	(140,313,084)	(86,022,264)
Proceeds from sale of securities available-for-sale	50,193,241	38,519,694	52,262,277
Maturities and calls of securities available-for-sale	16,069,518	54,615,727	54,875,009
Principal collected on securities available-for-sale	18,060,807	17,476,504	15,817,814
Purchase of securities held-to-maturity	(21,738,132)	(4,092,944)	(35,024,792)
Maturities and call of securities held-to-maturity	543,500	14,217,131	6,998,432
Principal collected on securities held-to-maturity	7,736,848	7,787,821	4,778,473
Purchase of FHLB stock	(4,046,900)	(3,090,600)	(538,400)
Redemption of FHLB stock	4,394,300	3,256,500	545,600
Net increase in loans	(25,791,734)	(25,772,158)	(3,934,486)
Purchase of bank premises and equipment	(593,905)	(720,645)	(2,869,266)
Proceeds from the sale of foreclosed property	200,327	344,636	412,621
Purchase of insurance company	(16,920)	(795,149)	(361,718)
Purchase of employee benefits company	—	—	(95,388)

Net cash (used in) provided by investing activities	(47,129,573)	(38,566,567)	6,843,912

(Continued)

Oneida Financial Corp.

Consolidated Statement of Cash Flows (Continued)
Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Financing activities:
Net increase in demand deposit, savings, money market, interest-bearing checking and mortgagor's escrow accounts	66,908,986	18,139,826	10,327,053
Net increase (decrease) in time deposits	2,076,044	(499,806)	(11,866,277)
Repayment of borrowings	(5,000,000)	(8,000,000)	(1,000,000)
Proceeds from borrowings	—	3,000,000	—
Exercise of stock options	46,371	—	—
Redemption of noncontrolling interest	(500)	—	(2,500,500)
Dividends on preferred stock of subsidiary held by noncontrolling interest	(5,875)	(5,900)	(191,938)
Repurchase of common shares	(39,754)	(1,039,703)	(2,267,285)
Cash dividends	(3,350,382)	(3,282,056)	(3,365,128)

Net cash provided by (used in) financing activities	60,634,890	8,312,361	(10,864,075)

Increase (decrease) in cash and cash equivalents	22,380,231	(20,768,594)	6,830,257

Cash and cash equivalents at beginning of year	19,803,079	40,571,673	33,741,416

Cash and cash equivalents at end of year	$42,183,310	$19,803,079	$40,571,673

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and obligations	$2,645,192	$3,176,711	$4,041,821
Income taxes	2,657,398	2,240,000	1,715,025
Non-cash investing activities
Transfer of loans to foreclosed assets	325,537	273,960	538,609
Transfer of securities from available-for-sale to held-to-maturity	98,942,426	—	—
Non-cash financing activities
Dividends declared and unpaid	843,268	842,952	829,868
Notes payable issued in connection with acquisition	—	1,000,000	361,718

The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.                        Summary of Significant Accounting Policies

Nature of Operations

The consolidated financial statements include Oneida Financial Corp. (the “Company”) and its wholly-owned subsidiary, Oneida Savings Bank (the “Bank”).  Inter-company transactions and balances are eliminated in consolidation.   Oneida Financial Corp. is a Maryland corporation. The Oneida Savings Bank (“Oneida Savings Bank”) is 100% owned by the Company and the Company is 100% owned by public stockholders.  The Bank is located in Central New York with offices in the City of Oneida and Rome and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, Vernon and Westmoreland and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and The State Bank of Chittenango (SBC).  The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages.  SBC is a limited purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law.  The Bank also owns one insurance, risk management and employee benefit consulting subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices and one office in South Carolina.  The Bank also owns a financial and investment advisory subsidiary; Oneida Wealth Management Inc. (OWM) which has an office in central New York and operates from several branch offices of Oneida Savings Bank.

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

Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies (Continued)

Investment Securities (including Mortgage-Backed Securities) (Continued)

that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows:  1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned.  The amortization of mortgage servicing rights is netted against loan servicing fee income.  Servicing fees totaled $366,865, $316,815 and $431,033 for the years ended December 31, 2013, 2012 and 2011, respectively.

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

Stock-Based Compensation (Continued)

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

Trust Department Assets

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company.  Fees associated with providing trust management services are recorded as earned, and are included in Non-Interest Income.  At December 31, 2013, the Bank maintained 530 trust/fiduciary accounts, with total assets of $186.8 million under management as compared to 477 trust/fiduciary accounts with $112.9 million of total assets at December 31, 2012.

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

Earnings per Share

Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period, excluding outstanding participating securities. ESOP shares are considered outstanding for the calculation unless unearned.  All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities and are included in the computation of earnings per share pursuant to the two-class method.  The Company has determined that 104,000 of its 189,000 outstanding non-vested stock awards are participating securities.  Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and awards.  Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

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

Equity

Common stock has $0.01 par and 30,000,000 shares authorized.  In addition, ten million shares of serial preferred stock were authorized.  There is no serial preferred stock outstanding as of December 31, 2013.

Dividend Restrictions

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to shareholders.

Treasury Stock

Effective with the stock offering and conversion in July 2010, the Company became a Maryland Corporation which does not recognize treasury shares but considers common stock repurchases to result in the retirement of stock. The shares repurchased in 2011 were considered retired.

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

Segments

Effective January 1, 2013, the Bank reorganized its internal reporting segments to better align services provided to customers. Based on this realignment, internal financial information is primarily reported and aggregated in three lines of business: banking; insurance, risk management and employee benefit consulting; and financial and investment advisory activities. Prior to January 1, 2013, internal financial information was primarily reported and aggregated in four lines of business; banking, insurance, employee benefit consulting and risk management activities.

Reclassification

Some items in the prior year financial statements were reclassified to conform to the current presentation.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards

In July 2013, the FASB amended existing guidance related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. These amendments provide that an unrecognized tax benefit, or a portion thereof, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. These amendments are effective for interim and annual reporting periods beginning after December 15, 2013. Early adoption and retrospective application is permitted. The effect of adopting this standard is not expected to have a material effect on the Company's operating results or financial condition.

In February 2013, the FASB amended existing guidance related to reporting amounts reclassified out of accumulated other comprehensive income. These amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. These amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional details about those amounts. These amendments are effective prospectively for interim and annual reporting periods beginning after December 15, 2012. The adoption of this guidance did not have a material effect on the Company's operating results or financial condition.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities

The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at December 31, 2013 and 2012 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

Available-for-sale portfolio:	2013
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Investment Securities
Debt securities:
U. S. Agencies	$19,283,612	$21,357	$(1,569,870)	$17,735,099
Corporate	31,135,377	99,082	(2,444,803)	28,789,656
Agency asset backed securities	5,501,177	13,005	(112,037)	5,402,145
Trust preferred securities	1,000,165	1,518,114	—	2,518,279
State and municipal	32,608,388	759,331	(59,993)	33,307,726
Small Business Administration	3,348,956	10,459	(488)	3,358,927
	$92,877,675	$2,421,348	$(4,187,191)	$91,111,832
Mortgage-Backed Securities
Fannie Mae	$19,795,397	$112,679	$(221,682)	$19,686,394
Freddie Mac	6,790,301	64,316	(13,370)	6,841,247
Government National Mortgage Assoc.	10,748,073	217,352	(88,902)	10,876,523
Collateralized mortgage obligations	1,119,431	61,710	(3,037)	1,178,104
Private placement mortgage obligation	1,416,308	—	(41,793)	1,374,515
	$39,869,510	$456,057	$(368,784)	$39,956,783
Total available-for-sale	$132,747,185	$2,877,405	$(4,555,975)	$131,068,615

Held-to-maturity portfolio:	2013
	Amortized Cost	Gross Unrecognized		Fair Value
		Gains	Losses
Investment Securities
Debt securities:
U. S. Agencies	$42,184,791	$12,142	$(760,916)	$41,436,017
State and municipal	25,584,346	548,828	(258,743)	25,874,431
Small Business Administration	10,131,352	1,328	(100,735)	10,031,945
	$77,900,489	$562,298	$(1,120,394)	$77,342,393
Mortgage-Backed Securities
Fannie Mae	$30,129,835	$205,021	$(828,253)	$29,506,603
Freddie Mac	17,728,608	59,654	(187,092)	17,601,170
Government National Mortgage Assoc.	11,178,328	62,288	(222,761)	11,017,855
	$59,036,771	$326,963	$(1,238,106)	$58,125,628
Total held-to-maturity	$136,937,260	$889,261	$(2,358,500)	$135,468,021

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

Available-for-sale portfolio:	2012
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Investment Securities
Debt securities:
U. S. Agencies	$47,210,403	$150,734	$(77,220)	$47,283,917
Corporate	40,740,074	1,005,611	(1,601,152)	40,144,533
Agency asset backed securities	5,799,929	29,163	—	5,829,092
Trust preferred securities	5,583,365	1,568,106	(1,530,026)	5,621,445
State and municipal	39,924,420	2,796,651	—	42,721,071
Small Business Administration	13,302,540	463,418	(119)	13,765,839
	$152,560,731	$6,013,683	$(3,208,517)	$155,365,897
Mortgage-Backed Securities
Fannie Mae	$20,697,976	$830,766	$(5,100)	$21,523,642
Freddie Mac	24,806,455	214,327	(26,821)	24,993,961
Government National Mortgage Assoc.	23,820,572	1,017,546	(18,788)	24,819,330
Collateralized mortgage obligations	1,574,116	92,315	—	1,666,431
	$70,899,119	$2,154,954	$(50,709)	$73,003,364
Total available-for-sale	$223,459,850	$8,168,637	$(3,259,226)	$228,369,261

Held-to-maturity portfolio:	2012
	Amortized Cost	Gross Unrecognized		Fair Value
		Gains	Losses
Investment Securities
Debt securities:
U. S. Agencies	$1,000,000	$38,765	$—	$1,038,765
State and municipal	9,779,376	938,501	—	10,717,877
Small Business Administration	394,073	2,747	—	396,820
	$11,173,449	$980,013	$—	$12,153,462
Mortgage-Backed Securities
Fannie Mae	$9,723,174	$404,674	$—	$10,127,848
Freddie Mac	3,142,362	106,836	—	3,249,198
Government National Mortgage Assoc.	5,038,380	211,526	—	5,249,906
	$17,903,916	$723,036	$—	$18,626,952
Total held-to-maturity	$29,077,365	$1,703,049	$—	$30,780,414

As of November 30, 2013, the Company transferred securities totaling $98.9 million with unrealized losses of $4.3 million from available-for-sale to the held-to-maturity portfolio. These securities were transferred to help mitigate interest rate risk on the most price sensitive securities. As a result, the securities are carried at the fair value at the time of transfer, which established a new amortized cost basis for book, and the difference between the par value of the securities and the fair value at the date of transfer will be accreted as an adjustment of yield.

The amortized cost and fair value of the investment securities portfolio are shown by contractual maturities.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

	Available-for-sale		Held-to-maturity
	December 31, 2013		December 31, 2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Within one year	$483,087	$483,837	$2,775,321	$2,825,696
After one year through five years	12,064,120	12,374,119	2,471,978	2,566,974
After five years through ten years	51,121,648	50,417,793	37,751,460	37,497,174
After ten years	29,208,820	27,836,083	34,901,730	34,452,549
Mortgage-backed securities	39,869,510	39,956,783	59,036,771	58,125,628
Total	$132,747,185	$131,068,615	$136,937,260	$135,468,021

 Sales of available-for-sale securities were as follows:

	2013	2012	2011
Proceeds	$50,193,241	$38,519,694	$52,262,277
Gross gains	$1,616,349	$830,618	$782,710
Gross losses	$(1,132,103)	$(34,337)	$(356,980)

The tax provision related to these net realized gains and losses was $187,355, $308,081 and $164,715 for 2013, 2012 and 2011 respectively.

Investment securities with a carrying value of $162,845,088 and $120,860,037 at December 31, 2013 and 2012 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law.  At year-end 2013 and 2012, there were no holdings of securities of any one issuer, other than the U.S. Government, its agencies and government sponsored enterprises, in an amount greater than 10% of stockholders’ equity.

The following table summarizes securities with unrealized losses at December 31, 2013 and 2012 aggregated by major security type and length of time in a continuous unrealized loss position:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

December 31, 2013	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Description of Securities
Available-for-sale
U.S. Agencies	$16,496,373	$(1,501,652)	$931,783	$(68,218)	$17,428,156	$(1,569,870)
Corporate	14,953,985	(707,302)	9,099,581	(1,737,501)	24,053,566	(2,444,803)
Agency asset backed securities	3,836,325	(112,037)	—	—	3,836,325	(112,037)
State and municipal	4,233,337	(59,993)	—	—	4,233,337	(59,993)
Small Business Administration	725,016	(483)	4,240	(5)	729,256	(488)
Fannie Mae	10,624,126	(221,682)	—	—	10,624,126	(221,682)
Freddie Mac	4,636,401	(13,370)	—	—	4,636,401	(13,370)
Government National Mortgage Assoc.	1,912,580	(39,054)	2,234,665	(49,848)	4,147,245	(88,902)
Collateralized mortgage obligations	335,098	(3,037)	—	—	335,098	(3,037)
Private placement mortgage obligation	1,374,515	(41,793)	—	—	1,374,515	(41,793)
Total securities available-for-sale	$59,127,756	$(2,700,403)	$12,270,269	$(1,855,572)	$71,398,025	$(4,555,975)
Held-to-maturity
U.S. Agencies	$36,271,274	$(706,007)	$4,152,601	$(54,909)	$40,423,875	$(760,916)
State and municipal	16,894,948	(258,743)	—	—	16,894,948	(258,743)
Small Business Administration	9,738,267	(100,735)	—	—	9,738,267	(100,735)
Fannie Mae	23,040,590	(828,253)	—	—	23,040,590	(828,253)
Freddie Mac	15,533,790	(187,092)	—	—	15,533,790	(187,092)
Government National Mortgage Assoc.	8,400,852	(222,761)	—	—	8,400,852	(222,761)
Total securities held-to-maturity	$109,879,721	$(2,303,591)	$4,152,601	$(54,909)	$114,032,322	$(2,358,500)

December 31, 2012	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Description of Securities
Available-for-sale
U.S. Agencies	$17,430,998	$(77,220)	$—	$—	$17,430,998	$(77,220)
Corporate	10,922,340	(136,641)	9,526,184	(1,464,511)	20,448,524	(1,601,152)
Trust preferred securities	—	—	1,174,155	(1,530,026)	1,174,155	(1,530,026)
Small Business Administration	—	—	942,463	(119)	942,463	(119)
Fannie Mae	3,543,032	(5,100)	—	—	3,543,032	(5,100)
Freddie Mac	5,909,171	(26,821)	—	—	5,909,171	(26,821)
Government National Mortgage Assoc.	2,702,342	(18,788)	—	—	2,702,342	(18,788)
Total securities available-for-sale	$40,507,883	$(264,570)	$11,642,802	$(2,994,656)	$52,150,685	$(3,259,226)

As of December 31, 2013, the Company’s security portfolio consisted of 343 securities, 188 of which were in an unrealized loss position. The majority of the unrealized losses are related to the Company’s agency, mortgage-backed securities, state and municipal and corporate securities as discussed below.

U.S. Agency and Agency Mortgage-Backed Securities

Fannie Mae, Freddie Mac, Ginnie Mae and the Small Business Administration guarantee the contractual cash flows of our agency and mortgage-backed securities. Fannie Mae and Freddie Mac are institutions which the government has affirmed its commitment to support.  Our Ginnie Mae mortgage-backed securities are backed by the full faith and credit of the U.S. Government.  All of the agency mortgage-backed securities are residential mortgage-backed securities. At December 31, 2013, of the 163 U.S. Government sponsored enterprise agency and mortgage-backed securities in an unrealized loss position, six were in a continuous unrealized loss position for 12 months or more.  The unrealized losses at December 31, 2013 were primarily attributable to changes

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

in interest rates and illiquidity, and not credit quality.  The Company does not have the intent to sell these agency and mortgage-backed securities and it is likely that it will not be required to sell the securities prior to their anticipated recovery. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2013.

Corporate Debt, Agency Asset Backed and Municipal Securities

At December 31, 2013, of the 23 corporate debt, agency asset backed and municipal securities in an unrealized loss position, eight were in a continuous unrealized loss position of 12 months or more.  We have assessed these securities and determined that the decline in fair value was temporary. In making this determination, we considered the period of time the securities were in a loss position, the percentage decline in comparison with the securities’ amortized cost, the financial condition of the issuer, and the delinquency or default rates based on the applicable bond ratings.  In addition, we do not have the intent to sell these securities and it is likely that we will not be required to sell these securities prior to the recovery of their amortized cost basis, which may be at maturity.  Included in the eight securities whose unrealized loss position exceeds 12 months was a $2.5 million Strats-Goldman Sachs Corporation obligation, maturing February 15, 2034 which is a variable rate note based on the 6 month libor. The current rate on the security is 1.34%.  The unrealized loss was $1,116,136 and $1,165,695 at December 31, 2013 and December 31, 2012, respectively.  In addition to the items noted above, we reviewed capital ratios, public filings of the issuer and related trust documents in the review of the unrealized loss.  The Strats-Goldman Sachs Corporation obligation is paying as agreed.  The other seven securities in a continuous unrealized loss position were finance sector corporate debt securities all rated above investment grade at December 31, 2013, with variable interest rates that have maturities ranging from 2020 to 2029.  The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2013.

Non-Agency Collateralized Mortgage Obligations

All of our non-agency collateralized mortgage obligations carry various amounts of credit enhancement. These securities were purchased based on the underlying loan characteristics such as loan to value ratio, credit scores, property type, location and the level of credit enhancement. As of December 31, 2013, one collateralized mortgage obligation and one private placement mortgage backed security were in a continuous unrealized loss position of less than 12 months. The unrealized losses at December 31, 2013 were primarily attributable to changes in interest rates and illiquidity and not credit quality. The Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2013.

Trust Preferred Securities

The Company has $1.0 million invested in two trust preferred securities as of December 31, 2013 which had unrealized gains of $1.5 million. As of December 31, 2012, the Company had $5.6 million invested in nine trust preferred securities. Four of the trust preferred securities totaling $4.4 million were in an unrealized gain position of $1.6 million as of December 31, 2012. Five of the trust preferred securities totaling $1.2 million as of December 31, 2012 had been in a continuous loss position exceeding 12 months. The unrealized loss on these five securities was $1.5 million as of December 31, 2012.

During the second quarter of 2013, Preferred Term X which had a principal balance of $681,000 was sold and a gain of $208,000 was realized on the sale. During the fourth quarter of 2013, five of the trust preferred securities having a principal balance of $2.2 million were sold and a net loss of $163,000 was realized on the sales. In addition, MMCF IX was liquidated by the Trustee during December 2013 and a gain on the liquidation of $47,000 was realized. Payments received on the trust preferred securities totaling $1.9 million and $912,000 for the twelve months ended December 31, 2013 and 2012, respectively, were applied to principal. The Company realized $439,000 and $229,000 of interest income on these securities for the twelve months ended December 31, 2013 and 2012 respectively.  As of September 30, 2012, three of the trust preferred securities were considered accruing. All of the other trust preferred securities had been on nonaccrual status since 2009. The interest income realized was based on estimated cash flows using assumptions that are considered as part of our OTTI analysis. All of the trust preferred securities are pooled issuances. The two remaining trust preferred securities were considered accruing as of December 31, 2013.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

The following table provides detailed information related to the trust preferred securities held as of December 31, 2013:

Description	Class	Book Value (2)	Fair Value (4)	Unrealized Gain	Realized Loss (2) (3)	Lowest Rating (1)	Number of Banks Currently Performing	Actual Deferrals and Defaults as % of Original Collateral	Expected Additional Deferrals and Defaults as % of Performing Collateral	Excess Subordination Defaults as % of Performing Collateral

Preferred Term Ltd.	Mezz	$400,960	$1,007,311	$606,351	$(455,440)	C	7	47.80%	6.36%	(4.02)%
Preferred Term Ltd.	Mezz	599,205	1,510,968	911,763	(683,159)	C	7	47.80%	6.36%	(4.02)%
		$1,000,165	$2,518,279	$1,518,114	$(1,138,599)
 _________________________________________________
(1)The table represents ratings information as of December 31, 2013.  The securities had “investment grade” ratings by Moody’s (Baa2 or better) at time of purchase, but have since been downgraded by the rating agencies.
(2) Book value has been reduced by realized losses to reflect a new amortized cost basis.
(3) Represents life to date cumulative loss recognized in the income statement.
(4) Fair value was determined using Level 2 pricing. See Footnote 4 - Fair value for further information.

The Company uses the OTTI evaluation model to compare the present value of expected cash flows to the previous estimates to ensure there are no adverse changes in cash flows during the year as well as to accrue income.  The OTTI model considers the structure and term of the trust preferred securities and the financial condition of the underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes.  The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults of underlying trust preferred securities.  Assumptions used in the model are as follows:

Significant inputs at 12/31/2013
Annual prepayment	1% annually
Projected severity of loss on current defaults	100%
Projected additional defaults	0.375% applied annually
Projected severity of loss on additional defaults	70%
Present value discount rates for OTTI	9.45%
Present value discount rates for fair value	12%

The discount rate ranges can vary depending on the index the instruments are tied to as well as the spread for each instrument. The company uses market-based yield indicators as a baseline for determining appropriate discount rates, then adjusts the resulting discount rates on the basis of its credit and structural analysis of specific trust preferred securities. The Company looks principally to market yields to maturity for investment grade and non-investment grade trust preferred securities for which there is an active and liquid market. The next step is to make a series of adjustments to reflect the differences that nevertheless exist between these products (both credit and structural) and, most importantly, to reflect idiosyncratic credit performance differences (both actual and projected) between these products and the underlying collateral in the specific trust preferred securities. In addition, utilization of the individual trust preferred investment’s interest crediting rate and if applicable, margin index is utilized in calculating the expected cash flows.

The Company reviews each issuer individually for projected future deferrals and defaults.  The purpose of the individual issuer review is to determine if an individual issuer demonstrates a significant likelihood of potential deferral/default so as to require a further addition to the projected additional default percentages as outlined in the table above.  This review includes obtaining quarterly financial information and monitoring new releases and pertinent information relative to those issuers.  The Company specifically reviews certain financial ratios including “Texas Ratio” as well as capital adequacy and participation in the Troubled
Asset Relief Program of each issuer.  The Company believes the “Texas Ratio (“TR”)” is a prominent indicator of the stress a financial institution is experiencing.  The TR is calculated by dividing nonperforming assets and loans, including past due 90 days

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

or more, by the sum of tangible equity and loan loss reserves. Management establishes various credit criteria, and combinations of credit criteria and those issuers meeting some combination of such criteria are considered additional deferrals as of the reporting date.  Based on the results of this analysis, the Company ensures that actual deferrals/defaults as well as forecasted deferrals/defaults of specific institutions are appropriately factored into the cash flow projections for each security.  The default and recovery probabilities for each piece of collateral were formed based on the evaluation of collateral credit and a review of historical default data and current/near term operating conditions.  There is no recovery estimated for actual defaulted issuers.  Projected deferrals are modeled in a consistent manner with actual deferrals. There was no other-than-temporary impairment recorded for the twelve months ended December 31, 2013 and 2012.

The two securities remain classified as available-for-sale at December 31, 2013.  It is possible that the underlying collateral of these securities will perform worse than expectations including an increase in deferrals/defaults above projections, which may lead to adverse changes in cash flows on these securities and potential future OTTI losses.  Events that may trigger material declines in fair value for these securities in the future would include, but are not limited to, deterioration of credit metrics, such as significantly higher levels of defaults, and severity of loss on the underlying collateral and further illiquidity.

The table below presents a roll-forward of the credit losses recognized in earnings for the twelve months ended December 31, 2013 and 2012:

	2013	2012

Beginning Balance	$5,878,666	$6,107,221
Additions for credit loss for which no previous other-than-temporary impairment was recognized	—	—
Reductions for previous credit losses realized on securities sold during the year	(92,400)	—
Reductions for previous credit losses due to an increase in cash flows expected to be collected	(438,754)	(228,555)
Ending Balance	$5,347,512	$5,878,666

3.        Loans Receivable

The components of loans receivable at December 31, 2013 and 2012 are as follows:

	2013	2012

Commercial loans	$50,876,482	$47,463,912
Commercial real estate	90,251,024	84,106,515
Consumer loans	28,831,129	29,678,184
Home equity	49,424,329	47,083,312
Residential mortgages	118,402,020	104,236,713
	337,784,984	312,568,636
Deferred fees	964,725	880,958
Allowance for loan losses	(3,109,775)	(2,775,857)
Net loans	$335,639,934	$310,673,737
At December 31, 2013 and 2012 loans to officers and directors were approximately $7.7 million and $9.4 million respectively.  During 2013 and 2012, $1.8 million and $4.0 million of new loans were made to officers and directors respectively.  Net pay downs and repayments in aggregate on loans to officers and directors were approximately $3.9 million and $3.8 million during 2013 and 2012 respectively.  Effect of changes in the composition of related parties resulted in an increase of approximately $403,000 and $12,000 during 2013 and 2012 respectively.

At December 31, 2013 and 2012, Federal Home Loan Bank advances are collateralized by residential mortgages in the amount of $89,847,582 and $78,848,981, respectively pledged under a blanket collateral agreement.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.    Loans Receivable (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ending December 31, 2013, 2012 and 2011:

	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total
December 31, 2013

Allowance for loan losses:
Beginning balance	$833,607	$856,712	$231,634	$281,614	$572,290	$2,775,857
Charge-offs	(35,626)	—	(190,546)	(1,486)	(54,271)	(281,929)
Recoveries	1,462	—	112,322	1,163	900	115,847
Provision for loan losses	71,018	143,592	107,287	18,822	159,281	500,000
Ending balance	$870,461	$1,000,304	$260,697	$300,113	$678,200	$3,109,775

	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total
December 31, 2012

Allowance for loan losses:
Beginning balance	$534,995	$1,309,811	$326,123	$264,513	$464,083	$2,899,525
Charge-offs	(35,521)	(653,938)	(206,620)	(29,608)	(8,000)	(933,687)
Recoveries	787	1,985	63,821	1,217	2,209	70,019
Provision for loan losses	333,346	198,854	48,310	45,492	113,998	740,000
Ending balance	$833,607	$856,712	$231,634	$281,614	$572,290	$2,775,857

	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total
December 31, 2011

Allowance for loan losses:
Beginning balance	$2,667,827	$575,780	$337,339	$264,625	$430,878	$4,276,449
Charge-offs	(2,273,355)	(79,701)	(249,428)	(13,020)	(26,501)	(2,642,005)
Recoveries	55,628	5,134	150,513	3,738	68	215,081
Provision for loan losses	84,895	808,598	87,699	9,170	59,638	1,050,000
Ending balance	$534,995	$1,309,811	$326,123	$264,513	$464,083	$2,899,525

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2013 and December 31, 2012:

December 31, 2013	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total

Allowance for loan losses attributable to loans:
Individually evaluated for impairment	$58,576	$23,769	$—	$—	$—	$82,345
Collectively evaluated for impairment	811,885	976,535	260,697	300,113	678,200	3,027,430
Total	$870,461	$1,000,304	$260,697	$300,113	$678,200	$3,109,775
Loans:
Individually evaluated for impairment	$925,596	$503,792	$—	$—	$—	$1,429,388
Collectively evaluated for impairment	49,950,886	89,747,232	28,831,129	49,424,329	118,402,020	336,355,596
Total	$50,876,482	$90,251,024	$28,831,129	$49,424,329	$118,402,020	$337,784,984

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.    Loans Receivable (Continued)

December 31, 2012	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total

Allowance for loan losses attributable to loans:
Individually evaluated for impairment	$213,685	$22,997	$—	$—	$—	$236,682
Collectively evaluated for impairment	619,922	833,715	231,634	281,614	572,290	2,539,175
Total	$833,607	$856,712	$231,634	$281,614	$572,290	$2,775,857
Loans:
Individually evaluated for impairment	$884,680	$200,638	$—	$—	$—	$1,085,318
Collectively evaluated for impairment	46,579,232	83,905,877	29,678,184	47,083,312	104,236,713	311,483,318
Total	$47,463,912	$84,106,515	$29,678,184	$47,083,312	$104,236,713	$312,568,636

The following table presents information related to loans individually evaluated for impairment by segment of loans as of and for the year ended December 31, 2013, 2012 and 2011:

	December 31, 2013
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Cash Basis Interest Income Recognized

With no related allowance recorded:
Commercial loans	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
With an allowance recorded:
Commercial loans	925,596	925,596	58,576	1,057,292	56,035
Commercial real estate	503,792	503,792	23,769	524,951	29,704
Total	$1,429,388	$1,429,388	$82,345	$1,582,243	$85,739

	December 31, 2012
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Cash Basis Interest Income Recognized

With no related allowance recorded:
Commercial loans	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
With an allowance recorded:
Commercial loans	884,680	884,680	213,685	960,820	44,708
Commercial real estate	200,638	200,638	22,997	609,764	11,622
Total	$1,085,318	$1,085,318	$236,682	$1,570,584	$56,330

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.    Loans Receivable (Continued)

	December 31, 2011
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Cash Basis Interest Income Recognized

With no related allowance recorded:
Commercial loans	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
With an allowance recorded:
Commercial loans	—	—	—	1,074,271	9
Commercial real estate	836,098	836,098	661,098	1,218,246	—
Total	$836,098	$836,098	$661,098	$2,292,517	$9

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

The following table presents the recorded investment in nonaccrual and past due loans over 90 days still on accrual by portfolio segment as of December 31, 2013 and December 31, 2012:

	December 31, 2013		December 31, 2012
	Nonaccrual	Loans Past Due Over 90 days still Accruing	Nonaccrual	Loans Past Due Over 90 days still Accruing

Commercial loans	$49,037	$—	$58,900	$—
Commercial real estate	—	—	—	238,265
Consumer loans	—	—	—	—
Home equity	261,644	—	150,000	—
Residential mortgages	217,982	—	279,349	—
Total	$528,663	$—	$488,249	$238,265

The following represents the aging of the recorded investment in past due loans as of December 31, 2013 and December 31, 2012 by class of loans:

	December 31, 2013
	Total	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due

Commercial loans	$50,876,482	$—	$—	$—	$—	$50,876,482
Commercial real estate	90,251,024	—	—	—	—	90,251,024
Consumer loans	28,831,129	124,654	—	—	124,654	28,706,475
Home equity	49,424,329	67,376	—	261,644	329,020	49,095,309
Residential mortgages	118,402,020	95,180	—	217,982	313,162	118,088,858
Total	$337,784,984	$287,210	$—	$479,626	$766,836	$337,018,148

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.    Loans Receivable (Continued)

	December 31, 2012
	Total	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due

Commercial loans	$47,463,912	$—	$—	$—	$—	$47,463,912
Commercial real estate	84,106,515	—	—	238,265	238,265	83,868,250
Consumer loans	29,678,184	84,949	—	—	84,949	29,593,235
Home equity	47,083,312	23,217	—	150,000	173,217	46,910,095
Residential mortgages	104,236,713	181,333	56,000	279,349	516,682	103,720,031
Total	$312,568,636	$289,499	$56,000	$667,614	$1,013,113	$311,555,523

Troubled Debt Restructurings

The following table presents the summary of the investment in troubled debt restructurings and related allowance for loan losses as of December 31, 2013 and 2012 by class of loans:

	December 31, 2013			December 31, 2012
	Number of Loans	Recorded Investment	Allowance for Loan Losses Allocated	Number of Loans	Recorded Investment	Allowance for Loan Losses Allocated

Troubled Debt Restructurings
Commercial loans	6	$925,596	$58,576	4	$662,167	$185,854
Commercial real estate	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Residential mortgages	—	—	—	—	—	—
Total	6	$925,596	$58,576	4	$662,167	$185,854

The modification of the terms of such loans included one or a combination of the following:  a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. The Company has not committed to lend additional amounts as of December 31, 2013 and December 31, 2012 to customers with outstanding loans that are classified as troubled debt restructurings. Certain troubled debt restructurings are classified as nonperforming at the time of the restructuring and may only be returned to performing status after considering the borrower's sustained repayment performance for a reasonable period.

Each of the commercial loans represented a line of credit which was not paid in full at the time of maturity. The loans maturity dates were extended ranging from ten years to twenty years and the reduction in interest rates were to below market rates. The six loans considered troubled debt restructurings as of December 31, 2013 represented four commercial relationships. Two of the commercial loans representing one relationship with a principal balance of $49,000 and $59,000 as of December 31, 2013 and December 31, 2012, respectively, was considered nonaccrual.

For all such modifications, the pre and post outstanding recorded investment amount remained unchanged. There were no charge-offs or defaults during the twelve months ended ended December 31, 2013 and 2012. All of the troubled debt restructurings were considered impaired as of December 31, 2013 and December 31, 2012. The allocated allowance for loan losses was based on the present value of estimated future cash flows. All of the loans are currently performing in accordance with their modified terms.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.    Loans Receivable (Continued)

analysis includes non-homogeneous loans, such as commercial loans and commercial real estate with an outstanding relationship greater than $250,000.  Homogeneous loans are reviewed when appropriate given foreclosures, bankruptcies or relationships that include non-homogeneous loans. For homogeneous loan pools, such as residential mortgages, home equity and consumer loans, the Company uses the payment status to identify the credit risk in these loan portfolios.  Payment status is reviewed on at least a monthly basis by the Company’s personnel and on a quarterly basis with respect to determining the adequacy of the allowance for loan losses.  This analysis is performed on at least an annual basis.  The Company uses the following definitions for risk ratings:

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  Loans listed as not rated are either less than $250,000 or are included in groups of homogeneous loans.

Based on the most recent analysis performed (all loans graded within the past 12 months), the risk category by class of loan is as follows:

	December 31, 2013
	Not Rated	Pass	Special Mention	Substandard	Doubtful

Commercial loans	$14,936,797	$33,926,635	$418,039	$1,545,974	$49,037
Commercial real estate	14,826,457	74,147,934	427,479	849,154	—
Total	$29,763,254	$108,074,569	$845,518	$2,395,128	$49,037

	December 31, 2012
	Not Rated	Pass	Special Mention	Substandard	Doubtful

Commercial loans	$16,927,391	$29,751,826	$—	$699,572	$85,123
Commercial real estate	15,905,085	67,679,442	—	493,665	28,323
Total	$32,832,476	$97,431,268	$—	$1,193,237	$113,446

4.        Fair Value

Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There are three levels of inputs that may be used to measure fair values:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity can access as of the measurement date.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.    Fair Value (Continued)

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3:  Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

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

Assets and liabilities measured at fair value on a recurring basis, including financial assets for which the Company has elected the fair value option, are summarized below:

	Fair Value Measurements at December 31, 2013 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:
Trading securities
Common and preferred equities	$5,063,400	$1,086,000	$3,977,400	$—
Available-for-sale securities
U.S. Agencies	17,735,099	—	17,735,099	—
Corporate	28,789,656	—	28,789,656	—
Agency asset backed securities	5,402,145	—	5,402,145	—
Trust preferred securities	2,518,279	—	2,518,279	—
State and municipal	33,307,726	—	33,206,509	101,217
Small Business Administration	3,358,927	—	3,358,927	—
Residential mortgage-backed securities	37,404,164	—	37,404,164	—
Collateralized mortgage obligations	1,178,104	—	1,178,104	—
Private placement mortgage obligation	1,374,515	—	1,374,515	—
Total	$136,132,015	$1,086,000	$134,944,798	$101,217

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.    Fair Value (Continued)

	Fair Value Measurement at December 31, 2012 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:
Trading securities
Common and preferred equities	$5,630,100	$3,172,100	$2,458,000	$—
Available-for-sale securities
U.S. Agencies	47,283,917	—	47,283,917	—
Corporate	40,144,533	—	40,144,533	—
Agency asset backed securities	5,829,092	—	5,829,092	—
Trust preferred securities	5,621,445	—	—	5,621,445
State and municipal	42,721,071	—	40,105,103	2,615,968
Small Business Administration	13,765,839	—	13,765,839	—
Residential mortgage-backed securities	71,336,933	—	71,336,933	—
Collateralized mortgage obligations	1,666,431	—	1,666,431	—
Total	$233,999,361	$3,172,100	$222,589,848	$8,237,413

There were no transfers between Level 1 and Level 2 during 2013 or 2012.

The table below presents a reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Trust Preferreds	Municipal Securities	Total

Beginning balance January 1, 2013	$5,621,445	$2,615,968	$8,237,413
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	438,754	—	438,754
Other changes in fair value	—	—	—
Gain on sale of securities	92,400	—	92,400
Net impairment losses recognized in earnings	—	—	—
Included in other comprehensive income	1,479,772	(134,573)	1,345,199
Interest and principal payments applied to principal	(1,944,511)	—	(1,944,511)
Sales and maturities	(3,169,581)	(408,190)	(3,577,771)
Transfers in and out of Level 3	(2,518,279)	(1,971,988)	(4,490,267)
Ending balance December 31, 2013	$—	$101,217	$101,217

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.    Fair Value (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Trading Securities	Trust Securities	Municipal Securities	Total

Beginning balance January 1, 2012	$1,918,752	$3,614,860	$7,495,284	$13,028,896
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	—	228,555	—	228,555
Other changes in fair value	81,248	—	—	81,248
Net impairment losses recognized in earnings	—	—	—	—
Included in other comprehensive income	—	2,689,585	(50,757)	2,638,828
Interest and principal payments applied to principal	—	(911,555)	—	(911,555)
Sales and maturities	(2,000,000)	—	(4,828,559)	(6,828,559)
Transfers in and out of Level 3	—	—	—	—
Ending balance December 31, 2012	$—	$5,621,445	$2,615,968	$8,237,413

As of November 30, 2013, the Company transferred state and local municipal securities totaling $2.0 million with unrealized gains of $176,715 from available-for-sale to the held-to-maturity portfolio. These securities were transferred to help mitigate interest rate risk on the most price sensitive securities. As a result, the securities are carried at the fair value at the time of transfer, which established a new amortized cost basis for book, and the difference between the par value of the securities and the fair value at the date of transfer will be accreted as an adjustment of yield.

The fair value of the Company’s trust preferred securities were determined internally by calculating discounted cash flows.  Information such as historical and current performance of the underlying collateral, deferral/default rates, collateral coverage ratios, break in yield calculations, cash flow projections, liquidity and credit premiums required by a market participant, and financial trend analysis with respect to the individual issuing financial institutions, were utilized in determining individual security valuations.  During 2013, seven of the nine trust preferred securities were sold/liquidated. The remaining two trust preferred securities were moved from Level 3 pricing to Level 2 pricing due to the increased market for them.

The Company’s Level 3 state and local municipal securities valuations were supported by analysis prepared by an independent third party.  The third party’s approach to determining fair value involves using recently executed transactions for similar securities and market quotations for similar securities.  As these securities are not rated by the rating agencies and are localized to our market area, it was determined that these were valued using Level 3 inputs.  In addition, the Company reviewed past history of the contractual payments and financial condition of the municipalities in determining an appropriate market value for this type of security.

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

There were no impaired loans, loans held for sale or other real estate owned, net that were measured at fair value as of December 31, 2013 or December 31, 2012.

Fair Value Option

The Company has elected the fair value option for certain preferred and common equity securities as they do not have stated maturity values and the fair value fluctuates with market changes.  The decision to elect the fair value option is made individually for each instrument and is irrevocable once made.  Changes in fair value for the selected instruments are recorded in earnings. Interest income is recorded based on the contractual amount of interest income earned on financial assets (except any that are in

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.    Fair Value (Continued)

nonaccrual status). Dividend income is recorded based on cash dividends.  Cash flows from the purchase and sale of securities for which the fair value option has been elected are shown as operating activities in the consolidated statement of cash flows.

The following table presents the amount of gains and losses from changes in fair value included in income before taxes for financial assets carried at fair value for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011

Interest income	$—	$—	$(19,614)
Change in fair value	1,935,407	619,751	198,632
Total change in fair value	$1,935,407	$619,751	$179,018

The carrying amounts and estimated fair values of financial instruments at December 31, 2013 and December 31, 2012 were as follows:

		Fair Value Measurements at December 31, 2013 Using
	Carrying Value
		Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Cash and cash equivalents	$42,183	$42,183	$—	$—
Trading securities	5,063	1,086	3,977	—
Investment securities, available-for-sale	131,068	—	130,967	101
Investment securities, held-to-maturity	136,937	—	131,700	3,768
Loans held for sale	61	—	62	—
Loans receivable, net	335,640	—	—	346,634
Federal Home Loan Bank stock	1,588	N/A	N/A	N/A
Accrued interest receivable	2,221	—	1,245	976
Financial liabilities:
Deposits	$637,250	$495,345	$143,638	$—
Borrowings	1,000	—	1,027	—
Accrued interest payable	11	4	7	—

		Fair Value Measurements at December 31, 2012 Using
	Carrying Value
		Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Cash and cash equivalents	$19,803	$19,803	$—	$—
Trading securities	5,630	3,172	2,458	—
Investment securities, available-for-sale	228,369	—	220,132	8,237
Investment securities, held-to-maturity	29,077	—	29,193	1,587
Loans held for sale	1,029	—	1,073	—
Loans receivable, net	310,674	—	—	321,207
Federal Home Loan Bank stock	1,936	N/A	N/A	N/A
Accrued interest receivable	2,065	—	1,077	988
Financial liabilities:
Deposits	$568,265	$428,436	$142,616	$—
Borrowings	6,000	—	6,097	—
Accrued interest payable	31	4	27	—

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

(c) Loans

Fair value of loans, excluding loans held for sale, are estimated as follows:  for variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.  Impaired loans are valued at the lower of cost or fair value as described previously.  The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

(d)   FHLB Stock

It is not practicable to estimate the fair value of FHLB stock due to restrictions placed on its transferability.

(e) Deposits

The fair value disclosed for non-interest bearing deposits are, by definition, equal to the amount payable on demand at the reporting date resulting in a Level 1 classification. The carrying amounts of variable interest rate deposits approximate their fair values at the reporting date resulting in Level 1 classification. Fair values for fixed rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits resulting in a Level 2 classification.

(f)  Borrowings

The fair value of the Company’s borrowings are estimated using discounted cash flows analysis based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

5.    Secondary Mortgage Market Activities

Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition.  The principal balances of these loans at December 31 are as follows:

	2013	2012
Mortgage loan portfolios serviced for:
Freddie Mac	$87,060,823	$97,808,232
Federal Home Loan Bank	$20,700,145	$22,811,156

Custodial escrow balances maintained in connection with serviced loans were approximately $1,575,000 and $1,669,000 at December 31, 2013 and 2012, respectively.

Activity for mortgage servicing rights and the related valuation allowance is as follows:

	2013	2012	2011

Balance at beginning of year	$486,898	$522,346	$535,205
Additions	85,555	141,516	149,831
Disposals	—	—	—
Amortized to expense	(161,593)	(176,964)	(162,690)
Balance at end of year	$410,860	$486,898	$522,346
Valuation allowance	$—	$—	$—

The fair value of mortgage servicing rights approximated $631,000 and $498,000 at year-end 2013 and 2012. Fair value at year-end 2013 and 2012 was determined using servicing multiples for similar assets as a percentage of the loans sold balance.  The mortgages servicing rights multiple used for year-end 2013 and 2012 was 0.59% and 0.41%, respectively.  As of December 2013 and 2012, no impairment was recorded for mortgage servicing rights.

The weighted average amortization period is eight years.  Estimated amortization expense for each of the next five years is:

2014	119,257
2015	85,818
2016	61,171
2017	43,920
2018	31,245

6.                        Premises and Equipment

Premises and equipment consist of the following at December 31:

	2013	2012

Land	$3,517,357	$3,511,497
Buildings	24,043,754	23,870,070
Equipment and fixtures	10,640,246	10,238,276
Construction in progress	7,893	5,860
	38,209,250	37,625,703
Accumulated depreciation	(18,428,804)	(16,956,352)
Net book value	$19,780,446	$20,669,351

Depreciation expense was $1,482,810, $1,461,326 and $1,392,153 in 2013, 2012 and 2011 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

7.    Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

	Banking Activities	Insurance, Risk Management and Employee Benefits Activities	Financial/Investment Advisory Activities	Total

Balance as of January 1, 2011	$10,005,131	$11,176,432	$2,119,058	$23,300,621
Goodwill acquired	—	615,061	66,772	681,833
Balance as of December 31, 2011	10,005,131	11,791,493	2,185,830	23,982,454
Goodwill acquired	—	1,480,221	—	1,480,221
Balance as of December 31, 2012	10,005,131	13,271,714	2,185,830	25,462,675
Goodwill acquired	—	16,920	—	16,920
Balance as of December 31, 2013	$10,005,131	$13,288,634	$2,185,830	$25,479,595

During 2006, the Company completed its acquisition of Benefit Consulting Group LLC.  Goodwill in the amount of $2.5 million and other intangible assets in the amount of $1.1 million were recorded as part of the acquisition of Benefit Consulting Group LLC. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010.  Additional goodwill in the amount of $95,388 was recorded for the contingent purchase payment made in 2011 based on performance through December 31, 2010. Effective June 2013, Benefit Consulting Group LLC name was changed to Oneida Wealth Management Inc.

During 2011, the Company completed its acquisition of David Holmes Agency, Inc., an insurance agency operating in Utica, New York. The Company paid $361,718 in cash and established a note payable for $361,718 to be paid monthly over 24 months with interest at 3.00% per annum for fixed assets and other intangible assets.  Goodwill in the amount of $586,445 and intangible assets in the amount of $136,991 were recorded in conjunction with the acquisition. David Holmes Agency, Inc. has been subsequently merged into Bailey and Haskell Associates, Inc.   During 2012, the Company paid $198,619 in principal and $3,493 in interest payments on the note. The note was paid in full during 2012.

At December 31, 2012, the Company completed its acquisition of Schenectady Insuring Agency, Inc., an insurance agency operating in Schenectady, New York. The Company paid $795,149 in cash and established a note payable for $1,000,000 to be paid monthly over 24 months with interest at 3.00% per annum to acquire 100% of the capital stock of the Schenectady Insuring Agency, Inc.   Goodwill in the amount of $1,497,141 and intangible assets in the amount of $929,031 were recorded in conjunction with the acquisition. Schenectady Insuring Agency, Inc. has been subsequently merged into Bailey and Haskell Associates, Inc. During 2013, the Company paid $492,510 in principal and $23,265 in interest payments on the note.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value.  At December 31, 2013, the Company’s reporting units had positive equity and the Company elected to perform a step one analysis to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill.  Management has identified that the Company has three reporting units; its banking unit, its insurance, risk management and employee benefits unit and its financial/investment advisory unit. The step one analysis indicated that it was more likely than not that the fair value of the reporting units exceeded its carrying value, resulting in no impairment.

Other intangible assets consist of the following at December 31:

	As of December 31, 2013
	Gross Carrying Value	Accumulated Amortization	Net

Core deposit intangible	$2,705,391	$(2,520,167)	$185,224
Customer relationship intangible	2,331,565	(1,414,765)	916,800
Total	$5,036,956	$(3,934,932)	$1,102,024

Oneida Financial Corp.

Notes to Consolidated Financial Statements

7.    Goodwill and Other Intangible Assets (Continued)

	As of December 31, 2012
	Gross Carrying Value	Accumulated Amortization	Net

Core deposit intangible	$2,705,391	$(2,308,067)	$397,324
Customer relationship intangible	2,331,565	(1,174,509)	1,157,056
Total	$5,036,956	$(3,482,576)	$1,554,380

Aggregate amortization expense was $452,356, $338,877 and $390,706 for 2013, 2012 and 2011 respectively.

Estimated amortization expense for each of the next five years:

2014	293,997
2015	238,589
2016	185,779
2017	115,706
2018	90,532

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

9.     Due to Depositors

Amounts due to depositors at December 31 are as follows:

	2013	2012
Non-interest bearing demand	$85,646,805	$75,809,939
Savings	133,175,156	116,039,419
Money market and interest-bearing checking	275,102,952	235,278,101
Time deposits	141,904,861	139,828,818
Mortgage escrow funds	1,419,866	1,308,333
Total due to depositors	$637,249,640	$568,264,610

At December 31, 2013 and 2012, time deposits with balances in excess of $100,000 totaled $54,984,600 and $52,473,111, respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

9.    Due to Depositors (Continued)

The contractual maturity of time deposits as of December 31, are as follows:

	2013		2012
Maturity	Amount	Percent	Amount	Percent
One year or less	$97,436,134	68.7%	$94,391,579	67.5%
One to two years	18,136,075	12.8	18,576,084	13.3
Two to three years	11,662,198	8.2	9,155,966	6.6
Three to four years	8,224,229	5.8	9,247,660	6.6
Four to five years	6,445,647	4.5	8,457,529	6.0
Over five years	578	—	—	—
	$141,904,861	100.0%	$139,828,818	100.0%

10.                 Borrowings

Outstanding borrowings as of December 31 are as follows:

	2013	2012
Short-term borrowings:
Federal Home Loan Bank advances	$1,000,000	$5,000,000
Long-term borrowings:
Federal Home Loan Bank advances	—	1,000,000
	$1,000,000	$6,000,000

Borrowings at December 31, 2013 have maturity dates as follows:

Interest Rate
2014	5.33%	$1,000,000

The outstanding advance is fixed rate and is payable at its maturity date, with a prepayment penalty. At December 31, 2013, borrowings are collateralized by pledged securities, which had a carrying value of $54,622 and residential mortgages in the amount of $89,847,582 pledged under a blanket collateral agreement.  At December 31, 2013, the Bank has available $87.8 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2013.  The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2013, a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2013 and a $10,000,000 unsecured line of credit with Fifth Third Bank of which $0 is outstanding at December 31, 2013.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.    Income Taxes

The provision for income taxes for the years ended December 31, consists of the following:

	2013	2012	2011
Current:
Federal	$731,772	$1,487,108	$1,281,207
State	21,902	210,840	218,358
Deferred:
Federal	1,372,228	345,392	384,793
State	330,098	51,660	68,642
	$2,456,000	$2,095,000	$1,953,000

A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

	2013	2012	2011

Federal statutory income tax rate	34%	34%	34%
State tax, net of federal benefit	3%	2%	2%
Tax exempt investment income	(7)%	(7)%	(8)%
Earnings from bank owned life insurance	(2)%	(2)%	(3)%
Other	1%	—%	—%
Effective tax rate expense	29%	27%	25%

The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

	2013	2012
	Asset (Liability)
Allowance for loan losses	$1,191,000	$1,063,000
Deferred compensation	282,000	237,000
Investment security charges/adjustments	3,267,000	5,239,000
Pension benefits	82,000	447,000
Purchase accounting adjustments	17,000	—
Unrealized losses on securities available-for-sale	671,000	—
Start up costs	140,000	—
Unrealized losses on securities held-to-maturity	1,720,000	—
AMT credit	19,000	—
Accrued bonus	145,000	—
Stock compensation	183,000	—
Other	—	23,000
subtotal deferred tax assets	7,717,000	7,009,000
Depreciation	(702,000)	(754,000)
Mortgage related fees	(392,000)	(362,000)
Intangible amortization	(1,076,000)	(983,000)
Prepaid expenses	(129,000)	(192,000)
Other	(35,000)	(1,000)
Purchase accounting adjustments	—	(63,000)
Unrealized gains on securities available-for-sale	—	(1,964,000)
subtotal deferred tax liability	(2,334,000)	(4,319,000)
Total deferred income tax asset, net	$5,383,000	$2,690,000

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.    Income Taxes (Continued)

Realization of deferred tax assets is dependent upon the ability to carry back deductions to prior periods when the deferred tax assets are realized and/or in generating sufficient taxable income in future periods.  Based on the Company’s history of taxable income and expected future taxable income, the Company has determined that a valuation allowance is not required.

At December 31, 2013 and December 31, 2012, the Company had no unrecognized tax benefits.  The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

At December 31, 2013 and December 31, 2012, there were no amounts accrued for interest and penalties.

The Company is subject to U.S. federal income tax as well as New York state income tax.  The Company is no longer subject to federal or state examinations for tax years prior to 2010.  The tax years of 2010-2013 remain open to federal and state examination.

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

Information about changes in obligations and funded status of the defined benefit pension plan follows:

	Oneida Savings Bank		State Bank of Chittenango
	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of year	$4,348,105	$4,382,788	$2,624,798	$2,599,361
Service cost	—	—	22,335	26,335
Interest cost	168,421	168,082	96,191	105,807
Actuarial gain	100,950	28,529	(60,747)	113,464
Benefits paid	(391,996)	(231,294)	(224,709)	(220,169)
Benefit obligation at end of year	$4,225,480	$4,348,105	$2,457,868	$2,624,798
Change in plan assets, at fair value:
Beginning plan assets	$3,955,438	$3,544,708	$1,976,719	$1,947,056
Actual return	612,114	442,024	315,691	200,156
Benefits paid	(391,996)	(231,294)	(224,558)	(213,620)
Employer contributions	200,000	200,000	115,180	43,127
Ending plan assets	$4,375,556	$3,955,438	$2,183,032	$1,976,719
Funded status at year end (plan assets less benefit obligation)	$150,076	$(392,667)	$(274,836)	$(648,079)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	Oneida Savings Bank		State Bank of Chittenango
	2013	2012	2013	2012
Net actuarial loss (gain)	$1,707,779	$2,168,332	$885,747	$1,223,420
Prior service cost (credit)	—	—	—	—
	$1,707,779	$2,168,332	$885,747	$1,223,420

The accumulated benefit obligation for the Oneida Savings Bank pension plan was $4,225,480 and $4,348,105 at year-end 2013 and 2012 respectively.  The accumulated benefit obligation for the State Bank of Chittenango pension plan was $2,457,868 and $2,624,798 at year-end 2013 and 2012 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

	Oneida Savings Bank			State Bank of Chittenango
	2013	2012	2011	2013	2012	2011
Service cost benefits earned during the period	$—	$—	$—	$22,335	$26,335	$26,261
Interest cost on projected benefit obligation	168,421	168,082	211,449	96,191	105,807	123,774
Expected return on plan assets	(289,458)	(264,680)	(266,768)	(120,698)	(127,794)	(141,928)
Net amortization and deferral	238,847	140,739	122,317	81,782	79,058	48,854
Net periodic pension cost	117,810	44,141	66,998	79,610	83,406	56,961
Net (gain) loss	(221,706)	(148,815)	296,029	(255,891)	34,553	405,464
Prior service cost (credit)	—	—	—	—	—	—
Amortization of gain (loss)	(238,847)	(140,739)	(122,317)	(81,782)	(79,058)	(48,854)
Total recognized in other comprehensive income	(460,553)	(289,554)	173,712	(337,673)	(44,505)	356,610
Total recognized in net periodic benefit (cost) and other comprehensive income	$(342,743)	$(245,413)	$240,710	$(258,063)	$38,901	$413,571

The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $600,806.

	Oneida Savings Bank			State Bank of Chittenango
Assumptions	2013	2012	2011	2013	2012	2011

Weighted-average assumptions used to determine benefit obligation at year-end
Discount rate	4.04%	3.97%	4.98%	4.36%	3.84%	4.27%

Weighted-average assumptions used to determine net cost
Discount rate	3.97%	4.98%	5.05%	3.84%	4.27%	5.38%
Expected return on plan assets	7.50%	7.50%	7.50%	6.50%	7.00%	7.00%

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

(8) unregistered or restricted stock and (9) speculative derivatives.  All assets selected for inclusion in the Portfolio must have a readily ascertainable market value and must be generally considered marketable at the time of purchase.

The Company’s pension plan asset allocation at year-end 2013 and 2012, target allocation for 2014, and expected long-term rate of return by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at December 31		Weighted- Average Expected Long Term Rate
Asset Category	2014	2013	2012	of Return

Equity Securities	60%	59%	54%	10%
Debt Securities	40%	35%	41%	2%
Other	—%	6%	5%
Total	100%	100%	100%	7%

The fair value of the plan assets, as previously defined, at December 31, 2013, by asset category, is as follows:

		Fair Value Measurements at December 31, 2013 Using
		Quoted Prices in	Significant
	Carrying Value	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Plan Assets:
Cash	$223,745	$223,745	$—	$—
Equities
Common stock	2,558,970	2,558,970	—	—
Real estate investment trust	47,516	47,516	—	—
Fixed income securities
Government issues (US Treasuries)	288,398	—	288,398	—
FHLMC	370,769	—	370,769	—
FNMA	119,050	—	119,050	—
Exchange traded funds	767,108	767,108	—	—
Total	$4,375,556	$3,597,339	$778,217	$—

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

The fair value of plan assets, as previously defined, at December 31, 2012, by asset category, is as follows:

		Fair Value Measurements at December 31, 2012 Using
		Quoted Prices in	Significant
	Carrying Value	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Plan Assets:
Cash	$167,097	$167,097	$—	$—
Equities
Common stock	2,110,589	2,110,589	—	—
Real estate investment trust	49,321	49,321	—	—
Fixed income securities
Government issues (US Treasuries)	470,345	—	470,345	—
FHLMC	111,142	—	111,142	—
FNMA	240,165	—	240,165	—
Exchange traded funds	806,779	806,779	—	—
Total	$3,955,438	$3,133,786	$821,652	$—

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for the period ending December 31, 2013 and 2012.

State Bank of Chittenango Plan Assets

The Company’s overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocations for System assets are shown in the table below.  Cash equivalents consist primarily of government issues (maturing in less than three months) and short term investment funds.  Equity securities primarily include investments in common stock, depository receipts, preferred stock and real estate investment trusts. Fixed income securities include corporate bonds, government issues, mortgage-backed securities, municipals and other asset backed securities.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

Effective February 2012, the System revised its investment guidelines.  The System currently prohibits its investment managers from purchasing any security greater than 5% of the portfolio at the time of purchase or greater than 8% at market value in any one issuer.  Effective June 25, 2013, the issuer of any security purchased must be located in a country in the MSCI (Morgan Stanley Capital International) World Index. In addition the following are prohibited:  (1) equity security short sales, unregistered securities and margin purchases; (2) mortgage backed derivatives that have an inverse floating rate coupon or that are interest only securities, any asset backed security that is not issued by the U.S. Government or its agencies or its instrumentalities, generally securities of less than Baa2/BBB quality may not be purchased, securities of less than A-quality may not in the aggregate exceed 13% of the investment manager’s portfolio, and commercial mortgage-backed and asset backed securities shall not exceed 10% of the portfolio at the time of purchase; and (3) other financial instruments such as unhedged currency exposure in countries not defined as “high income economies” by the World Bank.  All other investments not prohibited by the System are permitted.  At December 31, 2013 and 2012, the System held certain investments which are no longer deemed acceptable to acquire. These positions will be liquidated when the investment managers deem that such liquidation is in the best interest of the System.

The Company’s pension plan asset allocation at year-end 2013 and 2012, target allocation for 2014 and expected long-term rate of return by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at December 31,		Weighted- Average Expected Long Term Rate
Asset Category	2014	2013	2012	of Return

Cash equivalents	0 - 20%	5%	13%	0.2%
Equity securities	40 - 60%	51%	45%	4.2%
Fixed income securities	40 - 60%	44%	42%	2.1%
Other financial instruments	0 - 5%	—%	—%	—%
Total		100%	100%	6.5%

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

The following table represents the Plan’s fair value hierarchy for its financial assets (investments), as defined previously measured at fair value on a recurring basis as of December 31, 2013:

		Fair Value Measurements at December 31, 2013 Using
		Quoted Prices in	Significant
	Carrying Value	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$3,112	$3,112	$—	$—
Government issues	31,653	—	31,653	—
Short term investment funds	84,371	—	84,371	—
Equities
Common stock	1,083,768	1,083,768	—	—
Depository receipts	13,691	10,433	3,258	—
Preferred stock	5,107	5,107	—	—
Real estate investment trust	3,185	3,185	—	—
Fixed income securities
Auto loan receivables	7,853	—	7,853	—
Collateralized mortgage obligations	239,223	—	239,223	—
Corporate bonds	257,133	—	257,133	—
Federal Home Loan Mortgage Corp.	29,826	—	29,826	—
Federal National Mortgage Assoc.	102,845	—	102,845	—
Government National Mortgage Assoc. I	7,258	—	7,258	—
Government National Mortgage Assoc. II	3,248	—	3,248	—
Government issues	303,595	—	303,595	—
Municipals	7,164	—	7,164	—
Total	$2,183,032	$1,105,605	$1,077,427	$—

At December 31, 2013 the portfolio was managed by two investment firms.  In addition approximately $2.6 million of system monies had not yet been allocated to either investment manager.  Control was split approximately 58%, 41% and 1%.

At December 31, 2013, there was a 5% of portfolio concentration in the State Street Bank & Trust Co. Short Term Investment Fund.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

The fair value of plan assets, as previously defined, at December 31, 2012, by asset category, is as follows:

		Fair Value Measurements at December 31, 2012 Using
		Quoted Prices in	Significant
	Carrying Value	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$2,057	$2,057	$—	$—
Government issues	10,728	—	10,728	—
Short term investment funds	242,302	—	242,302	—
Equities
Common stock	870,508	870,508	—	—
Depository receipts	19,468	19,468	—	—
Preferred stock	3,860	3,860	—	—
Real estate investment trust	3,867	3,867	—	—
Fixed income securities
Auto loan receivable	10,712	—	10,712	—
Collateralized mortgage obligations	214,202	—	214,202	—
Corporate bonds	186,628	—	186,628	—
Federal Home Loan Mortgage Corp.	24,526	—	24,526	—
Federal National Mortgage Assoc.	98,083	—	98,083	—
Government National Mortgage Assoc. I	1,044	—	1,044	—
Government National Mortgage Assoc. II	4,548	—	4,548	—
Government issues	281,564	—	281,564	—
Municipals	2,150	—	2,150	—
Other asset backed	472	—	472	—
Total	$1,976,719	$899,760	$1,076,959	$—

At December 31, 2012 the portfolio was managed by two investment firms. In addition approximately $20.0 million of system monies had not yet been allocated to either investment manager.  Control was split approximately 49%, 43% and 8%.

At December 31, 2012, there was a 12% of portfolio concentration in the State Street Bank & Trust Co. Short Term Investment Fund.

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for the period ending December 31, 2013 and 2012.

The Company expects to contribute $0 to the Plans for the year ending December 31, 2013.

The following benefit payments are expected to be paid:

	Oneida	State Bank
Fiscal year ending December 31:	Savings Bank	Of Chittenango
2014	368,000	200,582
2015	386,000	194,014
2016	405,000	187,379
2017	425,000	180,837
2018	446,000	173,786
Years 2019 - 2023	2,589,000	790,826

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan’s eligibility requirements to defer income on a pre-tax basis.

Employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation.  Employer contributions associated with the plan amounted to $770,494, $724,273 and $655,808 for the years ended December 31, 2013, 2012 and 2011 respectively.

The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan (“ESOP”) with all employees meeting the age and service requirements eligible to participate in the Plan.  Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1000 hours.  The ESOP purchased 157,000 shares of common stock as part of the second step conversion in July 2010 which was funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 3.25% for 2013 and 2012.  Loan payments are to be funded by cash contributions from the Bank.  The loan can be prepaid without penalty.  Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants.  As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end.  Compensation expense is recognized related to the shares committed to be released based on the average market price during the period.  Cash dividends received on unallocated shares are used to pay debt service.  For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding.  Contributions to the ESOP during 2013, 2012 and 2011 were $202,031, $235,835 and $288,538 respectively.  Expense recorded for 2013, 2012 and 2011 was $361,678, $350,113 and $343,042 respectively.

Shares held by the ESOP were as follows:

	2013	2012

Allocated to participants	444,789	400,193
Unearned	18,023	44,965
Total ESOP shares	462,812	445,158

Fair value of unearned shares	$228,351	$478,877

13.      Stock Based Compensation Plans

The Company has one share based compensation plan as described below.  Total compensation cost that has been charged against income for the plan was $549,836 and $264,462 for 2013 and 2012 respectively.  There was no compensation cost related to this plan for 2011 as the plan was started in July 2012.   The total income tax benefit was $211,687, $101,818 and $0 for 2013, 2012 and 2011 respectively.

Stock Options

The Company’s 2012 Equity Incentive Plan, which is shareholder approved, permits the granting of share options to its directors, officers and key employees for up to 216,750 shares of common stock.  Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those options have vesting periods of five years and have ten year contractual terms.  There were 19,250 shares available for future grants under the plan described above as of December 31, 2013 and December 31, 2012. Compensation recorded in conjunction with the option awards was $42,623 and $17,179 for 2013 and 2012 respectively.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below.  Expected volatilities are based on historical volatilities of the Company's common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior.  The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable.  The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

13.    Stock Based Compensation Plans (Continued)

The fair value of options granted was determined using the following weighted-average assumptions as of the grant date:

	2013	2012	2011

Risk-free interest rate	1.44%	0.60%	N/A
Expected term	4.39 years	5.00 years	N/A
Expected stock price volatility	24.28%	21.98%	N/A
Dividend yield	4.66%	4.66%	N/A

A summary of activity in the stock option plan for 2013 was as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	197,500	$10.30	9.56	$468,075
Granted	2,215	$13.94	—	—
Exercised	(7,500)	$10.30	—	$28,645
Forfeited or expired	—	—	—	—
Outstanding at December 31, 2013	192,215	$10.34	8.56	$450,300
Fully vested and expected to vest	158,000	$10.30	8.56	$374,460
Exercisable as of December 31, 2013	34,215	$10.54	8.56	$75,840

Information related to the stock option plan was as follows:

	2013	2012	2011

Intrinsic value of options exercised	$28,645	$—	N/A
Cash received from option exercises	30,920	—	N/A
Shares received from option exercises	2,215	—	N/A
Tax benefit realized from option exercises	4,818	—	N/A
Weighted average fair value of options granted	1.692	0.989	N/A

As of December 31, 2013, there was $139,065 of total unrecognized compensation cost related to nonvested stock options granted under the plan.  The cost is expected to be recognized over a weighted-average period of 3.6 years. New grants were for the reload option feature which were expensed at the date of grant.

Stock Awards

The 2012 Equity Incentive Plan provides for the issuance of shares of restricted stock ("RRP") to directors, officers and key employees.  Compensation expense is recognized over the five year vesting period of the awards based on the fair value of the stock at issue date.  The fair value of the stock was determined using the grant date fair value of $10.30.  RRP shares vest ratably over the five year vesting period on the anniversary date.  The shares have voting rights and are eligible to receive nonforfeitable dividends on the unvested shares.  These shares are considered to be participating securities in the earnings per share calculation.  Total shares issuable under the plan are 131,500 at December 31, 2013 and 130,000 shares were issued in July 2012.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

13.    Stock Based Compensation Plans (Continued)

A summary of changes in the Company’s nonvested shares for the years follows:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value

Nonvested at January 1, 2013	130,000	$10.30
Granted	—	—
Vested	(26,000)	$10.30
Forfeited	—	—
Nonvested at December 31, 2013	104,000	$10.30

As of December 31, 2013, there was $953,831 of total unrecognized compensation cost related to nonvested shares granted under the Plan.  The cost is expected to be recognized over a weighted average period of 3.6 years. Compensation expense recorded in conjunction with the RRP awards was $267,347 and $117,822 for 2013 and 2012, respectively.

Performance Awards

The 2012 Equity Incentive Plan provides for the issuance of shares of performance award restricted stock to directors, officers and key employees.  Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at issue date. The fair value of the stock was determined using the grant date fair value of $10.30.  Performance shares cliff vest as of July 24, 2015 based on the performance results for the three year period ending December 31, 2014. There are three sets of performance criteria based on the individual award; (1) based on a three year cumulative earnings per share, return on average assets and return on tangible equity metrics weighted at 33%; (2) three year cumulative earnings per share, annual loan growth rate and net charge off rate weighted at 33%; and (3) average revenue and profit margin weighted at 50%. Compensation cost is estimated based on the probability that the performance conditions will be achieved.  As of December 31, 2013, the compensation cost is estimated in the range of 75% - 100% payout under the terms of the plan for the different performance sets.  At each reporting period, the Company will reassess the likelihood of achieving the performance criteria and will adjust compensation expense as needed.   The shares have voting rights.  Upon vesting of the performance shares, any dividends declared during the vesting period will be paid based on the shares vested.  Total shares issuable under the plan are 85,000 at December 31, 2013 and all shares were issued in 2012.

A summary of changes in the Company’s nonvested shares for the years follows:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value

Nonvested at January 1, 2013	85,000	$10.30
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested at December 31, 2013	85,000	$10.30

As of December 31, 2013, there was $258,427 of total unrecognized compensation cost related to nonvested shares granted under the Plan.  The cost is expected to be recognized over a weighted average period of 1.0 years. Compensation expense recorded in conjunction with the performance awards totaled $239,866 and $129,461 for the twelve months ended ended December 31, 2013 and 2012, respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

14.    Non-Interest Income and Expenses

Non-interest income and non-interest expenses for the years ended December 31 consist of the following:

	2013	2012	2011
Non-interest income:
Service charges on deposit accounts	$2,800,394	$2,589,333	$2,586,518
Commissions and fees on sales of non-banking products	24,169,935	21,505,620	19,422,025
Cash surrender value increase	582,214	542,087	646,675
Gain on sale of loans	323,433	703,486	487,628
Other	1,331,162	1,272,530	1,511,483
Total non-interest income	$29,207,138	$26,613,056	$24,654,329
Non-interest expenses:
Salaries and employee benefits	$27,502,681	$24,029,868	$23,065,164
Building occupancy and equipment	5,195,624	4,674,793	4,838,369
FDIC and N.Y.S. assessment	427,818	419,624	609,682
Advertising	907,481	665,033	619,999
Postage and telephone	744,976	719,440	694,607
Director compensation	274,433	268,851	275,854
Professional fees	880,758	537,526	425,456
Consultant fees	1,747,505	1,627,623	1,258,856
Travel and meetings	1,121,302	898,926	951,118
Insurance	520,896	486,498	374,539
Dues and subscriptions	309,123	249,051	212,434
Service fees	1,071,280	1,012,850	923,804
ORE expenses	69,580	135,378	129,672
Contributions	138,922	137,114	130,794
Sales tax	1,407	1,802	6,921
Other	1,012,775	930,899	838,792
Intangible amortization	452,356	338,877	390,706
Total non-interest expenses	$42,378,917	$37,134,153	$35,746,767

15.                 Commitments

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs.   These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used.  Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance sheet risk at year end were as follows:

	2013		2012
Financial instruments whose contract amounts represent credit risk:	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to extend credit	$3,488,489	$2,207,100	$4,046,134	$774,000
Unused lines of credit	1,709,053	48,309,595	1,254,057	58,555,975
Standby letters of credit	7,842,859	—	5,342,944	—

Commitments to make loans are generally made for periods of 60 days or less.  The fixed rate loan commitments have interest rates ranging from 3.125% to 5.00% and maturities ranging from 15 years to 30 years.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit

Oneida Financial Corp.

Notes to Consolidated Financial Statements

15.    Commitments (Continued)

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

16.      Dividends and Restrictions

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval of the New York State Department of Financial Services. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies.  Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations.  The amount of retained earnings legally available for dividends under these regulations was $9,111,019 and $7,068,315 as of December 31, 2013 and 2012 respectively.

In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends.  The Federal Reserve Board has indicated that banking organizations could generally pay dividends only out of current operating earnings.

17.      Regulatory Matters

The Bank is subject to regulatory capital requirements administered by the federal banking agencies.  Capital adequacy guidelines and additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  Management believes as of December 31, 2013, the Bank met all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.   At year-end 2013 and 2012, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Capital
(to Risk Weighted Assets)	$68,268,705	15.97%	$34,203,250	8%	$42,754,062	10%
Tier I Capital
(to Risk Weighted Assets)	$65,158,930	15.25%	$17,101,625	4%	$25,652,437	6%
Tier I Capital
(to Average Assets)	$65,158,930	9.03%	$28,848,336	4%	$36,060,420	5%

Oneida Financial Corp.

Notes to Consolidated Financial Statements

17.    Regulatory Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total Capital
(to Risk Weighted Assets)	$63,590,679	15.16%	$33,552,340	8%	$41,940,426	10%
Tier I Capital
(to Risk Weighted Assets)	$60,814,822	14.50%	$16,776,170	4%	$25,164,255	6%
Tier I Capital
(to Average Assets)	$60,814,822	9.33%	$26,064,343	4%	$32,580,429	5%

The following represents a reconciliation of Bank capital to regulatory capital as of December 31:

	December 31,
	2013	2012

GAAP equity	$85,746,512	$87,726,780
Accumulated other comprehensive loss (income)	5,142,627	(910,594)
Goodwill, net of applicable deferred taxes	(24,476,581)	(24,734,104)
Intangible assets, net of applicable deferred taxes	(1,030,368)	(1,218,570)
Disallowed portion of mortgage servicing rights	(41,086)	(48,690)
Disallowed portion of deferred taxes	(182,174)	—
Tier 1 Capital	$65,158,930	$60,814,822
General regulatory allowance for loan losses	3,109,775	2,775,857
Total Capital	$68,268,705	$63,590,679

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances and new dividends.  Management believes this test is met.

18.      Parent Company Statements

Condensed financial information of Oneida Financial Corp. is as follows:

Condensed Balance Sheets
	December 31,
	2013	2012
Assets:
Cash	$5,237,387	$5,507,955
Investments in and advances to subsidiary	85,746,512	87,726,780
ESOP loan receivable	144,878	356,893
Other assets	531,118	514,382
Due from related parties	133,515	—
Total assets	$91,793,410	$94,106,010
Liabilities and stockholders’ equity:
Other liabilities	$1,091,006	$1,066,009
Stockholders’ equity	90,702,404	93,040,001
Total liabilities and stockholders’ equity	$91,793,410	$94,106,010

Oneida Financial Corp.

Notes to Consolidated Financial Statements

18.    Parent Company Statements (Continued)

Condensed Statements of Income
	Years Ended December 31,
	2013	2012	2011
Revenue:
Dividends from subsidiary	$3,300,000	$5,000,000	$—
Interest on investments and deposits	15,333	20,300	71,743
Total revenue	3,315,333	5,020,300	71,743
Expenses:
Compensations and benefits	246,736	198,095	420,000
Other expenses	279,845	230,393	186,171
Total expenses	526,581	428,488	606,171

Income (loss) before taxes and equity in undistributed net income of subsidiary	2,788,752	4,591,812	(534,428)

Benefit for income taxes	(198,000)	(157,000)	(207,000)
Income (loss) before equity in undistributed net income of subsidiary	2,986,752	4,748,812	(327,428)
Equity in undistributed net income:
Subsidiary bank	3,099,436	1,011,606	6,056,709

Net income attributable to Oneida Financial Corp.	$6,086,188	$5,760,418	$5,729,281

Condensed Statements of Cash Flow
	Years Ended December 31,
	2013	2012	2011
Operating activities:
Net income attributable to Oneida Financial Corp.	$6,086,188	$5,760,418	$5,729,281
Adjustments to reconcile net income to net cash provided by operating activities:
ESOP shares earned	350,079	350,113	343,042
Other assets/liabilities, net	(258,585)	(285,192)	219,791
Equity in undistributed net income of subsidiary bank	(3,099,436)	(1,011,606)	(6,056,709)
Net cash provided by operating activities	3,078,246	4,813,733	235,405
Investing activities:
Maturities and calls of securities available for sale	—	—	2,000,000
Investment in subsidiary bank	(350,079)	(350,113)	2,157,458
Decrease in ESOP loan	212,015	253,185	319,780
Change in due from related parties	133,515	—	(22,883)
Net cash (used in) provided by investing activities	(4,549)	(96,928)	4,454,355
Financing activities:
Dividends paid	(3,350,382)	(3,282,056)	(3,365,128)
Redemption of noncontrolling interest	(500)	—	(2,500,500)
Exercise of stock options	46,371	—	—
Repurchase of common shares	(39,754)	(1,039,703)	(2,267,285)
Net cash (used in) financing activities	(3,344,265)	(4,321,759)	(8,132,913)
Net (decrease) increase in cash and cash equivalents	(270,568)	395,046	(3,443,153)
Cash and cash equivalents at beginning of year	5,507,955	5,112,909	8,556,062
Cash and cash equivalents at end of year	$5,237,387	$5,507,955	$5,112,909

Supplemental disclosures of cash flow information:
Non-cash financing activities:
Dividends declared and unpaid	$843,268	$842,952	$829,868

Oneida Financial Corp.

Notes to Consolidated Financial Statements

19.    Earnings per Share

 The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings available to common shareholders for the period are allocated between common shareholders and participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings.  The Company has determined that 104,000 of its 189,000 outstanding non-vested stock awards are participating securities as of December 31, 2013.

Earnings per common share have been computed based on the following for the twelve months ended December 31:

	2013	2012	2011

Net income attributable to Oneida Financial Corp.	$6,086,188	$5,760,418	$5,729,281
Net earnings allocated to participating securities	(98,251)	(51,048)	—
Net earnings allocated to common stock	$5,987,937	$5,709,370	$5,729,281

Basic
Distributed earnings allocated to common stock	$3,294,538	$3,264,243	$3,335,221
Undistributed earnings allocated to common stock	2,693,399	2,445,127	2,394,060
Net earnings allocated to common stock	$5,987,937	$5,709,370	$5,729,281

Weighted average common shares outstanding including shares considered participating securities	6,965,877	6,912,886	7,114,496
Less: Average unallocated ESOP shares	(37,688)	(70,166)	(110,793)
Less: Average participating securities	(106,604)	(55,099)	—
Weighted average shares	6,821,585	6,787,621	7,003,703
Basic earnings per share	$0.88	$0.84	$0.82

Diluted
Net earnings allocated to common stock	$5,987,937	$5,709,370	$5,729,281

Weighted average common shares outstanding for basic earnings per common share	6,821,585	6,787,621	7,003,703
Add: Dilutive effects of assumed exercise of stock options and nonparticipating shares	52,187	5,681	—
Weighted average shares and dilutive potential common shares	6,873,772	6,793,302	7,003,703
Diluted earnings per common share	$0.87	$0.84	$0.82

Stock options for 2,215 and 197,500 shares of common stock were not considered in computing diluted earnings per share for the twelve months ended ended December 31, 2013 and 2012 respectively because they were anti-dilutive.   There were no potentially dilutive securities outstanding for the twelve months ended December 31, 2011.

20.      Accumulated Other Comprehensive Income (Loss)

The following is changes in Accumulated Other Comprehensive Income (loss) by component, net of tax, for the twelve months ended December 31, 2013, 2012 and 2011:

	Net unrealized gains (losses) on available-for-sale securities	Unrecognized postretirement benefit obligation	Accumulated other comprehensive income (loss)

Balance at January 1, 2013	$2,945,646	$(2,035,052)	$910,594
Other comprehensive (loss) income, during the period, net of adjustments	(6,241,609)	286,559	(5,955,050)
Amounts reclassified from AOCI	(290,548)	192,377	(98,171)
Other comprehensive (loss) income	(6,532,157)	478,936	(6,053,221)
Balance at December 31, 2013	$(3,586,511)	$(1,556,116)	$(5,142,627)

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.    Accumulated Other Comprehensive Income (Loss) (Continued)

	Net unrealized gains (losses) on available-for-sale securities	Unrecognized postretirement benefit obligation	Accumulated other comprehensive income (loss)

Balance at January 1, 2012	$113,249	$(2,235,487)	$(2,122,238)
Other comprehensive income, during the period, net of adjustments	3,310,166	68,557	3,378,723
Amounts reclassified from AOCI	(477,769)	131,878	(345,891)
Other comprehensive income	2,832,397	200,435	3,032,832
Balance at December 31, 2012	$2,945,646	$(2,035,052)	$910,594

	Net unrealized gains (losses) on available-for-sale securities	Unrecognized postretirement benefit obligation	Accumulated other comprehensive income (loss)

Balance at January 1, 2011	$(4,280,945)	$(1,917,294)	$(6,198,239)
Other comprehensive income (loss), during the period, net of adjustments	4,429,178	(420,896)	4,008,282
Amounts reclassified from AOCI	(34,984)	102,703	67,719
Other comprehensive income (loss)	4,394,194	(318,193)	4,076,001
Balance at December 31, 2011	$113,249	$(2,235,487)	$(2,122,238)

The following table represents the detail of comprehensive income (loss) for the twelve months ended ended:

	2013
	Pre-tax	Tax	After-tax

Unrealized holding losses on available-for-sale securities during the period	$(10,402,682)	$4,161,073	$(6,241,609)
Reclassification adjustment for gains included in net income (1)	(484,246)	193,698	(290,548)
Net unrealized losses on available-for-sale securities	(10,886,928)	4,354,771	(6,532,157)

Net pension gain arising during period (2)	798,226	(319,290)	478,936
Net unrecognized postretirement benefit obligation	798,226	(319,290)	478,936

Other comprehensive loss	$(10,088,702)	$4,035,481	$(6,053,221)

	2012
	Pre-tax	Tax	After-tax

Unrealized holding gains on available-for-sale securities during the period	$5,516,942	$(2,206,776)	$3,310,166
Reclassification adjustment for gains included in net income (1)	(796,281)	318,512	(477,769)
Net unrealized gains on available-for-sale securities	4,720,661	(1,888,264)	2,832,397

Net pension gain arising during period (2)	334,059	(133,624)	200,435
Net unrecognized postretirement benefit obligation	334,059	(133,624)	200,435

Other comprehensive income	$5,054,720	$(2,021,888)	$3,032,832

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.    Accumulated Other Comprehensive Income (Loss) (Continued)

	2011
	Pre-tax	Tax	After-tax

Unrealized holding gains on available-for-sale securities during the period	$7,381,963	$(2,952,785)	$4,429,178
Reclassification adjustment for gains included in net income (1)	(58,306)	23,322	(34,984)
Net unrealized gains on available-for-sale securities	7,323,657	(2,929,463)	4,394,194

Net pension loss arising during period (2)	(530,322)	212,129	(318,193)
Net unrecognized postretirement benefit obligation	(530,322)	212,129	(318,193)

Other comprehensive income	$6,793,335	$(2,717,334)	$4,076,001
___________________________________
(1) Pre-tax reclassification adjustments relating to available-for-sale securities are reported in net gains (losses) on sales of securities on the consolidated statement of income.
(2) Net gain(loss) arising during period which is comprised of net gain (loss) and amortization of prior gain (loss) is reported in compensation and benefits on the consolidated statements of income. See footnote 12 for components of net pension loss arising during period.

21.      Segment Information

Effective January 1, 2013, the Bank reorganized its internal reporting segments to better align services provided to customers. Based on this re-alignment, the Bank has determined that it has three primary business segments; its banking franchise, its insurance, risk management and employee benefits activities and its financial and investment advisory activities. The prior year segment information has not been restated because it is impracticable to do so based upon how product performance is now being accounted for within the accounting records. The activities of Workplace Health Solutions Inc. were merged into Bailey & Haskell Associates, Inc. as of January 1, 2013. Effective January 1, 2013, the activities of Benefit Consulting Group, Inc. were divided into three functions of which one was transferred to the banking franchise as it represents services similar to trust services, one was transferred to Bailey & Haskell Associates, Inc. as it resembles services already provided by the entity and the financial and advisory services remained at Benefit Consulting Group Inc. which is being developed into broker-dealer services. Effective June 2013, the name of Benefit Consulting Group, Inc. was changed to Oneida Wealth Management, Inc. For the year ended December 31, 2013, the Bank's insurance, risk management and employee benefit activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. The Bank's financial and investment advisory activities consisted of those conducted through its wholly owned subsidiary Oneida Wealth Management, Inc.

Prior to January 1, 2013, the Bank determined that it had four primary business segments, its banking franchise, its insurance activities, its employee benefit consulting activities and risk management activities.  For the years ended December 31, 2012 and 2011, the Bank’s insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. The Bank’s benefit consulting activities consisted of those conducted through its wholly owned subsidiary Benefit Consulting Group, Inc. The risk management activities consisted of those conducted through its wholly owned subsidiary Workplace Health Solutions Inc.

Information about the Bank’s segments is presented in the following table for the periods indicated:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

21.    Segment Information (Continued)

	2013
	Banking Activities	Insurance, Risk Management and Employee Benefit Activities	Financial/Investment Advisory Activities	Total

Net interest income	$19,800,189	$—	$—	$19,800,189
Provision for loan losses	500,000	—	—	500,000
Net interest income after provision for loan losses	19,300,189	—	—	19,300,189

Investment gains, net	2,419,653	—	—	2,419,653
Commissions and fees on sales of non-banking products	1,955,634	19,722,444	2,491,857	24,169,935
Non-interest income	5,037,203	—	—	5,037,203
Non-interest expenses	20,297,300	17,109,390	3,037,061	40,443,751
Depreciation and amortization	1,559,650	342,700	32,816	1,935,166
Income (loss) before income taxes	6,855,729	2,270,354	(578,020)	8,548,063
Income tax expense (benefit)	1,706,000	953,000	(203,000)	2,456,000
Net income (loss)	5,149,729	1,317,354	(375,020)	6,092,063
Less: net income attributable to noncontrolling interest	5,875	—	—	5,875
Net income (loss) attributable to Oneida Financial Corp.	$5,143,854	$1,317,354	$(375,020)	$6,086,188

Total Assets	$712,724,012	$33,607,488	$5,037,520	$751,369,020

Oneida Financial Corp.

Notes to Consolidated Financial Statements

21.    Segment Information (Continued)

	2012
	Banking Activities	Insurance Activities	Benefit Consulting Activities	Risk Management Activities	Total

Net interest income	$19,592,463	$—	$—	$—	$19,592,463
Provision for loan losses	740,000	—	—	—	740,000
Net interest income after provision for loan losses	18,852,463	—	—	—	18,852,463

Investment gains, net	1,416,032	—	—	—	1,416,032
Impairment of other asset	(1,886,080)	—	—	—	(1,886,080)
Non-interest income	5,107,436	12,000,802	7,635,322	1,869,496	26,613,056
Non-interest expenses	17,721,107	9,921,563	5,903,445	1,787,835	35,333,950
Depreciation and amortization	1,549,317	163,263	85,126	2,497	1,800,203
Income before income taxes	4,219,427	1,915,976	1,646,751	79,164	7,861,318
Income tax expense	597,400	795,500	667,000	35,100	2,095,000
Net income	3,622,027	1,120,476	979,751	44,064	5,766,318
Less: net income attributable to noncontrolling interest	5,900	—	—	—	5,900
Net income attributable to Oneida Financial Corp.	$3,616,127	$1,120,476	$979,751	$44,064	$5,760,418

Total Assets	$656,728,776	$24,455,573	$8,079,227	$517,574	$689,781,150

	2011
	Banking Activities	Insurance Activities	Benefit Consulting Activities	Risk Management Activities	Total

Net interest income	$19,759,719	$—	$—	$—	$19,759,719
Provision for loan losses	1,050,000	—	—	—	1,050,000
Net interest income after provision for loan losses	18,709,719	—	—	—	18,709,719
Investment gains, net	256,938	—	—	—	256,938
Non-interest income	5,232,304	11,603,209	6,482,456	1,336,360	24,654,329
Non-interest expenses	17,128,181	10,075,521	5,382,755	1,377,451	33,963,908
Depreciation and amortization	1,511,682	171,507	98,424	1,246	1,782,859
Income (loss) before income taxes	5,559,098	1,356,181	1,001,277	(42,337)	7,874,219
Income tax expense (benefit)	964,600	586,000	413,000	(10,600)	1,953,000
Net income (loss)	4,594,498	770,181	588,277	(31,737)	5,921,219
Less: net income attributable to noncontrolling interest	191,838	—	—	—	191,838
Net income (loss) attributable to Oneida Financial Corp.	$4,402,660	$770,181	$588,277	$(31,737)	$5,729,381

Total Assets	$641,445,777	$22,835,569	$7,399,574	$306,400	$671,987,320

Oneida Financial Corp.

Notes to Consolidated Financial Statements

21.    Segment Information (Continued)

The following represents a reconciliation of the Company’s reported segment assets to consolidated assets as of December 31:

	2013	2012

Total assets for reportable segments	$751,369,020	$689,781,150
Elimination of intercompany cash balances	(8,884,412)	(8,389,712)
Consolidated total	$742,484,608	$681,391,438

22.     Quarterly Financial Data (Unaudited)

	Interest Income	Net Interest Income	Net Income	Basic	Diluted
	(Dollars in thousands)
2013
First Quarter	$5,478	$4,837	$1,950	$0.28	$0.28
Second Quarter	5,554	4,898	1,492	0.22	0.21
Third Quarter	5,598	4,962	1,021	0.15	0.15
Fourth Quarter	5,773	5,103	1,622	0.23	0.23

2012
First Quarter	$5,691	$4,865	$2,002	$0.29	$0.29
Second Quarter	5,740	4,920	1,899	0.28	0.28
Third Quarter	5,674	4,889	65	0.01	0.01
Fourth Quarter	5,661	4,919	1,795	0.26	0.26

The decrease in net income during the third quarter 2012 was due to an impairment charge of $1.9 million related to an asset held by the Bank supporting sales activities in its insurance agency subsidiary.  See Footnote 8 for more information on the impairment charge.

Topic II

Management's Discussion and Analysis
of
Financial Condition and Results of Operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section presents Management’s Discussion and Analysis of and Changes to the Company's Consolidated Financial Condition and Results of Operations and should be read in conjunction with the Company’s financial statements and notes thereto included herein.

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

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. This discussion and analysis reflects our consolidated statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements and should be read in conjunction with the business and financial information regarding Oneida Financial Corp. provided in the consolidated financial statements and corresponding notes to the financial statements.

Overview - The Companies

Oneida Financial Corp. (“Company”) is a Maryland corporation that owns all of the outstanding common stock of Oneida Savings Bank. Oneida Financial Corp.’s executive offices are located at 182 Main Street, Oneida, New York 13421. Its telephone number at this address is (315) 363-2000 and its website address is www.oneidafinancial.com.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of deposits and Federal Home Loan Bank advances and other borrowings. Net interest income is a function of our interest rate spread, which is the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, as well as a function of the average balance of interest-earning assets compared to interest-bearing liabilities. Also contributing to our earnings is noninterest income, which consists primarily of service charges and fees on loan and deposit products and services, fees from our insurance, risk management and employee benefit subsidiary; fees from our financial and advisory services subsidiary and fees from trust services, and net gains and losses on sales of investments. Interest income and noninterest income are offset by provisions for loan losses, general administrative and other expenses, including employee compensation and benefits and occupancy and equipment costs, as well as by state and federal income tax expense.

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

Oneida Savings Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. Oneida Savings Bank is a community bank engaged primarily in the business of accepting deposits from customers through its main office and 10 full-service branch offices and using those deposits, together with funds generated from operations and borrowings, to make one-to-four family residential and commercial real estate loans, consumer loans and commercial business loans and to invest in mortgage-backed and other securities. Municipal deposit banking services are provided through a limited purpose commercial bank subsidiary, The State Bank of Chittenango. Oneida Savings Bank also sells insurance and other commercial services and products, provides employee benefit services and offers risk management services to help mitigate and prevent work related injuries through Bailey & Haskell Associates, Inc., a wholly owned subsidiary, and provides financial and investment advisory services through Oneida Wealth Management, Inc., a wholly owned subsidiary. Oneida Savings Bank is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation and the New York State Department of Financial Services.

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

Bailey & Haskell Associates. Bailey & Haskell Associates, Inc. is the wholly owned insurance agency, risk management and employee benefit subsidiary of Oneida Savings Bank and is headquartered in Oneida, New York. It has six other offices in New York State and one office in South Carolina. Oneida Savings Bank completed the acquisition of Bailey & Haskell Associates in 2000. Bailey & Haskell Associates is a full-service insurance, risk management and employee benefits firm with over 130 employees providing services to over 19,000 customers. Bailey & Haskell Associates offers personal and commercial property insurance and other risk management products and services. In addition, Bailey & Haskell Associates offers employee benefit related services. Bailey & Haskell Associates represents many leading insurance companies, including Travelers, CNA, Hartford, Progressive, Cincinnati and Utica National. We have acquired seven insurance agencies in the decade following the acquisition of Bailey & Haskell Associates, including the Schenectady Insuring Agency, Inc. which was added during 2012. All of the acquired insurance agencies were merged into Bailey & Haskell Associates.

The risk management services provided by Bailey & Haskell Associates were those previously provided through the wholly owned risk management subsidiary Workplace Health Solutions. Workplace Health Solutions was established in January 2008 as a risk management company with services to help mitigate and prevent work related injuries. Specifically, Workplace Health Solutions works with employers to develop informed hiring programs, coordinates employee training programs and consults with and advises employers relative to workers’ compensation coverage and incidents. In addition, this subsidiary develops a network of medical professionals to evaluate injured workers and arrange for the proper treatment of and recovery from workplace injuries from a risk management perspective. Workplace Health Solutions was developed to complement and refer the products and services offered by our other subsidiaries with an overall philosophy of providing innovative risk management services. Effective January 1, 2013, Workplace Health Solutions were merged with Bailey & Haskell Associates to better align services provided to customers.

Oneida Wealth Management. Benefit Consulting Group, Inc., originally acquired in 2006, was the wholly owned employee benefits consulting and retirement plan administration subsidiary of Oneida Savings Bank. Effective January 1, 2013, the subsidiary was reorganized to better align services provided to customers. The employee benefits services were moved to Bailey & Haskell Associates. The retirement plan administration and financial planning services were moved to Oneida Savings Bank. The financial and investment advisory services remained a part of Benefit Consulting Group. Benefit Consulting Group changed its name to Oneida Wealth Management Inc. in June 2013. Oneida Wealth Management is headquartered in North Syracuse, New York and operates from offices in Oneida, New York and satellite offices in several branch offices of Oneida Savings Bank.

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

During 2013 we partnered with Madison County, New York in an effort to highlight our local economy for the benefit of our community. The launch of a "Buy Madison" program assists local businesses by raising consumer awareness of our shopping behavior. Oneida Savings Bank has created a created a special edition "Buy Madison" debit card for all checking account customers. With this card, customers can receive numerous discounts and special offers from participating Madison County businesses.

Expanding Our Geographic Reach. Since 1998, we have grown our traditional community banking franchise organically and through acquisitions of banks and nonbank businesses that offer trust services, insurance sales, financial services, employee benefits consulting and risk management services. The expansion into insurance and other financial services businesses has enabled Oneida Savings Bank to evolve from a traditional savings bank to a full-service financial services organization. We will continue to seek opportunities to grow our business through a combination of de novo branching and complementary acquisitions in our existing and contiguous markets. We will consider acquisition opportunities that expand our geographic reach in banking, insurance or other complementary financial service businesses, although we do not currently have any agreements or understandings regarding any specific acquisition.

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

•
Financial Service Subsidiaries. In recent years, we have increased the services and products we offer through our insurance, risk management and employee benefits agency and our financial and investment advisory subsidiary. We initially entered the insurance and financial services business with the acquisition in October 2000 of Bailey & Haskell Associates, Inc. The expansion of our financial services business has continued to provide an increasing revenue source. We intend to continue to expand our financial services businesses to increase our earnings and diversify our revenue sources.

Growing Our Loan Portfolios. We intend to grow our loan portfolios while continuing to exercise prudent loan underwriting and administration standards.

•
Emphasizing the Origination of Commercial Real Estate, Consumer and Commercial Business Loans. We have sought to increase commercial real estate, consumer and commercial business lending in a controlled, safe and sound manner. Because these loans generally have higher yields and shorter terms than one-to-four family residential mortgage loans, our goal is to increase the origination of these loans consistent with safety and soundness considerations. At December 31, 2013, our loan portfolio was composed of 24.4% commercial real estate loans, 8.5% consumer loans and 15.1% commercial business loans.

•
Continuing the Origination of One-to-Four Family Real Estate Loans. Historically, Oneida Savings Bank has emphasized the origination of one-to-four family residential mortgage loans within Madison and Oneida counties and the surrounding counties. During 2013, our one-to-four family mortgage loan originations have been primarily fixed-rate loans. We generally sell our fixed-rate one-to-four family loan originations with maturities exceeding 15 years and such loans are sold without recourse and on a servicing-retained basis. During the years ended December 31, 2013 and 2012, we sold $12.4 million and $22.9 million, respectively, in fixed-rate one-to-four family mortgage loans. In addition, adjustable-rate mortgage (“ARM”) loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years and adjust annually thereafter, represented a lower percentage of total originations. Residential real estate loan origination volume, particularly fixed-rate originations, has started to decrease during 2013 compared with 2012 and 2011 due to the continued low interest rate environment and the slow down in volume of refinancing originations.

Continuing Our Conservative Underwriting Standards and Maintaining our Strong Asset Quality. We continue to maintain strong asset quality and reserve coverage. At December 31, 2013, our non-performing loans totaled $529,000 or 0.16% of total loans and our ratio of allowance for loan losses to total non-performing loans was 587.9%. At December 31, 2012, our non-performing loans totaled $726,000 or 0.23% of total loans and our ratio of allowance for loan losses to total non-performing loans was 382.37%. Our asset quality reflects our conservative underwriting standards, the diligence and experience of our loan collection personnel and the stability of the local economy. As part of our evaluation of our asset quality, we also use an independent third party loan review firm to evaluate certain parts of the loan portfolio on an annual basis. Finally, we have not and do not plan to originate or participate in any sub-prime or Alt-A lending programs or loans.
Growing Our Core Deposit Base. Oneida Savings Bank is a market leader in offering deposit accounts in the communities we serve. We continue to emphasize offering core deposits to individuals, businesses and municipalities located in our market area. Core deposits represent our best opportunity to develop customer relationships that enable us to cross sell the products and services of our complementary subsidiaries. Core deposits are our least costly source of funds which improves our interest rate spread and also contributes non-interest income from account related services. At December 31, 2013, core deposits represented 77.7% of our total deposits.

Financial Condition

Assets. Total assets at December 31, 2013 were $742.5 million, an increase of $61.1 million, or 9.0%, from $681.4 million at December 31, 2012. The increase in total assets was primarily attributable to an increase in loans receivable and cash and cash equivalents.

Management continues to maintain a diversified loan portfolio mix. This strategy is supported through the origination and retention of consumer and commercial business loans with the intent of increasing the average yield on our interest-earning assets, and the origination for sale in the secondary market of lower yielding fixed-rate one-to-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans increased by $7.8 million during 2013. The increase in consumer, commercial business and commercial real estate loans was primarily due to an increase in commercial business and commercial real estate lending partially offset by a decrease in consumer loans. The increase in commercial business and commercial real estate loans is primarily due to an increase in participation loans during 2013. The decrease in consumer lending was largely attributable to a decrease in demand, particularly in automobile lending and personal loans. Residential real estate loans increased $12.3 million during 2013 as management continued to retain a portion of one-to-four family loans originated with maturities less than 15 years as compared to prior years where substantially all one-to-four family loans had been sold. During the year ended December 31, 2013, a total of $12.4 million in fixed-rate residential mortgage loans were sold compared with loan sales of $22.9 million during 2012.

Oneida Savings Bank reinvests proceeds from loan sales and investment sales and maturities in other loans as new loan origination volume warrants. Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing Oneida Savings Bank to accommodate periods of increased loan demand.
Mortgage-backed securities increased $8.1 million, or 8.9%, to $99.0 million at December 31, 2013 as compared with $90.9 million at December 31, 2012. Investment securities increased $2.5 million, or 1.5%, to $169.0 million at December 31, 2013 as compared to $166.5 million at December 31, 2012. The increase in mortgage-backed and investment securities was primarily the result of an increase in municipal deposits requiring collateralization partially offset by the growth in net loans receivable.
Trading securities decreased $567,000, or 10.1%, to $5.1 million at December 31, 2013 as compared with $5.6 million at December 31, 2012 and represent common and preferred equity securities that we have elected to adjust to fair value. The decrease in trading securities was due to a preferred security being sold during the year, offset by an increase in fair value during 2013 that was reflected through the income statement.
Cash and cash equivalents increased $22.4 million, or 113.1%, to $42.2 million at December 31, 2013 from $19.8 million at December 31, 2012. The increase in cash and cash equivalents was due to the increase in deposits and the timing of reinvesting excess cash in investment and mortgage-backed securities.
Oneida Financial Corp. invests in bank-owned life insurance to provide a funding source for benefit plan obligations. Bank-owned life insurance also generally provides non-interest income that is nontaxable. Federal regulations generally limit the investment in bank-owned life insurance to 25% of the sum of Oneida Savings Banks’ tier 1 capital and its allowance for loan losses. At December

31, 2013, this limit was $17.1 million, and our investment in bank-owned life insurance at that date totaled $18.2 million. We exceeded the limit as a result of acquiring bank-owned life insurance as part of a small bank acquisition but have reduced the excess as a result of the increased capital from our 2010 stock offering.
Liabilities. Total liabilities increased by $63.4 million, or 10.8%, to $651.8 million at December 31, 2013 from $588.4 million at December 31, 2012. The increase was primarily the result of an increase in deposits of $68.9 million partially offset by a decrease in borrowings of $5.0 million.
Deposit accounts increased $68.9 million, or 12.1%, to $637.2 million at December 31, 2013 from $568.3 million at December 31, 2012. Interest-bearing deposit accounts increased by $59.1 million, or 12.0%, to $551.6 million at December 31, 2013 from $492.5 million at December 31, 2012. Non-interest bearing deposit accounts increased $9.8 million, or 12.9%, to $85.6 million at December 31, 2013 from $75.8 million at December 31, 2012. Core deposit accounts which include checking, savings and money market accounts increased $66.8 million or 15.6%. Time deposits increased $2.1 million or 1.5%. The increase in core deposit accounts was the result of an increase in retail deposits and an increase in municipal deposits offered through our limited purpose commercial banking subsidiary, State Bank of Chittenango. Municipal deposits increased $39.6 million to $145.4 million at December 31, 2013 from $105.8 million at December 31, 2012.
Borrowings decreased $5.0 million, or 83.3%, to $1.0 million at December 31, 2013 from $6.0 million at December 31, 2012. The decrease in borrowings was due to our decision not to renew the advances that matured during the year. At December 31, 2013, there were no overnight advances outstanding. Overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows.
Other liabilities decreased $600,000, or 4.3%, to $13.5 million at December 31, 2013 from $14.1 million at December 31, 2012.
Stockholders’ Equity. Total stockholders’ equity at December 31, 2013 was $90.7 million, a decrease of $2.3 million, or 2.5%, from $93.0 million at December 31, 2012. The change in total equity is the result of net income of $6.1 million. Offsetting this increase in total equity was a decrease in accumulated other comprehensive income ("AOCI") of $6.1 million at December 31, 2013 resulting from a decrease in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits. Changes in interest rates and market volatility resulted in an increase in the net unrealized loss on our available-for-sale securities. In addition, the declaration of cash dividends during 2013 also reduced stockholders' equity.
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
Average Balance Sheet. The following table sets forth certain information relating to our average balances, average yields and costs, and certain other information for the years ending December 31, 2013, 2012 and 2011. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Non-accrual loans have been included in the average balances.

	For the Years Ended December 31,
	2013			2012			2011
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate

	(Dollars in thousands)
Assets
Interest-earning assets:
Loans receivable	$327,131	$15,132	4.63%	$296,156	$15,126	5.11%	$287,098	$15,588	5.43%
Investment and MBS securities	261,203	7,085	2.71%	256,853	7,273	2.83%	260,077	7,848	3.02%
Federal funds	19,701	18	0.09%	22,178	22	0.10%	24,561	21	0.09%
Equity securities	4,442	168	3.78%	6,929	344	4.96%	7,321	326	4.45%
Total interest-earning assets	612,477	22,403	3.66%	582,116	22,765	3.91%	579,057	23,783	4.11%
Non interest-earning assets:
Cash and due from banks	11,823			11,154			10,969
Other assets	85,196			82,691			75,597
Total assets	$709,496			$675,961			$665,623
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Money market deposits	$177,773	$609	0.34%	$176,382	$751	0.43%	$178,414	$1,014	0.57%
Savings accounts	127,057	338	0.27%	111,387	303	0.27%	99,127	358	0.36%
Interest-bearing checking	74,831	59	0.08%	67,322	55	0.08%	65,321	63	0.10%
Time deposits	141,322	1,497	1.06%	137,250	1,630	1.19%	146,843	2,077	1.41%
Borrowings	3,886	77	1.98%	10,481	431	4.11%	11,552	503	4.35%
Notes payable	772	23	2.98%	109	3	2.75%	205	8	3.90%
Total interest-bearing liabilities	525,641	2,603	0.50%	502,931	3,173	0.63%	501,462	4,023	0.80%
Non-interest-bearing liabilities:
Demand deposits	78,027			72,288			67,436
Other liabilities	13,384			10,728			8,029
Total liabilities	617,052			585,947			576,927
Stockholders’ equity	92,444			90,014			88,696
Total liabilities and stockholders’ equity	$709,496			$675,961			$665,623
Net interest income		$19,800			$19,592			$19,760
Net interest spread			3.16%			3.28%			3.30%
Net earning assets	$86,836			$79,185			$77,595
Net interest margin		3.23%			3.37%			3.41%
Ratio of interest- earning assets to interest-bearing liabilities		116.52%			115.74%			115.47%

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

	Years Ended December 31,
	2013 vs. 2012			2012 vs. 2011
	Increase / (Decrease)		Total	Increase / (Decrease)		Total
	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans receivable	$1,433	$(1,427)	$6	$463	$(925)	$(462)
Investment and mortgage-backed securities	118	(306)	(188)	(91)	(484)	(575)
Federal funds	(2)	(2)	(4)	(2)	3	1
Equity securities	(94)	(82)	(176)	(19)	37	18
Total interest-earning assets	$1,455	$(1,817)	$(362)	$351	$(1,369)	$(1,018)

Interest-bearing liabilities:
Money market deposits	$5	$(147)	$(142)	$(9)	$(254)	$(263)
Savings accounts	42	(7)	35	33	(88)	(55)
Interest-bearing checking	6	(2)	4	2	(10)	(8)
Time deposits	43	(176)	(133)	(114)	(333)	(447)
Borrowings	(131)	(223)	(354)	(44)	(28)	(72)
Notes payable	20	—	20	(3)	(2)	(5)
Total interest-bearing liabilities	$(15)	$(555)	$(570)	$(135)	$(715)	$(850)

Net increase (decrease) in net interest income			$208			$(168)

Comparison of Operating Results for the Years Ended December 31, 2013 and December 31, 2012

General. Net income for the year ended December 31, 2013 was $6.1 million compared to net income of $5.8 million for the year ended December 31, 2012. For the year ended December 31, 2013, basic net income per share was $0.88 as compared with the 2012 reported basic net income per share of $0.84. The increase in net income is primarily the result of an increase in net interest income, an increase in the change in fair value of investment securities, an increase in non-interest income, a decrease in impairment of other asset and a decrease in the provision for loan losses. These increases in income were partially offset by a decrease in net investment gains, an increase in non-interest expense and an increase in income tax provision during 2013 as compared with 2012.

Interest and Dividend Income. Interest and dividend income decreased by $362,000, or 1.6%, to $22.4 million for the year ended December 31, 2013 from $22.8 million for the year ended December 31, 2012. Interest and fees on loans increased by $6,000 for the year ended December 31, 2013 as compared with the same period in 2012. Interest and dividend income on mortgage-backed and other investment securities decreased $364,000 to $7.3 million for the year ended December 31, 2013 from $7.6 million for the year ended December 31, 2012. Interest income earned on federal funds sold decreased $4,000 during 2013 as compared with the year ended December 31, 2012.

The increase in income on loans resulted from an increase of $30.9 million in the average balance of loans to $327.1 million in 2013 from $296.2 million in 2012 partially offset by a decrease of 48 basis points in the average yield on loans to 4.63% from 5.11%. As of December 31, 2013, residential real estate loans totaled $118.5 million, an increase of $13.2 million from December 31, 2012. During 2013, the Bank continued to retain a portion of one-to-four family residential mortgages with maturities less than 15 years. During 2013, a total of $12.4 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial real estate loans increased $6.2 million to $90.3 million at December 31, 2013 from $84.1 million at December 31, 2012. Commercial loans increased $3.4 million to $50.9 million at December 31, 2013 from $47.5 million at December 31, 2012. At December 31, 2013, total loans receivable were $337.8 million as compared with $313.6 million at December 31, 2012, an increase of 7.7%. The decrease in the yield on loans reflects the continued lower market interest rates during 2013 and 2012, not withstanding the origination of higher yielding commercial loans.

The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of 12 basis points in the average yield earned to 2.71% from 2.83% partially offset by an increase of $4.3 million in the average balance of investment and mortgage-backed securities to $261.2 million at December 31, 2013 from $256.9 million at December 31, 2012. The increase in the average balance on investment and mortgage-backed securities is the result of an increase in municipal deposits requiring collateralization.
Interest income on federal funds sold decreased as a result of a decrease of 1 basis point in the average yield in addition to a decrease in the average balance of federal funds sold of $2.5 million to $19.7 million during the 2013 period as compared with $22.2 million at December 31, 2012.
Income from equity securities decreased $176,000 due to a decrease in the average yield of 118 basis points to 3.78% as of December 31, 2013 from 4.96% as of December 31, 2012. The average balance of equity securities decreased $2.5 million to $4.4 million as of December 31, 2013 from $6.9 million as of December 31, 2012 reflecting the sale of securities during the year.
Interest Expense. Interest expense decreased $570,000, or 18.0%, to $2.6 million for the year ended December 31, 2013 from $3.2 million for the year ended December 31, 2012. The decrease in interest expense was primarily due to a decrease in borrowing expense during 2013 of $354,000, decreasing to $77,000 during 2013 compared with $431,000 during 2012. In addition, interest paid on deposit accounts decreased to $2.5 million during 2013 from $2.7 million during 2012.
The decrease in interest expense paid on deposits was primarily due to a decrease in the average cost of deposits. Core deposits, comprising money market accounts, savings accounts and interest-bearing checking accounts, experienced an increase in the average balance of $24.6 million, or 6.9%, to $379.7 million at an average cost of 0.26% during 2013 from $355.1 million at an average cost of 0.31% during 2012. During the same period the average balance of time deposits increased $4.0 million or 2.9%, to $141.3 million in 2013 from $137.3 million during 2012 and the average rate paid on time deposits decreased 13 basis points.
The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in 2013 to $3.9 million as compared with $10.5 million during 2012. In addition, the average rate paid on borrowings decreased by 213 basis points to 1.98% for the 2013 period.
Provision for Loan Losses. Provision for loan losses decreased $240,000, or 32.4%, to $500,000 for the year ended December 31, 2013 as compared with a provision of $740,000 for the year ended December 31, 2012. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

The decrease in the provision from 2012 to 2013 reflects improving asset quality as we experienced a decrease in nonperforming loans and charge-offs. Non-performing loans have decreased during the year ended December 31, 2013, totaling $529,000 or 0.1% of total assets at December 31, 2013 compared with $726,000 or 0.1% of total assets at December 31, 2012. Net charge-off activity for the year ended December 31, 2013 was $166,000 as compared with $864,000 in net charge-offs during 2012. The decrease in net charge-offs is primarily attributable to the charge-off of a specifically reserved, impaired commercial real estate loan with a principal balance of $836,000 in June 2012.

Loans individually evaluated for impairment at December 31, 2013 totaled $1.4 million and had an allocated allowance for loan loss reserve of $82,000. Loans individually evaluated for impairment totaled $1.1 million at December 31, 2012 and had an allocated allowance for loan loss reserve of $237,000. The increase in loans individually evaluated for impairment in 2013 related to loans considered to be troubled debt restructurings during 2013. The balance of the allowance for loan losses was $3.1 million or 0.93% of loans receivable at December 31, 2013 compared with $2.8 million or 0.89% of loans receivable at December 31, 2012.

Non-interest Income. Non-interest income increased by $2.6 million, or 9.8%, to $29.2 million for the year ended December 31, 2013 from $26.6 million for the year ended December 31, 2012.
Commissions and fees on sales of non-banking products increased $2.7 million, or 12.6%, to $24.2 million during 2013 as compared with $21.5 million during 2012. The increase in non-banking revenue is primarily due to increased sales volume and a high level of account revenue retention from the prior year as well as the acquisition of a Schenectady, New York based insurance agency effective December 31, 2012.
Deposit account service fees increased $211,000, or 8.1%, to $2.8 million during 2013 as compared with $2.6 million during 2012. Changes in account features and the increase in deposit accounts have resulted in the increase in deposit account service fee revenue.
We experienced a decrease in income from the sale and servicing of fixed-rate residential real estate loans. Such income decreased to $690,000 during 2013 compared with $1.0 million during 2012. The decrease is primarily the result of a decrease in the profit on sales of loans in 2013 as compared with 2012 due to a decrease in loan sale volume.
Change in fair value of investments. We have identified the preferred and common equity securities we hold in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the year ended December 31, 2013 the market value of our trading securities increased $1.9 million as compared with an increase of $620,000 during 2012.
Net investment Gains. Net investment gains for the year ended December 31, 2013 were $484,000 as compared to net investment gains of $796,000 during 2012. During 2013, we sold/liquidated seven of our trust preferred securities and realized a net gain of $92,400 as a result. We currently have two remaining trust preferred securities in our portfolio with a fair value of $2.5 million. The trust preferred securities are diversified pools of collateralized debt obligation issued by domestic financial institutions and their holding companies.
Impairment of Other Asset. During 2012, the Company recorded an impairment charge of $1.9 million related to an asset held by the Bank supporting sales activities in its insurance agency subsidiary. The Company contributed surplus notes to an insurance company specializing in professional liability for long-term care facilities. The financing provided by the surplus notes enabled the insurance company to develop a specialty insurance sales line for our Company that generated $3.9 million in commission revenue from 2004 to September 30, 2012 at the time of the write-off. Due to underwriting losses of this insurance company the value of the surplus notes contributed to this venture was deemed fully impaired. The Company’s insurance agency subsidiary represents numerous insurance outlets and the Company expects to maintain the commission revenue it had developed in this specialty insurance sales line.
Non-interest Expense. Non-interest expense increased by $5.3 million or 14.3% to $42.4 million for the year ended December 31, 2013 from $37.1 million for the year ended December 31, 2012. The increase was primarily due to an increase in operating expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries. The increase in non-interest expense derived from our insurance and financial services subsidiaries is primarily the result of the acquisition on December 31, 2012 of a Schenectady, New York based insurance agency and organizational expenses incurred during 2013 for the creation of a broker-dealer subsidiary expected to be operational in early 2014.
Salaries, wages and other compensation paid to the employees of Oneida Financial Corp. during 2013 was $27.5 million, an increase of $3.5 million, or 14.6%, as compared with compensation expense of $24.0 million during 2012. The increase in compensation expense was primarily the result of the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in commissions paid and employee benefit expense as well as the previously discussed acquisition of a Schenectady, New York based insurance agency.
Building occupancy and equipment expense increased $521,000, or 11.1%, to $5.2 million for the year ended December 31, 2013 as compared to $4.7 million during 2012.
Other non-interest expense increased $1.1 million, or 13.6%, to $9.2 million for the year ended December 31, 2013 as compared to $8.1 million during 2012. The increase in other non-interest expense was primarily the result of the previously announced acquisition of a Schenectady, New York based insurance agency and organizational expenses incurred throughout the year of 2013 for the creation of the broker-dealer subsidiary expected to be operational in early 2014.
Provision for Income Taxes. Provision for income taxes was $2.5 million for the year ended December 31, 2013, an increase of $361,000 from the 2012 income tax provision recorded of $2.1 million. The increase in income tax provision reflects the increase in pre-tax income for 2013 as compared to 2012 as well as an increase in the effective tax rate for the 2013 period. The higher effective tax rate was due to changes in the Bank’s tax exempt and tax preferred investment income and overall tax rate in effect for the year. The Company's effective tax rate was 28.7% for 2013 as compared with an effective tax rate of 26.7% for 2012.
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

Reported Results and Operating Results/Non-GAAP
(including non-cash gains and losses recognized under the fair value option)
    (All amounts in thousands except net income per basic share)

	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011
Net income attributable to Oneida Financial Corp.	$5,760	$5,729
Less:
Change in fair value of investments	(620)	(199)
Impairment of other asset	1,886	—
Net impairment losses	—	367
Income tax effect	(338)	(43)
Operating results attributable to Oneida Financial Corp.	$6,688	$5,854
Reported net income per diluted share	$0.84	$0.82
Operating net income per diluted share	$0.99	$0.84

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
As of December 31, 2013, $136.9 million of securities were considered held-to-maturity and are carried at amortized cost on our statement of condition. Securities available-for-sale, were $131.1 million at December 31, 2013 and are recorded at current market value on our statement of condition. Unrealized gains or losses, net of the deferred tax effect, are reported in other comprehensive income as a separate component of stockholders’ equity. Recorded values are based on prices obtained from nationally recognized resources or securities dealer’s valuations. We conduct a quarterly review and evaluation of the securities portfolios to determine if any declines in fair value are other than temporary. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management will also assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. Securities in which the fair value option has been elected, which include both common and preferred equity securities, are classified as trading assets and are recorded at fair value on our statement of condition. Changes in fair value are included in earnings.
The estimation of fair value is significant to several of our assets, including trading securities and securities available-for-sale. Fair values are determined based on third party sources, when available. Furthermore, accounting principles generally accepted in the United States require disclosure of the fair value of financial instruments as a part of the notes to the consolidated financial statements. Fair values may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates and the yield curve.
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
Interest Rate Risk. We have used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of adjustable-rate commercial mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed-rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify our sources of revenue, particularly non-interest income and (iv) managing our investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but improves our position for increases in market interest rates and better matches the maturities of our certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2013 totaled $97.4 million, or 18.5% of total interest-bearing liabilities of which $6.3 million represents municipal deposits. Borrowed funds that mature in one year or less at December 31, 2013 totaled $1.0 million, or 0.2% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

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

The following sets forth our net interest income and NPV as of December 31, 2013.

Change in Interest Rates In Basis Points (Rate Shock)	Net Interest Income			Net Portfolio Value
	Dollars Amount	Dollar Change	Percent Change	Dollars Amount	Dollar Change	Percent Change
	(Dollars in thousands)
+500	$16,735	$(3,065)	(15.48)%	$23,678	$(54,391)	(69.67)%
+400	$18,279	$(1,521)	(7.68)%	$34,288	$(43,781)	(56.08)%
+300	$19,388	$(412)	(2.08)%	$45,951	$(32,118)	(41.14)%
+200	$20,038	$238	1.20%	$62,225	$(15,844)	(20.29)%
+100	$20,137	$337	1.70%	$73,467	$(4,602)	(5.89)%
Static	$19,800	$—	—%	$78,069	$—	—%
-100	$19,059	$(741)	(3.74)%	$87,516	$9,447	12.10%

The following sets forth our net interest income and NPV as of December 31, 2012.

Change in Interest Rates In Basis Points (Rate Shock)	Net Interest Income			Net Portfolio Value
	Dollars Amount	Dollar Change	Percent Change	Dollars Amount	Dollar Change	Percent Change
	(Dollars in thousands)
+500	$17,086	$(2,506)	(12.79)%	$24,690	$(50,083)	(66.98)%
+400	$20,701	$1,109	5.66%	$35,799	$(38,975)	(52.12)%
+300	$19,435	$(157)	(0.80)%	$47,669	$(27,105)	(36.25)%
+200	$19,970	$378	1.93%	$61,661	$(13,113)	(17.54)%
+100	$20,058	$466	2.38%	$70,995	$(3,779)	(5.05)%
Static	$19,592	$—	—%	$74,774	$—	—%
-100	$19,006	$(586)	(2.99)%	$81,024	$6,250	8.36%

As of December 31, 2013, a 200 basis point increase in market interest rates was estimated to have a positive impact of 1.20% on net interest income during 2014 while a 300 basis point increase in rates would have a negative impact of 2.08% on net interest income during 2014. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

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
Our primary sources of funds are deposits; FHLB borrowings; proceeds from the principal and interest payments on loans and mortgage-related debt and equity securities; and to a lesser extent, proceeds from the sale of fixed-rate residential real estate loans and additional borrowing ability available as needed. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales and borrowings are greatly influenced by general interest rates, economic conditions and competition.
Liquidity management is both a short-term and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and (vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2013, cash and interest-earning deposits totaled $42.2 million, or 5.7% of total assets.
If Oneida Savings Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. Oneida Savings Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2013, Oneida Savings Bank had available $87.8 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2013. In addition, we can utilize investment and mortgage-backed securities as collateral for repurchase agreements. We also maintain lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2013 we had approximately $20.0 million available to us under these borrowing arrangements.
We must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2013, we had outstanding commitments to originate loans of $63.6 million. We anticipate that we will have sufficient funds to meet current loan commitments.
Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2013, totaled $97.4 million of which $6.3 million represent municipal deposits. Based upon our experience and current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank. Deposits less than $100,000 totaled $301.5 million at December 31, 2013.
Management believes that our liquidity policies and sources are effective to satisfy current and anticipated financial commitments.

Capital Requirements. The FDIC has adopted risk-based capital guidelines to which Oneida Savings Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Oneida Savings Bank is required to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the Bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to risk-weighted categories ranging from 0% to 200%, with higher levels of capital being required for the categories perceived as representing greater risk.
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
Based on the foregoing, Oneida Savings Bank is currently classified as a “well capitalized” savings institution. The following table sets forth information regarding Oneida Savings Bank’s capital levels as of December 31, 2013.

	Minimum Required	To Be Well Capitalized Under Prompt Corrective Action Provisions	Actual
Tier I Capital to Average Assets	4%	5%	9.03%
Tier I Capital to Risk-Weighted Assets	4%	6%	15.25%
Total Capital to Risk-Weighted Assets	8%	10%	15.97%

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. We have various financial obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents as of December 31, 2013, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

(Dollars in thousands)		Payments Due In
Contractual Obligation	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Certificates of Deposit	9	$97,436	$29,798	$14,670	1	$141,905
Borrowings	10	$1,000	—	—	—	$1,000

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

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2013. Further discussion of these commitments and off-balance sheet arrangements is included in Note 15 to the consolidated financial statements.

Commitments to extend credit:	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
	(In thousands)
Commercial real estate and commercial business	$30,630	$316	$58	$—	$31,004
Residential real estate	2,434	—	—	—	2,434
Revolving home equity lines	1,355	2,549	4,294	12,868	21,066
Consumer revolving credit	12	9	128	1,061	1,210
Standby letters of credit	7,843	—	—	—	7,843

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

	Price Per Share		Cash
2013	High	Low	Dividend Per Share

Fourth quarter	$13.40	$12.50	$0.12
Third quarter	16.32	12.46	0.12
Second quarter	13.88	11.62	0.12
First quarter	12.90	10.75	0.12

2012

Fourth quarter	$11.50	$10.25	$0.12
Third quarter	11.14	9.70	0.12
Second quarter	11.05	9.20	0.12
First quarter	10.53	9.15	0.12

As of December 31, 2013, there were 7,027,230 shares of the Company’s common stock issued and approximately 1,319 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

The Board of Directors of the Company declared four quarterly cash dividends during the year ended December 31, 2013. The table above represents the payment of the cash dividends. The Board will review the dividend regularly and expects to maintain a regular quarterly dividend in the future, dependent upon the Company’s earnings, financial condition and other factors. The Company relies in part on dividends from the Bank to fund the payment of dividends to Company stockholders. See Note 16 of the consolidated financial statements for a discussion of restrictions on the Bank’s ability to pay dividends.

Stock Performance Graph. Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning December 31, 2008, as reported by the Nasdaq Market, through December 31, 2013, (b) the cumulative total return on stocks included in the S&P 500 Index over such period, (c) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (d) the cumulative total return of publicly traded thrifts or thrift holding companies located in the Mid-Atlantic Region over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100. The graph reflects stock price information for the Company since July 7, 2010, and for the Company’s predecessor prior to that date, and reflects the impact of the exchange ratio used in the conversion for the period prior to July 7, 2010.

	Period Ending
Index	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13
Oneida Financial Corp.	100.00	126.28	108.49	136.72	160.55	198.43
S&P 500	100.00	123.45	139.23	139.23	157.90	204.63
SNL Mid-Atlantic U.S. Thrifts	100.00	91.27	100.67	74.57	85.91	108.04
Nasdaq Bank Index	100.00	81.50	91.18	79.85	92.46	128.43
Assuming an initial investment in the Common Stock of Oneida Financial Corp. of $100.00 at December 31, 2008, the cumulative total value with dividends reinvested would be $198.43 at December 31, 2013.