Form 10-K, Exhibit 13
period 2014-12-31
Oneida Financial Corp.
filed 2015-03-25
CIK 1485001

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Oneida Financial Corp.
Oneida, New York

We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014.  These financial statements are the responsibility of the Company’s management.   Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2014 and 2013 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
March 25, 2015
New York, New York

Topic I

Consolidated Financial Statements

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2014 and 2013

Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2014 and 2013

	2014	2013

Assets
Cash and due from banks	$19,061,784	$27,940,152
Federal funds sold	12,013,619	14,243,158
Total cash and cash equivalents	31,075,403	42,183,310

Trading securities	3,900,000	5,063,400
Securities, available-for-sale	176,314,289	131,068,615
Securities, held-to-maturity (fair value $133,896,217 and $135,468,021 respectively)	129,414,381	136,937,260

Mortgage loans held for sale	838,985	61,000

Loans receivable	369,039,250	337,784,984
Deferred fees	1,483,315	964,725
Allowance for loan losses	(3,502,481)	(3,109,775)
Net loans receivable	367,020,084	335,639,934

Federal Home Loan Bank stock, at cost	1,390,700	1,588,400
Premises and equipment, net	20,382,068	19,780,446
Assets held for sale	63,049	—
Accrued interest receivable	2,342,296	2,221,462
Bank owned life insurance	17,841,445	18,159,842
Other assets	21,298,406	23,199,320
Goodwill	25,479,595	25,479,595
Other intangible assets	808,026	1,102,024

Total Assets	$798,168,727	$742,484,608

Liabilities and Stockholders' Equity

Interest-bearing deposits	$603,482,249	$551,602,835
Non-interest bearing deposits	85,687,731	85,646,805
Borrowings	—	1,000,000
Other liabilities	13,226,054	13,591,064
Total liabilities	702,396,034	651,840,704
Commitments and contingent liabilities (Note 15)	—	—

Oneida Financial Corp. Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock ($0.01 par value; 30,000,000 shares authorized; 7,025,444 issued at December 31, 2014; 7,027,230 issued at December 31, 2013)	70,254	70,272
Additional paid-in capital	44,120,678	43,449,117
Retained earnings	54,184,638	52,411,326
Accumulated other comprehensive loss	(2,602,877)	(5,142,627)
Unearned employee stock ownership plan (ESOP) (0 and18,023 shares)	—	(144,184)
Total Oneida Financial Corp stockholders’ equity	95,772,693	90,643,904

Total Liabilities and Stockholders' Equity	$798,168,727	$742,484,608

 The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Interest and dividend income:
Interest and fees on loans	$14,928,004	$15,132,484	$15,125,745
Interest and dividends on investment securities:
U. S. Government and agency obligations	1,999,509	1,527,875	1,280,828
Corporate debt and equity obligations	1,129,606	1,623,561	1,472,572
Mortgage-backed securities	2,383,096	2,054,129	2,581,701
Tax exempt securities	1,827,442	1,699,109	1,671,153
Other	263,612	348,104	611,124
Interest on federal funds sold and interest-earning deposits	24,973	18,221	22,224
Total interest and dividend income	22,556,242	22,403,483	22,765,347
Interest expense:
Savings deposits	362,973	337,892	303,862
Money market and interest-bearing checking	841,016	668,103	805,508
Time deposits	1,386,321	1,496,535	1,629,813
Short-term borrowings	43,538	100,764	130,401
Long-term borrowings	—	—	303,300
Total interest expense	2,633,848	2,603,294	3,172,884
Net interest income	19,922,394	19,800,189	19,592,463
Provision for loan losses	500,000	500,000	740,000
Net interest income after provision for loan losses	19,422,394	19,300,189	18,852,463
Impairment of other asset	—	—	(1,886,080)
Net gains on sales of securities	2,451,251	484,246	796,281
Changes in fair value of trading securities	(1,163,400)	1,935,407	619,751
Non-interest income	32,054,358	29,207,138	26,613,056
Non-interest expenses	46,176,285	42,384,792	37,140,053
Income before income taxes	6,588,318	8,542,188	7,855,418
Provision for income taxes	1,460,616	2,456,000	2,095,000
Net income	$5,127,702	$6,086,188	$5,760,418
Earnings per share - basic	$0.74	$0.88	$0.84
Earnings per share - diluted	$0.73	$0.87	$0.84

 The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Net income	$5,127,702	$6,086,188	$5,760,418

Other comprehensive income (loss), net of tax

Unrealized gains (losses) on available-for-sale securities
Available-for-sale securities:
Unrealized holding gains (losses) on securities arising during period	4,896,332	(10,449,924)	5,516,942
Reclassification adjustment for gains realized in income	(2,451,251)	(484,246)	(796,281)
Net unrealized gains (losses)	2,445,081	(10,934,170)	4,720,661
Tax effect	(960,786)	4,373,668	(1,888,264)
Net-of-tax amount	1,484,295	(6,560,502)	2,832,397
Securities transferred from available-for-sale to held-to-maturity:
Amortization of unrealized gains on securities arising during the period	559,512	47,242	—
Reclassification adjustment for gains realized in income	—	—	—
Net unrealized gains	559,512	47,242	—
Tax effect	(307,942)	(18,897)	—
Net-of-tax amount	251,570	28,345	—
Defined benefit pension plans:
Net (loss) gain arising during the period	(663,361)	477,597	114,262
Reclassification adjustment for amortization of prior service cost and net loss included in net periodic pension cost	2,048,485	320,629	219,797
Net gain	1,385,124	798,226	334,059
Tax effect	(581,239)	(319,290)	(133,624)
Net-of-tax amount	803,885	478,936	200,435
Other comprehensive income (loss), net of tax	2,539,750	(6,053,221)	3,032,832
Comprehensive income	$7,667,452	$32,967	$8,793,250

The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2014, 2013 and 2012

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unearned Employee Stock Ownership Plan	Total Equity

	Shares	Amount

Balance as of January 1, 2012	6,915,570	$69,156	$43,396,150	$47,210,558	$(2,122,238)	$(19,790)	$(631,648)	$87,902,188
Net income				5,760,418				5,760,418
Other comprehensive income, net of tax					3,032,832			3,032,832
Common stock dividends: $0.48 per share				(3,295,140)				(3,295,140)
Tax benefit from stock plans			5,831					5,831
Stock repurchased and retired	(105,974)	(1,060)	(1,058,433)			19,790		(1,039,703)
Shares issued under stock plans	215,000	2,150	(2,150)					—
Shares earned under stock plans			264,462					264,462
Allocation of ESOP shares			78,185				271,928	350,113
Balance as of December 31, 2012	7,024,596	$70,246	$42,684,045	$49,675,836	$910,594	$—	$(359,720)	$92,981,001
Net income				6,086,188				6,086,188
Other comprehensive loss, net of tax					(6,053,221)			(6,053,221)
Common stock dividends: $0.48 per share				(3,350,698)				(3,350,698)
Tax benefit from stock plans			74,102					74,102
Stock repurchased and retired	(2,651)	(27)	(39,727)					(39,754)
Shares issued under stock plans	5,285	53	46,318					46,371
Shares earned under stock plans			549,836					549,836
Allocation of ESOP shares			134,543				215,536	350,079
Balance as of December 31, 2013	7,027,230	$70,272	$43,449,117	$52,411,326	$(5,142,627)	$—	$(144,184)	$90,643,904

(Continued)

Oneida Financial Corp.

Consolidated Statements of Stockholders' Equity (Continued)
Years Ended December 31, 2014, 2013 and 2012

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unearned Employee Stock Ownership Plan	Total Equity

	Shares	Amount

Balance as of December 31, 2013 (continued)	7,027,230	$70,272	$43,449,117	$52,411,326	$(5,142,627)	$—	$(144,184)	$90,643,904
Net income				5,127,702				5,127,702
Other comprehensive income, net of tax					2,539,750			2,539,750
Common stock dividends: $0.48 per share				(3,354,390)				(3,354,390)
Tax benefit from stock plans			52,393					52,393
Stock repurchased and retired	(5,153)	(52)	(69,705)					(69,757)
Shares issued under stock plans	21,367	214	133,694					133,908
Shares earned under stock plans			467,683					467,683
Shares forfeited under stock plan	(18,000)	(180)	180					—
Allocation of ESOP shares			87,316				144,184	231,500
Balance as of December 31, 2014	7,025,444	$70,254	$44,120,678	$54,184,638	$(2,602,877)	$—	$—	$95,772,693

The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Consolidated Statement of Cash Flows
Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Operating Activities:
Net income	$5,127,702	$6,086,188	$5,760,418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,681,203	1,935,166	1,800,203
Amortization of premiums and (accretion of discounts) on securities, net	430,580	312,810	663,543
Net change in fair value of trading securities	1,163,400	(1,935,407)	(619,751)
Provision for loan losses	500,000	500,000	740,000
Provision for deferred income taxes	(177,028)	1,702,326	397,052
ESOP shares earned	231,500	350,079	350,113
Stock compensation earned	467,683	549,836	264,462
Loss on pension plan termination	1,707,779	—	—
Loss on write down or sale of foreclosed assets	16,473	54,271	118,860
Loss on impairment of other asset	—	—	1,886,080
Gain on securities, net	(2,451,251)	(484,246)	(796,281)
Gain on sale of loans, net	(191,008)	(323,433)	(703,486)
Income tax payable	1,634,643	(201,398)	(147,524)
Accrued interest receivable	(120,834)	(156,905)	161,994
Other assets	(1,179,522)	(2,974,439)	(321,285)
Other liabilities	(687,450)	243,147	(1,895,013)
Earnings on bank owned life insurance	(1,205,138)	(583,484)	(542,087)
Origination of loans held for sale	(7,997,316)	(11,389,860)	(23,209,069)
Proceeds from sales of loans	7,410,339	12,681,781	23,571,483
Proceeds on sale of trading securities	—	2,502,107	—
Maturities and calls of trading securities	—	—	2,000,000
Net cash provided by operating activities	6,361,755	8,868,539	9,479,712

Investing activities:
Purchase of securities available-for-sale	(79,720,369)	(92,140,523)	(140,313,084)
Proceeds from sale of securities available-for-sale	17,593,180	50,193,241	38,519,694
Maturities and calls of securities available-for-sale	10,910,000	16,069,518	54,615,727
Principal collected on securities available-for-sale	10,638,963	18,060,807	17,476,504
Purchase of securities held-to-maturity	(4,325,038)	(21,738,132)	(4,092,944)
Maturities and call of securities held-to-maturity	2,542,950	543,500	14,217,131
Principal collected on securities held-to-maturity	9,662,783	7,736,848	7,787,821
Purchase of FHLB stock	(875,000)	(4,046,900)	(3,090,600)
Redemption of FHLB stock	1,072,700	4,394,300	3,256,500
Net increase in loans	(32,173,665)	(25,791,734)	(25,772,158)
Purchase of bank premises and equipment	(2,051,876)	(593,905)	(720,645)
Proceeds from the sale of foreclosed property	102,289	200,327	344,636
Settlement of bank owned life insurance	1,523,535	—	—
Purchase of insurance company	—	(16,920)	(795,149)
Net cash used in investing activities	(65,099,548)	(47,129,573)	(38,566,567)

(Continued)

Oneida Financial Corp.

Consolidated Statement of Cash Flows (Continued)
Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Financing activities:
Net increase in demand deposit, savings, money market, interest-bearing checking and mortgagor's escrow accounts	47,917,396	66,908,986	18,139,826
Net increase (decrease) in time deposits	4,002,944	2,076,044	(499,806)
Repayment of borrowings	(1,000,000)	(5,000,000)	(8,000,000)
Proceeds from borrowings	—	—	3,000,000
Exercise of stock options	133,908	46,371	—
Repurchase of common shares	(69,757)	(39,754)	(1,039,703)
Cash dividends	(3,354,605)	(3,350,382)	(3,282,056)

Net cash provided by financing activities	47,629,886	60,641,265	8,318,261

(Decrease) increase in cash and cash equivalents	(11,107,907)	22,380,231	(20,768,594)

Cash and cash equivalents at beginning of year	42,183,310	19,803,079	40,571,673

Cash and cash equivalents at end of year	$31,075,403	$42,183,310	$19,803,079

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and obligations	$2,638,192	$2,645,192	$3,176,711
Income taxes	3,000	2,657,398	2,240,000
Non-cash investing activities
Transfer of loans to foreclosed assets	293,515	325,537	273,960
Transfer of securities from available-for-sale to held-to-maturity	—	98,942,426	—
Non-cash financing activities
Dividends declared and unpaid	843,053	843,268	842,952
Notes payable issued in connection with acquisition	—	—	1,000,000

The accompanying notes are an integral part of the consolidated financial statements

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.                        Summary of Significant Accounting Policies

Nature of Operations

The consolidated financial statements include Oneida Financial Corp. (the “Company”) and its wholly-owned subsidiary, The Oneida Savings Bank (the “Bank”).  Inter-company transactions and balances are eliminated in consolidation.   Oneida Financial Corp. is a Maryland corporation. The Bank is 100% owned by the Company and the Company is 100% owned by public stockholders.  The Bank is located in Central New York with offices in the Cities of Oneida and Rome and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, Vernon and Westmoreland and owns two banking related subsidiaries: Oneida Preferred Funding Corporation (OPFC) and The State Bank of Chittenango (SBC).  The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages.  SBC is a limited purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources, a source of funds not available to the Bank under New York Law.  The Bank also owns one insurance, risk management and employee benefit consulting subsidiary; OneGroup NY, Inc. (OneGroup), formerly Bailey & Haskell Associates, Inc., which has six New York offices and one office in South Carolina.  The Bank also owns a financial and investment advisory subsidiary; Oneida Wealth Management, Inc. which has an office in central New York and operates from several branch offices of Oneida Savings Bank.

On February 24, 2015, the Company entered into a definitive merger agreement to be acquired by Community Bank System, Inc. for approximately $142 million in Community Bank System, Inc. stock and cash. The merger is subject to the approval by the stockholders of Oneida Financial Corp. and regulatory authorities and is expected to be completed during the third quarter of 2015.

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

Interest income on loans is discontinued and placed on non-accrual status at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

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

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDRs) and classified as impaired.

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

TDRs are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For TDRs that subsequently default, the Company determines the amount of allowance on the loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. The Company incorporates recent historical experience related to TDRs including the performance of TDRs that subsequently default into the calculation of the allowance by loan portfolio segment.

The general allowance covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans (including TDRS); levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard, or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned.  The amortization of mortgage servicing rights is netted against loan servicing fee income.  Servicing fees totaled $298,247, $366,865 and $316,815 for the years ended December 31, 2014, 2013 and 2012, respectively.

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

Goodwill and Other Intangible Assets

Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed.  The Company has selected December 31 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.

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

Trust Department Assets

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company.  Fees associated with providing trust management services are recorded as earned, and are included in Non-Interest Income.  At December 31, 2014, the Bank maintained 512 trust/fiduciary accounts, with total assets of $130.5 million under management as compared to 530 trust/fiduciary accounts with $186.8 million of total assets at December 31, 2013.

Retirement Plans

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

Earnings per Share

Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period, excluding outstanding participating securities. ESOP shares are considered outstanding for the calculation unless unearned.  All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation and are included in the computation of earnings per share pursuant to the two-class method.  The Company has determined that 78,000 of its 153,000 outstanding non-vested stock awards are participating securities.  Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and awards.  Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

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

 On March 3, 2015, Paul Parshall (the "Plantiff") filed a stockholder class action lawsuit in the Supreme Court of the State of New York, County of Oneida, against the Company, the directors of the Company and Community Bank System, Inc. The lawsuit purports to be brought on behalf of all of the Company’s public stockholders, excluding the directors of the Company. The complaint alleges that the directors of the Company breached their fiduciary duties to the stockholders by failing to take adequate steps to ensure that the Company’s stockholders receive adequate, fair and maximum consideration under the circumstances and by engineering the merger to the benefit of themselves and/or Community Bank System, Inc. without regard to the Company’s stockholders. The complaint further alleges that Community Bank System, Inc. aided and abetted the alleged breaches of fiduciary duty by the Company’s directors. The lawsuit seeks to enjoin the proposed merger from proceeding and seeks unspecified compensatory damages on behalf of the Company’s stockholders and/or rescission of the proposed merger transaction.

On March 12, 2015, John Solak (the "Second Plantiff") filed a stockholder class action lawsuit in the Supreme Court of the State of New York, County of Oneida, against the Company, the directors of the Company and Community Bank System, Inc. Similar to the Plantiff’s lawsuit, the Second Plantiff’s lawsuit purports to be brought on behalf of all of the Company’s public stockholders, excluding the directors of the Company. The complaint alleges that the directors of the Company breached their fiduciary duties to the stockholders by failing to take adequate steps to ensure that the Company’s stockholders receive adequate, fair and maximum consideration under the circumstances and by engineering the merger to the benefit of themselves and/or Community Bank System, Inc. without regard to the Company’s stockholders. The complaint further alleges that Community Bank System, Inc. aided and abetted the alleged breaches of fiduciary duty by the Company’s directors. The lawsuit seeks to enjoin the proposed merger from proceeding and seeks unspecified compensatory damages on behalf of the Company’s stockholders and/or rescission of the proposed merger transaction.

On March 13, 2015, the Company filed a complaint in the Supreme Court of the State of New York, County of Madison, against FinPro, Inc. ("FinPro"). The Company’s complaint alleges that FinPro has wrongfully demanded a $1.42 million services fee as a result of the Company's entering into the merger even though FinPro has provided no services in connection with the merger and has no right, contractual or otherwise, to such a fee. As a result, the Company is seeking declaratory judgment nullifying the improper demand made by FinPro, and any purported agreement on which the demand is allegedly based.

Restrictions on Cash

Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

Equity

Common stock has $0.01 par and 30,000,000 shares authorized.  In addition, ten million shares of serial preferred stock were authorized.  There is no serial preferred stock outstanding as of December 31, 2014.

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

Adoption of New Accounting Standards

In May 2014, the FASB amended existing guidance related to revenue from contracts with customers. This amendment supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this amendment specifies the accounting for some costs to obtain or fulfill a contract with a customer. These amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The amendments should be applied retrospectively to all periods presented or retrospectively with the cumulative effect recognized at the date of initial application. The Company is currently evaluating the impact of this new accounting standard on the consolidated financial statements.

In January 2014, the FASB amended existing guidance to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. These amendments clarify that an in substance repossession of foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (1) the creditor obtaining legal title to the residential real estate property upon the completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures are required. These amendments are effective for public business entities for annual periods and interim periods within those annual periods beginning after December 15, 2014. Amendments in this standard can be applied using a modified retrospective or prospective transition method. Early adoption is permitted. The adoption of this guidance is not expected to have a material effect on the Company's operating results or financial condition.

In July 2013, the FASB amended existing guidance related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. These amendments provide that an unrecognized tax benefit, or a portion thereof, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the

Oneida Financial Corp.

Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards (Continued)

deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. These amendments are effective for interim and annual reporting periods beginning after December 15, 2013. Early adoption and retrospective application is permitted. The effect of adopting this standard did not have a material effect on the Company's operating results or financial condition.

2.    Investment Securities and Mortgage-Backed Securities

The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at December 31, 2014 and 2013 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

Available-for-sale portfolio:	2014
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Investment Securities
Debt securities:
U. S. Agencies	$27,255,149	$120,269	$(143,262)	$27,232,156
Corporate	35,344,495	259,468	(1,507,605)	34,096,358
Agency asset backed securities	8,733,705	91,907	(35,320)	8,790,292
State and municipal	33,004,462	1,214,388	(704)	34,218,146
Small Business Administration	6,835,447	134,726	(15)	6,970,158
	$111,173,258	$1,820,758	$(1,686,906)	$111,307,110
Mortgage-Backed Securities
Fannie Mae	$24,665,336	$306,847	$(39,124)	$24,933,059
Freddie Mac	25,659,015	206,982	(33,324)	25,832,673
Government National Mortgage Assoc.	12,624,269	198,132	(57,928)	12,764,473
Private placement mortgage obligation	1,425,900	51,074	—	1,476,974
	$64,374,520	$763,035	$(130,376)	$65,007,179
Total available-for-sale	$175,547,778	$2,583,793	$(1,817,282)	$176,314,289

Held-to-maturity portfolio:	2014
	Amortized Cost	Gross Unrecognized		Fair Value
		Gains	Losses
Investment Securities
Debt securities:
U. S. Agencies	$41,703,385	$2,273,643	$—	$43,977,028
State and municipal	27,505,658	1,504,292	(6,909)	29,003,041
Small Business Administration	9,301,416	239,217	—	9,540,633
	$78,510,459	$4,017,152	$(6,909)	$82,520,702
Mortgage-Backed Securities
Fannie Mae	$26,601,616	$533,663	$(271,198)	$26,864,081
Freddie Mac	15,192,461	256,538	(53,351)	15,395,648
Government National Mortgage Assoc.	9,109,845	100,595	(94,654)	9,115,786
	$50,903,922	$890,796	$(419,203)	$51,375,515
Total held-to-maturity	$129,414,381	$4,907,948	$(426,112)	$133,896,217

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

Available-for-sale portfolio:	2013
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Investment Securities
Debt securities:
U. S. Agencies	$19,283,612	$21,357	$(1,569,870)	$17,735,099
Corporate	31,135,377	99,082	(2,444,803)	28,789,656
Agency asset backed securities	5,501,177	13,005	(112,037)	5,402,145
Trust preferred securities	1,000,165	1,518,114	—	2,518,279
State and municipal	32,608,388	759,331	(59,993)	33,307,726
Small Business Administration	3,348,956	10,459	(488)	3,358,927
	$92,877,675	$2,421,348	$(4,187,191)	$91,111,832
Mortgage-Backed Securities
Fannie Mae	$19,795,397	$112,679	$(221,682)	$19,686,394
Freddie Mac	6,790,301	64,316	(13,370)	6,841,247
Government National Mortgage Assoc.	10,748,073	217,352	(88,902)	10,876,523
Collateralized mortgage obligations	1,119,431	61,710	(3,037)	1,178,104
Private placement mortgage obligation	1,416,308	—	(41,793)	1,374,515
	$39,869,510	$456,057	$(368,784)	$39,956,783
Total available-for-sale	$132,747,185	$2,877,405	$(4,555,975)	$131,068,615

Held-to-maturity portfolio:	2013
	Amortized Cost	Gross Unrecognized		Fair Value
		Gains	Losses
Investment Securities
Debt securities:
U. S. Agencies	$42,184,791	$12,142	$(760,916)	$41,436,017
State and municipal	25,584,346	548,828	(258,743)	25,874,431
Small Business Administration	10,131,352	1,328	(100,735)	10,031,945
	$77,900,489	$562,298	$(1,120,394)	$77,342,393
Mortgage-Backed Securities
Fannie Mae	$30,129,835	$205,021	$(828,253)	$29,506,603
Freddie Mac	17,728,608	59,654	(187,092)	17,601,170
Government National Mortgage Assoc.	11,178,328	62,288	(222,761)	11,017,855
	$59,036,771	$326,963	$(1,238,106)	$58,125,628
Total held-to-maturity	$136,937,260	$889,261	$(2,358,500)	$135,468,021

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

	Available-for-sale		Held-to-maturity
	December 31, 2014		December 31, 2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Within one year	$2,120,010	$2,134,652	$617,945	$620,099
After one year through five years	14,939,362	15,247,906	8,025,124	8,319,942
After five years through ten years	63,856,475	64,750,570	41,321,613	43,116,634
After ten years	30,257,411	29,173,982	28,545,777	30,464,027
Mortgage-backed securities	64,374,520	65,007,179	50,903,922	51,375,515
Total	$175,547,778	$176,314,289	$129,414,381	$133,896,217

 Sales of available-for-sale securities were as follows:

	2014	2013	2012
Proceeds	$17,593,180	$50,193,241	$38,519,694
Gross gains	$2,560,783	$1,616,349	$830,618
Gross losses	$(109,532)	$(1,132,103)	$(34,337)

The tax provision related to these net realized gains and losses was $948,389, $187,355 and $308,081 for 2014, 2013 and 2012 respectively.

Investment securities with a carrying value of $185,901,285 and $162,845,088 at December 31, 2014 and 2013, respectively, were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law.  At year-end 2014 and 2013, there were no holdings of securities of any one issuer, other than the U.S. Government, its agencies and government sponsored enterprises, in an amount greater than 10% of stockholders’ equity.

The following table summarizes securities with unrealized losses at December 31, 2014 and 2013 aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2014	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Description of Securities
Available-for-sale
U.S. Agencies	$999,103	$(897)	$6,857,635	$(142,365)	$7,856,738	$(143,262)
Corporate	9,236,681	(48,724)	10,552,356	(1,458,881)	19,789,037	(1,507,605)
Agency asset backed securities	3,789,356	(35,320)	—	—	3,789,356	(35,320)
State and municipal	563,220	(704)	—	—	563,220	(704)
Small Business Administration	—	—	3,785	(15)	3,785	(15)
Fannie Mae	5,393,334	(15,939)	2,002,160	(23,185)	7,395,494	(39,124)
Freddie Mac	5,566,824	(33,324)	—	—	5,566,824	(33,324)
Government National Mortgage Assoc.	2,084,061	(10,985)	3,028,113	(46,943)	5,112,174	(57,928)
Total securities available-for-sale	$27,632,579	$(145,893)	$22,444,049	$(1,671,389)	$50,076,628	$(1,817,282)
Held-to-maturity
State and municipal	$2,285,253	$(4,307)	$822,047	$(2,602)	$3,107,300	$(6,909)
Fannie Mae	2,361,200	(22,823)	9,458,829	(248,375)	11,820,029	(271,198)
Freddie Mac	733,668	(3,426)	2,237,760	(49,925)	2,971,428	(53,351)
Government National Mortgage Assoc.	3,630,733	(94,654)	—	—	3,630,733	(94,654)
Total securities held-to-maturity	$9,010,854	$(125,210)	$12,518,636	$(300,902)	$21,529,490	$(426,112)

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

December 31, 2013	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Description of Securities
Available-for-sale
U.S. Agencies	$16,496,373	$(1,501,652)	$931,783	$(68,218)	$17,428,156	$(1,569,870)
Corporate	14,953,985	(707,302)	9,099,581	(1,737,501)	24,053,566	(2,444,803)
Agency asset backed securities	3,836,325	(112,037)	—	—	3,836,325	(112,037)
State and municipal	4,233,337	(59,993)	—	—	4,233,337	(59,993)
Small Business Administration	725,016	(483)	4,240	(5)	729,256	(488)
Fannie Mae	10,624,126	(221,682)	—	—	10,624,126	(221,682)
Freddie Mac	4,636,401	(13,370)	—	—	4,636,401	(13,370)
Government National Mortgage Assoc	1,912,580	(39,054)	2,234,665	(49,848)	4,147,245	(88,902)
Collateralized mortgage obligations	335,098	(3,037)	—	—	335,098	(3,037)
Private placement mortgage obligation	1,374,515	(41,793)	—	—	1,374,515	(41,793)
Total securities available-for-sale	$59,127,756	$(2,700,403)	$12,270,269	$(1,855,572)	$71,398,025	$(4,555,975)
Held-to-maturity
U.S. Agencies	$36,271,274	$(706,007)	$4,152,601	$(54,909)	$40,423,875	$(760,916)
State and municipal	16,894,948	(258,743)	—	—	16,894,948	(258,743)
Small Business Administration	9,738,267	(100,735)	—	—	9,738,267	(100,735)
Fannie Mae	23,040,590	(828,253)	—	—	23,040,590	(828,253)
Freddie Mac	15,533,790	(187,092)	—	—	15,533,790	(187,092)
Government National Mortgage Assoc	8,400,852	(222,761)	—	—	8,400,852	(222,761)
Total securities held to maturity	$109,879,721	$(2,303,591)	$4,152,601	$(54,909)	$114,032,322	$(2,358,500)

As of December 31, 2014, the Company’s security portfolio consisted of 382 securities, 63 of which were in an unrealized loss position. The majority of the unrealized losses are related to the Company’s agency, mortgage-backed securities, state and municipal and corporate securities as discussed below.

U.S. Agency and Agency Mortgage-Backed Securities

Fannie Mae, Freddie Mac, Ginnie Mae and the Small Business Administration guarantee the contractual cash flows of our agency and mortgage-backed securities. Fannie Mae and Freddie Mac are institutions which the government has affirmed its commitment to support.  Our Ginnie Mae mortgage-backed securities are backed by the full faith and credit of the U.S. Government.  All of the agency mortgage-backed securities are residential mortgage-backed securities. At December 31, 2014, of the 33 U.S. Government sponsored enterprise agency and mortgage-backed securities in an unrealized loss position, seventeen were in a continuous unrealized loss position for 12 months or more.  The unrealized losses at December 31, 2014 were primarily attributable to changes in interest rates and illiquidity, and not credit quality.  The Company does not have the intent to sell these agency and mortgage-backed securities and it is likely that it will not be required to sell the securities prior to their anticipated recovery. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2014.

Corporate Debt, Agency Asset Backed and Municipal Securities

At December 31, 2014, of the 30 corporate debt, agency asset backed and municipal securities in an unrealized loss position, eleven were in a continuous unrealized loss position of 12 months or more.  We have assessed these securities and determined that the decline in fair value was temporary. In making this determination, we considered the period of time the securities were in a loss position, the percentage decline in comparison with the securities’ amortized cost, the financial condition of the issuer, and the delinquency or default rates based on the applicable bond ratings.  In addition, we do not have the intent to sell these securities and it is likely that we will not be required to sell these securities prior to the recovery of their amortized cost basis, which may be at maturity.  Included in the eleven securities whose unrealized loss position exceeds 12 months was a $2.5 million Strats-Goldman Sachs Corporation obligation, maturing February 15, 2034, which is a variable rate note based on the 6 month LIBOR. The current rate on the security is 1.34%.  The unrealized loss was $1,004,076 and $1,116,136 at December 31, 2014 and

Oneida Financial Corp.

Notes to Consolidated Financial Statements

2.    Investment Securities and Mortgage-Backed Securities (Continued)

December 31, 2013, respectively.  In addition to the items noted above, we reviewed capital ratios, public filings of the issuer and related trust documents in the review of the unrealized loss.  The Strats-Goldman Sachs Corporation obligation was paying as agreed.  The other ten securities in a continuous unrealized loss position were finance sector corporate debt securities all rated above investment grade at December 31, 2014, with variable interest rates that have maturities ranging from 2022 to 2034.  The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2014.

Trust Preferred Securities

The Company had $1.0 million invested in two trust preferred securities as of December 31, 2013 which had unrealized gains of $1.5 million. The two trust preferred securities which had a remaining principal balance of $906,000 were sold and a gain of $2,043,000 was recorded during the three months ended September 30, 2014. As of December 31, 2012, the Company had $5.6 million invested in nine trust preferred securities. Four of the trust preferred securities totaling $4.4 million were in an unrealized gain position of $1.6 million as of December 31, 2012. Five of the trust preferred securities totaling $1.2 million as of December 31, 2012 had been in a continuous loss position exceeding 12 months. The unrealized loss on these five securities was $1.5 million as of December 31, 2012. The Company had no investments in trust preferred securities as of December 31, 2014.

Payments received on these trust preferred securities totaling $147,000 and $1.9 million for the year ended December 31, 2014 and 2013, respectively, were applied to principal. The company realized $158,000, $439,000 and $229,000 of interest income on these securities for the year ended December 31, 2014, 2013 and 2012, respectively. The interest income realized was based on estimated cash flows that were considered as part of our OTTI analysis. As of September 2012, three of the securities were considered accruing. All of the trust preferred securities were pooled issuances. Prior to December 2013, the company had owned nine trust preferred securities of which seven were sold/liquidated during 2013 resulting in a net gain of $92,000 on the sales. Six of the securities sold were considered nonaccrual during 2013.

The table below presents a roll-forward of the credit losses recognized in earnings for the year ended December 31, 2014 and 2013:

	2014	2013

Beginning Balance	$5,347,512	$5,878,666
Additions for credit loss for which no previous other-than-temporary impairment was recognized	—	—
Reductions for previous credit losses realized on securities sold during the year	(2,043,787)	(92,400)
Reductions for previous credit losses due to an increase in cash flows expected to be collected	(158,068)	(438,754)
Ending Balance	$3,145,657	$5,347,512

3.        Loans Receivable

The components of loans receivable at December 31, 2014 and 2013 are as follows:

	2014	2013

Commercial loans	$53,668,754	$50,876,482
Commercial real estate	93,427,295	90,251,024
Consumer loans	46,882,632	28,831,129
Home equity	53,150,371	49,424,329
Residential mortgages	121,910,198	118,402,020
	369,039,250	337,784,984
Deferred fees	1,483,315	964,725
Allowance for loan losses	(3,502,481)	(3,109,775)
Net loans	$367,020,084	$335,639,934

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.    Loans Receivable (Continued)

At December 31, 2014 and 2013, loans to officers and directors were approximately $8.5 million and $7.7 million, respectively.  During 2014 and 2013, $1.4 million and $1.8 million of new loans were made to officers and directors, respectively.  Net pay downs and repayments in aggregate on loans to officers and directors were approximately $1.2 million and $3.9 million during 2014 and 2013, respectively.  Effect of changes in the composition of related parties resulted in an increase of approximately $567,000 and $403,000 during 2014 and 2013, respectively.

At December 31, 2014 and 2013, Federal Home Loan Bank advances are collateralized by residential mortgages in the amount of $93,836,621 and $89,847,582, respectively, pledged under a blanket collateral agreement.

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2014, 2013 and 2012:

	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total
December 31, 2014

Allowance for loan losses:
Beginning balance	$870,461	$1,000,304	$260,697	$300,113	$678,200	$3,109,775
Charge-offs	—	—	(141,317)	(51,543)	(10,527)	(203,387)
Recoveries	896	4,968	87,462	17	2,750	96,093
Provision for loan losses	304,127	79,719	238,626	46,453	(168,925)	500,000
Ending balance	$1,175,484	$1,084,991	$445,468	$295,040	$501,498	$3,502,481

	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total
December 31, 2013

Allowance for loan losses:
Beginning balance	$833,607	$856,712	$231,634	$281,614	$572,290	$2,775,857
Charge-offs	(35,626)	—	(190,546)	(1,486)	(54,271)	(281,929)
Recoveries	1,462	—	112,322	1,163	900	115,847
Provision for loan losses	71,018	143,592	107,287	18,822	159,281	500,000
Ending balance	$870,461	$1,000,304	$260,697	$300,113	$678,200	$3,109,775

	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total
December 31, 2012

Allowance for loan losses:
Beginning balance	$534,995	$1,309,811	$326,123	$264,513	$464,083	$2,899,525
Charge-offs	(35,521)	(653,938)	(206,620)	(29,608)	(8,000)	(933,687)
Recoveries	787	1,985	63,821	1,217	2,209	70,019
Provision for loan losses	333,346	198,854	48,310	45,492	113,998	740,000
Ending balance	$833,607	$856,712	$231,634	$281,614	$572,290	$2,775,857

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2014 and December 31, 2013:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.    Loans Receivable (Continued)

December 31, 2014	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total

Allowance for loan losses attributable to loans:
Individually evaluated for impairment	$115,324	$20,495	$—	$—	$—	$135,819
Collectively evaluated for impairment	1,060,160	1,064,496	445,468	295,040	501,498	3,366,662
Total	$1,175,484	$1,084,991	$445,468	$295,040	$501,498	$3,502,481
Loans:
Individually evaluated for impairment	$1,048,443	$462,014	$—	$—	$—	$1,510,457
Collectively evaluated for impairment	52,620,311	92,965,281	46,882,632	53,150,371	121,910,198	367,528,793
Total	$53,668,754	$93,427,295	$46,882,632	$53,150,371	$121,910,198	$369,039,250

December 31, 2013	Commercial Loans	Commercial Real Estate	Consumer Loans	Home Equity	Residential Mortgages	Total

Allowance for loan losses attributable to loans:
Individually evaluated for impairment	$58,576	$23,769	$—	$—	$—	$82,345
Collectively evaluated for impairment	811,885	976,535	260,697	300,113	678,200	3,027,430
Total	$870,461	$1,000,304	$260,697	$300,113	$678,200	$3,109,775
Loans:
Individually evaluated for impairment	$925,596	$503,792	$—	$—	$—	$1,429,388
Collectively evaluated for impairment	49,950,886	89,747,232	28,831,129	49,424,329	118,402,020	336,355,596
Total	$50,876,482	$90,251,024	$28,831,129	$49,424,329	$118,402,020	$337,784,984

The following table presents information related to loans individually evaluated for impairment by segment of loans as of and for the year ended December 31, 2014, 2013 and 2012:

	December 31, 2014
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Cash Basis Interest Income Recognized

With no related allowance recorded:
Commercial loans	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
With an allowance recorded:
Commercial loans	1,048,443	1,048,443	115,324	1,116,596	66,187
Commercial real estate	462,014	462,014	20,495	481,825	31,366
Total	$1,510,457	$1,510,457	$135,819	$1,598,421	$97,553

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

The following table presents the recorded investment in nonaccrual and past due loans over 90 days still on accrual by portfolio segment as of December 31, 2014 and December 31, 2013:

	December 31, 2014		December 31, 2013
	Nonaccrual	Loans Past Due Over 90 days still Accruing	Nonaccrual	Loans Past Due Over 90 days still Accruing

Commercial loans	$39,085	$—	$49,037	$—
Commercial real estate	—	—	—	—
Consumer loans	—	—	—	—
Home equity	—	—	261,644	—
Residential mortgages	266,874	—	217,982	—
Total	$305,959	$—	$528,663	$—

The following represents the aging of the recorded investment in past due loans as of December 31, 2014 and December 31, 2013 by class of loans:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.    Loans Receivable (Continued)

	December 31, 2014
	Total	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due

Commercial loans	$53,668,754	$—	$55,758	$—	$55,758	$53,612,996
Commercial real estate	93,427,295	39,252	—	—	39,252	93,388,043
Consumer loans	46,882,632	69,786	11,546	—	81,332	46,801,300
Home equity	53,150,371	118,130	—	—	118,130	53,032,241
Residential mortgages	121,910,198	232,594	—	266,874	499,468	121,410,730
Total	$369,039,250	$459,762	$67,304	$266,874	$793,940	$368,245,310

	December 31, 2013
	Total	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due

Commercial loans	$50,876,482	$—	$—	$—	$—	$50,876,482
Commercial real estate	90,251,024	—	—	—	—	90,251,024
Consumer loans	28,831,129	124,654	—	—	124,654	28,706,475
Home equity	49,424,329	67,376	—	261,644	329,020	49,095,309
Residential mortgages	118,402,020	95,180	—	217,982	313,162	118,088,858
Total	$337,784,984	$287,210	$—	$479,626	$766,836	$337,018,148

Troubled Debt Restructurings

The following table presents the summary of the investment in TDRs and related allowance for loan losses as of December 31, 2014 and 2013 by class of loans:

	December 31, 2014			December 31, 2013
	Number of Loans	Recorded Investment	Allowance for Loan Losses Allocated	Number of Loans	Recorded Investment	Allowance for Loan Losses Allocated

Troubled Debt Restructurings
Commercial loans	7	$804,335	$58,001	6	$925,596	$58,576
Commercial real estate	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Residential mortgages	—	—	—	—	—	—
Total	7	$804,335	$58,001	6	$925,596	$58,576

During the year ending 2014, there was one loan for $75,000 that was modified as a TDR. During the year ending 2013, there were two loans for $532,165 that were modified as TDRs. During the year ending 2012, there were two loans for $605,293 that were modified as TDRs.

The modification of the terms of such loans included one or a combination of the following:  a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. The Company has not committed to lend additional amounts as of December 31, 2014 with outstanding loans that are classified as TDRs. During 2013, an additional line of credit of $300,000 was granted to a customer with an outstanding loan classified as a TDR. This line was partially guaranteed by the Small Business Administration and did not have any disbursements until 2014. As of December 31, 2014, $43,691 was outstanding on this loan

Oneida Financial Corp.

Notes to Consolidated Financial Statements

3.    Loans Receivable (Continued)

and is considered impaired based on the relationship. Certain TDRs are classified as nonperforming at the time of the restructuring and may only be returned to performing status after considering the borrower's sustained repayment performance for a reasonable period.

Each of the commercial loans represented a line of credit which was not paid in full at the time of maturity. The loans maturity dates were extended ranging from ten years to twenty years and the reduction in interest rates were to below market rates. The seven loans considered TDRs as of December 31, 2014 represented five commercial relationships. Two of the commercial loans representing one relationship with a principal balance of $39,000 and $49,000 as of December 31, 2014 and December 31, 2013, respectively, were considered nonaccrual.

For all such modifications, the pre and post outstanding recorded investment amount remained unchanged. There were no charge-offs or defaults during the year ended December 31, 2014, 2013 and 2012. All of the TDRS were considered impaired as of December 31, 2014 and December 31, 2013. The allocated allowance for loan losses was based on the present value of estimated future cash flows. All of the loans are currently performing in accordance with their modified terms.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis includes non-homogeneous loans, such as commercial loans and commercial real estate with an outstanding relationship greater than $250,000.  Homogeneous loans are reviewed when appropriate given foreclosures, bankruptcies or relationships that include non-homogeneous loans. For homogeneous loan pools, such as residential mortgages, home equity and consumer loans, the Company uses the payment status to identify the credit risk in these loan portfolios.  Payment status is reviewed on at least a monthly basis by the Company’s personnel and on a quarterly basis with respect to determining the adequacy of the allowance for loan losses.  This analysis is performed on at least an annual basis.  The Company uses the following definitions for risk ratings:

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

Based on the most recent analysis performed (all loans graded within the past 12 months), the risk category by class of loan is as follows:

	December 31, 2014
	Not Rated	Pass	Special Mention	Substandard	Doubtful

Commercial loans	$13,592,064	$35,545,768	$190,717	$4,340,205	$—
Commercial real estate	14,955,626	72,938,080	4,436,601	1,096,988	—
Total	$28,547,690	$108,483,848	$4,627,318	$5,437,193	$—

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

Level 3:  Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Securities:  The fair values of trading securities and investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).  The fair value of level 3 investment securities are determined by the Company’s Finance Department, which reports to the Chief Financial Officer (CFO).  The CFO reviews the values and these are reported to the Investment Committee on a quarterly basis.  Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. During times when trading is more liquid, broker quotes are used (if available) to validate the model. Rating agency and industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

Assets and liabilities measured at fair value on a recurring basis, including financial assets for which the Company has elected the fair value option, are summarized below:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.    Fair Value (Continued)

	Fair Value Measurements at December 31, 2014 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:
Trading securities
Common and preferred equities	$3,900,000	$1,083,000	$2,817,000	$—
Available-for-sale securities
U.S. Agencies	27,232,156	—	27,232,156	—
Corporate	34,096,358	—	34,096,358	—
Agency asset backed securities	8,790,292	—	8,790,292	—
State and municipal	34,218,146	—	34,150,541	67,605
Small Business Administration	6,970,158	—	6,970,158	—
Residential mortgage-backed securities	63,530,205	—	63,530,205	—
Private placement mortgage obligation	1,476,974	—	1,476,974	—
Total	$180,214,289	$1,083,000	$179,063,684	$67,605

	Fair Value Measurement at December 31, 2013 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:
Trading securities
Common and preferred equities	$5,063,400	$1,086,000	$3,977,400	$—
Available-for-sale securities
U.S. Agencies	17,735,099	—	17,735,099	—
Corporate	28,789,656	—	28,789,656	—
Agency asset backed securities	5,402,145	—	5,402,145	—
Trust preferred securities	2,518,279	—	2,518,279	—
State and municipal	33,307,726	—	33,206,509	101,217
Small Business Administration	3,358,927	—	3,358,927	—
Residential mortgage-backed securities	37,404,164	—	37,404,164	—
Collateralized mortgage obligations	1,178,104	—	1,178,104	—
Private placement mortgage obligation	1,374,515	—	1,374,515
Total	$136,132,015	$1,086,000	$134,944,798	$101,217

There were no transfers between Level 1 and Level 2 during 2014 or 2013.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.    Fair Value (Continued)

The table below presents a reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Municipal Securities	Total

Beginning balance January 1, 2014	$101,217	$101,217
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	—	—
Other changes in fair value	—	—
Gain on sale of securities	—	—
Net impairment losses recognized in earnings	—	—
Included in other comprehensive income	(4,009)	(4,009)
Interest and principal payments applied to principal	—	—
Sales, maturities and settlements	(29,603)	(29,603)
Transfers in and out of Level 3	—	—
Ending balance December 31, 2014	$67,605	$67,605

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Trust Securities	Municipal Securities	Total

Beginning balance January 1, 2013	$5,621,445	$2,615,968	$8,237,413
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	438,754	—	438,754
Other changes in fair value	—	—	—
Gain on sale of securities	92,400	—	92,400
Included in other comprehensive income	1,479,772	(134,573)	1,345,199
Interest and principal payments applied to principal	(1,944,511)	—	(1,944,511)
Sales, maturities and settlements	(3,169,581)	(408,190)	(3,577,771)
Transfers in and out of Level 3	(2,518,279)	(1,971,988)	(4,490,267)
Ending balance December 31, 2013	$—	$101,217	$101,217

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.    Fair Value (Continued)

The fair value of the Company’s trust preferred securities were determined internally by calculating discounted cash flows.  Information such as historical and current performance of the underlying collateral, deferral/default rates, collateral coverage ratios, break in yield calculations, cash flow projections, liquidity and credit premiums required by a market participant, and financial trend analysis with respect to the individual issuing financial institutions, were utilized in determining individual security valuations. During 2013, seven of the nine trust preferred securities were sold/liquidated. The remaining two trust preferred securities were moved from Level 3 pricing to Level 2 pricing as of December 31, 2013 due to the increased market for them. The two remaining trust preferred securities were sold in 2014.

There were no impaired loans, loans held for sale or other real estate owned, net that were measured at fair value as of December 31, 2014 or December 31, 2013.

Fair Value Option

The Company has elected the fair value option for certain preferred and common equity securities as they do not have stated maturity values and the fair value fluctuates with market changes.  The decision to elect the fair value option is made individually for each instrument and is irrevocable once made.  Changes in fair value for the selected instruments are recorded in earnings. Interest income is recorded based on the contractual amount of interest income earned on financial assets (except any that are in nonaccrual status). Dividend income is recorded based on cash dividends.  Cash flows from the purchase and sale of securities for which the fair value option has been elected are shown as operating activities in the consolidated statement of cash flows.

The following table presents the amount of gains and losses from changes in fair value included in income before taxes for financial assets carried at fair value for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012

Interest income	$—	$—	$—
Change in fair value	(1,163,400)	1,935,407	619,751
Total change in fair value	$(1,163,400)	$1,935,407	$619,751

The carrying amounts and estimated fair values of financial instruments at December 31, 2014 and December 31, 2013 were as follows:

		Fair Value Measurements at December 31, 2014 Using
	Carrying Value
		Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Cash and cash equivalents	$31,075	$31,075	$—	$—
Trading securities	3,900	1,083	2,817	—
Investment securities, available-for-sale	176,314	—	176,246	68
Investment securities, held-to-maturity	129,414	—	130,052	3,844
Loans held for sale	839	—	865	—
Loans receivable, net	367,020	—	—	381,084
Federal Home Loan Bank stock	1,391	N/A	N/A	N/A
Accrued interest receivable	2,342	—	1,339	1,003
Financial liabilities:
Deposits	$689,170	$543,262	$148,115	$—
Borrowings	—	—	—	—
Accrued interest payable	7	2	5	—

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

(c) Loans

Fair value of loans, excluding loans held for sale, are estimated as follows:  for variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.  Impaired loans are valued at the lower of cost or fair value.  The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

(d)   FHLB Stock

It is not practicable to estimate the fair value of FHLB stock due to restrictions placed on its transferability.

(e) Deposits

The fair value disclosed for demand deposits (e.g., interest and non-interest checking, savings and money market accounts)are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying value) resulting in a Level 1 classification. The carrying amounts of variable rate certificates of deposits approximate their fair values at the reporting date resulting in Level 2 classification. Fair values for fixed rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

4.    Fair Value (Continued)

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

5.    Secondary Mortgage Market Activities

Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition.  The principal balances of these loans at December 31 are as follows:

	2014	2013
Mortgage loan portfolios serviced for:
Freddie Mac	$78,944,218	$87,060,823
Federal Home Loan Bank	$19,425,826	$20,700,145

Custodial escrow balances maintained in connection with serviced loans were approximately $1,514,000 and $1,575,000 at December 31, 2014 and 2013, respectively.

Activity for mortgage servicing rights and the related valuation allowance is as follows:

	2014	2013	2012

Balance at beginning of year	$410,860	$486,898	$522,346
Additions	50,008	85,555	141,516
Disposals	—	—	—
Amortized to expense	(124,214)	(161,593)	(176,964)
Balance at end of year	$336,654	$410,860	$486,898
Valuation allowance	$—	$—	$—

The fair value of mortgage servicing rights approximated $733,000 and $631,000 at year-end 2014 and 2013. Fair value at year-end 2014 and 2013 was determined using servicing multiples for similar assets as a percentage of the loans sold balance.  The mortgages servicing rights multiple used for year-end 2014 and 2013 was 0.75% and 0.59%, respectively.  As of December 2014 and 2013, no impairment was recorded for mortgage servicing rights.

The weighted average amortization period is eight years.  Estimated amortization expense for each of the next five years is:

2015	$97,980
2016	70,556
2017	50,934
2018	36,473
2019	25,952

Oneida Financial Corp.

Notes to Consolidated Financial Statements

6.                        Premises and Equipment

Premises and equipment consist of the following at December 31:

	2014	2013

Land	$3,503,158	$3,517,357
Buildings	24,474,735	24,043,754
Equipment and fixtures	11,587,517	10,640,246
Construction in progress	513,324	7,893
	40,078,734	38,209,250
Accumulated depreciation	(19,696,666)	(18,428,804)
Net book value	$20,382,068	$19,780,446

Depreciation expense was $1,387,205, $1,482,810 and $1,461,326 in 2014, 2013 and 2012, respectively.

7.    Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

	Banking Activities	Insurance, Risk Management and Employee Benefits Activities	Financial/Investment Advisory Activities	Total

Balance as of January 1, 2012	$10,005,131	$11,791,493	$2,185,830	$23,982,454
Goodwill acquired	—	1,480,221	—	1,480,221
Balance as of December 31, 2012	10,005,131	13,271,714	2,185,830	25,462,675
Goodwill acquired	—	16,920	—	16,920
Balance as of December 31, 2013	10,005,131	13,288,634	2,185,830	25,479,595
Goodwill acquired	—	—	—	—
Balance as of December 31, 2014	$10,005,131	$13,288,634	$2,185,830	$25,479,595

During 2011, the Company completed its acquisition of David Holmes Agency, Inc., an insurance agency operating in Utica, New York. The Company paid $361,718 in cash and established a note payable for $361,718 to be paid monthly over 24 months with interest at 3.00% per annum for fixed assets and other intangible assets.  Goodwill in the amount of $586,445 and intangible assets in the amount of $136,991 were recorded in conjunction with the acquisition. David Holmes Agency, Inc. has been subsequently merged into OneGroup. During 2012, the Company paid $198,619 in principal and $3,493 in interest payments on the note. The note was paid in full during 2012.

At December 31, 2012, the Company completed its acquisition of Schenectady Insuring Agency, Inc., an insurance agency operating in Schenectady, New York. The Company paid $795,149 in cash and established a note payable for $1,000,000 to be paid monthly over 24 months with interest at 3.00% per annum to acquire 100% of the capital stock of the Schenectady Insuring Agency, Inc.   Goodwill in the amount of $1,497,141 and intangible assets in the amount of $929,031 were recorded in conjunction with the acquisition. Schenectady Insuring Agency, Inc. has been subsequently merged into OneGroup. During 2014 and 2013, the Company paid $507,490 and $492,510 in principal and $8,285 and $23,265 in interest payments respectively, on the note. The note was paid in full as of December 31, 2014.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value.  At December 31, 2014, the Company’s reporting units had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill.  Management has identified that the Company has three reporting units; its banking unit, its insurance, risk management and employee benefits unit and its financial/investment advisory unit. The qualitative assessment indicated that it was more likely than not that the fair value of the reporting units exceeded its carrying value, resulting in no impairment.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

 7.    Goodwill and Other Intangible Assets (Continued)

Other intangible assets consist of the following at December 31:

	As of December 31, 2014
	Gross Carrying Value	Accumulated Amortization	Net

Core deposit intangible	$2,705,391	$(2,606,165)	$99,226
Customer relationship intangible	2,331,565	(1,622,765)	708,800
Total	$5,036,956	$(4,228,930)	$808,026

	As of December 31, 2013
	Gross Carrying Value	Accumulated Amortization	Net

Core deposit intangible	$2,705,391	$(2,520,167)	$185,224
Customer relationship intangible	2,331,565	(1,414,765)	916,800
Total	$5,036,956	$(3,934,932)	$1,102,024

Aggregate amortization expense was $293,998, $452,356 and $338,877 for 2014, 2013 and 2012, respectively.

Estimated amortization expense for each of the next five years:

2015	$238,589
2016	185,779
2017	115,706
2018	90,532
2019	72,333

8.        Impairment of Other Asset

During 2012, the Company recorded an impairment charge of $1.9 million related to an asset held by the Bank supporting sales activities in its insurance agency subsidiary.  The Company contributed surplus notes to an insurance company specializing in professional liability for long-term care facilities.  The financing provided by the surplus notes enabled the insurance company to develop a specialty insurance sales line for our Company that had generated $3.9 million in commission revenue from 2004 to September 30, 2012 at the time of the write-off.  Due to underwriting losses of this insurance company the value of the surplus notes contributed to this venture was deemed fully impaired.  The Company’s insurance agency subsidiary represents numerous insurance outlets and the Company expects to maintain the commission revenue it had developed in this specialty insurance sales line.

9.     Due to Depositors

Amounts due to depositors at December 31 are as follows:

	2014	2013
Non-interest bearing demand	$85,687,731	$85,646,805
Savings	137,931,928	133,175,156
Money market and interest-bearing checking	318,162,407	275,102,952
Time deposits	145,907,806	141,904,861
Mortgage escrow funds	1,480,108	1,419,866
Total due to depositors	$689,169,980	$637,249,640

At December 31, 2014 and 2013, time deposits with balances in excess of $250,000 totaled $31,067,780 and $21,599,533, respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

9.    Due to Depositors (Continued)

The contractual maturity of time deposits as of December 31 are as follows:

	2014		2013
Maturity	Amount	Percent	Amount	Percent
One year or less	$99,053,806	67.9%	$97,436,134	68.7%
One to two years	21,381,473	14.7	18,136,075	12.8
Two to three years	10,372,941	7.1	11,662,198	8.2
Three to four years	5,977,249	4.1	8,224,229	5.8
Four to five years	9,122,337	6.2	6,445,647	4.5
Over five years	—	—	578	—
	$145,907,806	100.0%	$141,904,861	100.0%

10.        Borrowings

Outstanding borrowings as of December 31 are as follows:

	2014	2013
Short-term borrowings:
Federal Home Loan Bank advances	$—	$1,000,000
Long-term borrowings:
Federal Home Loan Bank advances	—	—
	$—	$1,000,000

At December 31, 2014, there were no borrowings outstanding. Pledged securities had a carrying value of $42,790 and residential mortgages in the amount of $93,836,621 are pledged under a blanket collateral agreement.  At December 31, 2014, the Bank has available $92.6 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2014.  The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 was outstanding at December 31, 2014, a $5,000,000 unsecured line of credit with M&T Bank of which $0 was outstanding at December 31, 2014 and a $10,000,000 unsecured line of credit with Fifth Third Bank of which $0 was outstanding at December 31, 2014.

At December 31, 2013, borrowings are collateralized by pledged securities, which had a carrying value of $54,622 and residential mortgages in the amount of $89,847,582 pledged under a blanket collateral agreement.  At December 31, 2013, the Bank has available $87.8 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2013.  The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 was outstanding at December 31, 2013, a $5,000,000 unsecured line of credit with M&T Bank of which $0 was outstanding at December 31, 2013 and a $10,000,000 unsecured line of credit with Fifth Third Bank of which $0 was outstanding at December 31, 2013.

11.    Income Taxes

The provision for income taxes for the years ended December 31, consists of the following:

	2014	2013	2012
Current:
Federal	$1,397,872	$731,772	$1,487,108
State	239,772	21,902	210,840
Deferred:
Federal	(209,917)	1,372,228	345,392
State	32,889	330,098	51,660
	$1,460,616	$2,456,000	$2,095,000

Oneida Financial Corp.

Notes to Consolidated Financial Statements

11.    Income Taxes (Continued)

A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

	2014	2013	2012

Federal statutory income tax rate	34%	34%	34%
State tax, net of federal benefit	3%	3%	2%
Tax exempt investment income	(9)%	(7)%	(7)%
Earnings from bank owned life insurance	(6)%	(2)%	(2)%
Other	—%	1%	—%
Effective tax rate expense	22%	29%	27%

The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

	2014	2013
	Asset (Liability)
Allowance for loan losses	$1,283,000	$1,191,000
Deferred compensation	295,000	282,000
Investment security charges/adjustments	2,519,000	3,267,000
Pension benefits	244,000	82,000
Purchase accounting adjustments	48,000	17,000
Unrealized losses on securities available-for-sale	—	671,000
Start up costs	183,000	140,000
Unrealized losses on securities held-to-maturity	1,412,000	1,720,000
AMT credit	—	19,000
Accrued bonus	412,000	145,000
Stock compensation	232,000	183,000
subtotal deferred tax assets	6,628,000	7,717,000
Depreciation	(762,000)	(702,000)
Mortgage related fees	(378,000)	(392,000)
Intangible amortization	(1,129,000)	(1,076,000)
Prepaid expenses	(122,000)	(129,000)
Other	(237,000)	(35,000)
Unrealized gains on securities available-for-sale	(289,000)	—
subtotal deferred tax liability	(2,917,000)	(2,334,000)
Total deferred income tax asset, net	$3,711,000	$5,383,000

Realization of deferred tax assets is dependent upon the ability to carry back deductions to prior periods when the deferred tax assets are realized and/or in generating sufficient taxable income in future periods.  Based on the Company’s history of taxable income and expected future taxable income, the Company has determined that a valuation allowance is not required.

At December 31, 2014 and 2013, the Company had no unrecognized tax benefits.  The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

At December 31, 2014 and 2013, there were no amounts accrued for interest and penalties.

The Company is subject to U.S. federal income tax as well as New York state income tax.  The Company is no longer subject to federal or state examinations for tax years prior to 2011.  The tax years of 2011-2014 remain open to federal and state examination.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.     Benefit Plans

The Bank provided a noncontributory defined benefit retirement accumulation plan (cash balance plan) covering substantially all employees.  Under the plan, retirement benefits are primarily a function of the employee’s years of service and level of compensation.  As of June 15, 2004, the Bank adopted a plan amendment to freeze the plan benefits for plan participants, and as of August 15, 2014 the Bank terminated the plan. As of December 31, 2014, all plan assets had been distributed to participants. State Bank of Chittenango participated in the New York State Bankers Retirement System (the System) plan which was a noncontributory defined benefit plan covering substantially all employees.  Under the plan, retirement benefits were primarily a function of the employee’s years of service and level of compensation.  The plan was frozen as of May 31, 2002.  State Bank of Chittenango uses a December 31 measurement date for its pension plan.

Information about changes in obligations and funded status of the defined benefit pension plan follows:

	Oneida Savings Bank		State Bank of Chittenango
	2014	2013	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of year	$4,225,480	$4,348,105	$2,457,868	$2,624,798
Service cost	—	—	20,361	22,335
Interest cost	190,878	168,421	101,904	96,191
Actuarial gain	483,798	100,950	420,767	(60,747)
Benefits paid	(533,820)	(391,996)	(221,698)	(224,709)
Plan settlements paid	(4,366,336)	—	—	—
Benefit obligation at end of year	$—	$4,225,480	$2,779,202	$2,457,868
Change in plan assets, at fair value:
Beginning plan assets	$4,375,556	$3,955,438	$2,183,032	$1,976,719
Actual return	357,144	612,114	176,862	315,691
Benefits paid	(533,820)	(391,996)	(225,922)	(224,558)
Plan settlements paid	(4,366,336)	—	—	—
Employer contributions	167,456	200,000	—	115,180
Ending plan assets	$—	$4,375,556	$2,133,972	$2,183,032
Funded status at year end (plan assets less benefit obligation)	$—	$150,076	$(645,230)	$(274,836)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	Oneida Savings Bank		State Bank of Chittenango
	2014	2013	2014	2013
Net actuarial loss (gain)	$—	$1,707,779	$1,208,402	$885,747
Prior service cost (credit)	—	—	—	—
	$—	$1,707,779	$1,208,402	$885,747

The accumulated benefit obligation for the Oneida Savings Bank pension plan was $0 and $4,225,480 at year-end 2014 and 2013, respectively.  The accumulated benefit obligation for the State Bank of Chittenango pension plan was $2,779,202 and $2,457,868 at year-end 2014 and 2013, respectively.

The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

	Oneida Savings Bank			State Bank of Chittenango
	2014	2013	2012	2014	2013	2012
Service cost benefits earned during the period	$—	$—	$—	$20,361	$22,335	$26,335
Interest cost on projected benefit obligation	190,878	168,421	168,082	101,904	96,191	105,807
Expected return on plan assets	(150,829)	(289,458)	(264,680)	(134,057)	(120,698)	(127,794)
Net amortization and deferral	281,175	238,847	140,739	59,531	81,782	79,058
Loss due to plan settlement	1,707,779	—	—	—	—	—
Net periodic pension cost	2,029,003	117,810	44,141	47,739	79,610	83,406
Net loss (gain)	281,175	(221,706)	(148,815)	382,186	(255,891)	34,553
Prior service cost (credit)	—	—	—	—	—	—
Amortization of loss	(281,175)	(238,847)	(140,739)	(59,531)	(81,782)	(79,058)
Loss due to plan settlement	(1,707,779)	—	—	—	—	—
Total recognized in other comprehensive income	(1,707,779)	(460,553)	(289,554)	322,655	(337,673)	(44,505)
Total recognized in net periodic cost and other comprehensive income	$321,224	$(342,743)	$(245,413)	$370,394	$(258,063)	$38,901

 The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $370,394.

	Oneida Savings Bank		State Bank of Chittenango
Assumptions	2013	2012	2014	2013	2012

Weighted-average assumptions used to determine benefit obligation at year-end
Discount rate	4.04%	3.97%	3.60%	4.36%	3.84%

Weighted-average assumptions used to determine net cost
Discount rate	3.97%	4.98%	4.36%	3.84%	4.27%
Expected return on plan assets	7.50%	7.50%	6.50%	6.50%	7.00%

Oneida Savings Bank Plan Termination

During 2014, the Company terminated the cash balance plan of the Oneida Savings Bank. At plan termination, the plan had $4.2 million in plan assets used to satisfy $4.3 million in plan obligations. As a result of the termination of the plan, $1.7 million in other comprehensive loss was recognized in the income statement in non-interest expense. All assets were distributed by December 31, 2014.

The fair value of plan assets, as previously defined, at December 31, 2013, by asset category, is as follows:

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

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for the period ending December 31, 2014 and 2013.

State Bank of Chittenango Plan Assets

The Company’s overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocations for System assets are shown in the table below.  Cash equivalents consist primarily of government issues (maturing in less than three months) and short term investment funds.  Equity securities primarily include investments in common stock, depository receipts, preferred stock, commingled pension trust funds, exchange traded funds and real estate investment trusts. Fixed income securities include corporate bonds, government issues, credit card receivables, mortgage-backed securities, municipals, commingled pension trust funds and other asset backed securities.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

Effective February 2012, the System revised its investment guidelines.  The System currently prohibits its investment managers from purchasing any security greater than 5% of the portfolio at the time of purchase or greater than 8% at market value in any one issuer.  Effective June 25, 2013, the issuer of any security purchased must be located in a country in the MSCI (Morgan Stanley Capital International) World Index. In addition the following are prohibited:  (1) equity security short sales, unregistered securities and margin purchases; (2) mortgage backed derivatives that have an inverse floating rate coupon or that are interest only securities, any asset backed security that is not issued by the U.S. Government or its agencies or its instrumentalities, generally securities of less than Baa2/BBB quality may not be purchased, securities of less than A-quality may not in the aggregate exceed 13% of the investment manager’s portfolio, and commercial mortgage-backed and asset backed securities shall not exceed 10% of the portfolio at the time of purchase; and (3) other financial instruments such as unhedged currency exposure in countries not defined as “high income economies” by the World Bank.  All other investments not prohibited by the System are permitted.  At December 31, 2014 and 2013, the System held certain investments which are no longer deemed acceptable to acquire. These positions will be liquidated when the investment managers deem that such liquidation is in the best interest of the System.

The Company’s pension plan asset allocation at year-end 2014 and 2013, target allocation for 2015 and expected long-term rate of return by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at December 31,		Weighted- Average Expected Long Term Rate
Asset Category	2015	2014	2013	of Return

Cash equivalents	0 - 20%	9%	5%	0.4%
Equity securities	40 - 60%	48%	51%	4.1%
Fixed income securities	40 - 60%	43%	44%	2.0%
Other financial instruments	0 - 5%	—%	—%	—%
Total		100%	100%	6.5%

The following table represents the System's fair value hierarchy for its financial assets (investments), as defined previously, measured at fair value on a recurring basis as of December 31, 2014:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

		Fair Value Measurements at December 31, 2014 Using
		Quoted Prices in	Significant
	Carrying Value	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$881	$881	$—	$—
Government issues	7,022	—	7,022	—
Short term investment funds	178,636	—	178,636	—
Equities
Common stock	415,926	415,926	—	—
Depository receipts	5,213	5,213	—	—
Commingled pension trust funds	304,980	—	304,980	—
Exchange Traded funds	298,506	298,506	—	—
Preferred stock	3,952	3,952	—	—
Fixed income securities
Auto loan receivables	9,332	—	9,332	—
Collateralized mortgage obligations	19,249	—	19,249	—
Commingled pension trust funds	595,230	—	595,230	—
Corporate bonds	83,877	—	83,877	—
Federal Home Loan Mortgage Corp.	2,059	—	2,059	—
Federal National Mortgage Assoc.	55,083	—	55,083	—
Government National Mortgage Assoc. II	3,470	—	3,470	—
Government issues	145,092	—	145,092	—
Other asset backed securities	4,536	—	4,536	—
Other securities	928	—	928	—
Total	$2,133,972	$724,478	$1,409,494	$—

At December 31, 2014, the portfolio was managed by two investment firms.  In addition, approximately $9.4 million of system monies had not yet been allocated to either investment manager.  Control was split approximately 57%, 39% and 4%.

At December 31, 2014, there was a 13% and 9% of portfolio concentration in two commingled pension trust funds. In addition there was an 8% of portfolio concentration in the State Street Bank & Trust Co. Short Term Investment Fund.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

The fair value of plan assets, as previously defined, at December 31, 2013, by asset category, is as follows:

		Fair Value Measurements at December 31, 2013 Using
		Quoted Prices in	Significant
	Carrying Value	Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Plan Assets:
Cash equivalents
Foreign currencies	$3,112	$3,112	$—	$—
Government issues	31,653	—	31,653	—
Short term investment funds	84,371	—	84,371	—
Equities
Common stock	1,083,768	1,083,768	—	—
Depository receipts	13,691	10,433	3,258	—
Preferred stock	5,107	5,107	—	—
Real estate investment trust	3,185	3,185	—	—
Fixed income securities
Auto loan receivable	7,853	—	7,853	—
Collateralized mortgage obligations	239,223	—	239,223	—
Corporate bonds	257,133	—	257,133	—
Federal Home Loan Mortgage Corp.	29,826	—	29,826	—
Federal National Mortgage Assoc.	102,845	—	102,845	—
Government National Mortgage Assoc. I	7,258	—	7,258	—
Government National Mortgage Assoc. II	3,248	—	3,248	—
Government issues	303,595	—	303,595	—
Municipals	7,164	—	7,164	—
Total	$2,183,032	$1,105,605	$1,077,427	$—

At December 31, 2013, the portfolio was managed by two investment firms. In addition, approximately $2.6 million of system monies had not yet been allocated to either investment manager.  Control was split approximately 58%, 41% and 1%.

At December 31, 2013, there was a 5% of portfolio concentration in the State Street Bank & Trust Co. Short Term Investment Fund.

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for the period ending December 31, 2014 and 2013.

The Company expects to contribute $0 to the Plans for the year ending December 31, 2015.

The following benefit payments are expected to be paid:

State Bank
Fiscal year ending December 31:	of Chittenango
2015	$194,122
2016	188,664
2017	183,349
2018	177,537
2019	171,620
Years 2020- 2024	811,096

Oneida Financial Corp.

Notes to Consolidated Financial Statements

12.    Benefit Plans (Continued)

In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan’s eligibility requirements to defer income on a pre-tax basis.

Employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation.  Employer contributions associated with the plan amounted to $861,513, $770,494 and $724,273 for the years ended December 31, 2014, 2013 and 2012, respectively.

The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan (“ESOP”) with all employees meeting the age and service requirements eligible to participate in the Plan.  Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1000 hours.  The ESOP purchased 157,000 shares of common stock as part of the second step conversion in July 2010 which was funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 3.25% for 2014 and 2013.  Loan payments are to be funded by cash contributions from the Bank.  The loan can be prepaid without penalty.  Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants.  As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. The loan was paid in full during 2014 and all unallocated shares have been allocated. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period.  Cash dividends received on unallocated shares are used to pay debt service.  For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding.  Contributions to the ESOP related to the loan payments during 2014, 2013 and 2012 were $140,936, $202,031 and $235,835, respectively. Expense recorded for 2014, 2013 and 2012 was $231,500, $350,079 and $350,113, respectively. In 2014, the Company also made a discretionary contribution to the plan and recorded additional compensation expense of $118,500 for the plan to purchase additional shares to allocate to participants.

Shares held by the ESOP were as follows:

	2014	2013

Allocated to participants	462,812	444,789
Unearned	—	18,023
Total ESOP shares	462,812	462,812

Fair value of unearned shares	$—	$228,351

13.      Stock Based Compensation Plans

The Company has one share based compensation plan as described below.  Total compensation cost that has been charged against income for the plan was $467,683, $549,836 and $264,462 for 2014, 2013 and 2012, respectively. The total income tax benefit was $180,058, $211,687 and $101,818 for 2014, 2013 and 2012, respectively.

Stock Options

The Company’s 2012 Equity Incentive Plan, which is shareholder approved, permits the granting of share options to its directors, officers and key employees for up to 216,750 shares of common stock.  Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have vesting periods ranging from one to five years and all options granted expire July 2022. There were 25,750 and 19,250 shares available for future grants under the plan described above as of December 31, 2014 and December 31, 2013, respectively. Compensation recorded in conjunction with the option awards was $43,830, $42,623 and $17,179 for 2014, 2013 and 2012, respectively.

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

The fair value of options granted was determined using the following weighted-average assumptions as of the grant date:

	2014	2013	2012

Risk-free interest rate	1.52%	1.44%	0.60%
Expected term	3.10 years	4.39 years	5.00 years
Expected stock price volatility	22.86%	24.28%	21.98%
Dividend yield	4.66%	4.66%	4.66%

A summary of activity in the stock option plan for 2014 was as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2014	192,215	$10.34	8.56	$450,300
Granted	7,133	$12.62	8.12	$—
Exercised	(14,500)	$10.30	—	$37,160
Forfeited or expired	(12,500)	$10.30	—	$33,750
Outstanding at December 31, 2014	172,348	$10.44	7.06	$443,520
Fully vested and expected to vest	108,000	$10.39	7.56	$282,015
Exercisable as of December 31, 2014	64,348	$10.53	6.20	$161,505

Information related to the stock option plan was as follows:

	2014	2013	2012

Intrinsic value of options exercised	$37,160	$28,645	$—
Cash received from option exercises	118,466	30,920	—
Shares received from option exercises	1,133	2,215	—
Tax benefit realized from option exercises	4,798	4,818	—
Weighted average fair value of options granted	1.330	1.692	0.989

As of December 31, 2014, there was $92,371 of total unrecognized compensation cost related to nonvested stock options granted under the plan.  The cost is expected to be recognized over a weighted-average period of 2.6 years.

Stock Awards

The 2012 Equity Incentive Plan provides for the issuance of shares of restricted stock ("RRP") to directors, officers and key employees.  Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at issue date.  The fair value of the stock was determined using the grant date fair value of $10.30 for shares awarded in July 2012 and $12.43 for shares awarded in June 2014.  RRP shares vest ratably over the five year vesting period on the anniversary date for shares awarded in July 2012 and over the four year vesting period on the anniversary date for those shares awarded in June 2014.  The shares have voting rights and are eligible to receive nonforfeitable dividends on the unvested shares.  These shares are considered to be participating securities in the earnings per share calculation.  Total shares issuable under the plan are 131,500 at December 31, 2014 and December 31, 2013 and 130,500 shares have been issued.

A summary of changes in the Company’s nonvested shares for the year follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements

13.    Stock Based Compensation Plans (Continued)

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value

Nonvested at January 1, 2014	104,000	$10.30
Granted	8,000	$12.43
Vested	(26,000)	$10.46
Forfeited	(8,000)	$10.30
Nonvested at December 31, 2014	78,000	$10.46

As of December 31, 2014, there was $696,956 of total unrecognized compensation cost related to nonvested shares granted under the Plan.  The cost is expected to be recognized over a weighted average period of 2.6 years. Compensation expense recorded in conjunction with the RRP awards was $282,949, $267,347 and $117,822 for 2014, 2013 and 2012, respectively.

Performance Awards

The 2012 Equity Incentive Plan provides for the issuance of shares of performance award restricted stock to directors, officers and key employees.  Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at issue date. The fair value of the stock was determined using the grant date fair value of $10.30.  Performance shares cliff vest as of July 24, 2015 based on the performance results for the three year period ending December 31, 2014. There are three sets of performance criteria based on the individual award: (1) based on a three year cumulative earnings per share, return on average assets and return on tangible equity metrics weighted at 33%; (2) three year cumulative earnings per share, annual loan growth rate and net charge off rate weighted at 33%; and (3) average revenue and profit margin weighted at 50%. Compensation cost is estimated based on the probability that the performance conditions will be achieved.  As of December 31, 2014, the compensation cost is estimated in the range of 50% - 100% payout under the terms of the plan for the different performance sets.  At each reporting period, the Company will reassess the likelihood of achieving the performance criteria and will adjust compensation expense as needed.   The shares have voting rights.  Upon vesting of the performance shares, any dividends declared during the vesting period will be paid based on the shares vested.  Total shares issuable under the plan are 85,000 at December 31, 2014 and all shares were issued in 2012.

A summary of changes in the Company’s nonvested shares for the year follows:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value

Nonvested at January 1, 2014	85,000	$10.30
Granted	—	—
Vested	—	—
Forfeited	(10,000)	$10.30
Nonvested at December 31, 2014	75,000	$10.30

As of December 31, 2014, there was no unrecognized compensation cost related to nonvested shares granted under the Plan.  Compensation expense recorded in conjunction with the performance awards totaled $140,904, $239,866 and $129,461 for the year ended ended December 31, 2014, 2013 and 2012, respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements

14.    Non-Interest Income and Expenses

Non-interest income and non-interest expenses for the years ended December 31 consist of the following:

	2014	2013	2012
Non-interest income:
Service charges on deposit accounts	$2,831,514	$2,800,394	$2,589,333
Commissions and fees on sales of non-banking products	26,641,413	24,169,935	21,505,620
Cash surrender value increase	1,205,138	583,484	542,087
Gain on sale of loans	191,008	323,433	703,486
Other	1,185,285	1,329,892	1,272,530
Total non-interest income	$32,054,358	$29,207,138	$26,613,056
Non-interest expenses:
Salaries and employee benefits	$30,815,559	$27,502,681	$24,029,868
Building occupancy and equipment	5,349,198	5,195,624	4,674,793
FDIC and N.Y.S. assessment	422,865	427,818	419,624
Advertising	923,615	907,481	665,033
Postage and telephone	798,473	744,976	719,440
Director compensation	336,695	274,433	268,851
Professional fees	729,309	880,758	537,526
Consultant fees	1,995,074	1,747,505	1,627,623
Travel and meetings	1,125,037	1,121,302	898,926
Insurance	583,241	520,896	486,498
Dues and subscriptions	317,608	309,123	249,051
Service fees	1,233,309	1,071,280	1,012,850
Net (gain) loss on ORE properties	(29,043)	69,580	135,378
Contributions	137,907	138,922	137,114
Sales tax	265	1,407	1,802
Other	1,143,175	1,018,650	936,799
Intangible amortization	293,998	452,356	338,877
Total non-interest expenses	$46,176,285	$42,384,792	$37,140,053

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

The contractual amounts of financial instruments with off-balance sheet risk at year end were as follows:

	2014		2013
Financial instruments whose contract amounts represent credit risk:	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to extend credit	$12,730,638	$3,637,932	$3,488,489	$2,207,100
Unused lines of credit	2,033,981	59,063,070	1,709,053	48,309,595
Standby letters of credit	7,557,070	—	7,842,859	—

Commitments to make loans are generally made for periods of 60 days or less.  The fixed rate loan commitments have interest rates ranging from 2.875% to 5.00% and maturities ranging from 15 years to 30 years.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit

Oneida Financial Corp.

Notes to Consolidated Financial Statements

15.    Commitments (Continued)

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

16.      Dividends and Restrictions

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval of the New York State Department of Financial Services. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies.  Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations.  The amount of retained earnings legally available for dividends under these regulations was $11,810,551 and $9,111,019 as of December 31, 2014 and 2013, respectively.

In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends.  The Federal Reserve Board has indicated that banking organizations could generally pay dividends only out of current operating earnings.

17.      Regulatory Matters

The Bank is subject to regulatory capital requirements administered by the federal banking agencies.  Capital adequacy guidelines and additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  Management believes as of December 31, 2014, the Bank met all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.   At year-end 2014 and 2013, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual and required capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014:
Total Capital
(to Risk Weighted Assets)	$75,363,406	16.54%	$36,455,801	8%	$45,569,751	10%
Tier I Capital
(to Risk Weighted Assets)	$71,860,925	15.77%	$18,227,900	4%	$27,341,850	6%
Tier I Capital
(to Average Assets)	$71,860,925	9.36%	$30,719,905	4%	$38,399,881	5%

Oneida Financial Corp.

Notes to Consolidated Financial Statements

17.    Regulatory Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Capital
(to Risk Weighted Assets)	$68,268,705	15.97%	$34,203,250	8%	$42,754,062	10%
Tier I Capital
(to Risk Weighted Assets)	$65,158,930	15.25%	$17,101,625	4%	$25,652,437	6%
Tier I Capital
(to Average Assets)	$65,158,930	9.03%	$28,848,336	4%	$36,060,420	5%

The following represents a reconciliation of Bank capital to regulatory capital as of December 31:

	December 31,
	2014	2013

GAAP equity	$94,449,977	$85,746,512
Accumulated other comprehensive loss	2,602,877	5,142,627
Goodwill, net of applicable deferred taxes	(24,388,624)	(24,476,581)
Intangible assets, net of applicable deferred taxes	(769,640)	(1,030,368)
Disallowed portion of mortgage servicing rights	(33,665)	(41,086)
Disallowed portion of deferred taxes	—	(182,174)
Tier 1 Capital	$71,860,925	$65,158,930
General regulatory allowance for loan losses	3,502,481	3,109,775
Total Capital	$75,363,406	$68,268,705

The Qualified Thrift Lender test requires at least 65% of the Bank's assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances and new dividends.  Management believes this test was met at December 31, 2014 and December 31, 2013.

18.      Parent Company Statements

Condensed financial information of Oneida Financial Corp. is as follows:

Condensed Balance Sheets
	December 31,
	2014	2013
Assets:
Cash	$1,710,053	$5,237,387
Investments in and advances to subsidiary	94,449,977	85,746,512
ESOP loan receivable	—	144,878
Other assets	314,565	531,118
Due from related parties	423,651	133,515
Total assets	$96,898,246	$91,793,410
Liabilities and stockholders’ equity:
Other liabilities	$1,125,553	$1,149,506
Stockholders’ equity	95,772,693	90,643,904
Total liabilities and stockholders’ equity	$96,898,246	$91,793,410

Oneida Financial Corp.

Notes to Consolidated Financial Statements

18.    Parent Company Statements (Continued)

Condensed Statements of Income
	Years Ended December 31,
	2014	2013	2012
Revenue:
Dividends from subsidiary	$—	$3,300,000	$5,000,000
Interest on investments and deposits	6,599	15,333	20,300
Total revenue	6,599	3,315,333	5,020,300
Expenses:
Compensations and benefits	219,440	246,736	198,095
Other expenses	247,770	279,845	230,393
Total expenses	467,210	526,581	428,488

(Loss) income before taxes and equity in undistributed net income of subsidiary	(460,611)	2,788,752	4,591,812

Benefit for income taxes	(177,175)	(198,000)	(157,000)
(Loss) income before equity in undistributed net income of subsidiary	(283,436)	2,986,752	4,748,812
Equity in undistributed net income:
Subsidiary bank	5,411,138	3,099,436	1,011,606

Net income attributable to Oneida Financial Corp.	$5,127,702	$6,086,188	$5,760,418

Condensed Statements of Cash Flows
	Years Ended December 31,
	2014	2013	2012
Operating activities:
Net income attributable to Oneida Financial Corp.	$5,127,702	$6,086,188	$5,760,418
Adjustments to reconcile net income to net cash provided by operating activities:
ESOP shares earned	231,500	350,079	350,113
Other assets/liabilities, net	191,814	7,945	(285,192)
Equity in undistributed net income of subsidiary bank	(5,411,138)	(3,099,436)	(1,011,606)
Net cash provided by operating activities	139,878	3,344,776	4,813,733
Investing activities:
Investment in subsidiary bank	(231,500)	(350,079)	(350,113)
Decrease in ESOP loan	144,878	212,015	253,185
Change in due from related parties	(290,136)	(133,515)	—
Net cash used in investing activities	(376,758)	(271,579)	(96,928)
Financing activities:
Dividends paid	(3,354,605)	(3,350,382)	(3,282,056)
Exercise of stock options	133,908	46,371	—
Repurchase of common shares	(69,757)	(39,754)	(1,039,703)
Net cash used in financing activities	(3,290,454)	(3,343,765)	(4,321,759)
Net (decrease) increase in cash and cash equivalents	(3,527,334)	(270,568)	395,046
Cash and cash equivalents at beginning of year	5,237,387	5,507,955	5,112,909
Cash and cash equivalents at end of year	$1,710,053	$5,237,387	$5,507,955

Supplemental disclosures of cash flow information:
Non-cash financing activities:
Dividends declared and unpaid	$843,053	$843,268	$842,952

Oneida Financial Corp.

Notes to Consolidated Financial Statements

19.    Earnings per Share

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings available to common shareholders for the period are allocated between common shareholders and participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings.  The Company has determined that 78,000 of its 153,000 outstanding non-vested stock awards are participating securities as of December 31, 2014.

Earnings per common share have been computed based on the following for the year ended December 31:

	2014	2013	2012
Net income attributable to Oneida Financial Corp.	$5,127,702	$6,086,188	$5,760,418
Net earnings allocated to participating securities	(18,096)	(98,251)	(51,048)
Net earnings allocated to common stock	$5,109,606	$5,987,937	$5,709,370

Basic
Distributed earnings allocated to common stock	$3,311,671	$3,294,538	$3,264,243
Undistributed earnings allocated to common stock	1,797,935	2,693,399	2,445,127
Net earnings allocated to common stock	$5,109,606	$5,987,937	$5,709,370

Weighted average common shares outstanding including shares considered participating securities	6,991,538	6,965,877	6,912,886
Less: Average unallocated ESOP shares	(11,172)	(37,688)	(70,166)
Less: Average participating securities	(78,222)	(106,604)	(55,099)
Weighted average shares	6,902,144	6,821,585	6,787,621
Basic earnings per share	$0.74	$0.88	$0.84

Diluted
Net earnings allocated to common stock	$5,109,606	$5,987,937	$5,709,370

Weighted average common shares outstanding for basic earnings per common share	6,902,144	6,821,585	6,787,621
Add: Dilutive effects of assumed exercise of stock options and nonparticipating shares	61,181	52,187	5,681
Weighted average shares and dilutive potential common shares	6,963,325	6,873,772	6,793,302
Diluted earnings per common share	$0.73	$0.87	$0.84

Stock options for 9,348, 2,215 and 197,500 shares of common stock were not considered in computing diluted earnings per share for the year ended ended December 31, 2014, 2013 and 2012, respectively, because they were anti-dilutive.

20.      Accumulated Other Comprehensive Income (Loss)

The following is changes in Accumulated Other Comprehensive Income (loss) by component, net of tax, for the year ended December 31, 2014, 2013 and 2012:

	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gains (losses) on transfer of securities to held-to maturity	Unrecognized postretirement benefit obligation	Accumulated other comprehensive income (loss)

Balance at January 1, 2014	$(1,007,143)	$(2,579,368)	$(1,556,116)	$(5,142,627)
Other comprehensive income (loss), during the period, net of adjustments	2,972,336	251,570	(412,942)	2,810,964
Amounts reclassified from AOCI	(1,488,041)	—	1,216,827	(271,214)
Other comprehensive income	1,484,295	251,570	803,885	2,539,750
Balance at December 31, 2014	$477,152	$(2,327,798)	$(752,231)	$(2,602,877)

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.    Accumulated Other Comprehensive Income (Loss) (Continued)

	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gains (losses) on transfer of securities to held-to maturity	Unrecognized postretirement benefit obligation	Accumulated other comprehensive income (loss)

Balance at January 1, 2013	$2,945,646	$—	$(2,035,052)	$910,594
Reclassification of securities from available-to sale to held-to-maturity	2,607,713	(2,607,713)	—	—
Other comprehensive (loss) income, during the period, net of adjustments	(6,269,954)	28,345	286,559	(5,955,050)
Amounts reclassified from AOCI	(290,548)	—	192,377	(98,171)
Other comprehensive (loss) income	(6,560,502)	28,345	478,936	(6,053,221)
Balance at December 31, 2013	$(1,007,143)	$(2,579,368)	$(1,556,116)	$(5,142,627)

	Net unrealized gains (losses) on available-for-sale securities	Unrecognized postretirement benefit obligation	Accumulated other comprehensive income (loss)

Balance at January 1, 2012	$113,249	$(2,235,487)	$(2,122,238)
Other comprehensive income, during the period, net of adjustments	3,310,166	68,557	3,378,723
Amounts reclassified from AOCI	(477,769)	131,878	(345,891)
Other comprehensive income	2,832,397	200,435	3,032,832
Balance at December 31, 2012	$2,945,646	$(2,035,052)	$910,594

The following table represents the detail of comprehensive income (loss) for the year ended:

	2014
	Pre-tax	Tax	After-tax

Unrealized holding gains on available-for-sale securities during the period	$4,896,332	$(1,923,996)	$2,972,336
Reclassification adjustment for gains included in net income (1)	(2,451,251)	963,210	(1,488,041)
Net unrealized gains on available-for-sale securities	2,445,081	(960,786)	1,484,295

Amortization of unrealized gains on transfer of securities to held-to-maturity	559,512	(307,942)	251,570
Net unrealized gains on held-to-maturity securities	559,512	(307,942)	251,570

Net pension gain arising during period (2)	(663,361)	250,419	(412,942)
Reclassification adjustment for amortization of prior service cost and net loss included in net periodic pension cost	2,048,485	(831,658)	1,216,827
Net unrecognized postretirement benefit obligation	1,385,124	(581,239)	803,885

Other comprehensive income	$4,389,717	$(1,849,967)	$2,539,750

Oneida Financial Corp.

Notes to Consolidated Financial Statements

20.    Accumulated Other Comprehensive Income (Loss) (Continued)

	2013
	Pre-tax	Tax	After-tax

Unrealized holding losses on available-for-sale securities during the period	$(10,449,924)	$4,179,970	$(6,269,954)
Reclassification adjustment for gains included in net income (1)	(484,246)	193,698	(290,548)
Net unrealized losses on available-for-sale securities	(10,934,170)	4,373,668	(6,560,502)

Amortization of unrealized gains on transfer of securities to held-to-maturity	$47,242	$(18,897)	$28,345
Net unrealized losses on available-for-sale securities	47,242	(18,897)	28,345

Net pension gain (loss) arising during period (2)	477,597	(191,038)	286,559
Reclassification adjustment for losses included in net income	320,629	(128,252)	192,377
Net unrecognized postretirement benefit obligation	798,226	(319,290)	478,936

Other comprehensive loss	$(10,088,702)	$4,035,481	$(6,053,221)

	2012
	Pre-tax	Tax	After-tax

Unrealized holding gains on available-for-sale securities during the period	$5,516,942	$(2,206,776)	$3,310,166
Reclassification adjustment for gains included in net income (1)	(796,281)	318,512	(477,769)
Net unrealized gains on available-for-sale securities	4,720,661	(1,888,264)	2,832,397

Net pension gain arising during period (2)	114,262	(45,705)	68,557
Reclassification adjustment for losses included in net income	219,797	(87,919)	131,878
Net unrecognized postretirement benefit obligation	334,059	(133,624)	200,435

Other comprehensive income	$5,054,720	$(2,021,888)	$3,032,832
___________________________________
(1) Pre-tax reclassification adjustments relating to available-for-sale securities are reported in net gains (losses) on sales of securities on the consolidated statement of income.
(2) Net gain (loss) arising during period which is comprised of net gain (loss) and amortization of prior gain (loss) is reported in compensation and benefits on the consolidated statements of income. See footnote 12 for components of net pension loss arising during period.

21.      Segment Information

Effective January 1, 2013, the Bank reorganized its internal reporting segments to better align services provided to customers. Based on this re-alignment, the Bank has determined that it has three primary business segments; its banking franchise, its insurance, risk management and employee benefits activities and its financial and investment advisory activities. The prior year segment information has not been restated because it is impracticable to do so based upon how product performance is now being accounted for within the accounting records. The activities of Workplace Health Solutions Inc. were merged into OneGroup as of January 1, 2013. Effective January 1, 2013, the activities of Oneida Wealth Management, Inc., (formally Benefit Consulting Group, Inc.) were divided into three functions of which one was transferred to the banking franchise as it represents services similar to trust services, one was transferred to OneGroup as it resembles services already provided by the entity and the financial and advisory services remained at Oneida Wealth Management, Inc. which was approved as a broker dealer by FINRA in April 2014. For the year ended December 31, 2014, the Bank's insurance, risk management and employee benefit activities consisted of those conducted through its wholly owned subsidiary, OneGroup. The Bank's financial and investment advisory activities consisted of those conducted through its wholly owned subsidiary Oneida Wealth Management, Inc.

Prior to January 1, 2013, the Bank determined that it had four primary business segments: its banking franchise, its insurance activities, its employee benefit consulting activities and risk management activities.  For the years ended December 31, 2012, the

Oneida Financial Corp.

Notes to Consolidated Financial Statements

21.    Segment Information (Continued)

Bank’s insurance activities consisted of those conducted through its wholly owned subsidiary, OneGroup. The Bank’s benefit consulting activities consisted of those conducted through its wholly owned subsidiary, Oneida Wealth Management, Inc. The risk management activities consisted of those conducted through its wholly owned subsidiary, Workplace Health Solutions Inc.

Information about the Bank’s segments is presented in the following table for the periods indicated:

	2014
	Banking Activities	Insurance, Risk Management and Employee Benefit Activities	Financial/Investment Advisory Activities	Total

Net interest income	$19,922,394	$—	$—	$19,922,394
Provision for loan losses	500,000	—	—	500,000
Net interest income after provision for loan losses	19,422,394	—	—	19,422,394

Investment gains, net	1,287,851	—	—	1,287,851
Commissions and fees on sales of non-banking products	2,049,364	21,538,772	3,053,277	26,641,413
Non-interest income	5,412,945	—	—	5,412,945
Non-interest expenses	22,485,017	18,437,232	3,572,833	44,495,082
Depreciation and amortization	1,349,450	302,446	29,307	1,681,203
Income (loss) before income taxes	4,338,087	2,799,094	(548,863)	6,588,318
Income tax expense (benefit)	539,211	1,116,951	(195,546)	1,460,616
Net income (loss)	$3,798,876	$1,682,143	$(353,317)	$5,127,702

Total Assets	$771,950,765	$30,147,968	$4,518,875	$806,617,608

Oneida Financial Corp.

Notes to Consolidated Financial Statements

21.    Segment Information (Continued)

	2013
	Banking Activities	Insurance, Risk Management and Employee Benefit Activities	Financial/Investment Advisory Activities	Total

Net interest income	$19,800,189	$—	$—	$19,800,189
Provision for loan losses	500,000	—	—	500,000
Net interest income after provision for loan losses	19,300,189	—	—	19,300,189

Investment gains, net	2,419,653	—	—	2,419,653
Commissions and fees on sales of non-banking products	1,955,634	19,722,444	2,491,857	24,169,935
Non-interest income	5,037,203	—	—	5,037,203
Non-interest expenses	20,303,175	17,109,390	3,037,061	40,449,626
Depreciation and amortization	1,559,650	342,700	32,816	1,935,166
Income (loss) before income taxes	6,849,854	2,270,354	(578,020)	8,542,188
Income tax expense (benefit)	1,706,000	953,000	(203,000)	2,456,000
Net income (loss)	$5,143,854	$1,317,354	$(375,020)	$6,086,188

Total Assets	$712,724,012	$33,607,488	$5,037,520	$751,369,020

	2012
	Banking Activities	Insurance Activities	Benefit Consulting Activities	Risk Management Activities	Total

Net interest income	$19,592,463	$—	$—	$—	$19,592,463
Provision for loan losses	740,000	—	—	—	740,000
Net interest income after provision for loan losses	18,852,463	—	—	—	18,852,463
Investment gains, net	1,416,032	—	—	—	1,416,032
Impairment of other assets	(1,886,080)	—	—	—	(1,886,080)
Non-interest income	5,107,436	12,000,802	7,635,322	1,869,496	26,613,056
Non-interest expenses	17,727,007	9,921,563	5,903,445	1,787,835	35,339,850
Depreciation and amortization	1,549,317	163,263	85,126	2,497	1,800,203
Income before income taxes	4,213,527	1,915,976	1,646,751	79,164	7,855,418
Income tax expense	597,400	795,500	667,000	35,100	2,095,000
Net income	3,616,127	1,120,476	979,751	44,064	5,760,418

Total Assets	$656,728,776	$24,455,573	$8,079,227	$517,574	$689,781,150

Oneida Financial Corp.

Notes to Consolidated Financial Statements

21.    Segment Information (Continued)

The following represents a reconciliation of the Company’s reported segment assets to consolidated assets as of December 31:

	2014	2013

Total assets for reportable segments	$806,617,608	$751,369,020
Elimination of intercompany cash balances	(8,448,881)	(8,884,412)
Consolidated total	$798,168,727	$742,484,608

22.     Quarterly Financial Data (Unaudited)

	Interest Income	Net Interest Income	Net Income	Basic	Diluted
	(Dollars in thousands)
2014
First Quarter	$5,437	$4,785	$1,944	$0.28	$0.28
Second Quarter	5,711	5,023	1,429	0.20	0.20
Third Quarter	5,680	5,025	1,460	0.21	0.21
Fourth Quarter	5,728	5,089	294	0.04	0.04

2013
First Quarter	$5,478	$4,837	$1,950	$0.28	$0.28
Second Quarter	5,554	4,898	1,492	0.22	0.21
Third Quarter	5,598	4,962	1,021	0.15	0.15
Fourth Quarter	5,773	5,103	1,622	0.23	0.23

The decrease in net income during the fourth quarter 2014 was related to non-cash pension expense of $1.7 million recognized in connection with the Company's termination and full distribution of a defined benefit pension plan originally frozen in 2004.  See Footnote 12 for more information on the net actuarial loss recognized on the termination of the defined benefit pension plan.

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

Overview - The Companies

Oneida Financial Corp. (“Company”) is a Maryland corporation that owns all of the outstanding common stock of Oneida Savings Bank. The Company’s executive offices are located at 182 Main Street, Oneida, New York 13421. Its telephone number at this address is (315) 363-2000 and its website address is www.oneidafinancial.com.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of deposits and Federal Home Loan Bank advances and other borrowings. Net interest income is a function of our interest rate spread, which is the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, as well as a function of the average balance of interest-earning assets compared to interest-bearing liabilities. Also contributing to our earnings is non-interest income, which consists primarily of service charges and fees on loan and deposit products and services; fees from our insurance, risk management and employee benefit subsidiary; fees from our financial and advisory services subsidiary and fees from trust services; and net gains and losses on sales of investments. Interest income and non-interest income are offset by provisions for loan losses, general administrative and other expenses, including employee compensation and benefits and occupancy and equipment costs, as well as by state and federal income tax expense.

Our results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations.

On February 24, 2015, the Company entered into a definitive merger agreement to be acquired by Community Bank System, Inc. for approximately $142 million in Community Bank System, Inc. stock and cash. The merger is subject to approval by the stockholders of Oneida Financial Corp. and regulatory authorities and is expected to be completed during the third quarter of 2015.

Oneida Savings Bank. Oneida Savings Bank is a New York chartered savings bank headquartered in Oneida, New York. Oneida Savings Bank was originally founded in 1866 as a mutual savings bank. In 1998, Oneida Savings Bank converted to a New York chartered stock savings bank. Since 1998, the Bank has grown its traditional community banking franchise organically and through acquisitions of banks and non-bank companies that offer insurance sales, financial services, employee benefits consulting and other risk management products and services. The expansion into insurance and other financial services businesses has enabled Oneida Savings Bank to evolve from a traditional savings bank to a full-service financial services organization.

Oneida Savings Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. Oneida Savings Bank is a community bank engaged primarily in the business of accepting deposits from customers through its main office, 10 full-service branch offices and one limited service branch office and using those deposits, together with funds generated from operations and borrowings, to make one-to-four family residential and commercial real estate loans, consumer loans and commercial business loans and to invest in mortgage-backed and other securities. Municipal deposit banking services are provided through a limited purpose commercial bank subsidiary, The State Bank of Chittenango. Oneida Savings Bank also sells insurance and other commercial services and products, provides employee benefit services and offers risk management services to help mitigate and prevent work related injuries through OneGroup NY, Inc. (formerly Bailey & Haskell Associates, Inc.), a wholly owned subsidiary, and provides financial and investment advisory services through Oneida Wealth Management, Inc., a wholly owned subsidiary. During 2014, Oneida Savings Bank through its wholly owned subsidiary, Oneida Preferred Funding II, LLC, entered into a 50% investment in a limited liability company to redevelop and own real estate and enter into commercial leases. Oneida Savings Bank is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation and the New York State Department of Financial Services.

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

OneGroup NY, Inc. OneGroup NY, Inc. ("OneGroup") (formerly Bailey & Haskell Associates, Inc.) is the wholly owned insurance agency, risk management and employee benefit subsidiary of Oneida Savings Bank and is headquartered in Oneida, New York. It has six other offices in New York State and one office in South Carolina. Oneida Savings Bank completed the acquisition of OneGroup in 2000. OneGroup is a full-service insurance, risk management and employee benefits firm with over 150 employees providing services to over 19,000 customers. OneGroup offers personal and commercial property insurance and other risk management products and services. In addition, OneGroup offers employee benefit related services. OneGroup represents many leading insurance companies, including Travelers, CNA, Hartford, Progressive, Cincinnati and Utica National. We have acquired seven insurance agencies in the decade following the acquisition of OneGroup, including the Schenectady Insuring Agency, Inc., which was added during 2012. All of the acquired insurance agencies were merged into OneGroup.

The risk management services provided by OneGroup were those previously provided through the wholly owned risk management subsidiary Workplace Health Solutions. Workplace Health Solutions was established in January 2008 as a risk management company with services to help mitigate and prevent work related injuries. Specifically, Workplace Health Solutions works with employers to develop informed hiring programs, coordinates employee training programs and consults with and advises employers relative to workers’ compensation coverage and incidents. In addition, Workplace Health Solutions develops a network of medical professionals to evaluate injured workers and arrange for the proper treatment of and recovery from workplace injuries from a risk management perspective. Workplace Health Solutions was developed to complement and refer the products and services offered by our other subsidiaries with an overall philosophy of providing innovative risk management services. Effective January 1, 2013, Workplace Health Solutions was merged with OneGroup to better align services provided to customers.

Oneida Wealth Management, Inc. Oneida Wealth Management, Inc. was approved as a broker-dealer registered with the Securities and Exchange Commission (SEC) and became a member of Financial Industry Regulatory Authority (FINRA) on April 10, 2014. Prior to April 10, 2014, Oneida Wealth Management, Inc. was a financial and investment advisory services firm which acted as an agent for and cleared securities through Cadaret, Grant and Co. on an introducing basis. Oneida Wealth Management, Inc. is wholly owned by Oneida Savings Bank and was acquired in 2006 previously known as Benefit Consulting Group Inc. Benefit Consulting Group, Inc. changed its name to Oneida Wealth Management, Inc. in June 2013. Oneida Wealth Management, Inc. offers securities transactions to its customers. Oneida Wealth Management, Inc. clears all of its securities transactions on a fully-disclosed basis through Pershing LLC, a subsidiary of the Bank of New York Mellon. Oneida Wealth Management, Inc. is headquartered in North Syracuse, New York and operates from offices in Oneida, New York and satellite offices in several branch offices of Oneida Savings Bank.

Oneida Preferred Funding Corp. Oneida Savings Bank established Oneida Preferred Funding Corp. in 1999 as a wholly owned real estate investment trust subsidiary.

Oneida Preferred Funding II, LLC. Oneida Savings Bank established Oneida Preferred Funding II, LLC in 2014 as a wholly owned subsidiary to redevelop and own real estate and enter into commercial leases. Oneida Preferred Funding II, LLC owns a 50% interest in 706 N. Clinton, LLC. 706 N. Clinton, LLC was created to redevelop the building and site formerly operating as Nabisco

Baking Company in Syracuse, New York. The redeveloped site will become the Syracuse operations of OneGroup and Oneida Wealth Management, Inc. collectively. The other 50% owner in 706 N. Clinton, LLC is 105 Spencer Street, LLC which is owned by the building developer and real estate property manager.

Business Strategy

We seek to implement various strategies designed to enhance our profitability consistent with safety and soundness considerations. These strategies include a continuing focus on our community banking franchise while distinguishing our company as a complete financial services provider, and by promoting and continuing to expand our insurance, consulting and risk management businesses. We believe these strategies will enable us to continue to grow our assets, while providing superior service to our customers, remaining focused on high asset quality, continuing to grow and diversify revenue and generating favorable returns to our stockholders. The following are the key elements of our business strategy:

Continuing Our Community Oriented Focus. We have been committed to meeting the financial needs of the communities we serve and providing quality service to our customers. We believe we can be more effective than many of our competitors in serving our customers because of our ability to promptly and effectively respond to customer needs and inquiries. Our ability to succeed in our communities is enhanced by the stability of senior management. Senior management has an average tenure with Oneida Savings Bank of over 25 years and each individual who comprises senior management has over 23 years experience in the banking industry.

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

During 2013, we partnered with Madison County, New York in an effort to highlight our local economy for the benefit of our community. The launch of a "Buy Madison" program assists local businesses by raising consumer awareness of our shopping behavior. Oneida Savings Bank created a special edition "Buy Madison" debit card for all checking account customers. With this card, customers can receive numerous discounts and special offers from participating Madison County businesses.

Expanding Our Business and Geographic Reach. We have grown our traditional community banking franchise organically and through acquisitions of banks and non-bank businesses that offer trust services, insurance sales, financial services, employee benefits consulting and risk management services. The expansion into insurance and other financial services businesses has enabled Oneida Savings Bank to evolve from a traditional savings bank to a full-service financial services organization. We will continue to seek opportunities to grow our business through a combination of de novo branching and complementary acquisitions in our existing and contiguous markets.

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

•
Financial Service Subsidiaries. In recent years, we have increased the services and products we offer through our insurance, risk management and employee benefits agency and our financial and investment advisory subsidiary. We initially entered the insurance and financial services business with the acquisition in October 2000 of OneGroup. The expansion of our financial services business has continued to provide an increasing revenue source. We intend to continue to expand our financial services businesses to increase our earnings and diversify our revenue sources.

Growing Our Loan Portfolios. We intend to grow our loan portfolios while continuing to exercise prudent loan underwriting and administration standards.

•
Emphasizing the Origination of Commercial Real Estate, Consumer and Commercial Business Loans. We have sought to increase commercial real estate, consumer and commercial business lending in a controlled, safe and sound manner. Because these loans generally have higher yields and shorter terms than one-to-four family residential mortgage loans, our goal is to increase the origination of these loans consistent with safety and soundness considerations. At December 31, 2014, our loan portfolio was composed of 23.9% commercial real estate loans, 12.7% consumer loans and 14.5% commercial business loans.

•
Continuing the Origination of One-to-Four Family Real Estate Loans. Historically, Oneida Savings Bank has emphasized the origination of one-to-four family residential mortgage loans within Madison and Oneida counties and the surrounding counties. During 2014, our one-to-four family mortgage loan originations have been primarily fixed-rate loans. We generally sell our fixed-rate one-to-four family loan originations with maturities exceeding 15 years and such loans are sold without recourse and on a servicing-retained basis. During the years ended December 31, 2014 and 2013, we sold $7.2 million and $12.4 million, respectively, in fixed-rate one-to-four family mortgage loans. In addition, adjustable-rate mortgage (“ARM”) loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years and adjust annually thereafter, represented a lower percentage of total originations. Residential real estate loan origination volume, particularly fixed-rate originations, has decreased during 2014 compared with 2013 and 2012 due to the continued low interest rate environment and the resulting slow down in volume of refinancing originations.

Continuing Our Conservative Underwriting Standards and Maintaining our Strong Asset Quality. We have continued to maintain strong asset quality and reserve coverage. At December 31, 2014, our non-performing loans totaled $306,000 or 0.08% of total loans and our ratio of allowance for loan losses to total non-performing loans was 1,144.44%. At December 31, 2013, our non-performing loans totaled $529,000 or 0.16% of total loans and our ratio of allowance for loan losses to total non-performing loans was 587.90%. Our asset quality reflects our conservative underwriting standards, the diligence and experience of our loan collection personnel and the stability of the local economy. As part of our evaluation of our asset quality, we also use an independent third party loan review firm to evaluate certain parts of the loan portfolio on an annual basis. Finally, we have not and do not plan to originate or participate in any sub-prime or Alt-A lending programs or loans.
Growing Our Core Deposit Base. Oneida Savings Bank is a market leader in offering deposit accounts in the communities we serve. We continue to emphasize offering core deposits to individuals, businesses and municipalities located in our market area. Core deposits represent our best opportunity to develop customer relationships that enable us to cross sell the products and services of our complementary subsidiaries. Core deposits are our least costly source of funds which improves our interest rate spread and also contributes non-interest income from account related services. At December 31, 2014, core deposits represented 78.8% of our total deposits.

Financial Condition

Assets. Total assets at December 31, 2014 were $798.2 million, an increase of $55.7 million, or 7.5%, from $742.5 million at December 31, 2013. The increase in total assets was primarily attributable to an increase in loans receivable and securities available for sale.

Management continues to maintain a diversified loan portfolio mix. This strategy is supported through the origination and retention of consumer and commercial business loans with the intent of increasing the average yield on our interest-earning assets, and the origination for sale in the secondary market of fixed-rate one-to-four family residential real estate loans with terms of maturity exceeding 15 years. Total consumer, commercial business and commercial real estate loans increased by $27.0 million during 2014. The increase in consumer, commercial business and commercial real estate loans was primarily due to an increase in consumer loans. The increase in consumer lending was largely attributable to an increase in efforts to originate loans through our indirect program for automobile and recreational vehicle lending. The increase in commercial real estate loans was primarily due to an increase in demand while the increase in commercial loans was primarily due to an increase in participation loans during 2014. Residential real estate loans increased $4.8 million during 2014 as management continued to retain a portion of fixed-rate one-to-four family loans originated with maturities less than 15 years as compared to prior years where substantially all fixed-rate one-to-four family loans had been sold. During the year 2014, $7.2 million in fixed-rate residential mortgage loans were sold compared with loan sales of $12.4 million during 2013.

Oneida Savings Bank reinvests proceeds from loan sales and investment sales and maturities in other loans as new loan origination volume warrants. Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing Oneida Savings Bank to accommodate periods of increased loan demand.
Mortgage-backed securities increased $16.9 million, or 17.1%, to $115.9 million at December 31, 2014 as compared with $99.0 million at December 31, 2013. Investment securities increased $20.8 million, or 12.3%, to $189.8 million at December 31, 2014 as compared to $169.0 million at December 31, 2013. The increase in mortgage-backed and investment securities was primarily the result of an increase in municipal deposits requiring collateralization, partially offset by the growth in net loans receivable.

Trading securities decreased $1.2 million, or 23.5%, to $3.9 million at December 31, 2014 as compared with $5.1 million at December 31, 2013 and represent common and preferred equity securities that we have elected to adjust to fair value. The decrease in trading securities was due to a decrease in fair value during 2014 that was reflected through the income statement.
Cash and cash equivalents decreased $11.1 million, or 26.3%, to $31.1 million at December 31, 2014 from $42.2 million at December 31, 2013. The decrease in cash and cash equivalents was due to the increase in loans receivable and investing excess cash in investment and mortgage-backed securities.
Other assets decreased $1.9 million, or 8.2%, to $21.3 million at December 31, 2014 from $23.2 million at December 31, 2013. The decrease was primarily the result of a decrease in deferred taxes of $5.2 million due to the increase in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits. Offsetting this decrease was an increase in the investment in 706 N. Clinton, LLC of $2.5 million due to construction starting during the year.
Liabilities. Total liabilities increased by $50.6 million, or 7.8%, to $702.4 million at December 31, 2014 from $651.8 million at December 31, 2013. The increase was primarily the result of an increase in deposits of $52.0 million partially offset by a decrease in borrowings of $1.0 million.
Deposit accounts increased $52.0 million, or 8.2%, to $689.2 million at December 31, 2014 from $637.2 million at December 31, 2013. Interest-bearing deposit accounts increased by $51.9 million, or 9.4%, to $603.5 million at December 31, 2014 from $551.6 million at December 31, 2013. Non-interest bearing deposit accounts increased $41,000, or 0.05%, to $85.7 million at December 31, 2014 from $85.6 million at December 31, 2013. Core deposit accounts, which include checking, savings and money market accounts, increased $48.0 million or 9.7%. Time deposits increased $4.0 million or 2.8%. The increase in core deposit accounts was the result of an increase in retail deposits and an increase in municipal deposits offered through our limited purpose commercial banking subsidiary, State Bank of Chittenango. Total retail deposits increased $26.9 million to $518.7 million at December 31, 2014 from $491.8 million at December 31, 2013. Total municipal deposits increased $25.1 million to $170.5 million at December 31, 2014 from $145.4 million at December 31, 2013.
Borrowings decreased $1.0 million, or 100.0%, from December 31, 2013. The decrease in borrowings was due to our decision not to renew the Federal Home Loan Bank advances that matured during the year. At December 31, 2014, there were no overnight advances outstanding. Overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows.
Other liabilities decreased $365,000, or 2.7%, to $13.2 million at December 31, 2014 from $13.6 million at December 31, 2013.
Stockholders’ Equity. Total stockholders’ equity at December 31, 2014 was $95.8 million, an increase of $5.2 million, or 5.7%, from $90.6 million at December 31, 2013. The change in total equity is the result of net income of $5.1 million combined with an increase in accumulated other comprehensive income ("AOCI") of $2.5 million at December 31, 2014 resulting from an increase in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits. Changes in interest rates and market volatility resulted in an increase in the net unrealized gain on our available-for-sale securities. Offsetting these increases in total equity was a reduction in stockholders' equity due to the declaration of cash dividends during 2014.
Analysis of Net Interest Income
Oneida Savings Bank’s principal business has historically consisted of offering savings accounts and other deposits to the general public and using the funds from such deposits to make loans secured by residential and commercial real estate, as well as consumer and commercial business loans. Oneida Savings Bank also invests a significant portion of its assets in investment securities and mortgage-backed securities both of which may have classifications of available-for-sale or held-to-maturity. Our results of operations depend primarily upon net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as the changing interest rates when differences exist in the repricing of assets and liabilities.
Average Balance Sheet. The following table sets forth certain information relating to our average balances, average yields and costs, and certain other information for the years ending December 31, 2014, 2013 and 2012. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Non-accrual loans have been included in the average balances.

	For the Years Ended December 31,
	2014			2013			2012
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate

	(Dollars in thousands)
Assets
Interest-earning assets:
Loans receivable	$348,136	$14,928	4.29%	$327,131	$15,132	4.63%	$296,156	$15,126	5.11%
Investment and MBS securities	292,039	7,508	2.57%	261,203	7,085	2.71%	256,853	7,273	2.83%
Federal funds	28,811	25	0.09%	19,701	18	0.09%	22,178	22	0.10%
Equity securities	5,297	95	1.79%	4,442	168	3.78%	6,929	344	4.96%
Total interest-earning assets	674,283	22,556	3.35%	612,477	22,403	3.66%	582,116	22,765	3.91%
Non interest-earning assets:
Cash and due from banks	14,905			11,823			11,154
Other assets	89,160			85,196			82,691
Total assets	$778,348			$709,496			$675,961
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Money market deposits	$222,110	$783	0.35%	$177,773	$609	0.34%	$176,382	$751	0.43%
Savings accounts	136,520	363	0.27%	127,057	338	0.27%	111,387	303	0.27%
Interest-bearing checking	77,503	58	0.07%	74,831	59	0.08%	67,322	55	0.08%
Time deposits	142,210	1,386	0.97%	141,322	1,497	1.06%	137,250	1,630	1.19%
Borrowings	796	35	4.40%	3,886	77	1.98%	10,481	431	4.11%
Notes payable	274	9	3.28%	772	23	2.98%	109	3	2.75%
Total interest-bearing liabilities	579,413	2,634	0.45%	525,641	2,603	0.50%	502,931	3,173	0.63%
Non-interest-bearing liabilities:
Demand deposits	85,557			78,027			72,288
Other liabilities	19,064			13,384			10,728
Total liabilities	684,034			617,052			585,947
Stockholders’ equity	94,314			92,444			90,014
Total liabilities and stockholders’ equity	$778,348			$709,496			$675,961
Net interest income		$19,922			$19,800			$19,592
Net interest spread			2.90%			3.16%			3.28%
Net earning assets	$94,870			$86,836			$79,185
Net interest margin		2.95%			3.23%			3.37%
Ratio of interest- earning assets to interest-bearing liabilities		116.37%			116.52%			115.74%

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

	Years Ended December 31,
	2014 vs. 2013			2013 vs. 2012
	Increase / (Decrease)		Total	Increase / (Decrease)		Total
	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans receivable	$901	$(1,105)	$(204)	$1,433	$(1,427)	$6
Investment and mortgage-backed securities	793	(370)	423	118	(306)	(188)
Federal funds	8	(1)	7	(2)	(2)	(4)
Equity securities	15	(88)	(73)	(94)	(82)	(176)
Total interest-earning assets	$1,717	$(1,564)	$153	$1,455	$(1,817)	$(362)

Interest-bearing liabilities:
Money market deposits	$156	$18	$174	$5	$(147)	$(142)
Savings accounts	25	—	25	42	(7)	35
Interest-bearing checking	2	(3)	(1)	6	(2)	4
Time deposits	9	(120)	(111)	43	(176)	(133)
Borrowings	(136)	94	(42)	(131)	(223)	(354)
Notes payable	(16)	2	(14)	20	—	20
Total interest-bearing liabilities	$40	$(9)	$31	$(15)	$(555)	$(570)

Net increase in net interest income			$122			$208

Comparison of Operating Results for the Years Ended December 31, 2014 and December 31, 2013

General. Net income for the year ended December 31, 2014 was $5.1 million compared to net income of $6.1 million for the year ended December 31, 2013. For the year ended December 31, 2014, basic net income per share was $0.74 as compared with the 2013 reported basic net income per share of $0.88. The decrease in net income is primarily the result of a decrease in the change in fair value of trading securities and an increase in non-interest expenses, which were partially offset by an increase in net interest income, an increase in non-interest income and an increase in gain on sale of securities during 2014 as compared with 2013.

Interest and Dividend Income. Interest and dividend income increased by $153,000, or 0.7%, to $22.6 million for the year ended December 31, 2014 from $22.4 million for the year ended December 31, 2013. Interest and fees on loans decreased by $204,000 for the year ended December 31, 2014 as compared with the same period in 2013. Interest and dividend income on mortgage-backed and other investment securities increased $350,000 to $7.6 million for the year ended December 31, 2014 from $7.3 million for the year ended December 31, 2013. Interest income earned on federal funds sold increased $7,000 during 2014 as compared with the year ended December 31, 2013.

The decrease in income on loans resulted from a decrease of 34 basis points in the average yield on loans to 4.29% from 4.63%, partially offset by an increase of $21.0 million in the average balance of loans to $348.1 million in 2014 from $327.1 million in 2013. As of December 31, 2014, residential real estate loans including loans held for sale totaled $122.7 million, an increase of $4.2 million from December 31, 2013. During 2014, the Bank continued to retain for portfolio a portion of fixed-rate one-to-four family residential mortgages with maturities of less than 15 years as compared to prior years where substantially all fixed-rate one-to-four family loans had been sold. During 2014, a total of $7.2 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial real estate loans increased $3.1 million to $93.4 million at December 31, 2014 from $90.3 million at December 31, 2013. Commercial loans increased $2.8 million to $53.7 million at December 31, 2014 from $50.9 million at December 31, 2013. Consumer loans increased $21.7 million to $100.0 million at December 31, 2014 from $78.3 million at December 31, 2013. At December 31, 2014, total loans receivable including loans held for sale were $369.9 million as compared with $337.8 million at December 31, 2013, an increase of 9.5%. The decrease in the yield on loans reflects the continued lower market interest rates during 2014 and 2013.

The increase in interest income from investment and mortgage-backed securities was the result of an increase of $30.8 million in the average balance of investment and mortgage-backed securities to $292.0 million in 2014 from $261.2 million in 2013, partially offset by a decrease of 14 basis points in the average yield earned to 2.57% from 2.71%. The increase in the average balance on investment and mortgage-backed securities is the result of an increase in municipal deposits requiring collateralization.
Interest income on federal funds sold increased as a result of an increase in the average balance of federal funds sold of $9.1 million, to $28.8 million during the 2014 period as compared with $19.7 million during 2013.
Income from equity securities decreased $73,000 due to a decrease in the average yield of 199 basis points to 1.79% in 2014 from 3.78% in 2013 partially offset by an increase in the average balance of equity securities of $855,000 to $5.3 million in 2014 from $4.4 million in 2013. The increase in average balance is due to the increase in the fair value of the equity securities during the first part of 2014.
Interest Expense. Interest expense increased $31,000, or 1.2%, to $2.6 million for the year ended December 31, 2014 from $2.6 million for the year ended December 31, 2013. The increase in interest expense was primarily due to an increase in interest paid on deposits accounts during 2014 of $87,000, increasing to $2.6 million during 2014 compared with $2.5 million during 2013. Offsetting this increase was a decrease in borrowing expense (exclusive of interest on notes payable) of $42,000, decreasing to $35,000 during 2014 compared with $77,000 during 2013.
The increase in interest expense paid on deposits was due to an increase in the average balance of deposits. Core deposits, comprised of money market accounts, savings accounts and interest-bearing checking accounts, experienced an increase in the average balance of $56.4 million, or 14.9%, to $436.1 million at an average cost of 0.28% during 2014 from $379.7 million at an average cost of 0.26% during 2013. During the same period, the average balance of time deposits increased $888,000 or 0.6%, to $142.2 million in 2014 from $141.3 million during 2014 and the average rate paid on time deposits decreased 9 basis points.
The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in 2014 to $796,000 as compared with $3.9 million during 2013. The average rate paid on borrowings increased by 242 basis points to 4.40% for the 2014 period.
Provision for Loan Losses. Provision for loan losses remained consistent at $500,000 for the years ended December 31, 2014 and December 31, 2013. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard, or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

The consistent provision from 2013 to 2014 reflects changes in loan balances as well as changes in asset quality. Non-performing loans have decreased during the year ended December 31, 2014, totaling $306,000 or approximately 0.0% of total assets at December 31, 2014 compared with $529,000 or 0.1% of total assets at December 31, 2013. Net charge-off activity for the year ended December 31, 2014 was $108,000 as compared with $166,000 in net charge-offs during 2013.

Loans individually evaluated for impairment at December 31, 2014 totaled $1.5 million and had an allocated allowance for loan loss reserve of $136,000. Loans individually evaluated for impairment at December 31, 2013 totaled $1.4 million and had an allocated allowance for loan loss reserve of $82,000. The increase in loans individually evaluated for impairment in 2014 related to loans considered to be troubled debt restructurings during 2014 and an impaired commercial credit. Criticized loans totaled $11.8 million at December 31, 2014 compared to $5.3 million at December 31, 2013. In addition, loans receivable increased $32.0 million during 2014 of which $17.6 million represented an increase in auto and recreational vehicle indirect loans which historically have higher charge-off balances associated with them. The balance of the allowance for loan losses was $3.5 million or 0.95% of loans receivable at December 31, 2014 compared with $3.1 million or 0.93% of loans receivable at December 31, 2013.

Non-interest Income. Non-interest income increased by $2.9 million, or 9.9%, to $32.1 million for the year ended December 31, 2014 from $29.2 million for the year ended December 31, 2013.
Commissions and fees on sales of non-banking products increased $2.4 million, or 9.9%, to $26.6 million during 2014 as compared with $24.2 million during 2013. The increase in non-banking revenue is primarily due to increased sales volume and a high level of account revenue retention from the prior year.
Deposit account service fees increased $32,000, or 1.1%, to $2.8 million during 2014 as compared with $2.8 million during 2013. Changes in account features and the increase in deposit accounts have resulted in the increase in deposit account service fee revenue.
We experienced a decrease in income from the sale and servicing of fixed-rate residential real estate loans. Such income decreased to $489,000 during 2014 compared with $690,000 during 2013. The decrease is primarily the result of a decrease in the profit on sales of loans in 2014 as compared with 2013 due to a decrease in loan sale volume.
Change in fair value of investments. We have identified the preferred and common equity securities we hold in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the year ended December 31, 2014 the market value of our trading securities decreased $1.2 million as compared with an increase of $1.9 million during 2013. The decrease during 2014 and the increase during 2013 are both primarily reflective of the change in fair value of the Freddie Mac preferred stock we own.
Net investment Gains. Net investment gains for the year ended December 31, 2014 were $2.5 million as compared to net investment gains of $484,000 during 2013. During 2014, we sold our remaining two trust preferred securities in our portfolio and realized a gain on sale of $2.0 million. During 2013, we sold/liquidated seven of our trust preferred securities and realized a net gain of $92,400.
Non-interest Expense. Non-interest expense increased by $3.8 million or 9.0% to $46.2 million for the year ended December 31, 2014 from $42.4 million for the year ended December 31, 2013. The increase was primarily the result of recording a non-cash pension expense of $1.7 million recognized in connection with the Bank's termination and full distribution of a defined benefit pension plan that was frozen in 2004. At plan termination, the defined benefit pension plan had $4.2 million in plan assets used to substantially satisfy $4.3 million in plan obligations.
Salaries, wages and other compensation paid to our employees during 2014 was $30.8 million, an increase of $3.3 million, or 12.0%, as compared with compensation expense of $27.5 million during 2013. The increase in compensation expense was primarily the result of recording a non-cash pension expense of $1.7 million as previously discussed as well as the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in commissions paid and employee benefit expense.
Building occupancy and equipment expense increased $153,000, or 2.9%, to $5.3 million for the year ended December 31, 2014 as compared to $5.2 million during 2013.
Other non-interest expense increased $325,000, or 3.4%, to $10.0 million for the year ended December 31, 2014 as compared to $9.7 million during 2013. The increase in other non-interest expense was primarily the result of organizational and transition expenses incurred throughout the year of 2014 for the creation of the broker-dealer subsidiary approved by FINRA and the SEC in April 2014.
Provision for Income Taxes. Provision for income taxes was $1.5 million for the year ended December 31, 2014, a decrease of $995,000 from the 2013 income tax provision recorded of $2.5 million. The decrease in income tax provision reflects the decrease in pre-tax income for 2014 as compared to 2013 as well as a decrease in the effective tax rate for the 2014 period. The lower effective tax rate was due to changes in the Bank’s tax exempt and tax preferred investment income and overall tax rate in effect for the year. The Company's effective tax rate was 22.2% for 2014 as compared with an effective tax rate of 28.8% for 2013.

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

The increase in income on loans resulted from an increase of $30.9 million in the average balance of loans to $327.1 million in 2013 from $296.2 million in 2012 partially offset by a decrease of 48 basis points in the average yield on loans to 4.63% from 5.11%. As of December 31, 2013, residential real estate loans including loans held for sale totaled $118.5 million, an increase of $13.2 million from December 31, 2012. During 2013, the Bank continued to retain a portion of fixed-rate one-to-four family residential mortgages with maturities less than 15 years. During 2013, a total of $12.4 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial real estate loans increased $6.2 million to $90.3 million at December 31, 2013 from $84.1 million at December 31, 2012. Commercial loans increased $3.4 million to $50.9 million at December 31, 2013 from $47.5 million at December 31, 2012. At December 31, 2013, total loans receivable including loans held for sale were $337.8 million as compared with $313.6 million at December 31, 2012, an increase of 7.7%. The decrease in the yield on loans reflects the continued lower market interest rates during 2013 and 2012, not withstanding the origination of higher yielding commercial loans.

The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of 12 basis points in the average yield earned to 2.71% from 2.83% partially offset by an increase of $4.3 million in the average balance of investment and mortgage-backed securities to $261.2 million in 2013 from $256.9 million in 2012. The increase in the average balance on investment and mortgage-backed securities is the result of an increase in municipal deposits requiring collateralization.
Interest income on federal funds sold decreased as a result of a decrease of 1 basis point in the average yield in addition to a decrease in the average balance of federal funds sold of $2.5 million to $19.7 million during the 2013 period as compared with $22.2 million in 2012.
Income from equity securities decreased $176,000 due to a decrease in the average yield of 118 basis points to 3.78% in 2013 from 4.96% in 2012. The average balance of equity securities decreased $2.5 million to $4.4 million in 2013 from $6.9 million in 2012 reflecting the sale of securities during the year.
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
Provision for Loan Losses. Provision for loan losses decreased $240,000, or 32.4%, to $500,000 for the year ended December 31, 2013 as compared with a provision of $740,000 for the year ended December 31, 2012. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

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
Other non-interest expense increased $1.3 million, or 15.5%, to $9.7 million for the year ended December 31, 2013 as compared to $8.4 million during 2012. The increase in other non-interest expense was primarily the result of the previously announced acquisition of a Schenectady, New York based insurance agency and organizational expenses incurred throughout the year of 2013 for the creation of the broker-dealer subsidiary expected to be operational in early 2014.
Provision for Income Taxes. Provision for income taxes was $2.5 million for the year ended December 31, 2013, an increase of $361,000 from the 2012 income tax provision recorded of $2.1 million. The increase in income tax provision reflects the increase in pre-tax income for 2013 as compared to 2012 as well as an increase in the effective tax rate for the 2013 period. The higher effective tax rate was due to changes in the Bank’s tax exempt and tax preferred investment income and overall tax rate in effect for the year. The Company's effective tax rate was 28.8% for 2013 as compared with an effective tax rate of 26.7% for 2012.
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
As of December 31, 2014, $129.4 million of securities were considered held-to-maturity and are carried at amortized cost on our statement of condition. Securities available-for-sale were $176.3 million at December 31, 2014 and are recorded at current market value on our statement of condition. Unrealized gains or losses, net of the deferred tax effect, are reported in other comprehensive income as a separate component of stockholders’ equity. Recorded values are based on prices obtained from nationally recognized resources or securities dealer’s valuations. We conduct a quarterly review and evaluation of the securities portfolios to determine if any declines in fair value are other than temporary. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management will also assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. Securities in which the fair value option has been elected, which include both common and preferred equity securities, are classified as trading assets and are recorded at fair value on our statement of condition. Changes in fair value are included in earnings.
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
Interest Rate Risk. We have used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of adjustable-rate commercial mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed-rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify our sources of revenue, particularly non-interest income and (iv) managing our investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but improves our position for increases in market interest rates and better matches the maturities of our certificate of deposit accounts. Certificates of deposit that mature in one year or less at December 31, 2014 totaled $99.1 million, or 16.4% of total interest-bearing liabilities, of which $12.8 million represents municipal deposits. There were no borrowed funds that mature in one year or less at December 31, 2014. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

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

The following sets forth our net interest income and NPV as of December 31, 2014.

Change in Interest Rates In Basis Points (Rate Shock)	Net Interest Income			Net Portfolio Value
	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
	(Dollars in thousands)
+500	$16,422	$(3,500)	(17.57)%	$84,185	$(35,005)	(29.37)%
+400	$18,073	$(1,849)	(9.28)%	$93,221	$(25,969)	(21.79)%
+300	$19,283	$(639)	(3.21)%	$103,160	$(16,030)	(13.45)%
+200	$20,028	$106	0.53%	$111,969	$(7,221)	(6.06)%
+100	$20,257	$335	1.68%	$118,908	$(282)	(0.24)%
Static	$19,922	$—	—%	$119,190	$—	—%
-100	$18,818	$(1,104)	(5.54)%	$130,129	$10,939	9.18%

The following sets forth our net interest income and NPV as of December 31, 2013.

Change in Interest Rates In Basis Points (Rate Shock)	Net Interest Income			Net Portfolio Value
	Dollar Amount	Dollar Change	Percent Change	Dollar Amount	Dollar Change	Percent Change
	(Dollars in thousands)
+500	$16,735	$(3,065)	(15.48)%	$23,678	$(54,391)	(69.67)%
+400	$18,279	$(1,521)	(7.68)%	$34,288	$(43,781)	(56.08)%
+300	$19,388	$(412)	(2.08)%	$45,951	$(32,118)	(41.14)%
+200	$20,038	$238	1.20%	$62,225	$(15,844)	(20.29)%
+100	$20,137	$337	1.70%	$73,467	$(4,602)	(5.89)%
Static	$19,800	$—	—%	$78,069	$—	—%
-100	$19,059	$(741)	(3.74)%	$87,516	$9,447	12.10%

As of December 31, 2014, a 200 basis point increase in market interest rates was estimated to have a positive impact of 0.53% on net interest income during 2015 while a 300 basis point increase in rates would have a negative impact of 3.21% on net interest income during 2015. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

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
Liquidity management is both a short-term and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and (vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2014, cash and interest-earning deposits totaled $31.1 million, or 3.9% of total assets.
If Oneida Savings Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. Oneida Savings Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2014, Oneida Savings Bank had available $92.6 million of overnight borrowing capacity with the Federal Home Loan Bank of which none was outstanding at December 31, 2014. In addition, we can utilize investment and mortgage-backed securities as collateral for repurchase agreements. We also maintain lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2014 we had approximately $20.0 million available to us under these borrowing arrangements.
We must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2014, we had outstanding commitments to originate loans of $85.0 million. We anticipate that we will have sufficient funds to meet current loan commitments.
Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2014, totaled $99.1 million of which $12.8 million represent municipal deposits. Based upon our experience and current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank. Deposits less than $250,000 totaled $426.6 million at December 31, 2014.

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
Based on the foregoing, Oneida Savings Bank is currently classified as a “well capitalized” savings institution. The following table sets forth information regarding Oneida Savings Bank’s capital levels as of December 31, 2014.

	Minimum Required	To Be Well Capitalized Under Prompt Corrective Action Provisions	Actual
Tier I Capital to Average Assets	4%	5%	9.36%
Tier I Capital to Risk-Weighted Assets	4%	6%	15.77%
Total Capital to Risk-Weighted Assets	8%	10%	16.54%

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. We have various financial obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents as of December 31, 2014, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

(Dollars in thousands)		Payments Due In
Contractual Obligation	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Certificates of Deposit	9	$99,054	$31,754	$15,100	—	$145,908
Borrowings	10	$—	—	—	—	$—

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

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2014. Further discussion of these commitments and off-balance sheet arrangements is included in Note 15 to the consolidated financial statements.

Commitments to extend credit:	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
	(In thousands)
Commercial real estate and commercial business	$49,766	$703	$—	$177	$50,646
Residential real estate	3,579	—	—	—	3,579
Revolving home equity lines	1,509	2,196	5,158	13,177	22,040
Consumer revolving credit	8	8	168	1,017	1,201
Standby letters of credit	7,557	—	—	—	7,557

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

Market for Common Stock. The Company’s common stock commenced trading on the NASDAQ Global Market on July 7, 2010, following the completion of the conversion and offering. Prior to that date, the common stock of old Oneida Financial Corp., the Company’s predecessor, had traded on the NASDAQ Capital Market since December 30, 1998. The table below provides information on the high and low trading prices of the common stock for the periods indicated, as reported on the NASDAQ Global Market, as well as the dividends paid during such periods. All per share amounts prior to the completion of the conversion are adjusted to reflect the 0.9136 exchange ratio used in the conversion. The Company’s common stock is traded on the NASDAQ Global Market under the symbol “ONFC”.

	Price Per Share		Cash
2014	High	Low	Dividend Per Share

Fourth quarter	$13.42	$12.50	$0.12
Third quarter	13.85	12.48	0.12
Second quarter	13.77	12.12	0.12
First quarter	12.75	11.51	0.12

2013

Fourth quarter	$13.40	$12.50	$0.12
Third quarter	16.32	12.46	0.12
Second quarter	13.88	11.62	0.12
First quarter	12.90	10.75	0.12

As of December 31, 2014, there were 7,025,444 shares of the Company’s common stock issued and approximately 1,261 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

The Board of Directors of the Company declared four quarterly cash dividends during the year ended December 31, 2014. The table above represents the payment of the cash dividends. The Board will review the dividend regularly and expects to maintain a regular quarterly dividend in the future, dependent upon the Company’s earnings, financial condition and other factors. The Company relies in part on dividends from the Bank to fund the payment of dividends to Company stockholders. See Note 16 of the consolidated financial statements for a discussion of restrictions on the Bank’s ability to pay dividends.

Stock Performance Graph. Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning December 31, 2009, as reported by the Nasdaq Market, through December 31, 2014, (b) the cumulative total return on stocks included in the S&P 500 Index over such period, (c) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (d) the cumulative total return of publicly traded thrifts or thrift holding companies located in the Mid-Atlantic Region over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100. The graph reflects stock price information for the Company since July 7, 2010, and for the Company’s predecessor prior to that date, and reflects the impact of the exchange ratio used in the conversion for the period prior to July 7, 2010.

	Period Ending
Index	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014
Oneida Financial Corp.	100.00	85.92	108.27	127.14	157.14	167.38
S&P 500	100.00	112.78	112.78	127.90	165.76	184.64
SNL Mid-Atlantic U.S. Thrifts	100.00	110.29	81.71	94.13	118.37	121.12
Nasdaq Bank Index	100.00	111.89	97.98	113.45	157.59	162.07
Assuming an initial investment in the Common Stock of Oneida Financial Corp. of $100.00 at December 31, 2009, the cumulative total value with dividends reinvested would be $167.38 at December 31, 2014.